                                                Filed Pursuant To Rule 424(b)(3)
                                                Registration No. 333-63593

PROSPECTUS
UP TO 4,443,600 SHARES OF COMMON STOCK
                                                         PROVIDENT BANCORP, INC.
                                                             400 RELLA BOULEVARD
                                                     MONTEBELLO, NEW YORK, 10901

================================================================================
     Provident Bancorp, Inc., a federal corporation, is offering for sale up to 3,864,000 shares, or 46.7% of its to-be outstanding common stock, in connection with the mutual holding company reorganization of Provident Bank. Provident Bancorp, Inc. will issue the remaining 53.3% of its to-be outstanding common stock to Provident Bancorp, MHC, a federal mutual holding company. The shares of common stock of Provident Bancorp, Inc. are being offered to the public under the terms of a plan of reorganization that must be approved by members of Provident Bank. Because the names of Provident Bank, Provident Bancorp, Inc. and Provident Bancorp, MHC are so similar, we will refer to Provident Bank as the "Bank," we will refer to Provident Bancorp, Inc. as the "Company," and we will refer to Provident Bancorp, MHC as the "Mutual Holding Company."
================================================================================

                                OFFERING TERMS

     An independent appraiser has estimated that as of November 12, 1998, the market value of the Company after giving effect to the reorganization and offering is between $61,200,000 and $82,800,000. Based on the valuation, the Company will issue between 6,120,000 and 8,280,000 shares of its common stock in the reorganization. The Company intends to sell 46.7% of these shares, or between 2,856,000 and 3,864,000 shares, to the public, and issue 53.3% of these shares, or between 3,264,000 and 4,416,000 shares, to the Mutual Holding Company. The Company may increase the shares issued in the reorganization to up to 9,522,000 shares. If the Company increases the shares issued in the reorganization it will also increase the shares it sells in the offering to up to 4,443,600 shares. The number of shares to be issued is subject to approval of the Office of Thrift Supervision. Based on these estimates, the Company is making the following offering of shares of common stock:

                                                                  Adjusted
                            Minimum      Midpoint     Maximum      Maximum
                          -----------  -----------  -----------  -----------

 . Price per share         $     10.00  $     10.00  $     10.00  $     10.00
 . Number of shares          2,856,000    3,360,000    3,864,000    4,443,600
 . Offering expenses       $ 1,250,000  $ 1,250,000  $ 1,250,000  $ 1,250,000
 . Net proceeds            $27,310,000  $32,350,000  $37,390,000  $43,186,000
 . Net proceeds per share  $      9.56  $      9.63  $      9.68  $      9.72

     PLEASE REFER TO RISK FACTORS BEGINNING ON PAGE 21 OF THIS DOCUMENT. THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY. NEITHER THE SECURITIES AND EXCHANGE COMMISSION, THE OFFICE OF THRIFT SUPERVISION, THE FEDERAL DEPOSIT INSURANCE CORPORATION, NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Ryan, Beck & Co., Inc. will use its best efforts to assist in selling at least the minimum number of shares, but does not guarantee that this number will be sold. All funds received from subscribers will be held in an interest-bearing savings account at the Bank until the completion or termination of the offering. The Company has applied to have the common stock quoted on the Nasdaq National Market under the symbol "PBCP."

     For information on how to subscribe, call the Stock Information Center at
(914) 369-8550.

                            RYAN, BECK & CO., INC.

                      Prospectus dated November 12, 1998

[MAP OF ROCKLAND COUNTY, NEW YORK, INCLUDING HOME OFFICE AND BRANCH OFFICES OF
                            PROVIDENT BANK AND LIST
                    OF THESE OFFICES AND STREET ADDRESSES]

                               TABLE OF CONTENTS

                                                                     PAGE
                                                                     ----
QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION AND STOCK OFFERING....  4
SUMMARY AND OVERVIEW.................................................  7
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA....................... 14
RECENT DEVELOPMENTS.................................................. 16
RISK FACTORS......................................................... 21
PROVIDENT BANCORP, MHC............................................... 26
PROVIDENT BANCORP, INC............................................... 27
PROVIDENT BANK....................................................... 27
REGULATORY CAPITAL COMPLIANCE........................................ 28
USE OF PROCEEDS...................................................... 29
DIVIDEND POLICY...................................................... 30
MARKET FOR THE COMMON STOCK.......................................... 31
CAPITALIZATION....................................................... 31
PRO FORMA DATA....................................................... 32
PROPOSED PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS............... 39
THE REORGANIZATION AND OFFERING...................................... 40
PROVIDENT BANK CONSOLIDATED STATEMENTS OF INCOME..................... 53
MANAGEMENT'S DISCUSSION AND ANALYSIS
     OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS................ 54
BUSINESS OF PROVIDENT BANCORP, INC................................... 70
BUSINESS OF PROVIDENT BANK........................................... 71
TAXATION............................................................. 98
REGULATION...........................................................100
MANAGEMENT OF THE COMPANY............................................106
MANAGEMENT OF THE BANK...............................................108
RESTRICTIONS ON ACQUISITION OF THE COMPANY...........................118
DESCRIPTION OF CAPITAL STOCK OF THE COMPANY..........................120
TRANSFER AGENT AND REGISTRAR.........................................121
LEGAL AND TAX MATTERS................................................121
CHANGE IN ACCOUNTANTS................................................121
EXPERTS..............................................................122
ADDITIONAL INFORMATION...............................................122
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...........................F-1
GLOSSARY.............................................................G-1

     This document contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 21 of this Prospectus.

       QUESTIONS AND ANSWERS ABOUT THE REORGANIZATION AND STOCK OFFERING

Q:   WHAT IS THE PURPOSE OF THE REORGANIZATION AND STOCK OFFERING?

A: We are selling shares of common stock so that we can raise capital to grow and compete more effectively, and so that our customers, employees, management and directors may obtain an equity ownership in the Company. You may also have the opportunity to subscribe for stock. Stockholders of the Company will share indirectly in the future earnings and growth of our Bank. The offering will increase our capital for lending and investment activities. This will better enable us to continue the expansion of our retail banking franchise and product lines and to diversify operations. Moreover, the capital raised in the offering may be used to acquire new branch offices or other financial institutions. Also, as a stock bank operating through a holding company structure, we will improve our future access to the capital markets.

Q: WHY IS THE BANK FORMING A TWO-TIER MUTUAL HOLDING COMPANY AND CONDUCTING A MINORITY STOCK OFFERING INSTEAD OF UNDERGOING A STANDARD, OR FULL CONVERSION TO STOCK FORM?

A: The Bank is currently a well-capitalized financial institution with tangible capital equal to 7.3% of total assets at June 30, 1998. A savings institution that converts from the mutual to stock form of organization using the mutual holding company structure sells less than half of its shares to the public at the time of the reorganization, and, as a result, raises less than half the capital that would be raised in a standard conversion. Management believes that the proceeds from the offering will provide the Bank with sufficient capital to implement its business strategy, and that at the present time the Bank would not have a use for the additional capital that would be raised if all shares were sold.

     In addition, because Office of Thrift Supervision regulations and policy generally prohibit the sale of a savings association in the mutual holding company structure, the reorganization and offering will permit the Bank to achieve the benefits of the stock form of organization without the threat of a change of control, which may occur following a standard conversion from mutual to stock form.

Q:   WHO WILL BE THE MINORITY STOCKHOLDERS OF THE COMPANY?

A: All persons who purchase common stock in the offering, including the employee stock ownership plan the Bank is adopting in connection with the reorganization, will be minority stockholders of the Company, and will own 46.7% of the Company's outstanding common stock upon completion of the offering. The Mutual Holding Company will initially own 53.3% of the Company's common stock, and will remain the majority stockholder of the Company as long as the Mutual Holding Company remains in existence.

Q:   HOW DO I ORDER THE STOCK?

A: You must complete and return the stock order form to us together with your payment, so that we receive it on or before 12:00 noon, New York time, on December 17, 1998.

Q:   WHO WILL BE PERMITTED TO PURCHASE STOCK?

A: The stock is being offered for sale in the following order of priority in a subscription offering:

     . Persons who had aggregate deposit accounts of at least $50 with the Bank on December 31, 1996 ("Eligible Account Holders"). Any remaining shares will be offered to:

     . The Bank's tax-qualified employee plans. Any remaining shares will be offered to:

     . Persons other than Eligible Account Holders who had aggregate deposit accounts of at least $50 with the Bank on September 30, 1998 ("Supplemental Eligible Account Holders"). Any remaining shares will be offered to:

     . Depositors of the Bank as of October 30, 1998 (the "Voting Record Date") and borrowers of the Bank as of July 9, 1998 whose borrowings remained outstanding as of the Voting Record Date, who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members"). Any remaining shares will be offered to:

     .    Employees, officers and directors of the Bank.

     If the above persons do not subscribe for all of the shares, the remaining shares may be offered in a community offering to certain members of the general public, with preference given to natural persons residing in Rockland County, New York.

Q:   HOW MUCH STOCK MAY I ORDER?

A: The minimum number of shares that may be purchased is 25 shares. No Eligible Account Holder, Supplemental Eligible Account Holder or Other Member may, in their capacities as such, purchase more than 20,000 shares (or $200,000) of common stock. No person, together with associates of and persons acting in concert with such person, may purchase in the community offering more than 20,000 shares (or $200,000) of common stock. No person, together with associates of and persons acting in concert with such person, may purchase in the offering more than 40,000 shares (or $400,000) of common stock. However, both of these purchase limitations may be increased or decreased at the sole discretion of the Company and the Bank, provided that the overall purchase limitation may not be reduced below 1% of the shares issued in the offering.

Q:   WHAT HAPPENS IF THERE ARE NOT ENOUGH SHARES TO FILL ALL ORDERS?

A: If the offering is oversubscribed, we will allocate shares based on the purchase priorities described above that are contained in the plan of reorganization and stock issuance plan. These purchase priorities are in accordance with regulations of the Office of Thrift Supervision. If the offering is oversubscribed in a particular category of the offering, then shares will be allocated among all subscribers in that category based on a formula that is described in detail in "The Reorganization and Offering." The categories are described above.

Q: AS A DEPOSITOR OR BORROWER OF THE BANK, WHAT WILL HAPPEN IF I DO NOT ORDER ANY COMMON STOCK?

A: You are not required to purchase common stock. Your deposit accounts, certificate accounts and any loans you may have with the Bank will not be affected by the reorganization.

Q:   HOW DO I DECIDE WHETHER TO BUY STOCK IN THE OFFERING?

A: In order to make an informed investment decision, you should read this entire Prospectus, including the section titled "Risk Factors."


Q:   WHO CAN HELP ANSWER ANY QUESTIONS I MAY HAVE ABOUT THE OFFERING?

     Many of your questions will be answered by the Question and Answer Brochure that accompanies this Prospectus. If you have additional questions about the offering, you may contact:

                            STOCK INFORMATION CENTER
                                 PROVIDENT BANK
                                 (914) 369-8550

     SELLING OR ASSIGNING YOUR SUBSCRIPTION RIGHTS IS ILLEGAL. ALL PERSONS EXERCISING THEIR SUBSCRIPTION RIGHTS WILL BE REQUIRED TO CERTIFY THAT THEY ARE PURCHASING SHARES SOLELY FOR THEIR OWN ACCOUNT AND THAT THEY HAVE NO AGREEMENT OR UNDERSTANDING REGARDING THE SALE OR TRANSFER OF SUCH SHARES. THE COMPANY AND THE BANK INTEND TO PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS. ORDERS KNOWN TO INVOLVE THE TRANSFER OF SUBSCRIPTION RIGHTS WILL NOT BE HONORED. IN ADDITION, PERSONS WHO VIOLATE THE PURCHASE LIMITATIONS MAY BE SUBJECT TO SANCTIONS AND PENALTIES IMPOSED BY THE OFFICE OF THRIFT SUPERVISION.

                             SUMMARY AND OVERVIEW

     This summary highlights selected information from this Prospectus and does not contain all the information that you need to know before making an informed investment decision. To understand the offering fully, you should read the entire Prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of the Bank. Certain financial information contained in the Prospectus has been derived from the audited and unaudited consolidated financial statements of the Bank.

     You should note as you read this Prospectus that at times capitalized terms are used. These capitalized terms are generally defined in the glossary that is at the end of this Prospectus. Defined terms are used to help you differentiate between the various components of the transaction, to simplify the discussion and to avoid unnecessary repetition by not having to define or describe a term each time it is used. For example, to avoid confusion, all of the steps that are part of the transactions described in this Prospectus are referred to as the "Reorganization," and the offer and sale of 46.7% of the Company's common stock is referred to as the "Offering." To further assist you in reading this Prospectus, in addition to the glossary, each term defined in the glossary may also be defined the first time that it is used in the Prospectus.

THE COMPANIES

                             Provident Bancorp, MHC
                              400 Rella Boulevard
                           Montebello, New York 10901
                                 (914) 369-8040

      The Mutual Holding Company is not currently an operating company and has not engaged in any business to date. Upon completion of the Reorganization, the Mutual Holding Company will be chartered under Federal law and will own 53.3% of the outstanding common stock of the Company. The Mutual Holding Company is not expected to engage in any business activities other than owning the Common Stock of the Company. So long as the Mutual Holding Company exists, it will own at least a majority of the Company's voting stock. Following completion of the Reorganization, persons who were members of the Bank will become members of the Mutual Holding Company so long as their existing borrowings from the Bank remain outstanding or they continue to maintain a deposit account with the Bank.

                            Provident Bancorp, Inc.
                              400 Rella Boulevard
                           Montebello, New York 10901
                                 (914) 369-8040

     The Company is not currently an operating company and has not engaged in any business to date. After the Reorganization, the Company will own all of the Bank's common stock. Purchasers in the Offering will own 46.7% of the Company's common stock and the Mutual Holding Company will own 53.3% of the Company's common stock. Although these percentages may change in the future, the Mutual Holding Company must always own a majority of the Company's Common Stock as long as the Mutual Holding Company remains in existence. The holding company structure will provide the Company greater flexibility in terms of operations, expansion and diversification.

                                 Provident Bank
                              400 Rella Boulevard
                           Montebello, New York 10901
                                 (914) 369-8040


     The Bank is a community bank that offers financial services to individuals, families and businesses primarily in Rockland County, New York and communities in contiguous counties. The Bank is engaged primarily in the business of offering various Federal Deposit Insurance Corporation ("FDIC") insured savings and demand deposits to individual and business customers through eleven full-service offices, and using those deposits, together with funds generated from operations and borrowings, to make one- to four-family residential and commercial real estate loans, consumer loans, construction and land loans, commercial business loans, and multi-family residential loans. The Bank also invests its funds in mortgage-backed securities and investment securities. At June 30, 1998, the Bank had total assets of $679.1 million, total deposits of $580.1 million and total equity of $53.9 million. See pages 71 to 98.

THE REORGANIZATION AND OFFERING

     The Reorganization and Offering involve a number of steps, including the following:

     . The Bank will establish the Company and the Mutual Holding Company, neither of which will have any assets prior to the completion of the Reorganization.

     . The Bank will convert from the mutual form of organization to the capital stock form of organization and issue 100% of its outstanding capital stock to the Company.

     . The Company will issue between 6,120,000 and 8,280,000 shares of its common stock, par value $0.10 per share (the "Common Stock"), in the Reorganization; 53.3% of these shares (or between 3,264,000 shares and 4,416,000 shares) will be issued to the Mutual Holding Company, and 46.7% (or between 2,856,000 shares and 3,864,000 shares) will be offered for sale in the Offering.

     . Membership interests that depositors and certain borrowers had in the Bank will become membership interests in the Mutual Holding Company. As a result, former members of the Bank who controlled 100% of the votes eligible to be cast by the Bank's members prior to the Reorganization will control 100% of the votes eligible to be cast by members of the Mutual Holding Company immediately after the Reorganization and, through the Mutual Holding Company, will control 53.3% of the votes eligible to be cast by the Company's stockholders immediately following the Reorganization.

DESCRIPTION OF THE MUTUAL HOLDING COMPANY STRUCTURE

     Following completion of the Reorganization, the corporate structure of the Bank will be as follows:

                                                     --------------------
              ----------------------                 |     Minority     |
              | Provident Bancorp, |                 |   Stockholders   |
              |       MHC          |                 | (Including ESOP) |
              ----------------------                 --------------------
                       | 53.3% of                            | 46.7% of
                       | the                                 | the
                       | Common                              | Common
                       | Stock                               | Stock
              -----------------------------------------------------------
              |                                                         |
              |                    Provident Bancorp, Inc.              |
              |                                                         |
              -----------------------------------------------------------
                                          |  100% of the
                                          | Bank's common
                                          |     stock
                                          |
              -----------------------------------------------------------
              |                                                         |
              |                     Provident Bank                      |
              |                                                         |
              -----------------------------------------------------------


     The mutual holding company structure differs in significant respects from the holding company structure that is used in a standard mutual-to-stock conversion. In a standard conversion, a converting mutual institution or its newly-formed holding company sells 100% of its common stock in a stock offering. A savings institution that converts from the mutual to stock form of organization using the mutual holding company structure sells less than half of its shares at the time of its reorganization and stock offering. By doing so, a converting institution using the mutual holding company structure will raise less than half the capital that it would have raised in a standard mutual- to-stock conversion. The Company is selling 46.7% of its Common Stock in the Offering. This will enable the Company to issue authorized but unissued shares of Common Stock, or treasury stock, to finance the acquisition of other financial institutions in stock-for-stock acquisitions, while still remaining in the mutual holding company structure. The Company has no current plans, understandings or agreements regarding any acquisition or merger, and such transactions would be subject to regulatory approval. The shares that are issued to the Mutual Holding Company may be subsequently sold to the Bank's customers in an incremental stock offering or if the Mutual Holding Company converts from the mutual to the stock form of organization. See "Conversion of the Mutual Holding Company to the Stock Form of Organization."

     In addition, because Office of Thrift Supervision ("OTS") regulations and policy generally prohibit the sale of a savings institution in the mutual holding company structure, management believes that the Reorganization and Offering will permit the Bank to achieve the benefits of a stock company without the threat of a change of control that may occur following a standard conversion from mutual to stock form.

     Because the Mutual Holding Company is a mutual corporation, its actions will not necessarily always be in the best interests of other stockholders ("Minority Stockholders"). In making business decisions, the Mutual Holding Company's Board of Directors will consider a variety of constituencies, including the customers and employees of the Bank, and the communities in which the Bank operates. As the majority stockholder of the Company, the Mutual Holding Company is also interested in the continued success and profitability of the Bank and the Company. Consequently, the Mutual Holding Company will act in a manner that furthers the general interest of all of its constituencies, including, but not limited to, the interests of the minority stockholders of the Company. The Mutual Holding Company believes that the interests of the stockholders of the Company, and those of the Mutual Holding

Company's other constituencies, are in many circumstances the same, such as the ongoing profitability of the Company and the Bank and continued service to the communities in which the Bank operates.

THE STOCK OFFERING

     The Company is offering for sale between 2,856,000 and 3,864,000 shares of its Common Stock at a price of $10.00 per share (the "Subscription Price"). The Offering may be increased to 4,443,600 shares without further notice to you if the estimated pro forma market value of the Common Stock (the "Independent Valuation") is increased as a result of changes in market or financial conditions prior to the completion of the Offering. The shares sold in the Offering will represent a minority ownership interest of 46.7% (the "Minority Ownership Interest") of the shares of Common Stock of the Company. The remaining 53.3% of the shares of Common Stock of the Company will be issued to the Mutual Holding Company.

STOCK PURCHASE PRIORITIES

     The Common Stock is being offered for sale in the following order of priority in a subscription offering (the "Subscription Offering"):

     (i) the Bank's Eligible Account Holders (holders of deposit accounts totaling $50 or more as of December 31, 1996);

     (ii) the Bank's tax-qualified employee benefit plans, including the ESOP, which intends to purchase 8% of the shares sold in the Offering (however, the ESOP shall have the first priority to purchase any Common Stock which is sold in excess of 3,864,000 shares);

     (iii) the Bank's Supplemental Eligible Account Holders (holders of deposit accounts totaling $50 or more as of September 30, 1998);

     (iv)   depositors of the Bank as of the Voting Record Date (October 30,
            1998), and borrowers of the Bank as of July 9, 1998 whose borrowings remain outstanding as of the Voting Record Date, who are not Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members"); and

     (v)    employees, officers and directors of the Bank.

     Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a community offering (the "Community Offering") and possibly a syndicated community offering (the "Syndicated Community Offering"). See pages 43 to 46. Ryan, Beck & Co., Inc. ("Ryan Beck") will assist in selling the Common Stock on a best efforts basis.

PROHIBITION ON TRANSFER OF SUBSCRIPTION RIGHTS

     Selling or assigning your subscription rights is illegal. If you exercise your subscription rights you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. The Company and the Bank intend to pursue any and all legal and equitable remedies in the event the Company and the Bank become aware of the transfer of subscription rights, and the Company and the Bank will not honor orders known to involve the transfer of such rights. In addition, persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the OTS. In order to maintain the appropriate stock purchase priorities, stock order forms submitted in the Subscription Offering must indicate the name of the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member, as the case may be.
Adding the name(s) of other persons who are not account holders, or were account holders at a later date, will result in a loss of your purchase priority.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

     RP Financial, LC., Arlington, Virginia, an appraisal firm independent of the Bank and experienced in appraisals of savings banks, has estimated that, in its opinion, as of November 12, 1998, the aggregate pro forma market value of the Company and the Bank ranged from $61.2 million to $82.8 million (the "Estimated Valuation Range") with a midpoint of $72.0 million. The Company is offering for sale 46.7% of its to-be outstanding Common Stock in the Offering, which, based on the Independent Valuation, ranged in value from $28.6 million to $38.6 million, with a midpoint of $33.6 million (the "Offering Range"). The Company is offering its Common Stock for sale at $10.00 per share, representing 2,856,000 shares and 3,864,000 shares at the minimum and maximum of the Offering Range, respectively, with a midpoint of 3,360,000 shares. The Independent Valuation was based in part upon the Bank's financial condition and operations and the effect of the additional capital raised by the sale of Common Stock in the Offering. In addition to the 2,856,000 to 3,864,000 shares to be sold in the Offering, between 3,264,000 and 4,416,000 shares will be issued to the Mutual Holding Company, which will own 53.3% of the outstanding shares of Common Stock. The Independent Valuation will be updated prior to the completion of the Offering. If the Independent Valuation increases, there will be a corresponding change in the total number of shares issued to the Mutual Holding Company in the Reorganization and sold to subscribers in the Offering, but the percentage of shares of the Company's Common Stock owned by the Mutual Holding Company and the Minority Stockholders will not materially change as a result of a change in the Independent Valuation. If the Independent Valuation increases by 15%, or up to $95.2 million, the number of shares sold in the Offering will, subject to OTS approval, increase to 4,443,600 shares and the number of shares issued to the Mutual Holding Company will increase to 5,078,400 shares. Prospective purchasers will be given the opportunity to change or withdraw their purchase orders only if the updated Independent Valuation is less than $61.2 million or more than $95.2 million, or if fewer than 2,856,000 shares or more than 4,443,600 shares are sold in the Offering. See pages 42 to 43.

TERMINATION OF THE OFFERING

     The Subscription Offering will terminate at 12:00 noon, New York time, on December 17, 1998, unless extended. The Community Offering may begin concurrently with, during or promptly after the Subscription Offering. The Community Offering and any Syndicated Community Offering may terminate at any time prior to February 1, 1999, or later if permitted by the OTS.

BENEFITS TO MANAGEMENT AND EMPLOYEES FROM THE OFFERING

     The Bank's full-time employees will be eligible to participate in the ESOP. The Company also intends to implement a stock recognition plan (the "Recognition Plan") and a stock option plan (the "Stock Option Plan") following completion of the Reorganization, which will benefit the Bank's and the Company's officers and directors. If the Recognition Plan is adopted, certain officers and directors will be awarded shares of Common Stock at no cost to them. However, the Recognition Plan and Stock Option Plan may not be adopted until at least six months after completion of the Reorganization and are subject to shareholder approval.

     The following table presents the dollar value of the shares to be granted pursuant to the proposed stock benefit plans and the percentage of the outstanding Common Stock which will be represented by these shares. The table assumes that (i) the ESOP purchases 8% of the shares sold in the Offering, and
(ii) a number of shares equal to 4% of the shares issued in the Offering are awarded pursuant to the Recognition Plan.

                                                      PERCENTAGE OF
                                     VALUE OF          OUTSTANDING
                                 SHARES GRANTED(1)    COMMON STOCK
                                 -----------------    -------------
BENEFIT PLANS:

     ESOP...............             $2,688,000           3.73%
     Recognition Plan...              1,344,000           1.87
     Stock Option Plan..                     --(2)        4.67
                                     ----------          -----
                                     $4,032,000          10.27%
                                     ==========          =====


-------------------------
(1) Assumes shares are granted at $10.00 per share and that shares are sold in the Offering at the midpoint of the Offering Range.
(2) Recipients of stock options realize value only in the event of an increase in the price of the Common Stock of the Company, in comparison to the grant or exercise price, following the date stock options are exercisable.
    Options to purchase 336,000 shares at the midpoint of the Offering Range may be granted if the Stock Option Plan is approved by shareholders.

     In addition to the current employment agreement with President and Chief Executive Officer George Strayton, following the Offering the Bank will also enter into employment agreements with certain officers of the Bank, which will provide for benefits and cash payments in the event of a change in control of the Company or the Bank. See "Management of the Bank--Executive Compensation-- Employment Agreements."

USE OF THE PROCEEDS RAISED FROM THE SALE OF COMMON STOCK

     The Company expects to use the net proceeds from the Offering as follows:

     . Between $20.3 million and $20.5 million (depending on how many shares are sold in the Offering) will be used to buy all the capital stock of the Bank.
     . Between $2.3 million and $3.6 million will be loaned to the ESOP to fund its purchase of Common Stock.
     . Between $1.1 million and $1.8 million will be used to fund the Recognition Plan's purchase of Common Stock.
     . Up to $17.3 million will be retained by the Company for general corporate purposes, and will be invested initially in short- and medium-term investments.

     The proceeds to be received by the Bank will be available for general corporate purposes including continued expansion of the retail banking franchise through new branch openings or acquisitions, continued growth in the loan portfolio, and the purchase of investment and mortgage-backed securities. See pages 29 through 30.

DIVIDENDS

     The Company intends to pay an annual cash dividend of $0.12, payable quarterly at $0.03 per share. The payment of dividends is expected to begin following the first full quarter after completion of the Reorganization. See page 30.

MARKET FOR THE COMMON STOCK

     The Company has never issued capital stock. The Company believes that the Common Stock will be quoted on the Nasdaq National Market under the symbol "PBCP," but there can be no assurance that an active and liquid trading market in the Common Stock will develop or be maintained. The requirements for listing include a minimum number of publicly traded shares, market makers and record holders, and a minimum market capitalization. Ryan Beck has indicated its intention to make a market in the Common Stock, subject to compliance with applicable provisions of federal and state securities laws and other regulatory requirements, although Ryan Beck is not required to do so. If you purchase shares, you may not be able to sell them when you want to at a price that is equal to or more than the price you paid. See page 31.


CONVERSION OF THE MUTUAL HOLDING COMPANY TO THE STOCK FORM OF ORGANIZATION

     OTS regulations and the Bank's Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan (the "Plan") permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization. There can be no assurance that such a transaction will ever occur, and the Board of Directors has no current intention or plan to undertake such a transaction. If the Mutual Holding Company were to convert to the capital stock form of organization, eligible depositors and borrowers would receive the right to subscribe for shares of the new stock holding company that would be formed in the transaction. The new stock holding company would be 100% publicly owned. Any such transaction would be subject to OTS regulations in effect at that time, as well as approval by the Company's stockholders and certain of the Bank's depositors and borrowers. In such a transaction, under current OTS policy, each share of Common Stock outstanding and held by persons other than the Mutual Holding Company would be converted automatically into shares of common stock of the new stock holding company. The number of shares that each stockholder would receive would be determined pursuant to an exchange ratio that ensures that after the transaction (subject only to an adjustment to reflect any dividends that the Mutual Holding Company may have waived and any assets that the Mutual Holding Company may have other than common stock of the Company), the percentage of the to-be outstanding shares of the new stock holding company received by such stockholder in exchange for his/her Common Stock equals the percentage of the outstanding shares of Common Stock owned by such stockholder immediately prior to the conversion transaction.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

     The following selected historical financial data at and for each of the years in the five-year period ended September 30, 1997 is derived in part from the audited consolidated financial statements of the Bank. Data at and for the nine-month periods ended June 30, 1998 and 1997 is derived in part from the unaudited consolidated financial statements of the Bank. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such results for such unaudited periods have been made. The selected financial data set forth below is qualified in its entirety by, and should be read in conjunction with, the unaudited consolidated financial statements as of June 30, 1998 and for the nine months ended June 30, 1998 and 1997, and the audited consolidated financial statements as of September 30, 1997 and 1996 and for the years ended September 30, 1997, 1996 and 1995, including the notes thereto, included elsewhere in this Prospectus.

                                               AT JUNE 30,                    AT SEPTEMBER 30,
                                           ------------------  ------------------------------------------------
                                             1998      1997      1997      1996      1995      1994      1993
                                           --------  --------  --------  --------  --------  --------  --------
                                                                       (IN THOUSANDS)
SELECTED FINANCIAL CONDITION DATA:

Total assets...........................    $679,104  $641,583  $648,742  $634,250  $526,593  $480,478  $470,021
Loans receivable, net..................     440,360   389,213   404,497   369,487   331,947   315,154   295,077
Mortgage-backed securities (1):
  Held to maturity.....................      89,334   104,186   104,071   112,863    80,735        --        --
  Available for sale...................      43,775    35,873    36,153    41,482    30,329        --     1,010
  Held for investment..................          --        --        --        --        --    97,780    96,544
Investment securities (1):
  Held to maturity.....................      20,197    27,181    22,195    22,138    37,920        --        --
  Available for sale...................      48,629    49,367    48,517    47,313    21,456        --        --
  Held for investment..................          --        --        --        --        --    47,356    58,155
Deposits...............................     580,075   557,934   546,846   545,286   443,667   419,808   413,816
Borrowings.............................      25,048    13,000    24,000    13,000    13,900    10,100     9,800
Equity.................................      53,879    49,141    50,399    45,536    43,828    38,551    33,746



                                              NINE MONTHS
                                             ENDED JUNE 30,                YEARS ENDED SEPTEMBER 30,
                                           ------------------  ------------------------------------------------
                                             1998      1997      1997      1996      1995      1994      1993
                                           --------  --------  --------  --------  --------  --------  --------
                                                                       (IN THOUSANDS)
SELECTED OPERATING DATA:
Interest and dividend income...........    $ 35,739  $ 34,755  $ 46,555  $ 42,566  $ 37,030  $ 32,175  $ 33,543
Interest expense.......................      15,609    15,070    20,179    18,585    15,064    11,556    13,945
                                           --------  --------  --------  --------  --------  --------  --------
  Net interest income..................      20,130    19,685    26,376    23,981    21,966    20,619    19,598
Provision for loan losses..............       1,347       875     1,058       911       760       452       760
                                           --------  --------  --------  --------  --------  --------  --------
  Net interest income after provision
   for loan losses.....................      18,783    18,810    25,318    23,070    21,206    20,167    18,838
Non-interest income....................       2,298     2,212     2,711     2,451     2,100     2,168     2,247
Non-interest expense (excluding special
 assessment)...........................      15,642    15,188    20,602    19,436    15,264    13,518    12,154
SAIF special assessment (2)............          --        --        --     3,298        --        --        --
                                           --------  --------  --------  --------  --------  --------  --------
  Income before income tax expense and
   cumulative effect of change in
   accounting principle................       5,439     5,834     7,427     2,787     8,042     8,817     8,931
Income tax expense.....................       1,995     2,370     2,829       690     3,239     3,611     3,593
                                           --------  --------  --------  --------  --------  --------  --------
  Income before cumulative effect of
    change in accounting principle.....       3,444     3,464     4,598     2,097     4,803     5,206     5,338
Cumulative effect of change in
 accounting
 for income taxes......................          --        --        --        --        --       401        --
                                           --------  --------  --------  --------  --------  --------  --------

  Net income (2).......................    $  3,444  $  3,464  $  4,598  $  2,097  $  4,803  $  4,805  $  5,338
                                           ========  ========  ========  ========  ========  ========  ========


                                                        (Footnotes on next page)

                                                AT OR FOR THE
                                                 NINE MONTHS
                                                ENDED JUNE 30,     AT OR FOR THE YEARS ENDED SEPTEMBER 30,
                                               ---------------   ------------------------------------------
                                                1998     1997     1997     1996     1995     1994     1993
                                               ------   ------   ------   ------   ------   ------   ------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS (3):
Return on assets (ratio of net income to
 average total assets) (2)(4)...............    0.70%    0.73%    0.72%    0.36%    0.96%    1.01%    1.15%
Return on equity (ratio of net income
 to average equity) (2)(4)..................    8.72     9.72     9.51     4.60    11.77    13.37    17.54
Average interest rate spread (4)(5).........    3.80     3.95     3.92     3.88     4.15     4.19     4.06
Net interest margin (4) (6).................    4.30     4.37     4.36     4.30     4.53     4.46     4.35
Efficiency ratio (7)........................   69.74    69.36    70.83    73.53    63.43    59.32    55.64
Non-interest expense to average total
 assets (4)(8)..............................    3.19     3.20     3.24     3.91     3.06     2.83     2.62
Average interest-earning assets to average
interest-bearing liabilities................  114.95   112.75   113.07   112.60   112.38   110.86   109.35

ASSET QUALITY RATIOS:
Non-performing assets to total assets.......    0.90     0.67     0.75     1.21     1.29     0.94     1.17
Non-performing loans to total loans.........    1.30     0.89     1.16     1.72     1.99     1.19     1.46
Allowance for loan losses to
 non-performing loans.......................   79.27   112.08    80.80    52.87    52.59    75.55    59.49
Allowance for loan losses to total loans
 receivable, net............................    1.03     1.00     0.93     0.91     1.05     0.90     0.87

CAPITAL RATIOS:
Equity to total assets at end of period.....    7.93     7.66     7.77     7.18     8.32     8.02     7.18
Average equity to average assets............    8.05     7.51     7.59     7.83     8.17     7.53     6.56

OTHER DATA:
Number of full-service offices..............      11       11       11       11        9        9        9

_______________________________
(1) The Bank has classified its securities as "held to maturity" or "available for sale" since October 1, 1994, when it adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Prior thereto, substantially all securities were classified as "held for investment."
(2) The SAIF special assessment in fiscal 1996 represents the Bank's share of an assessment imposed on all financial institutions with deposits insured by the Savings Association Insurance Fund (the "SAIF"). On an after-tax basis, the special assessment reduced net income for fiscal 1996 by approximately $2.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Comparison of Operating Results for the Years Ended September 30, 1997 and 1996" and Note 8 of the Notes to Consolidated Financial Statements.
(3)  Ratios for the nine-month periods have been annualized.
(4) Ratio is based on average monthly balances during the indicated periods.
(5) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(6) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(7) The efficiency ratio represents non-interest expense (other than the SAIF special assessment in fiscal 1996) divided by the sum of net interest income and non-interest income.
(8) Excluding the SAIF special assessment, the ratio of non-interest expense to average total assets for fiscal 1996 was 3.34%.

                              RECENT DEVELOPMENTS

     The selected historical financial data set forth below as of September 30, 1997 and for the year then ended is derived in part from the audited consolidated financial statements of the Bank. Data set forth below as of other dates and for other periods is derived in part from the unaudited consolidated financial statements of the Bank. In the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such results for such unaudited periods have been made. The selected financial data set forth below is qualified in its entirety by, and should be read in conjunction with, the audited consolidated financial statements as of and for the year ended September 30, 1997, including the notes thereto, included elsewhere in this Prospectus.

                                                          AT           AT          AT
                                                     SEPTEMBER 30,  JUNE 30,  SEPTEMBER 30,
                                                         1998        1998        1997
                                                       --------     --------   --------
                                                                 (IN THOUSANDS)

SELECTED FINANCIAL CONDITION DATA:

Total assets....................................       $691,068     $679,104   $648,742
Loans receivable, net...........................        463,667      440,360    404,497
Mortgage-backed securities (1):
 Held to maturity...............................         79,226       89,334    104,071
Available for sale..............................         49,912       43,775     36,153
Investment securities (1):
 Held to maturity...............................         19,176       20,197     22,195
 Available for sale.............................         48,071       48,629     48,517
Deposits........................................        573,174      580,075    546,846
Borrowings......................................         38,646       25,048     24,000
Equity..........................................         55,200       53,879     50,399


                                                          THREE MONTHS              YEARS ENDED
                                                        ENDED SEPTEMBER 30,         SEPTEMBER 30,
                                                       --------------------     -------------------
                                                         1998        1997         1998        1997
                                                       --------    --------     --------    -------
                                                                       (IN THOUSANDS)
SELECTED OPERATING DATA:

Interest and dividend income....................       $ 12,209    $ 11,800     $ 47,948    $46,555
Interest expense................................          5,271       5,109       20,880     20,179
                                                       --------    --------     --------    -------
  Net interest income...........................          6,938       6,691       27,068     26,376
Provision for loan losses.......................            390         183        1,737      1,058
                                                       --------    --------     --------    -------
  Net interest income after provision for loan
   losses.......................................          6,548       6,508       25,331     25,318
Non-interest income.............................            782         499        3,080      2,711
Non-interest expense............................          6,181       5,414       21,823     20,602
                                                       --------    --------     --------    -------
  Income before income tax expense..............          1,149       1,593        6,588      7,427
Income tax expense..............................            351         459        2,346      2,829
                                                       --------    --------     --------    -------
  Net income....................................       $    798    $  1,134     $  4,242    $ 4,598
                                                       ========    ========     ========    =======


                                                        (Footnotes on next page)

                                                                                  AT OR                  AT OR
                                                                           FOR THE THREE MONTHS       FOR THE YEARS
                                                                            ENDED SEPTEMBER 30,     ENDED SEPTEMBER 30,
                                                                            -------------------     -------------------
                                                                             1998        1997         1998       1997
                                                                            -------     -------     --------    -------
SELECTED FINANCIAL RATIOS AND OTHER DATA:
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (2)(3)..       0.46%       0.70%       0.64%      0.72%
Return on equity (ratio of net income to average equity) (2)(3)........       5.73        8.95        7.94       9.51
Average interest rate spread (2)(3)(4).................................       3.74        3.86        3.78       3.92
Net interest margin (2)(3)(5)..........................................       4.22        4.32        4.28       4.36
Efficiency ratio (6)...................................................      80.06       75.30       72.39      70.83
Non-interest expense to average total assets (2)(3)....................       3.58        3.34        3.29       3.24
Average interest-earning assets to average
interest-bearing liabilities (3).......................................     114.80      114.03      114.91     113.07

ASSET QUALITY RATIOS:
Non-performing assets to total assets..................................       0.94        0.75        0.94       0.75
Non-performing loans to total loans....................................       1.32        1.16        1.32       1.16
Allowance for loan losses to non-performing loans......................      80.33       80.80       80.33      80.80
Allowance for loan losses to total loans receivable, net...............       1.06        0.93        1.06       0.93

CAPITAL RATIOS:
Equity to total assets at end of period................................       7.99        7.77        7.99       7.77
Average equity to average assets.......................................       8.07        7.81        8.05       7.59

OTHER DATA:
Number of full-service offices.........................................         11          11          11         11

_______________________________
(1) The Bank has classified its securities as "held to maturity" or "available for sale" since October 1, 1994, when it adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."
(2) Ratios for the three-month periods have been annualized.
(3) Ratios are based on average monthly balances during the indicated periods.
(4) The average interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(5) The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(6) The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.


COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

     Total assets increased to $691.1 million at September 30, 1998 from $648.7 million at September 30, 1997, an increase of $42.4 million, or 6.5%. The asset growth was primarily attributable to a $59.2 million increase in net loans receivable, partially offset by an $11.1 million decrease in mortgage-backed securities and a $3.5 million decrease in investment securities, as the Bank's asset mix shifted from mortgage-backed and investment securities into loans.

     One- to four-family real estate loans increased $48.3 million to $290.2 million at September 30, 1998 from $241.9 million at September 30, 1997. The increase consisted of a $49.3 million increase in fixed-rate loans partially offset by a $1.0 million decline in adjustable-rate loans, as borrowers preferred fixed-rate mortgage loans in the current low interest rate environment. A significant portion of the Bank's fixed-rate residential loan originations during this period were bi-weekly loans and loans with 15 and 20-year maturities.

     Commercial real estate loans increased to $64.9 million at September 30, 1998 from $55.7 million at September 30, 1997. Construction and land loans decreased to $27.3 million from $31.7 million during the same period. Multi-family real estate loans decreased to $7.0 million at September 30, 1998 from $7.4 million at September 30, 1997.

     Consumer loans increased by $1.0 million to $61.8 million at September 30, 1998 from $60.8 million at September 30, 1997. This change was primarily the result of an $8.0 million increase in the Bank's "homeowner loans" (fixed-rate, fixed-term consumer loans secured by a junior lien on the borrower's primary residence), offset by a $7.0 million decline in home equity lines of credit and other consumer loans. The Bank's commercial business loans increased by $5.4 million to $27.1 million at September 30, 1998 from $21.7 million at September 30, 1997.

     The Bank's total securities portfolio decreased by $14.5 million to $196.4 million at September 30, 1998 from $210.9 million at September 30, 1997. This decrease resulted primarily from a decrease in mortgage-backed securities to $129.1 million at September 30, 1998 from $140.2 million at September 30, 1997, as the Bank redeployed these funds into loan originations. Investment securities, consisting primarily of short- and medium-term U.S. Treasury and agency notes, declined to $67.2 million at September 30, 1998 from $70.7 million at September 30, 1997.

     Asset growth was funded through a $26.3 million increase in deposits and a $14.6 million increase in Federal Home Loan Bank ("FHLB") borrowings. The Bank's certificates of deposit increased by $13.1 million to $249.2 million at September 30, 1998 from $236.1 million at September 30, 1997. Passbook, club and money market accounts increased by $3.4 million to $231.9 million at September 30, 1998 from $228.5 million at September 30, 1997. During the same period, demand and NOW accounts grew by $9.9 million to $92.1 million at September 30, 1998 from $82.2 million at September 30,1997. Advances from the FHLB increased to $38.6 million from $24.0 million over the same time period.

     Total equity increased to $55.2 million at September 30, 1998 from $50.4 million at September 30, 1997, reflecting net income of $4.2 million and a $559,000 increase in the after-tax net unrealized gain on securities available for sale.

COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

     GENERAL. Net income for the three months ended September 30, 1998 was $798,000 compared to $1.1 million for the three months ended September 30, 1997. The decrease was due primarily to increases in the provision for loan losses and non-interest expense, partially offset by increases in net interest income and non-interest income.

     INTEREST INCOME. Interest income increased by $409,000, or 3.5%, to $12.2 million for the three months ended September 30, 1998 from $11.8 million for the three months ended September 30, 1997. The increase was due primarily to a $38.1 million increase in average interest-earning assets and also to a change in asset mix, which together more than offset the impact of a 20 basis point decrease in the average yield to 7.42% from 7.62%. Loan balances increased while investment and mortgage-backed securities declined. Income from loans increased by $775,000, partially offset by a $206,000 decrease in income from mortgage-backed securities and a $160,000 decrease in income from investment securities and other interest-earning assets.

     INTEREST EXPENSE. Interest expense increased by $162,000, or 3.2%, to $5.3 million for the three months ended September 30, 1998 from $5.1 million for the three months ended September 30, 1997. This increase was partially the result of a $29.6 million increase in the average balance of interest-bearing liabilities in the 1998 period compared to the 1997 period, partially offset by an 8 basis point decrease in the average rate paid on such liabilities to 3.68% from 3.76%. The increase in overall interest expense resulted primarily from a $125,000 increase in interest expense on borrowings, which resulted from a $9.6 million increase in the average balance of borrowings to $28.2 million for the three months ended September 30, 1998 from $18.6 million for the three months ended September 30, 1997, partially offset by a 47 basis point decrease in the average cost of borrowings to 6.05% from 6.52%.

     NET INTEREST INCOME. For the three months ended September 30, 1998 and 1997, net interest income was $6.9 million and $6.7 million, respectively. The $247,000 increase in net interest income was primarily attributable to an $8.5 million increase in average net earning assets (interest-earning assets less interest-bearing liabilities), partially offset by a 12 basis point decline in the net interest rate spread to 3.74% from 3.86%. The Bank's net interest margin decreased to 4.22% in the three months ended September 30, 1998 from 4.32% in the three months ended September 30, 1997.

     PROVISION FOR LOAN LOSSES. The Bank's provision for loan losses increased by $207,000 to $390,000 for the three months ended September 30, 1998 from $183,000 for the three months ended September 30, 1997. The increased provision reflects several factors such as loan portfolio growth, including commercial real estate and commercial business loans, and an increase in non-performing loans to $6.1 million at September 30, 1998 from $5.7 million at June 30, 1998 and $4.7 million at September 30, 1997.

     NON-INTEREST INCOME. Total non-interest income increased by $283,000 to $782,000 for the three months ended September 30, 1998 from $499,000 for the three-months ended September 30, 1997. The lower amount in the 1997 period was primarily due to a loss on the Bank's investment in a limited partnership that generates low-income housing tax credits. Deposit-related fees and charges, which are the largest component of non-interest income, increased to $570,000 for the three months ended September 30, 1998 from $553,000 for the three months ended September 30, 1997.

     NON-INTEREST EXPENSE. Non-interest expense increased by $767,000, or 14.2%, to $6.2 million for the three months ended September 30, 1998 from $5.4 million for the three months ended September 30, 1997. Compensation and employee benefits increased by $418,000 to $3.0 million from $2.6 million primarily due to a $190,000 increase related to the early termination of a long-term incentive plan for senior officers and directors, as well as a $131,000, or 7.2%, increase in salary expense for Bank officers and staff combined with higher directors' expenses of $102,000. The increase in non-interest expense also reflects $246,000 in costs associated with the Bank's conversion to a new core data processing system, which is anticipated to occur by December 31, 1998, and an $88,000 increase in other data processing expenses.

     INCOME TAXES. Income tax expense was $351,000 for the three months ended September 30, 1998 compared to $459,000 for the same period in 1997, representing effective tax rates of 30.5% and 28.8%, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND SEPTEMBER 30, 1997

     GENERAL. Net income for the fiscal year ended September 30, 1998 was $4.2 million compared to $4.6 million for the fiscal year ended September 30, 1997. The decrease was due primarily to increases in the provision for loan losses and non-interest expense, partially offset by an increase in net interest income and a decrease in income tax expense.

     INTEREST INCOME. Interest income increased by $1.4 million, or 3.0%, to $48.0 million for the fiscal year ended September 30, 1998 from $46.7 million for the fiscal year ended September 30, 1997. The increase was due primarily to an increase in average interest-earning assets. The impact of declining yields and spreads was partially offset by a change in asset mix. Loan balances increased while investment and mortgage-backed securities declined. Income from loans increased $2.5 million, partially offset by a $576,000 decrease in income from mortgage-backed securities and a $519,000 decrease in income from investment securities and other interest-earning assets. The increase in income from loans was attributable to a $43.1 million increase in the average balance of loans to $428.5 million from $385.4 million, partially offset by a 26 basis point decrease in the average yield on loans to 8.19% from 8.45%. The increase in average loans resulted primarily from the origination of one- to four-family mortgage loans. The decrease in the average yield on loans reflects declining market interest rates, as the Bank originated new one-to four-family loans with yields lower than the average yield on the existing loan portfolio. The decrease in income from mortgage-backed securities was attributable almost entirely to an $8.3 million decrease in the average balance of mortgage-backed securities to $136.0 million from $144.3 million, as the average yield on mortgage-backed securities remained essentially unchanged. The decrease in income from investment securities was attributable to a $7.6 million decrease in the average balance of investment securities to $64.2 million from $71.8 million, combined with a 20 basis point decrease in the average yield on investment securities to 5.91% from 6.11%.

     INTEREST EXPENSE. Interest expense increased by $701,000, or 3.5%, to $20.9 million for the fiscal year ended September 30, 1998 from $20.2 million for the fiscal year ended September 30, 1997. This increase was due primarily to a $15.9 million increase in the average balance of interest-bearing liabilities in the 1998 period compared to the 1997 period. The increase in overall interest expense resulted primarily from a $425,000 increase in interest expense on certificates of deposit and a $238,000 increase in interest expense on borrowings. The increase attributable to certificates of deposit resulted from a $3.7 million increase in the average balance of certificates of deposit to $241.0 million in fiscal 1998 from $237.3 million in fiscal 1997, combined with a 10 basis point increase in the average cost of certificates of deposit to 5.30% from 5.20%. The increase attributable to borrowings resulted from a $5.1 million increase in the average balance of borrowings to $28.8 million for the fiscal year ended September 30, 1998 from $23.7 million for the fiscal year ended September 30, 1997, which was partially offset by a 28 basis point decrease in the average cost of borrowings to 5.99% from 6.27%.

     NET INTEREST INCOME. For the fiscal years ended September 30, 1998 and 1997, net interest income was $27.1 million and $26.4 million, respectively.
The $692,000 increase in net interest income was primarily attributable to a $12.2 million increase in net interest-earning assets (interest-earning assets less interest-bearing liabilities), partially offset by a 14 basis point decline in the net interest rate spread to 3.78% from 3.92%. The Bank's net interest margin decreased to 4.28% in the fiscal year ended September 30, 1998 from 4.36% in the fiscal year ended September 30, 1997.

     PROVISION FOR LOAN LOSSES. The Bank's provision for loan losses increased by $679,000 to $1.7 million for the fiscal year ended September 30, 1998 from $1.1 million for the fiscal year ended September 30, 1997. The increased provision reflects continued loan portfolio growth, including commercial real estate and commercial business loans, as well as an increase in non-performing loans to $6.1 million at September 30, 1998 from $4.7 million at September 30, 1997.

     NON-INTEREST INCOME. Non-interest income increased by $369,000, or 13.6%, to $3.1 million for the fiscal year ended September 30, 1998 from $2.7 million for the fiscal year ended September 30, 1997. This reflects a $164,000 increase in the gain on sale of loans to $170,000 in fiscal 1998 from $6,000 in fiscal 1997, primarily from a higher volume of loan sales, as the Bank sold newly originated, longer term fixed-rate mortgage loans as part of its interest rate risk management. In addition, deposit-related fees and charges increased $137,000, or 6.7%, to $2.2 million for the fiscal year ended September 30, 1998 from $2.0 million for the fiscal year ended September 30, 1997.

     NON-INTEREST EXPENSE. Non-interest expense increased by $1.2 million, or 5.9%, to $21.8 million for the fiscal year ended September 30, 1998 from $20.6 million for the fiscal year ended September 30, 1997. Compensation and employee benefits increased by $591,000 to $10.5 million from $9.9 million primarily due to a $335,000, or 4.9%, increase in salaries for Bank officers and staff, and a $90,000 increase in medical and disability insurance. In addition, there was a charge of approximately $190,000 related to the early termination of a long-term incentive plan for senior officers and directors. The increase in non-interest expense also reflects $340,000 in conversion-related expenses associated with the new core processing system and an increase of $160,000 in legal expenses.

     INCOME TAXES. Income tax expense was $2.3 million for the fiscal year ended September 30, 1998 compared to $2.8 million for fiscal 1997, representing effective tax rates of 35.6% and 38.1%, respectively.

REGULATORY CAPITAL

     At September 30, 1998, the Bank exceeded all of its regulatory capital requirements with a leverage capital level of $50.6 million, or 7.4% of adjusted assets (which is above the required level of $20.6 million, or 3.0%) and a risk-based capital level of $55.5 million, or 14.2% of risk-weighted assets (which is above the required level of $31.3 million, or 8.0%). See "Regulatory Capital Compliance," "Regulation--Federal Regulation of Savings Institutions--Capital Requirements" and Note 11 of the Notes to Consolidated Financial Statements.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, you should consider carefully the following risk factors in evaluating an investment in the Common Stock.

POTENTIAL EFFECTS OF CHANGES IN INTEREST RATES AND THE CURRENT INTEREST RATE ENVIRONMENT

     The Bank's net income and financial condition are significantly affected by changes in market interest rates, and its results of operations substantially depend on its net interest income. Net interest income is the difference between the interest income earned on the Bank's interest-earning assets and the interest expense paid on its interest-bearing liabilities. The Bank's interest-bearing liabilities reprice or mature sooner than the contractual repricing dates or maturities of its interest-earning assets. Thus, if interest rates were to rise quickly, interest-bearing liabilities would reprice to higher rates sooner than would the interest-earning assets. However, repayment options are available to residential loan borrowers. Should interest rates fall precipitously, many borrowers would tend to refinance, and interest rates on interest earning assets could fall as quickly, and perhaps lower, than the interest rates on the Bank's liabilities. As a result, large fluctuations in interest rates in either direction would likely result in a decrease in the Bank's average interest rate spread and net interest income. Net interest income could also be negatively impacted by a flat or inverted yield curve. Depending on market interest rates and the Bank's capital and liquidity position, the Bank may retain all of its newly originated longer-term fixed-rate, fixed-term residential mortgage loans or may decide to sell all or a portion of such loans on a servicing-retained basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Management of Market Risk."

     Changes in interest rates also affect the value of the Bank's interest-earning assets, and in particular the Bank's securities portfolios. Generally, the value of debt securities fluctuates inversely with changes in interest rates. That is, an increase in interest rates would result in a decrease in the value of debt securities. At June 30, 1998, the Bank's investment securities and mortgage-backed securities portfolios totaled $201.9 million, and included $92.4 million of securities available for sale. After-tax unrealized gains and losses on securities available for sale are reported as a separate component of equity. Decreases in the fair value of securities available for sale therefore could have an adverse effect on stockholders' equity. See "Business of the Bank--Securities Activities."

     The Bank is also subject to reinvestment risk relating to interest rate movements. Changes in interest rates can affect the average life of loans and mortgage-backed securities. Decreases in interest rates can result in increased prepayments of loans and mortgage-backed securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, the Bank is subject to reinvestment risk to the extent that it is not able to reinvest such prepayments at rates that are comparable to the rates on the maturing loans or securities. Moreover, volatility in interest rates can also result in the flow of funds away from the Bank into investments such as U.S. Government and corporate securities and other investments that generally pay higher rates of return than the rates paid on deposits by financial institutions.

LENDING RISKS ASSOCIATED WITH COMMERCIAL AND MULTI-FAMILY REAL ESTATE, CONSTRUCTION AND LAND AND COMMERCIAL BUSINESS LENDING

     At June 30, 1998, the Bank's portfolio of commercial and multi-family real estate loans totaled $70.8 million or 15.5% of total loans, its portfolio of construction and land loans totaled $27.8 million or 6.1% of total loans and its portfolio of commercial business loans totaled $24.0 million or 5.3% of total loans. As part of management's strategy of operating the Bank as a community bank, it is expected that these loans will increase as a percentage of the Bank's total loan portfolio. These types of loans generally expose a lender to a greater risk of loss than one- to four-family residential loans. See "Business of Provident Bank--Lending Activities" and "Business of the Bank-- Lending Activities--Delinquencies and Classified Assets."

GEOGRAPHIC CONCENTRATION OF LOANS

     The Bank's mortgage loans are secured by residential and commercial real estate properties located primarily in Rockland County, New York. If the local economy, national economy or real estate market weakens, the financial condition and results of operations of the Bank could be adversely affected. A weakening in the local real estate market or a decline in the local economy could reduce the value of the collateral securing real estate loans and increase the number of delinquent or non-performing loans, which would reduce the Bank's net income.

COMPETITION

     Numerous commercial banks and savings institutions have branches in the immediate vicinity of the Bank. There is strong competition from financial institutions and mortgage brokers in the Bank's local market, as well as from mutual funds, in both originating loans and attracting funds. The Bank's primary competitors are commercial banks, other savings institutions, mortgage banking companies and mortgage brokers. Trends toward the consolidation of the financial institutions industry and removal of restrictions on interstate banking and branching may make it more difficult for smaller institutions such as the Bank to compete effectively with large national and regional banking institutions. Such competition may have an adverse effect on the Bank's growth and profitability in the future.

DECREASED RETURN ON AVERAGE EQUITY IMMEDIATELY AFTER REORGANIZATION

     At June 30, 1998, the Bank's equity as a percentage of assets was 7.93%, and for the nine months ended June 30, 1998 the Bank's annualized return on average equity (net income divided by average equity) was 8.72%. The Company's consolidated equity as a percentage of assets will significantly increase as a result of its receipt of the net proceeds of the Offering. On a pro forma basis as of June 30, 1998, the Company's consolidated equity as a percentage of consolidated assets would be approximately 12.78% at the adjusted maximum of the Offering Range. Management believes that it will take time to prudently deploy the capital raised in the Offering. As a result, until the Company has leveraged the capital raised in the Offering by increasing the Company's interest-earning assets (and its interest-bearing liabilities) and reducing its equity as a percentage of assets, the Company's return on average equity is expected to be below the Bank's historical returns. There can be no assurances that the Company will be able to successfully leverage the capital raised in the Offering, or that the Company will be successful in generating future returns on equity equal to the Bank's historical returns or industry averages. The decreased return on average equity may adversely affect the market price of the Common Stock.

MINORITY PUBLIC OWNERSHIP AND CERTAIN ANTI-TAKEOVER PROVISIONS

     VOTING CONTROL OF THE MUTUAL HOLDING COMPANY. Under regulations of the OTS, the Plan, and the Company's governing corporate instruments, a majority of the Company's voting shares must be owned by the Mutual Holding Company, and the Mutual Holding Company will own 53.3% of the Common Stock outstanding at the completion of the Offering. The Mutual Holding Company will be controlled by its executive officers and directors, who initially will consist of persons who are executive officers and directors of the Company. The Mutual Holding Company will elect all members of the Board of Directors of the Company, and, with certain exceptions, will control the outcome of matters presented to the
stockholders of the Company for resolution by vote.   The situations in which
the Mutual Holding Company may not control the outcome of such vote include any stockholder vote to approve a restricted stock plan or stock option plan instituted within one year of the Offering (which would require the approval of a majority of the shares other than shares held by the Mutual Holding Company), any stockholder vote relating to the Mutual Holding Company's conversion from the mutual to the stock form of organization (which would require the approval of a majority of shares other than shares held by the Mutual Holding Company and of two-thirds of all shares including shares held by the Mutual Holding Company), or any other stockholder vote in which the OTS may impose such a requirement. The Mutual Holding Company, acting through its Board of Directors, will be able to control the business and operations of the Company and the Bank and will be able to prevent any challenge to the ownership or control of the Company by Minority Stockholders. Although OTS regulations and the Plan permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization, there can be no assurance when, if ever, a conversion of the Mutual Holding Company will occur.

     PROVISIONS IN THE COMPANY'S AND THE BANK'S GOVERNING INSTRUMENTS. In addition, certain provisions of the Company's charter and bylaws, particularly a provision limiting voting rights, as well as certain federal regulations will assist the Company in maintaining its status as an independent publicly-owned corporation. These provisions provide for, among other things, staggered boards of directors, no cumulative voting for directors, limits on the calling of special meetings of shareholders, and limits on the ability to vote Common Stock in excess of 10% of outstanding shares (except as to shares held by the Mutual Holding Company and the ESOP).

POSSIBLE DILUTION IN OWNERSHIP INTEREST

     DIVIDEND WAIVERS BY THE MUTUAL HOLDING COMPANY. It has been the policy of many mutual holding companies to waive the receipt of dividends declared by their subsidiaries. OTS regulations require that mutual holding companies request OTS approval before they waive dividends. The OTS has generally permitted mutual holding companies to waive dividends under certain conditions, including that in the event the Mutual Holding Company converts to stock form in the future (a "Conversion Transaction"), any waived dividends would reduce the percentage of the resulting entity's shares of common stock issued to Minority Stockholders in exchange for their shares of Common Stock. The reduction would be calculated by multiplying the Minority Ownership Interest (expressed as a percentage) immediately prior to the Conversion Transaction by the following fraction:

  (Company stockholders' equity immediately prior to Conversion Transaction) -
             (aggregate dividends waived by Mutual Holding Company)
  ----------------------------------------------------------------------------
    Company stockholders' equity immediately prior to Conversion Transaction

In addition, assets other than Common Stock held by the Mutual Holding Company would reduce the percentage of the resulting entity's shares of common stock issued to Minority Stockholders in exchange for their shares of Common Stock. See "Regulation--Holding Company Regulation--Conversion of the Mutual Holding Company to Stock Form." The Mutual Holding Company has not determined whether it will waive dividends declared by the Company and there is no assurance that the OTS would approve any request by the Mutual Holding Company to waive dividends.

     TERMS OF ANY CONVERSION TRANSACTION. If the Mutual Holding Company conducts a Conversion Transaction, the stock offering that would be conducted as part of the Conversion Transaction would include maximum purchase limitations that restrict the amount of stock that a person could purchase. Minority Stockholders would be likely to receive shares of the resulting entity in exchange for their shares of Common Stock. Under current OTS policy, the shares of the resulting entity that Minority Stockholders receive in exchange for their shares of Common Stock will be included in the maximum purchase limitations that apply to the stock offering. This means that certain Minority Stockholders may not be able to exercise subscription rights to purchase shares of common stock sold in the Conversion Transaction.

POSSIBLE DILUTIVE EFFECT OF ISSUANCE OF ADDITIONAL SHARES

     Various possible and planned issuances of additional shares of Common Stock could dilute the interests of prospective stockholders of the Company following consummation of the Offering, as noted below.

     The number of shares to be sold in the Offering may be increased as a result of an increase in the maximum of the Estimated Valuation Range of up to 15% to reflect changes in the market and financial conditions and demand for the stock following the commencement of the Offering. In the event that the maximum of the Estimated Valuation Range is increased, it is expected that the Company will issue up to 9,522,000 shares of Common Stock. An increase in the number of shares will decrease net income per share and stockholders' equity per share on a pro forma basis and will increase the Company's consolidated stockholders' equity and net income. See "Capitalization" and "Pro Forma Data."

     The Recognition Plan that the Bank intends to implement no earlier than six months after the Reorganization intends to acquire an amount of Common Stock equal to 4% of the shares of Common Stock sold in the Offering. Such shares of Common Stock may be acquired in the open market with funds provided by the Company, if permissible, or from authorized but unissued shares of Common Stock. See "Pro Forma Data" and "Management of the Bank--Executive Compensation-- Recognition Plan." Moreover, the Company's Stock Option Plan will reserve for future issuance pursuant to such plan a number of shares of Common Stock equal to 10% of the Common

Stock sold in the Offering (336,000 shares, based on the midpoint of the Offering Range). See "Pro Forma Data" and "Management of the Bank--Executive Compensation--Stock Option Plan."

     If the Company issues additional shares of Common Stock in a supplemental offering to increase the Minority Ownership Interest to 49.9% of the outstanding Common Stock, the additional shares of Common Stock to be issued would be received from the Mutual Holding Company and, as a result, no dilution of Minority Stockholders would occur as a result of such an incremental stock offering.

EXPENSES ASSOCIATED WITH ESOP AND RECOGNITION PLAN

     The Bank will recognize material employee compensation and benefit expenses assuming the ESOP and the Recognition Plan are implemented. The actual aggregate amount of these new expenses cannot be predicted at the present time because applicable accounting practices require that such expenses be measured based on a future fair market value of the shares of Common Stock. In the case of the ESOP, fair market value would be measured when shares are committed to be released for allocation to the ESOP participants; in the case of the Recognition Plan, fair market value would be measured at the grant date and amortized over the award's vesting period. These expenses have been reflected in the pro forma financial information under "Pro Forma Data" assuming the Purchase Price ($10.00 per share) represents the fair market value for accounting purposes. Actual expenses, however, will be based on the fair market value of the Common Stock at future dates, which may be higher or lower than the Purchase Price. Future increases in expenses may adversely affect the market price of the Company's Common Stock. See "Management of the Bank--Executive Compensation--Employee Stock Ownership Plan and Trust" and "--Recognition Plan."

RISKS ASSOCIATED WITH YEAR 2000 ISSUES

     The Bank, like all companies that utilize computer technology, is facing the significant challenge of ensuring that its computer systems will be able to process time-sensitive data accurately beyond the Year 1999 (referred to as the "Year 2000 issue"). The Year 2000 issue has arisen since many existing computer programs use two digits rather than four in data fields that define the year. Such computer programs may recognize a data field using "00" as the Year 1900 rather than the Year 2000. If the Bank's computer systems are not adequately changed to properly identify the Year 2000, computer applications could fail or create erroneous results, and the Bank could experience a temporary inability to process transactions and engage in other normal business activities. The Year 2000 issue could have a significant adverse impact on the Bank's products, services and competitive condition.

     The Bank has conducted a comprehensive review of its computer systems to identify systems that could be affected by the Year 2000 issue, and has developed an implementation plan (including establishing priorities for mission-critical applications) to modify or replace the affected systems and test them for Year 2000 compliance. The Bank's most significant mission-critical applications are those that compromise its "core" data processing system for loans, deposits and the general ledger. The Bank plans to convert to a new core system by December 31, 1998, which it believes will enhance the quality of its information technology and result in improved customer service. Like the Bank's present core system, the new system is maintained by a third-party vendor. The Bank plans to begin Year 2000 testing on the new core system promptly following the conversion, with a targeted testing completion date of March 31, 1999.

     The Bank realizes that the Year 2000 issue extends beyond the computer systems associated with its operations. The Bank has identified and begun a process of quantifying external risks posed by the Year 2000 problem. The Bank's Year 2000 plan addresses each of these factors and, in cases where risks may be high, the Bank intends to take action to protect its interests. The Bank has not quantified the potential impact of each of these external risks, but will develop estimates over the coming months. These potential risks may relate to borrowers, depositors, legal issues, liquidity, shareholder reporting and auditing of the Year 2000 process.

     The Bank presently believes that, with modifications to existing software and conversions to new software, the Year 2000 issue will be mitigated without causing a material adverse impact on its operations. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could have a material adverse impact on the Bank's operations. Monitoring and managing the Year 2000 issue will result in additional direct and indirect costs for the Bank. Costs incurred to date have not been material, and management does not expect that additional costs to be incurred in connection with the Year 2000 issue will have a material impact on the Bank's financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Considerations."

RECENT MARKET VOLATILITY

     In recent months, stock markets in the United States and worldwide have been extremely volatile. The securities of individual companies have, in many instances, experienced significant fluctuations in price for reasons unrelated to the specific company's financial condition, results of operations or business prospects. In particular, the value of many financial institution securities has been adversely affected by weakening economies worldwide, even though local community-based financial institutions may not have any credit exposure outside the United States. An investor should understand that, in the short-term, the value of an investment in the Common Stock is subject to fluctuation, including loss, due to volatility in stock markets generally.

INTENT TO REMAIN INDEPENDENT

     The Bank has operated as an independent community-oriented savings institution since 1888. The Bank intends to continue to operate as an independent community-oriented savings institution following the Reorganization. The Bank and the Company will be controlled by the Mutual Holding Company, and, under current OTS policy, control of the Mutual Holding Company may not be sold to a third party. Accordingly, you are urged not to subscribe for shares of Common Stock if you are anticipating a sale of control of the Bank or the Company. See "Business of Provident Bank."

MANAGEMENT'S BROAD DISCRETION IN DETERMINING THE USE OF PROCEEDS

     Management of the Company and the Bank will have broad discretion in determining the use of the proceeds of the Offering. The Bank and the Company currently intend to make a loan to the Bank's ESOP and initially invest substantially all remaining Offering proceeds in short-term investments. In addition, the Bank and the Company currently intend to use the Offering proceeds to fund the Recognition Plan that may be adopted as early as six months after the conclusion of the Offering. Management currently intends to use the Offering proceeds over the course of time for general corporate purposes, including increasing the Bank's loan originations, targeting commercial business and commercial real estate loans, as well as residential mortgage and consumer loans. In addition, the Bank may use Offering proceeds to purchase investment and mortgage-backed securities. The Bank may also use such funds for the expansion of its retail banking franchise through new branch openings or acquisitions. Although management has not allocated specific amounts for any specific purpose, and the manner and timing of the Bank's deployment of the Offering proceeds will depend on market conditions, management believes that it is in the best interest of the Bank to conduct the Offering so that it will have sufficient capital to take advantage of growth opportunities as they arise in the future. Accordingly, prospective investors should consider that there is no certainty as to the manner in which management will ultimately determine to use the Offering proceeds. See "Use of Proceeds."

LACK OF ACTIVE MARKET FOR THE COMMON STOCK

     The Company has never issued capital stock to the public, and there can be no assurance that an active and liquid trading market for the Common Stock will develop or be maintained. It is anticipated that the Common Stock will be quoted on the Nasdaq National Market under the symbol "PBCP." Ryan Beck has indicated its intention to make a market in the Common Stock, subject to compliance with applicable provisions of federal and state securities laws and other regulatory requirements, although Ryan Beck is not required to do so. Other factors, including the recent stock market volatility, the expected increase in compensation expense following the Offering and the Bank's reduced return on equity following the Offering may adversely affect the after-market trading price of the Common Stock. If you purchase shares of Common Stock, you may not be able to sell them when you want to at a price that equals or exceeds the price you paid for the Common Stock. See "--Recent Market Volatility," "--Decreased Return on Average Equity Immediately After Reorganization" and "Expenses Associated With ESOP and Recognition Plan."

RISK OF DELAYED OFFERING

     Although the Reorganization and Offering are expected to be completed within the time periods indicated in this Prospectus, it is possible that adverse market, economic or other factors may significantly delay the completion of the Reorganization and Offering, which could significantly increase the costs of the Reorganization and Offering. See "The Reorganization and Offering."

                             PROVIDENT BANCORP, MHC

     The Mutual Holding Company will be formed as a federal mutual holding company and will initially own 53.3% of the outstanding shares of Common Stock. The Company has not yet been formed, although the OTS has approved an application for the Mutual Holding Company to become a savings and loan holding company. The Mutual Holding Company will have all of the powers set forth in its federal charter, federal law and OTS regulations. The Mutual Holding Company initially will not conduct any active business other than activities relating to its investment in a majority of the Common Stock and maintenance of books and records relating to its members. The Mutual Holding Company does not intend to employ any persons other than its officers, although it may use the Bank's support staff from time to time. Federal law, OTS regulations, and the Plan, require that as long as the Mutual Holding Company is in existence it must own a majority of the Company's common stock. Federal law, OTS regulations, and the Plan, permit the Mutual Holding Company to convert to the capital stock form of organization. The manner in which such a transaction would be conducted and the regulations and policy affecting such a transaction are described in "Regulation--Holding Company Regulation."

     Although many federal mutual holding companies waive the receipt of cash dividends declared by their subsidiaries, the Mutual Holding Company has not determined whether or not it will do so, and intends to make such a
determination at the time the Company declares a dividend.   OTS regulations
require the Mutual Holding Company to give the OTS prior written notice of any such waiver, and the conditions pursuant to which the OTS generally approves dividend waivers are described in "Regulation--Holding Company Regulation." The Mutual Holding Company's Board of Directors will waive dividends paid by the Company if the Board determines that such a waiver is in the Mutual Holding Company's members' best interest because, among other reasons: (i) the Mutual Holding Company has no need for the dividend considering its business operations; (ii) the cash that would be received could be invested by the Company or the Bank at a more favorable rate of return; (iii) such waiver may increase the capital of the Bank and enhance its business so that members will continue to have access to the offices and services of the Bank; and (iv) such waiver preserves the net worth of the Mutual Holding Company through its principal asset (the Company, and indirectly, the Bank), which would be available for distribution in the unlikely event of a voluntary liquidation of the Company and the Bank after satisfaction of claims of depositors and creditors. The Board of Directors may consider other factors in determining whether such waiver is consistent with its fiduciary duties to members of the Mutual Holding Company. Any waiver of dividends by the Mutual Holding Company is likely to result in a downward adjustment to the ratio pursuant to which shares of Common Stock are exchanged for shares of the resulting company in a Conversion Transaction.

     The Mutual Holding Company's Board of Directors will accept dividends paid by the Company in an amount necessary to pay the Mutual Holding Company's expenses, and will accept additional dividends if it determines that accepting such dividends is in the Mutual Holding Company's best interest because, among other reasons: (i) the Mutual Holding Company may increase its direct ownership of the Company, and indirect ownership of the Bank, by using cash dividends to purchase additional shares of Common Stock in the open market from time to time; and (ii) such dividends may be used to promote activities that are in the interest of members and the Bank's community. Any purchases of Common Stock by the Mutual Holding Company will increase the percentage of the outstanding shares of Common Stock held by the Mutual Holding Company and, in a Conversion Transaction, will decrease the aggregate number of shares of the resulting company issued to Minority Stockholders in exchange for their shares of Common Stock.

     The Mutual Holding Company's executive office will located at the executive offices of the Bank, at 400 Rella Boulevard, Montebello, New York 10901. Its telephone number will be (914) 369-8040.

                            PROVIDENT BANCORP, INC.

     The Company will be formed as a federal corporation and will own 100% of the Bank's common stock. The Company has not yet been formed, and, accordingly, no financial statements of the Company are included in this Prospectus. The OTS has approved an application for the Company to become a savings and loan holding company through the acquisition of all of the capital stock of the Bank to be issued and outstanding upon completion of the Reorganization. The Company will have all of the powers set forth in its federal charter and federal law and OTS regulations.

     The Company will retain up to 50% of the net proceeds of the offering.
Part of the net proceeds will be used to fund a loan to the Bank's ESOP, which is expected to purchase up to 8% of the Common Stock sold in the Offering. The remainder of the net proceeds will be used for general corporate purposes. The holding company structure will provide the Company with greater flexibility than is currently available to the Bank to diversify its business activities, either through newly-formed subsidiaries or through acquisitions. The business activities of the Company will be subject to the same restrictions under federal law as the Mutual Holding Company. The Company has no present plans regarding diversification, acquisitions or expansion. The Company initially will not conduct any active business and does not intend to employ any persons other than its officers, although it may utilize the Bank's support staff from time to time.

     The Company's executive office will be located at the executive offices of the Bank, at 400 Rella Boulevard, Montebello, New York 10901. Its telephone number will be (914) 369-8040.

                                 PROVIDENT BANK

     The Bank was organized in 1888 as a New York-chartered mutual savings and loan association and adopted a federal mutual charter in 1986. The Bank's deposits are insured by the SAIF, as administered by the FDIC, up to the maximum amount permitted by law. The Bank is engaged primarily in the business of offering various FDIC-insured savings and demand deposits to customers through its eleven full-service offices, and using those deposits, together with funds generated from operations and borrowings, to originate one- to four-family residential and commercial real estate loans, consumer loans, construction and land loans, commercial business loans, and multi-family residential loans. The Bank also invests in investment securities and mortgage-backed securities. At June 30, 1998, the Bank had total assets of $679.1 million, total deposits of $580.1 million and total equity of $53.9 million.

     The Bank's executive office is located at 400 Rella Boulevard, Montebello, New York 10901. Its telephone number is (914) 369-8040.

                         REGULATORY CAPITAL COMPLIANCE

     At June 30, 1998, the Bank exceeded each of its regulatory capital requirements. Set forth below is a summary of the Bank's compliance with the OTS capital standards as of June 30, 1998, on an historical and pro forma basis assuming that the indicated number of shares were sold as of such date and a portion of the net Offering proceeds were used by the Company to purchase all of the outstanding common stock of the Bank. The Bank and Company intend to use Offering proceeds to increase the Bank's pro forma core capital to 10% of pro forma total assets after the Offering; accordingly, $20.3 million, $20.4 million, $20.4 million and $20.5 million of the net Offering proceeds would be received by the Bank at the minimum, midpoint, maximum and adjusted maximum of the Offering Range. At the minimum, midpoint, maximum and adjusted maximum of the Offering Range, the Company would retain $3.5 million, $7.9 million, $12.2 million and $17.3 million, respectively. For purposes of the table below, the entire amount expected to be borrowed by the ESOP and the cost of all shares expected to be acquired by the Recognition Plan are deducted from pro forma regulatory capital. See "Management of the Bank."

                                                                PRO FORMA AT JUNE 30, 1998, BASED UPON THE SALE OF
                                                -------------------------------------------------------------------------------
                                                                                                            4,443,600 SHARES(1)
                                                 2,856,000 SHARES    3,360,000 SHARES    3,864,000 SHARES       AT ADJUSTED
                               HISTORICAL AT      AT MINIMUM OF       AT MIDPOINT OF      AT MAXIMUM OF         MAXIMUM  OF
                               JUNE 30, 1998      OFFERING RANGE      OFFERING RANGE      OFFERING RANGE      OFFERING RANGE
                             -----------------  ------------------  ------------------  ------------------  ------------------
                             AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT
                             -------  --------  --------  --------  --------  --------  --------  --------  --------  --------
                                                                 (DOLLARS IN THOUSANDS)
Equity under generally
 accepted accounting
 principles................  $53,879     7.93%  $74,201     10.57%  $74,246     10.57%  $74,286     10.57%  $74,333     10.57%
                             =======  =======   =======   =======   =======   =======   =======   =======   =======   =======

Tangible capital(2):
Tangible capital (3).......  $49,402     7.32%  $69,724     10.00%  $69,769     10.00%  $69,809     10.00%  $69,856     10.00%
Requirement................   10,120     1.50    10,459      1.50    10,465      1.50    10,472      1.50    10,480      1.50
                             -------  -------   -------   -------   -------   -------   -------   -------   -------   -------
  Excess...................  $39,283     5.82%  $59,265      8.50%  $59,304      8.50%  $59,337      8.50%  $59,376      8.50%
                             =======  =======   =======   =======   =======   =======   =======   =======   =======   =======
Core capital(2):
Core capital (3)...........  $49,402     7.32%  $69,724     10.00%  $69,769     10.00%  $69,809     10.00%  $69,856     10.00%
Requirement (4)............   20,239     3.00    20,917      3.00    20,931      3.00    20,944      3.00    20,959      3.00
                             -------  -------   -------   -------   -------   -------   -------   -------   -------   -------
 Excess....................  $29,163     4.32%  $48,807      7.00%  $48,838      7.00%  $48,865      7.00%  $48,897      7.00%
                             =======  =======   =======   =======   =======   =======   =======   =======   =======   =======

Risk-based capital(2):
Risk-based capital (3)(5)..  $53,950    14.23%  $74,272     19.02%  $74,317     19.02%  $74,357     19.02%  $74,404     19.02%
Requirement................   30,331     8.00    31,235      8.00    31,253      8.00    31,271      8.00    31,291      8.00
                             -------  -------   -------   -------   -------   -------   -------   -------   -------   -------
 Excess....................  $23,619     6.23%  $43,037     11.02%  $43,064     11.02%  $43,086     11.02%  $43,113     11.02%
                             =======  =======   =======   =======   =======   =======   =======   =======   =======   =======

---------------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Offering Range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the Offering.
(2) Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3) Pro forma capital levels assume that (i) the Bank funds the Recognition Plan through purchases in the open market of a number of shares equal to 4% of the Common Stock sold in the Offering, (ii) the ESOP purchases 8% of the shares sold in the Offering and (iii) the Mutual Holding Company is capitalized with $100,000. See "Management of the Bank" for a discussion of the Recognition Plan and ESOP.
(4) The current core capital requirement for savings associations is 3% of total adjusted assets. The OTS has proposed core capital requirements that would require a core capital ratio of 3% of total adjusted assets for thrifts that receive the highest supervisory rating for safety and soundness and a 4% to 5% core capital ratio requirement for all other thrifts. See "Regulation-- Federal Regulation of Savings Institutions--Capital Requirements."
(5) Assumes net proceeds are invested in assets that carry a 50% risk-weighting.

                                USE OF PROCEEDS

     Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Offering is completed, it is presently anticipated (based on the assumptions set forth in "Pro Forma Data") that the net proceeds from the sale of the Common Stock will be as set forth in the following table.

                                                   NET OFFERING PROCEEDS
                                        BASED UPON THE SALE FOR $10.00 PER SHARE OF
                                       ---------------------------------------------
                                                                           4,443,600
                                        2,856,000   3,360,000   3,864,000  SHARES AT
                                        SHARES AT   SHARES AT   SHARES AT   ADJUSTED
                                       MINIMUM OF  MIDPOINT OF MAXIMUM OF  MAXIMUM OF
                                        OFFERING    OFFERING     OFFERING   OFFERING
                                          RANGE      RANGE        RANGE       RANGE
                                       ----------  ----------  ----------  ---------
                                                       (IN THOUSANDS)
Gross proceeds......................   $   28,560  $   33,600  $   38,640    $44,436
Offering expenses...................        1,250       1,250       1,250      1,250
                                       ----------  ----------  ----------  ---------
Estimated net proceeds..............   $   27,310  $   32,350  $   37,390    $43,186
                                       ==========  ==========  ==========  =========

     The Company will use between $20.3 million and $20.5 million of the net proceeds of the Offering at the minimum and maximum, as adjusted, of the Offering Range, to purchase all of the Common Stock to be issued by the Bank. The portion of net proceeds received by the Bank from the Company will be added to the Bank's general funds and the Bank currently intends to invest substantially all of such funds initially in short-term investments. Over time, management currently intends to use the Offering proceeds for general corporate purposes, including increasing the Bank's loan originations and purchasing investment and mortgage-backed securities. The Bank will target commercial business and commercial real estate loans, along with residential mortgage and consumer loans. The Bank may also use such funds for the expansion of its retail banking franchise through new branch openings or acquisitions. Although management has not allocated specific amounts for any specific purpose, and the manner and timing of the Bank's deployment of the Offering proceeds will depend on market conditions, management believes that it is in the best interest of the Bank to conduct a stock offering so that it will have sufficient capital to take advantage of growth opportunities as they arise in the future. See "Risk Factors--Management's Broad Discretion in Determining the Use of Proceeds." To the extent that the stock-based benefit programs which the Company intends to adopt subsequent to the Offering are not funded with authorized but unissued shares of Common Stock, the Company or Bank may use net proceeds from the Offering to fund the purchase of stock to be awarded under such stock benefit programs. See "Risk Factors--Possible Dilutive Effect of Issuance of Additional Shares" and "Management of the Bank--Executive Compensation--Stock Option Plan" and "--Recognition Plan."

     The Company intends to use between $2.3 million and $3.6 million of the net proceeds it retains at the minimum and maximum, as adjusted, of the Offering Range to make a loan directly to the ESOP to enable the ESOP to purchase 8% of the shares sold in the Offering, and between $1.1 million and $1.8 million may be used to fund the Recognition Plan's purchase of a number of shares equal to 4% of the shares sold in the Offering. See "Management of the Bank--Executive Compensation--Employee Stock Ownership Plan and Trust" and "--Recognition Plan." The remaining proceeds retained by the Company will be invested initially in short- and medium-term investments. The net proceeds retained by the Company may also be used to support the future expansion of operations, including the acquisition of other financial institutions or diversification into other banking related businesses, although the Company and the Bank have no current arrangements, understandings or agreements regarding any such transactions. Management has not allocated specific amounts for any such specific purpose. Upon completion of the Reorganization, the Company will be regulated as a mutual holding company under the Home Owners' Loan Act (the "HOLA") and regulations of the OTS. See "Regulation--Holding Company Regulation."

     Upon completion of the Reorganization, the Board of Directors of the Company will have the authority to repurchase stock, subject to statutory and regulatory requirements. Based upon facts and circumstances following the Reorganization and subject to applicable regulatory requirements, the Board of Directors may determine to repurchase stock in the future. Such facts and circumstances may include but not be limited to (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, and the opportunity to improve the Company's return on equity; (ii) the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) any other circumstances in which repurchases would be in the best interests of the Company and its shareholders. Current OTS policy restricts the Company from implementing a stock repurchase program for at least six months following the completion of the Offering. In the event the Company determines to repurchases stock, such repurchases may be made at market prices which may be in excess of the Subscription Price in the Offering. To the extent that the Company repurchases stock at market prices in excess of the per share book value, such repurchases may have a dilutive effect upon stockholders' equity per share of Common Stock.

                                DIVIDEND POLICY

     Upon completion of the Offering, the Board of Directors of the Company will have the authority to declare dividends on the Common Stock, subject to statutory and regulatory requirements. The Company intends to pay an annual cash dividend of $0.12, payable quarterly at $0.03 per share. The payment of dividends is expected to begin following the first full quarter after the completion of the Reorganization.

     Dividends will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, capital levels, regulatory restrictions on dividend payments by the Bank to the Company, general business practices and other factors. The Company will not be subject to OTS regulatory restrictions on the payment of dividends although the source of such dividends depends in part upon the receipt of dividends from the Bank. The Bank must provide the OTS with 30 days prior notice of its intention to make a capital distribution to the Company. OTS regulations in certain circumstances limit the amount of any capital distribution by federal savings associations. In addition, the portion of the Bank's earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by the Bank to pay cash dividends to the Company without the payment of federal income taxes by the Bank at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. The Company does not contemplate any distribution by the Bank that would result in a recapture of the Bank's bad debt reserve or otherwise create
federal tax liabilities.   See "Taxation--Federal Taxation," Note 10 to the
Consolidated Financial Statements, and "Regulation--Federal Regulation of Savings Institutions--Limitations on Capital Distributions."

     If permitted by regulatory authorities, the Mutual Holding Company may waive the receipt of any cash dividends declared on the Common Stock if the Mutual Holding Company's Board of Directors determines that such waiver is in the best interests of the Mutual Holding Company. The Board of Directors may conclude that such waiver, which permits retention of capital by the Company, is in the best interests of the Mutual Holding Company because, among other reasons, (i) the Mutual Holding Company has no need for the dividend considering its current business operations, and (ii) the cash that would be received could be invested by the Company at a more favorable rate of return. The Board of Directors may consider other factors in determining whether such waiver is consistent with its fiduciary duties to the Mutual Holding Company. A waiver of dividends by the Mutual Holding Company will result in a greater likelihood that dividends will be paid to stockholders other than the Mutual Holding Company. There is no assurance that the Mutual Holding Company will waive the receipt of dividends.

     Additionally, in connection with the Reorganization, the Company and Bank have committed to the OTS that during the one-year period following the consummation of the Reorganization, the Company will not declare an extraordinary dividend to stockholders which would be treated by recipient stockholders as a tax-free return of capital for federal income tax purposes without prior approval of the OTS.

                          MARKET FOR THE COMMON STOCK

     The Company has received conditional approval to have the Common Stock quoted on the Nasdaq National Market under the symbol "PBCP" subject to the completion of the Offering and compliance with certain conditions including the presence of at least three registered and active market makers. Ryan Beck has indicated its intention to make a market in the Common Stock, and based on the Bank's analysis of the results of recent conversion stock offerings, it is anticipated that the Company will satisfy the listing requirements.

     The existence of a public trading market will depend upon the presence in the market of both willing buyers and willing sellers at any given time. The presence of a sufficient number of buyers and sellers at any given time is a factor over which neither the Company nor any broker or dealer has control. The absence of an active and liquid trading market may make it difficult to sell the Common Stock and may have an adverse effect on the price of the Common Stock. Purchasers should consider the potentially illiquid and long-term nature of their investment in the Common Stock.

                                 CAPITALIZATION

     The following table presents the historical capitalization of the Bank at June 30, 1998, and the pro forma consolidated capitalization of the Company as of that date, giving effect to the Offering based upon the sale of the number of shares indicated in the table and the other assumptions set forth below and under "Pro Forma Data."

                                                                PRO FORMA CONSOLIDATED CAPITALIZATION
                                                             BASED UPON THE SALE FOR $10.00 PER SHARE OF
                                                     ----------------------------------------------------------
                                                                                                       4,443,600
                                                                  2,856,000     3,360,000   3,864,000  SHARES AT
                                                                  SHARES AT     SHARES AT   SHARES AT  ADJUSTED
                                                                  MINIMUM OF    MIDPOINT OF  MAXIMUM   MAXIMUM OF
                                                     HISTORICAL    OFFERING      OFFERING   OFFERING    OFFERING
                                                   CAPITALIZATION   RANGE         RANGE       RANGE    RANGE (1)
                                                     ----------   ----------     --------   --------   --------
                                                                        (DOLLARS IN THOUSANDS)
Deposits (2)......................................   $  580,075   $  580,075     $580,075   $580,075   $580,075
Borrowings........................................       25,048       25,048       25,048     25,048     25,048
                                                     ----------   ----------     --------   --------   --------
  Total deposits and borrowings...................   $  605,123   $  605,123     $605,123   $605,123   $605,123
                                                     ==========   ==========     ========   ========   ========

Stockholders' equity:
 Preferred stock, $0.10 par value, per share;
  10,000,000 shares authorized; none to be
  issued (3)......................................   $       --   $       --     $     --   $     --   $     --
 Common stock, $0.10 par value per share;
  20,000,000 shares authorized; shares to be
  issued as shown (3).............................           --          612          720        828        952
 Additional paid-in capital (3)...................           --       26,698       31,630     36,562     42,234
 Retained earnings (4)............................       53,493       53,393       53,393     53,393     53,393
 Net unrealized gain on securities available for
  sale, net of income taxes.......................          386          386          386        386        386
 Less:
  Common Stock acquired by ESOP (5)...............           --       (2,285)      (2,688)    (3,091)    (3,555)
  Common Stock acquired by
   Recognition Plan (6)...........................           --       (1,142)      (1,344)    (1,546)    (1,777)
                                                     ----------   ----------     --------   --------   --------

   Total stockholders' equity.....................   $   53,879   $   77,662     $ 82,097   $ 86,532   $ 91,633
                                                     ==========   ==========     ========   ========   ========

 Total stockholders' equity as a percentage of
  total assets....................................         7.93%       11.05%       11.61%     12.16%     12.78%
                                                     ==========   ==========     ========   ========   ========

-----------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the Estimated Valuation Range to reflect changes in market or general financial conditions following the commencement of the Offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of Common Stock in the Offering. Such withdrawals would reduce deposits by the amount of such withdrawals.

                                              (Footnotes continued on next page)

(3) Reflects the sale of shares in the Offering. Does not include proceeds from the Offering that the Company intends to lend to the ESOP to enable it to purchase shares of Common Stock in the Offering. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan that the Company expects to adopt. If such plan is approved by stockholders, an amount equal to 10% of the shares of Common Stock issued in the Offering will be reserved for issuance upon the exercise of options. See "Management of the Bank."
(4) The retained earnings of the Bank will be substantially restricted after the Reorganization. See "Dividend Policy" and "Regulation--Federal Regulation of Savings Institutions--Limitations on Capital Distributions." Pro forma amounts are reduced by the $100,000 that will be used to capitalize the Mutual Holding Company.
(5) Assumes that 8% of the shares sold in the Offering will be purchased by the ESOP and that the funds used to acquire the ESOP shares will be borrowed from the Company. The Common Stock acquired by the ESOP is reflected as a reduction of stockholders' equity. As the ESOP debt is repaid, shares will be released and allocated to participants' accounts, and a corresponding reduction in the charge against stockholders' equity will occur. See "Management of the Bank--Executive Compensation-- Employee Stock Ownership Plan and Trust."
(6) Assuming the receipt of shareholder approval, the Company intends to implement the Recognition Plan. Assuming such implementation, the Recognition Plan will purchase a number of shares equal to 4% of the shares of Common Stock sold in the Offering if the Recognition Plan is implemented within one year of the completion of the Reorganization or up to 5% of the shares of Common Stock sold in the Offering if the Recognition Plan is implemented more than one year after the Reorganization. Such shares may be purchased from authorized but unissued shares or in the open market. If authorized but unissued shares of Common Stock are issued to the Recognition Plan equal to 4% of the shares sold in the Offering, instead of open market purchases, the voting interests of existing shareholders would be diluted by approximately 1.9%. Under the terms of the Recognition Plan, assuming it is implemented within one year of the Reorganization, shares awarded to officers and directors will vest at the rate of 20% per year. The Common Stock to be purchased by the Recognition Plan represents unearned compensation and is, accordingly, reflected as a reduction to pro forma stockholders' equity. As shares of the Common Stock granted pursuant to the Recognition Plan vest, a corresponding reduction in the charge against stockholders' equity will occur.


                                 PRO FORMA DATA

     The actual net proceeds from the sale of the Common Stock cannot be determined until the Offering is completed. The following estimated pro forma information is based upon the assumptions that: (i) the ESOP will purchase 8% of the Common Stock sold in the Offering, and the remaining shares will be sold in the Subscription and/or Community Offering; (ii) Ryan Beck will receive a fee of $400,000; (iii) Offering expenses, excluding the fee paid to Ryan Beck, will be approximately $850,000; and (iv) the Mutual Holding Company will be capitalized with $100,000 which will be contributed by the Bank from equity. Actual Offering expenses may vary from those estimated. Additional assumptions are described in the footnotes to the table.

     Pro forma consolidated net income of the Company for the nine months ended June 30, 1998 and for the fiscal year ended September 30, 1997 has been calculated as if the Common Stock had been sold at the beginning of the respective periods and the net proceeds had been invested at 5.37% and 5.44%, respectively (the one year U.S. Treasury bill rate as of June 30, 1998 and September 30, 1997, respectively). The U.S. Treasury bill rate was used on the reinvestment of proceeds because it more appropriately reflects a market rate of return, as compared to using the rate equal to the arithmetic average of the average yield on the Bank's interest-earning assets and its average cost of deposits. The tables do not reflect the effect of withdrawals from deposit accounts for the purchase of Common Stock. The pro forma after-tax yield on reinvestment of the net proceeds is assumed to be 3.22% for the nine months ended June 30, 1998 and 3.26% for the fiscal year ended September 30, 1997 (in both cases, based on an assumed tax rate of 40%). Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of Common Stock, as adjusted to give effect to the purchase of shares by the ESOP. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds.

     The pro forma information derived from the above assumptions may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be considered indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of assets and liabilities of the Company. The pro forma stockholders' equity is not intended to represent the fair market value of the Common Stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

     The following tables set forth pro forma data of the Company at or for the nine months ended June 30, 1998 and at or for the fiscal year ended September 30, 1997, based on the assumptions set forth above and in the footnotes to the tables, and should not be used as a basis for projections of market value of the Common Stock following the Offering. The tables below give effect to the Recognition Plan, which is expected to be adopted by the Company following the Offering and presented to stockholders for approval. See "Management of the Bank--Executive Compensation--Recognition Plan." No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to the Stock Option Plan to be adopted by the Board of Directors of the Company and presented to stockholders for approval, nor does book value as presented give any effect to the liquidation account to be established for the benefit of Eligible Account Holders or Supplemental Eligible Account Holders, or the tax effect of the bad debt reserve and other factors.

                                                                         AT OR FOR THE NINE MONTHS ENDED JUNE 30, 1998
                                                                          BASED UPON THE SALE FOR $10.00 PER SHARE OF
                                                                   ---------------------------------------------------------
                                                                                                                   4,443,600
                                                                    2,856,000        3,360,000        3,864,000    SHARES(1)
                                                                     SHARES            SHARES           SHARES    AT ADJUSTED
                                                                  AT MINIMUM OF   AT MIDPOINT OF   AT MAXIMUM OF  MAXIMUM OF
                                                                 OFFERING RANGE   OFFERING RANGE  OFFERING RANGE  OFFERING RANGE
                                                                   ----------       ----------       ----------   ----------
                                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Gross proceeds...............................................      $   28,560       $   33,600       $   38,640   $   44,436
Less offering expenses.......................................           1,250            1,250            1,250        1,250
                                                                   ----------       ----------       ----------   ----------
 Estimated net proceeds......................................          27,310           32,350           37,390       43,186
Less common stock acquired by ESOP...........................          (2,285)          (2,688)          (3,091)      (3,555)
Less common stock acquired by Recognition Plan...............          (1,142)          (1,344)          (1,546)      (1,777)
                                                                   ----------       ----------       ----------   ----------
  Estimated net proceeds, as adjusted........................      $   23,883       $   28,318       $   32,753   $   37,854
                                                                   ==========       ==========       ==========   ==========

FOR THE NINE MONTHS ENDED JUNE 30, 1998
Consolidated net income:
 Historical net income.......................................      $    3,444       $    3,444       $    3,444   $    3,444
 Pro forma income on net proceeds (2)........................             575              682              789          912
 Less pro forma ESOP adjustment (3)..........................            (103)            (121)            (139)        (160)
 Less pro forma Recognition Plan adjustment (4)..............            (103)            (121)            (139)        (160)
                                                                   ----------       ----------       ----------   ----------
  Pro forma net income.......................................      $    3,813       $    3,884       $    3,955   $    4,036
                                                                   ==========       ==========       ==========   ==========

Net income per share:
 Historical..................................................      $     0.58       $     0.50       $     0.43   $     0.37
 Pro forma income on net proceeds (2)........................            0.10             0.10             0.10         0.10
 Less pro forma ESOP adjustment (3)..........................           (0.02)           (0.02)           (0.02)       (0.02)
 Less pro forma Recognition Plan adjustment (4)..............           (0.02)           (0.02)           (0.02)       (0.02)
                                                                   ----------       ----------       ----------   ----------
  Pro forma net income per share (3)(4)(5)...................      $     0.64       $     0.56       $     0.49   $     0.43
                                                                   ==========       ==========       ==========   ==========

Number of shares used in calculating earnings per share (6)..       5,908,656        6,951,360        7,994,064    9,193,174
                                                                   ==========       ==========       ==========   ==========

AT JUNE 30, 1998
Stockholders' equity:
 Historical (7)..............................................      $   53,879       $   53,879       $   53,879   $   53,879
 Estimated net proceeds (8)..................................          27,310           32,350           37,390       43,186
 Less capitalization of the Mutual Holding Company...........            (100)            (100)            (100)        (100)
 Less common stock acquired by ESOP (3)......................          (2,285)          (2,688)          (3,091)      (3,555)
 Less common stock acquired by Recognition Plan (4)..........          (1,142)          (1,344)          (1,546)      (1,777)
                                                                   ----------       ----------       ----------   ----------
  Pro forma stockholders' equity (5).........................      $   77,662       $   82,097       $   86,532   $   91,633
                                                                   ==========       ==========       ==========   ==========

Stockholders' equity per share:
 Historical (7)..............................................      $     8.81       $     7.49       $     6.52   $     5.66
 Estimated net proceeds (8)..................................            4.46             4.49             4.52         4.54
 Less capitalization of the Mutual Holding Company...........           (0.02)           (0.02)           (0.02)       (0.01)
 Less common stock acquired by ESOP (3)......................           (0.37)           (0.37)           (0.37)       (0.37)
 Less common stock acquired by Recognition Plan (4)..........           (0.19)           (0.19)           (0.19)       (0.19)
                                                                   ----------       ----------       ----------   ----------
   Pro forma stockholders' equity per share (4)(5)...........      $    12.69       $    11.40       $    10.46   $     9.63
                                                                   ==========       ==========       ==========   ==========

Number of shares used in calculating
 stockholders' equity per share..............................       6,120,000        7,200,000        8,280,000    9,522,000
                                                                   ==========       ==========       ==========   ==========
Offering price as a multiple of pro forma net earnings
 per share (annualized)......................................          11.72x           13.39x           15.31x       17.44x
                                                                   ==========       ==========       ==========   ==========

Offering price as a percentage of pro forma stockholders'
 equity per share............................................           78.80%           87.72%           95.60%      103.84%
                                                                   ==========       ==========       ==========   ==========

                                                  (Footnotes begin on next page)

_________________________
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the Estimated Valuation Range to reflect changes in market or general financial conditions following the commencement of the Offering.
(2) No effect has been given to withdrawals from deposit accounts for the purpose of purchasing Common Stock. Since funds on deposit at the Bank may be withdrawn to purchase shares of Common Stock (which will reduce deposits by the amount of such purchases), the net amount of additional funds available to the Bank for investment following receipt of the net proceeds of the Offering will be reduced by the amount of such withdrawals.
(3) It is assumed that 8% of the shares sold in the Offering will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's payment of the ESOP debt is based upon equal principal installments plus interest over a 10-year period. Assuming the Company makes the ESOP loan, interest income earned by the Company on the ESOP debt will offset the interest paid by the Bank. Accordingly, only the principal payments on the ESOP debt are recorded as an expense (tax-effected) to the Company on a consolidated basis. The pro forma net earnings information makes the following assumptions: (i) the Bank's contribution to the ESOP is equivalent to the debt service requirement for a nine-month period and was made at the end of the period; (ii) 17,136, 20,160, 23,184 and 26,662 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively, were committed to be released at an average fair value of $10.00 per share; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Bank--Executive Compensation--Employee Stock Ownership Plan and Trust."
(4) Gives effect to the Recognition Plan expected to be adopted by the Company following the Offering. This plan is assumed to acquire a number of shares of Common Stock equal to 4% of the shares sold in the Offering, or 114,240, 134,400, 154,560 and 177,744 shares of Common Stock at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively, either through open market purchases, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. Funds used by the Recognition Plan to purchase the shares will be contributed to the plan by the Company. In calculating the pro forma effect of the Recognition Plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the Subscription Price, and that 20% of the amount contributed was an amortized expense during the period. The issuance of authorized but unissued shares of the Common Stock to the Recognition Plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.9% and pro forma net earnings per share would be $0.63, $0.55, $0.48 and $0.43 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively, and pro forma stockholders' equity per share would be $12.64, $11.37, $10.45 and $9.63 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. The actual purchase price of the shares granted under the Recognition Plan may be higher or lower than the Subscription Price. See "Management of the Bank--Executive Compensation-- Recognition Plan."
(5) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan expected to be adopted by the Company following the Offering. An amount equal to 10% of the Common Stock sold in the Offering, or 285,600, 336,000, 386,400 and 444,360 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price equal to the Subscription Price, existing stockholders' voting interest would be diluted by 4.5%, and at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, the pro forma net earnings per share would be $0.62, $0.53, $0.48 and $0.43, respectively, and the pro forma stockholders' equity per share would be $12.57, $11.34, $10.43 and $9.64, respectively. See "Management of the Bank--Executive Compensation--Stock Option Plan."

(6) Such number of shares includes shares sold in the Offering and shares issued to the Mutual Holding Company in the Reorganization. The number of shares outstanding excludes shares to be acquired by the ESOP amounting to 211,344, 248,640, 285,936 and 328,826 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. The number of shares outstanding includes ESOP shares committed to be released of 17,136, 20,160, 23,184 and 26,662 at the minimum, midpoint, maximum and adjusted maximum, respectively. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan (which will not be established within the first year after the conclusion of the Offering unless approved by Minority Stockholders). Recognition Plan shares are assumed to be fully vested for purposes of computing net earnings per share.
(7) Stockholders' equity represents the excess of the carrying value of the assets of the Bank over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. Retained earnings will be substantially restricted following the Reorganization. See "Dividend Policy" and Note 10 of Notes to the Consolidated Financial Statements. For purposes of calculating pro forma stockholders' equity per share, shares outstanding represent total shares issued in the Offering and to the Mutual Holding Company of 6,120,000, 7,200,000, 8,280,000 and 9,522,000 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively.
(8) Includes assumed proceeds from sale to the Recognition Plan for $10.00 per share of a number of authorized but unissued shares equal to 4% of the Minority Ownership Interest. Purchases by the Recognition Plan will be made at the fair market value of such shares at the time of purchase, which may be more or less than $10.00.

                                                                          AT OR FOR THE YEAR ENDED SEPTEMBER 30, 1997
                                                                          BASED UPON THE SALE FOR $10.00 PER SHARE OF
                                                               ------------------------------------------------------------------
                                                                                                                    4,443,600
                                                                 2,856,000          3,360,000       3,864,000        SHARES(1)
                                                                   SHARES            SHARES           SHARES        AT ADJUSTED
                                                               AT MINIMUM OF     AT MIDPOINT OF   AT MAXIMUM OF      MAXIMUM OF
                                                               OFFERING RANGE    OFFERING RANGE   OFFERING RANGE   OFFERING RANGE
                                                               --------------    --------------   --------------   --------------
                                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Gross proceeds...............................................      $   28,560       $   33,600       $   38,640   $   44,436
Less offering expenses.......................................           1,250            1,250            1,250        1,250
                                                                   ----------       ----------       ----------   ----------
 Estimated net proceeds......................................          27,310           32,350           37,390       43,186
Less common stock acquired by ESOP...........................          (2,285)          (2,688)          (3,091)      (3,555)
Less common stock acquired by Recognition Plan...............          (1,142)          (1,344)          (1,546)      (1,777)
                                                                   ----------       ----------       ----------   ----------
  Estimated net proceeds, as adjusted........................      $   23,883       $   28,318       $   32,753   $   37,854
                                                                   ==========       ==========       ==========   ==========

FOR THE YEAR ENDED SEPTEMBER 30, 1997
Consolidated net income:
 Historical net income.......................................      $    4,598       $    4,598       $    4,598   $    4,598
 Pro forma income on net proceeds (2)........................             776              921            1,066        1,232
 Less pro forma ESOP adjustment (3)..........................            (137)            (161)            (185)        (213)
 Less pro forma Recognition Plan adjustment (4)..............            (137)            (161)            (185)        (213)
                                                                   ----------       ----------       ----------   ----------
  Pro forma net income.......................................      $    5,100       $    5,197       $    5,294   $    5,404
                                                                   ==========       ==========       ==========   ==========

Net income per share:
 Historical..................................................      $     0.78       $     0.66       $     0.57   $     0.50
 Pro forma income on net proceeds (2)........................            0.13             0.13             0.13         0.13
 Less pro forma ESOP adjustment (3)..........................           (0.02)           (0.02)           (0.02)       (0.02)
 Less pro forma Recognition Plan adjustment (4)..............           (0.02)           (0.02)           (0.02)       (0.02)
                                                                   ----------       ----------       ----------   ----------
  Pro forma net income per share (3)(4)(5)...................      $     0.87       $     0.75       $     0.66   $     0.59
                                                                   ==========       ==========       ==========   ==========

Number of shares used in calculating earnings per share (6)..       5,914,368        6,958,080        8,001,792    9,202,061
                                                                   ==========       ==========       ==========   ==========

AT SEPTEMBER 30, 1997
Stockholders' equity:
 Historical (7)..............................................      $   50,399       $   50,399       $   50,399   $   50,399
 Estimated net proceeds (8)..................................          27,310           32,350           37,390       43,186
 Less capitalization of the Mutual Holding Company...........            (100)            (100)            (100)        (100)
 Less common stock acquired by ESOP (3)......................          (2,285)          (2,688)          (3,091)      (3,555)
 Less common stock acquired by Recognition Plan (4)..........          (1,142)          (1,344)          (1,546)      (1,777)
                                                                   ----------       ----------       ----------   ----------
  Pro forma stockholders' equity (5).........................      $   74,182       $   78,617       $   83,052   $   88,153
                                                                   ==========       ==========       ==========   ==========

Stockholders' equity per share:
 Historical (7)..............................................      $     8.24       $     7.00       $     6.08   $     5.29
 Estimated net proceeds (8)..................................            4.46             4.49             4.52         4.54
 Less capitalization of the Mutual Holding Company...........           (0.02)           (0.01)           (0.01)       (0.01)
 Less common stock acquired by ESOP (3)......................           (0.37)           (0.37)           (0.37)       (0.37)
 Less common stock acquired by Recognition Plan (4)..........           (0.19)           (0.19)           (0.19)       (0.19)
                                                                   ----------       ----------       ----------   ----------
   Pro forma stockholders' equity per share (4)(5)...........      $    12.12       $    10.92       $    10.03   $     9.26
                                                                   ==========       ==========       ==========   ==========

Number of shares used in calculating
 stockholders' equity per share..............................       6,120,000        7,200,000        8,280,000    9,522,000
                                                                   ==========       ==========       ==========   ==========

Offering price as a multiple of pro forma net earnings
 per share...................................................          11.49x           13.33x           15.15x       16.95x
                                                                   ==========       ==========       ==========   ==========

Offering price as a percentage of pro forma stockholders'
 equity per share............................................           82.51%           91.58%           99.70%      107.99%
                                                                   ==========       ==========       ==========   ==========

                                                  (Footnotes begin on next page)

_________________________
(1) As adjusted to give effect to an increase in the number of shares which could occur due to a 15% increase in the Estimated Valuation Range to reflect changes in market or general financial conditions following the commencement of the Offering.
(2) No effect has been given to withdrawals from deposit accounts for the purpose of purchasing Common Stock. Since funds on deposit at the Bank may be withdrawn to purchase shares of Common Stock (which will reduce deposits by the amount of such purchases), the net amount of additional funds available to the Bank for investment following receipt of the net proceeds of the Offering will be reduced by the amount of such withdrawals.
(3) It is assumed that 8% of the shares sold in the Offering will be purchased by the ESOP. For purposes of this table, the funds used to acquire such shares are assumed to have been borrowed by the ESOP from the Company. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. The Bank's payment of the ESOP debt is based upon equal principal installments plus interest over a 10-year period. Assuming the Company makes the ESOP loan, interest income earned by the Company on the ESOP debt will offset the interest paid by the Bank. Accordingly, only the principal payments on the ESOP debt are recorded as an expense (tax-effected) to the Company on a consolidated basis. The pro forma net earnings information makes the following assumptions: (i) the Bank's contribution to the ESOP is equivalent to the debt service requirement for a full year and was made at the end of the period; (ii) 22,848, 26,880, 30,912 and 35,549 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively, were committed to be released at an average fair value of $10.00 per share; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations. See "Management of the Bank--Executive Compensation--Employee Stock Ownership Plan and Trust."
(4) Gives effect to the Recognition Plan expected to be adopted by the Company following the Offering. This plan is assumed to acquire a number of shares of Common Stock equal to 4% of the shares sold in the Offering, or 114,240, 134,400, 154,560 and 177,744 shares of Common Stock at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively, either through open market purchases, or from authorized but unissued shares of Common Stock or treasury stock of the Company, if any. Funds used by the Recognition Plan to purchase the shares will be contributed to the plan by the Company. In calculating the pro forma effect of the Recognition Plan, it is assumed that the shares were acquired by the plan in open market purchases at the beginning of the period presented for a purchase price equal to the Subscription Price, and that 20% of the amount contributed was an amortized expense during the period. The issuance of authorized but unissued shares of the common stock to the Recognition Plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 1.9% and pro forma net earnings per share would be $0.86, $0.75, $0.66 and $0.59 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively, and pro forma stockholders' equity per share would be $12.08, $10.90, $10.03 and $9.28 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. The actual purchase price of the shares granted under the Recognition Plan may be higher or lower than the Subscription Price. See "Management of the Bank--Executive Compensation-- Recognition Plan."
(5) No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan expected to be adopted by the Company following the Offering. An amount equal to 10% of the Common Stock sold in the Offering, or 285,600, 336,000, 386,400 and 444,360 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the Stock Option Plan. The issuance of Common Stock pursuant to the exercise of options under the Stock Option Plan will result in the dilution of existing stockholders' interests. Assuming all options were exercised at the end of the period at an exercise price equal to the Subscription Price, existing stockholders' voting interest would be diluted by 4.5%, and at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, the pro forma net earnings per share would be $0.84, $0.73, $0.65 and $0.58, respectively, and the pro forma stockholders' equity per share would be $12.02, $10.87, $10.02 and $9.29, respectively. See "Management of the Bank--Executive Compensation--Stock Option Plan."

(6) Such number of shares includes shares sold in the Offering and shares issued to the Mutual Holding Company in the Reorganization. The number of shares outstanding excludes shares to be acquired by the ESOP amounting to 205,632, 241,920, 278,208 and 319,939 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. The number of shares outstanding includes ESOP shares committed to be released of 22,848, 26,880, 30,912 and 35,949 at the minimum, midpoint, maximum and adjusted maximum, respectively. No effect has been given to the issuance of additional shares of Common Stock pursuant to the Stock Option Plan (which will not be established within the first year after the conclusion of the Offering unless approved by Minority Stockholders). Recognition Plan shares are assumed to be fully vested for purposes of computing net earnings per share.
(7) Stockholders' equity represents the excess of the carrying value of the assets of the Bank over its liabilities. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the bad debt reserves for income tax purposes, which would be required in the event of liquidation. Retained earnings will be substantially restricted following the Reorganization. See "Dividend Policy" and Note 10 of Notes to the Consolidated Financial Statements. For purposes of calculating pro forma stockholders' equity per share, shares outstanding represent total shares issued in the Offering and to the Mutual Holding Company of 6,120,000, 7,200,000, 8,280,000 and 9,522,000 at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively.
(8) Includes assumed proceeds from sale to the Recognition Plan for $10.00 per share of a number of authorized but unissued shares equal to 4% of the Minority Ownership Interest. Purchases by the Recognition Plan will be made at the fair market value of such shares at the time of purchase, which may be more or less than $10.00.

            PROPOSED PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding intended Common Stock subscriptions by each of the Directors and executive officers of the Bank and the Company and their associates, and by all such Directors and executive officers as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. This table excludes shares to be purchased by the ESOP, and any Recognition Plan awards or Stock Option Plan grants that may be made no earlier than six months after the completion of the Reorganization. See "Management of the Bank--Executive Compensation--Recognition Plan" and "--Stock Option Plan."

                                                                                                                      PERCENT OF
                                                                                     INTENDED SUBSCRIPTIONS          SHARES ISSUED
                                                      POSITION               ---------------------------------------    IN THE
  NAME                                             WITH THE BANK             TOTAL SHARES(1)      AGGREGATE PRICE     OFFERING(2)
---------------------------------------  ----------------------------------  ---------------  ----------------------  --------
William F. Helmer                              Chairman of the Board               40,000          $  400,000              1.0%
George Strayton                          President, Chief Executive Officer        40,000             400,000              1.0
                                                    and Director
Dennis L. Coyle                              Vice Chairman of the Board            40,000             400,000              1.0
Murray L. Korn                                        Director                     40,000             400,000              1.0
Dr. Donald T. McNelis                                 Director                     20,000             200,000               *
Richard A. Nozell                                     Director                      7,500              75,000               *
William R. Sichol, Jr.                                Director                     20,000             200,000               *
Wilbur C. Ward                                        Director                      7,500              75,000               *
F. Gary Zeh                                           Director                     40,000             400,000              1.0
Daniel G. Rothstein                          Executive Vice President,             35,000             350,000               *
                                                Chief Credit Officer
                                               and Regulatory Counsel
Robert J. Sansky                            Executive Vice President and           10,000             100,000               *
                                            Director of Human Resources
Katherine A. Dering                          Senior Vice President and             10,000             100,000               *
                                              Chief Financial Officer
Stephen G. Dormer                            Senior Vice President and             10,000             100,000               *
                                           Director of Business Activity
John F. Fitzpatrick                          Senior Vice President and             10,000             100,000               *
                                            Director of Support Services
All Directors and executive
officers as a group (14 persons)                                                  330,000          $3,300,000              8.5%
                                                                                  =======          ==========         ========

----------------
*Less than 1%.
(1) The maximum number of shares for which any officer or director and their Associates may subscribe is 40,000 shares.
(2) At the maximum of the Offering Range.

                        THE REORGANIZATION AND OFFERING

     THE OTS HAS APPROVED THE PLAN AND THE OFFERING OF THE COMMON STOCK SUBJECT TO THE APPROVAL OF THE BANK'S MEMBERS AND THE SATISFACTION OF CERTAIN CONDITIONS IMPOSED BY THE OTS. HOWEVER, SUCH APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE OFFERING OR THE PLAN BY THE OTS.

DESCRIPTION OF AND REASONS FOR THE REORGANIZATION

     Pursuant to the Plan, which has been approved unanimously by the Board of Directors, the Bank will reorganize into what is called a "two-tier" mutual holding company structure. It is a two-tier structure because it will have two levels of holding companies--a "mid-tier" stock holding company and a "top-tier" mutual holding company. The Reorganization will be effected as follows or in any other manner that is consistent with applicable federal law and regulations and the intent of the Plan:

     (i) the Bank will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim One");

     (ii) Interim One will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim Two");

     (iii) Interim One will organize the Company as a wholly-owned subsidiary;

     (iv) the Bank will exchange its charter for a federal stock savings bank charter and Interim One will exchange its charter for a federal mutual holding company charter to become the Mutual Holding Company;

     (v) simultaneously with step (iv), Interim Two will merge with and into the Bank with the Bank as the resulting institution;

     (vi) all of the initially issued stock of the Bank will be transferred to the Mutual Holding Company in exchange for membership interests in the Mutual Holding Company; and

     (vii) the Mutual Holding Company will contribute the capital stock of the Bank to the Company, and the Bank will become a wholly-owned subsidiary of the Company.

     Concurrently with the Reorganization, the Company will offer for sale 46.7% of its Common Stock, and issue the remaining 53.3% of its Common Stock to the Mutual Holding Company.

     In adopting the Plan, the Bank's Board of Directors determined that the Reorganization is in the best interest of the Bank. The primary purpose of the Reorganization is to establish a structure that will enable the Bank to compete and expand more effectively in the financial services marketplace, and that will enable the Bank's depositors, certain borrowers, employees, management and directors to obtain an indirect equity ownership interest in the Bank. The new structure will permit the Company to issue capital stock, which is a source of capital not available to mutual savings banks, and the Company will take advantage of this new ability by issuing Common Stock in the Offering. Since the Company is not offering all of its Common Stock for sale in the Offering (but is issuing a majority of its stock to the Mutual Holding Company), the Reorganization will result in less capital raised in comparison to a standard mutual-to-stock conversion. The Reorganization, however, also will offer the Bank the opportunity to raise additional capital since the stock held by the Mutual Holding Company will be available for sale in the future in the event the Company sells additional shares to depositors and others in one or more incremental stock offerings, or if the Mutual Holding Company converts to the capital stock form of organization in a Conversion Transaction. See "Regulation--Holding Company Regulation--Conversion of the Mutual Holding Company to Stock Form."

     The Reorganization will also give the Bank greater flexibility to structure and finance the expansion of its operations, including the potential acquisition of other financial institutions, and to diversify into other financial services. The holding company form of organization is expected to provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. Although the Bank has no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the Reorganization, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise. Lastly, the Reorganization will enable the Bank to better manage its capital by giving the Bank broader investment opportunities through the holding company structure, and will enable the Company to distribute capital to its stockholders in the form of dividends and stock repurchases. Because only a minority of the Common Stock will be offered for sale in the Offering, the Bank's ability to remain an independent savings bank and to provide community-oriented financial services will be preserved through the mutual holding company structure.

     The Board of Directors believes that these advantages outweigh the potential disadvantages of the mutual holding company structure, which may include: (i) the inability of stockholders other than the Mutual Holding Company to obtain majority ownership of the Company and the Bank, which may result in the perpetuation of the management and Board of Directors of the Bank and the Company; and (ii) that the mutual holding company structure is a relatively new form of corporate ownership, and new regulatory policies relating to the mutual interest in the Mutual Holding Company that may be adopted from time-to-time may have an adverse impact on minority stockholders. A majority of the voting stock of the Company will be owned by the Mutual Holding Company, which is a mutual corporation that will be controlled by its members, who will be certain of the Bank's customers. While this structure will permit management to focus on the Company's and the Bank's long-term business strategy for growth and capital redeployment without excessive pressure from stockholders, it will also serve to perpetuate the existing management and directors of the Bank. The Mutual Holding Company will be able to elect all members of the Board of Directors of the Company, and will be able to control the outcome of all matters presented to the stockholders of the Company for resolution by vote except for certain matters that must be approved by more than a majority of stockholders of the Company. No assurance can be given that the Company will not take action adverse to the interests of the Minority Stockholders.

     Following the completion of the Reorganization, all depositors of the Bank as of the effective date of the Reorganization and all borrowers of the Bank as of July 9, 1998 whose borrowings remained outstanding as of the effective date of the Reorganization will become members of the Mutual Holding Company so long as they continue to hold deposit accounts or their loans remain outstanding with the Bank. In addition, all persons who become depositors subsequent to the Reorganization will become members of the Mutual Holding Company.

     All insured deposit accounts of the Bank that are transferred to the Bank in stock form will continue to be federally insured by the FDIC and the SAIF up to the legal maximum limit in the same manner as deposit accounts existing in the Bank immediately prior to the Reorganization. Upon completion of the Reorganization, the Bank may exercise any and all powers, rights and privileges of, and shall be subject to all limitations applicable to, capital stock savings banks under federal law and OTS regulations. Although the Company will have the power to issue shares of capital stock to persons other than the Mutual Holding Company, as long as the Mutual Holding Company is in existence, the Mutual Holding Company will be required to own a majority of the voting stock of the Company. The Company may issue any amount of non-voting stock to persons other than the Mutual Holding Company and the Company must own 100% of the voting stock of the Bank. The Bank and the Company may issue any amount of non-voting stock or debt to persons other than the Mutual Holding Company.

     Completion of the Reorganization is subject to the approval of the Plan by the Bank's members. The Plan is being presented for a vote of the Bank's members at a special meeting to be held on December 21, 1998.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED IN THE REORGANIZATION AND
OFFERING

     The Plan and federal and state regulations require that the aggregate purchase price of the Common Stock issued in the Offering must be based on the appraised pro forma market value of the Common Stock, as determined by an independent valuation. The Bank has retained RP Financial, which has prepared the Independent Valuation. For its services in making such appraisal, RP Financial will receive a fee of $45,000 (which amount does not include a fee of $7,500 to be paid to RP Financial for assistance in preparation of a business plan). The Bank and the Company have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

     The Independent Valuation was prepared by RP Financial in reliance upon the information contained in the Prospectus, including the Consolidated Financial Statements. RP Financial also considered the following factors, among others: the present and projected operating results and financial condition of the Bank and the economic and demographic conditions in the Bank's existing marketing area; certain historical, financial and other information relating to the Bank; a comparative evaluation of the operating and financial statistics of the Bank with those of other publicly traded savings institutions in mutual holding company form on a pro forma fully converted basis; the aggregate size of the Offering; the impact of the Reorganization on the Bank's stockholders' equity and earnings potential; the proposed dividend policy of the Company and the capacity to pay dividends; and the trading market for securities of other subsidiaries of mutual holding companies and general conditions in the market for such securities.

     The Board of Directors reviewed the Independent Valuation and, in particular, considered (i) the Bank's financial condition and results of operations for the nine months ended June 30, 1998, (ii) financial comparisons of the Bank in relation to financial institutions of similar size and asset quality, and (iii) stock market conditions generally and in particular for financial institutions, all of which are set forth in the Independent Valuation. The Board also reviewed the methodology and the assumptions used by RP Financial in preparing the Independent Valuation.

     The Independent Valuation states that as of November 12, 1998, the estimated pro forma market value of the Common Stock ranged from a minimum of $61,200,000 to a maximum of $82,800,000 with a midpoint of $72,000,000 (the
"Estimated Valuation Range"). The Bank's Board of Directors determined to offer the shares in the Offering for the Subscription Price of $10.00 per share.
Based on the Estimated Valuation Range and the Subscription Price, the number of shares of Common Stock that the Company will issue will range from 6,120,000 shares to 8,280,000 shares, with a midpoint of 6,200,000 shares. The Bank's Board of Directors determined to offer 46.7% of such shares in the Offering, or between 2,856,000 shares and 3,864,000 shares with a midpoint of 3,360,000 shares (the "Offering Range"). The 53.3% of the to-be outstanding shares of Common Stock that are not sold in the Offering will be issued to the Mutual Holding Company.

     Following commencement of the Subscription Offering, the maximum of the Estimated Valuation Range may be increased by up to 15% to up to $95,220,000, which will result in a corresponding increase in the maximum of the Offering Range to up to 4,443,600 shares to reflect changes in market and financial conditions, without the resolicitation of subscribers. The minimum of the Estimated Valuation Range and the minimum of the Offering Range may not be decreased without a resolicitation of subscribers. The Subscription Price of $10.00 per share will remain fixed. See "--Limitations Upon Purchases of Common Stock" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the Offering Range to fill unfilled orders in the Subscription and Community Offerings. In the event the Independent Valuation is updated to increase the pro forma market value of the Common Stock to more than $95,220,000 or to decrease it to less than $61,200,000, such appraisal will be filed with the Securities and Exchange Commission (the "SEC") by post-effective amendment.

     THE INDEPENDENT VALUATION, HOWEVER, IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING SUCH SHARES. RP FINANCIAL DID NOT INDEPENDENTLY VERIFY THE CONSOLIDATED FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK, NOR

DID RP FINANCIAL VALUE INDEPENDENTLY THE ASSETS OR LIABILITIES OF THE BANK. THE INDEPENDENT VALUATION CONSIDERS THE BANK AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SHARES IN THE OFFERING WILL THEREAFTER BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE SUBSCRIPTION PRICE.

     The Independent Valuation will be updated at the time of the completion of the Offering. If the update to the Independent Valuation at the conclusion of the Offering results in an increase in the maximum of the Estimated Valuation Range to more than $95,220,000 and a corresponding increase in the Offering Range to more than 4,443,600 shares, or a decrease in the minimum of the Estimated Valuation Range to less than $61,200,000 and a corresponding decrease in the Offering Range to fewer than 2,856,000 shares, then the Company, after consulting with the OTS, may terminate the Plan and return all funds promptly with interest or resolicit subscribers relative to a new Estimated Valuation Range and Offering Range, or take such other actions as permitted by the OTS in order to complete the Reorganization and the Offering. If a resolicitation is commenced, unless subscribers respond affirmatively within a designated period of time, all funds will be promptly returned with interest to subscribers as described above. A resolicitation, if any, following the conclusion of the Subscription and Community Offerings would not exceed 45 days unless further extended by the OTS for periods of up to 90 days not to exceed 24 months following the special meeting of the Bank's members at which the Plan is presented for member approval, or December 21, 2000.

     An increase in the Independent Valuation and the number of shares to be issued in the Offering would decrease both a subscriber's ownership interest and the Company's pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the Independent Valuation and the number of shares to be issued in the Offering would increase both a subscriber's ownership interest and the Company's pro forma earnings and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

     Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of the Bank and the other locations specified under "Additional Information."

     No sale of shares of Common Stock may be consummated unless, prior to such consummation, RP Financial confirms to the Bank and the OTS that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial to conclude that the Independent Valuation is incompatible with its estimate of the pro forma market value of the Common Stock of the Company at the conclusion of the Offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the Estimated Valuation Range would be subject to OTS approval. As described above, if such confirmation is not received, the Bank may extend the Offering, reopen or begin a new offering, establish a new Estimated Valuation Range and begin a resolicitation of all purchasers with the approval of the OTS or take such other actions as permitted by the OTS in order to complete the Offering.

PURCHASE PRIORITIES AND METHOD OF OFFERING SHARES IN THE OFFERING

     Concurrent with the Reorganization, the Company is offering shares of Common Stock to persons other than the Mutual Holding Company. The Company is offering between 2,856,000 and 3,864,000 shares of the Common Stock (subject to adjustment to up to 4,443,600 shares in the event of an increase in the maximum of the Estimated Valuation Range). The shares of Common Stock that will be sold in the Offering will constitute no more than 46.7% of the shares that will be outstanding immediately at the conclusion of the Offering. Following the Reorganization and the Offering, the Company also will be authorized to issue additional Common Stock or preferred stock to persons other than the Mutual Holding Company, without prior approval of the holders of the Common Stock. Subject to the limitations set forth in the "--Limitations Upon Purchases of Common Stock" section, the priorities for the purchase of shares are as follows:

     PRIORITY 1: ELIGIBLE ACCOUNT HOLDERS. Each depositor with aggregate deposit account balances of $50 or more (a "Qualifying Deposit") as of December 31, 1996 (the "Eligibility Record Date," and such account holders, "Eligible Account Holders") will receive nontransferable subscription rights to subscribe for up to the greater of 20,000 shares or 15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares to be issued in the Offering by a fraction of which the numerator is the amount of the Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Eligible Account Holders, in each case on the Eligibility Record Date, subject to the overall purchase limitation and exclusive of shares purchased by the ESOP from any increase in the shares offered pursuant to an increase in the maximum of the Offering Range. See "-- Limitations Upon Purchases of Common Stock." If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares (except for additional shares issued to the ESOP upon an increase in the maximum of the Offering Range) will be allocated to each subscribing Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his aggregate Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled.

     To ensure proper allocation of stock, each Eligible Account Holder must list on his Order Form all deposit accounts in which he or she has an ownership interest on the Eligibility Record Date. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. Neither the Company nor the Bank nor any of their agents shall be responsible for orders on which all Qualifying Deposit Accounts have not been fully and accurately disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of the Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the twelve months preceding the Eligibility Record Date. For allocation purposes, Qualifying Deposits will be divided in the case of multiple orders.

     PRIORITY 2: EMPLOYEE PLANS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the tax-qualified employee plans, including the ESOP, will receive nontransferable subscription rights to purchase Common Stock in the Offering on behalf of participants subject to the purchase limitations described herein. The ESOP intends to subscribe for 8% of the Common Stock issued in the Offering, including 8% of the total number of shares issued if the maximum of the Offering Range is increased. The priority right of the ESOP to purchase shares is subordinate to the rights of Eligible Account Holders to subscribe for shares, except that the ESOP shall have first priority to purchase shares issued in excess of the maximum of the Offering Range in the event of an increase in the maximum of the initial Estimated Valuation Range and the Offering Range.

     PRIORITY 3: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the ESOP, each depositor with a Qualifying Deposit as of September 30, 1998 (the "Supplemental Eligibility Record Date") who is not an Eligible Account Holder ("Supplemental Eligible Account Holder") will receive nontransferable subscription rights to subscribe for the greater of 20,000 shares, or 15 times the product (rounded down to the next whole number) obtained by multiplying the number of shares issued in the Offering by a fraction of which the numerator is the amount of the Supplemental Eligible Account Holder's Qualifying Deposit and the denominator is the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders, in each case on the Supplemental Eligibility Record Date, subject to the overall purchase limitation. See "--Limitations Upon Purchases of Common Stock." If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated so as to permit each subscribing Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to the lesser of 100 shares or the number of shares for which he subscribed. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

     To ensure proper allocation of stock, each Supplemental Eligible Account Holder must list on his Order Form all deposit accounts in which he or she has an ownership interest on the Supplemental Eligibility Record Date. Failure to list an account could result in less shares being allocated than if all accounts had been disclosed. For allocation purposes, Qualifying Deposits will be divided in the case of multiple orders. Neither the Company nor the Bank nor any of their agents shall be responsible for orders on which all Qualifying Deposit Accounts have not been fully and accurately disclosed.

     PRIORITY 4: OTHER MEMBERS. To the extent that there are shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Employee Plans, and Supplemental Eligible Account Holders, each depositor as of the Voting Record Date and borrowers as of July 9, 1998 whose borrowings remained outstanding as of the Voting Record Date ("Other Members") who is not an Eligible Account Holder or Supplemental Eligible Account Holder will receive nontransferable subscription rights to subscribe for 20,000 shares subject to the overall purchase limitation. See "--Limitations Upon Purchases of Common Stock." If there are not sufficient shares available to satisfy all subscriptions, available shares will be allocated on a pro-rata basis based on the size of the subscriptions.

     PRIORITY 5: DIRECTORS, OFFICERS AND EMPLOYEES. To the extent that shares remain available for purchase after satisfaction of all subscriptions of the Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, and Other Members, each employee, officer and director of the Bank who is not an Eligible Account Holder, Supplemental Eligible Account Holder or Other Member shall have the opportunity to purchase up to 20,000 shares. In the event that directors, officers and employees subscribe for a number of shares, which, when added to the shares subscribed for by Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, and Other Members is in excess of the total shares offered in the Subscription Offering, the subscriptions of such persons will be allocated among directors, officers and employees on a pro rata basis based on the size of each person's orders.

COMMUNITY OFFERING

     Any shares of Common Stock not subscribed for in the Subscription Offering may be offered for sale in a Community Offering. This will involve an offering of unsubscribed shares directly to the general public for the Subscription Price of $10.00 per share. If a Community Offering is conducted, it will be for a period of not more than 45 days unless extended by the Company and the Bank, and may begin concurrently with, during or promptly after the Subscription Offering. The Common Stock will be offered and sold in the Community Offering, in accordance with OTS regulations, so as to achieve the widest distribution of the Common Stock. No person, by himself or herself, together with an associate or group of persons acting in concert, may subscribe for or purchase more than $200,000 of Common Stock offered in the Community Offering. Further, the Company may limit total subscriptions so as to assure that the number of shares available for a Syndicated Community Offering may be up to a specified percentage of the number of shares of Common Stock. The Company may reserve an amount of shares offered in the Community Offering and any Syndicated Community Offering for sales to institutional investors.

     In the event of an oversubscription for shares in the Community Offering, shares will be allocated (to the extent shares remain available) first to natural persons residing in the Bank's local community of Rockland County, New York (the "Community"), then to any other persons subscribing for shares in the Community Offering so that each such person may receive the lesser of the number of shares subscribed for or 1,000 shares, and thereafter, on a pro rata basis to such persons whose orders are not filled based on the amount of their respective subscriptions.

     The terms "residence," "reside," "resided" or "residing" as used herein with respect to any person shall mean any person who occupied a dwelling within the Bank's Community, has an intent to remain within the Community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the Community together with an indication that such presence within the Community is something other than merely transitory in nature. To the extent the person is a corporation or other business entity, the principal place of business or headquarters shall be in the Community. To the extent a person is a personal benefit plan, the circumstances of the beneficiary shall apply with respect to this definition. In the case of all other benefit plans, the circumstances of the director shall be examined for purposes of this definition. The Bank may use deposit or loan records or such other evidence provided to it to determine whether a person is a resident. In all cases, however, such a determination shall be in the sole discretion of the Bank.

     The Bank and the Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any person in the Syndicated Community Offering.

SYNDICATED COMMUNITY OFFERING

     Depending on market conditions, the Common Stock may be offered for sale (for $10.00 per share) to the general public on a best efforts basis in the Syndicated Community Offering by a selling group of broker-dealers ("Selected Dealers") to be managed by Ryan Beck subject to terms and conditions intended to achieve wide distribution of the Common Stock. Ryan Beck, in its discretion, will instruct Selected Dealers as to the number of shares to be allocated to each Selected Dealer. Only upon allocation of shares to Selected Dealers may Selected Dealers take orders from their customers. Investors who desire to purchase shares in the Syndicated Community Offering directly through a Selected Dealer, which may include Ryan Beck, are advised that Selected Dealers will be required either: (a) upon receipt of an executed Order Form or direction to execute an Order Form on behalf of an investor, to forward the appropriate purchase price to the Bank for deposit in a segregated account on or before 12:00 noon of the business day next following such receipt or execution; or (b) upon receipt of confirmation of an investor's interest in purchasing shares, and following a mailing of an acknowledgment by such member to such investor on the designated business day following confirmation, to debit the account of such investor on the designated business day following confirmation and to forward the appropriate purchase price to the Bank for deposit.

     It is expected that the Syndicated Community Offering will begin during or as soon as practicable after termination of the Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended as provided herein. If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected or is deemed inadvisable, the Boards of Directors of the Company and the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS and to compliance with applicable state and federal securities laws.

     The Bank and the Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any person in the Syndicated Community Offering.

RESTRICTIONS ON AGREEMENTS OR UNDERSTANDINGS REGARDING TRANSFER OF COMMON STOCK TO BE PURCHASED IN THE OFFERING

     Prior to the completion of the Offering, no person may transfer or enter into an agreement or understanding to transfer the legal or beneficial ownership of the shares of Common Stock to be purchased by such person in the Offering. Each person who submits an Order Form will be required to certify that the purchase of Common Stock by such person is solely for the purchaser's own account and there is no agreement or understanding regarding the sale or transfer of such shares. The Bank intends to pursue any and all legal and equitable remedies in the event it becomes aware of any such agreement or understanding, and will not honor orders reasonably believed by the Bank to involve such an agreement or understanding.

PROCEDURE FOR PURCHASING SHARES

     To ensure that each purchaser receives a Prospectus in the Subscription Offering and Community Offering at least 48 hours before the Expiration Date (as defined below), Prospectuses will not be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date.
Order Forms may only be distributed with a Prospectus.

     EXPIRATION DATE. The Offering will terminate at 12:00 noon, New York time on December 17, 1998, unless extended by the Bank for up to an additional 45 days or, if approved by the OTS, for an additional period after such

45-day extension (as so extended, the "Expiration Date"). The Subscription Offering may terminate before the Community Offering is commenced or during an extension of the Community Offering. The Bank is not required to give purchasers notice of any extension unless the Expiration Date is later than February 1, 1999, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders. If the minimum number of shares offered in the Offering (2,856,000 shares) is not sold by the Expiration Date, the Bank may terminate the Offering and promptly refund all orders for Common Stock. If the number of shares is reduced below the minimum of the Offering Range or increased by more than 15% above the maximum of the Offering Range, purchasers will be given an opportunity to increase, decrease, or rescind their orders.

     USE OF ORDER FORMS. In order to purchase the Common Stock, each purchaser must complete and sign an Order Form, except for certain persons purchasing in the Syndicated Community Offering as more fully described above. Any person receiving an Order Form who desires to purchase Common Stock may do so by delivering (by mail or in person) to the Bank a properly executed and completed Order Form, together with full payment for the shares purchased. The Order Form must be received prior to 12:00 noon, New York time on December 17, 1998. ONCE TENDERED, AN ORDER FORM CANNOT BE MODIFIED OR REVOKED WITHOUT THE CONSENT OF THE BANK. Each person ordering shares is required to represent that they are purchasing such shares for their own account. The interpretation by the Bank of the terms and conditions of the Plan and of the acceptability of the Order Forms will be final. The Bank is not required to accept copies or facsimiles of Order Forms. Neither the Bank, the Company, nor Ryan Beck is obligated to deliver a Prospectus or an Order Form by any means other than the U.S. Postal Service.

     PAYMENT FOR SHARES. Payment for all shares will be required to accompany all completed Order Forms for the purchase to be valid. Payment for shares may be made by (i) check or money order, or (ii) authorization of withdrawal from passbook accounts or certificates of deposit maintained with the Bank. Appropriate means by which such withdrawals may be authorized are provided in the Order Forms. Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the Offering has been completed or terminated. The withdrawal will be made upon consummation of the Offering. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the Offering is completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at the Bank's passbook rate subsequent to the withdrawal. In the case of payments made by check or money order, such checks and money orders shall be made payable to "Provident Bank." Such funds will be placed in a segregated savings account and interest will be paid by the Bank at the Bank's passbook rate, from the date payment is received until the Offering is completed or terminated. Such interest will be paid by check, on all funds held, promptly upon completion or termination of the Offering. An executed Order Form, once received by the Bank, may not be modified, amended or rescinded without the consent of the Bank except in the case of a resolicitation, in which event subscribers may be given the opportunity to increase, decrease, confirm or rescind their orders for a specified period of time. If the ESOP purchases shares of Common Stock, such plan will not be required to pay for such shares until consummation of the Offering.

     Owners of self-directed Individual Retirement Accounts ("IRAs") may use the assets of such IRAs to purchase shares of Common Stock in the Offering. Individuals who are participants in self-directed tax qualified plans maintained by self-employed individuals ("Keogh Plans") may use the assets in their self-directed Keogh Plan accounts to purchase shares of Common Stock in the Offering. In addition, the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and Internal Revenue Service ("IRS") regulations require that executive officers, directors, and 10% stockholders who use self-directed IRA funds and/or Keogh Plan accounts to purchase shares of Common Stock in the Offering, make such purchase for the exclusive benefit of the IRA and/or Keogh Plan participant.

     A depositor interested in using his or her IRA funds to purchase Common Stock must do so through a self-directed IRA. Since the Bank does not offer such accounts, it will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program without early withdrawal penalties with the agreement that such funds will be used to purchase the Common Stock in the Offering. There will be no early withdrawal or IRS penalties for such transfers. The new trustee would hold the Common Stock in a self-directed account in the same manner as the Bank now holds the depositor's IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in a Provident Bank IRA to purchase Common Stock should contact the Stock Information Center as soon as possible so that the necessary forms may be forwarded for execution and returned prior to the Expiration Date.

     DELIVERY OF STOCK CERTIFICATES. Certificates representing Common Stock issued in the Offering will be mailed by the Company to the persons entitled thereto at the registration address noted on the Order Form, as soon as practicable following consummation of the Offering. Any certificates returned as undeliverable will be held by the Company until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the Common Stock are available and delivered to purchasers, purchasers may not be able to sell the shares of stock which they ordered. Subscribers are at their own risk if they sell shares before receiving the certificates or determining whether their subscription has been accepted.

PLAN OF DISTRIBUTION AND SELLING COMMISSIONS

     Offering materials for the Offering initially have been distributed to certain persons by mail, with additional copies made available at the Bank's offices and by Ryan Beck.

     To assist in the marketing of the Common Stock, the Bank has retained Ryan Beck, a broker-dealer registered with the National Association of Securities Dealers, Inc. ("NASD"). Ryan Beck will assist the Bank in the Offering as follows: (i) in training and educating the Bank's employees regarding the mechanics and regulatory requirements of the Offering; (ii) in conducting informational meetings for employees, customers and the general public; and
(iii) in coordinating the selling efforts in the Bank's local communities. For these services, Ryan Beck will receive an advisory and a management fee of $400,000. In the event of a Syndicated Community Offering, Selected Dealers, which may include Ryan Beck, will receive a fee equal to 5.5% of the aggregate amount of the Common Stock sold pursuant to selected dealer agreements.

     The Bank also will reimburse Ryan Beck for its reasonable out-of-pocket expenses, the estimated maximum of which are $60,000 (including legal fees and expenses up to a maximum of $40,000) associated with its marketing effort. The Bank has made an advance payment to Ryan Beck in the amount of $25,000. The Bank will indemnify Ryan Beck against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the Common Stock, including liabilities under the Securities Act of 1933.

     Directors and executive officers of the Bank may participate in the solicitation of offers to purchase Common Stock. Other trained employees of the Bank may participate in the Offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. The Bank will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 (the "Exchange Act"), so as to permit officers, directors, and employees to participate in the sale of the Common Stock. No officer, director, or employee of the Bank will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the Common Stock.

     A Stock Information Center will be established at the Bank's administrative headquarters. Employees will inform prospective purchasers to direct their questions to the Stock Information Center and will provide such persons with the telephone number of the Center.

     Notwithstanding any other provision of the Plan, no person is entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal or state law or regulation (including state "blue-sky" laws and regulations), or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. The Bank and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any such purchase order if such opinion is not timely furnished. The Plan prohibits the Bank from lending funds or extending credit to any persons to purchase Common Stock in the Offering.

LIMITATIONS UPON PURCHASES OF COMMON STOCK

     The following additional limitations have been imposed upon purchases of shares of Common Stock. Defined terms used in this section and not otherwise defined in this Prospectus shall have the meaning set forth in the Plan. In all cases, the Bank shall have the right, in its sole discretion, to determine whether prospective purchasers are "Associates," or "Acting in Concert" as defined by the Plan and in the Glossary, and in interpreting any and all other provisions of the Plan. All such determinations are in the sole discretion of the Bank, and may be based on whatever evidence the Bank chooses to use in making any such determination.

     1. The aggregate amount of outstanding Common Stock owned or controlled by persons other than Mutual Holding Company at the close of the Offering shall not exceed 50% of the total outstanding Common Stock.

     2. No Person, together with Associates thereof, or group of persons Acting in Concert, may purchase more than $400,000 of Common Stock issued in the Offering to Persons other than the Mutual Holding Company, except that: (i) the Company may, in its sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such overall purchase limitation to up to 5% or decrease it to 1% of the number of shares issued in the Offering; (ii) Tax-Qualified Employee Plans may purchase up to 10% of the shares issued in the Offering; and (iii) for purposes of this paragraph shares to be held by any Tax-Qualified Employee Plan and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

     3. The aggregate amount of Common Stock acquired in the Offering by all Management Persons and their Associates, exclusive of any stock acquired by such persons in the secondary market, shall not exceed 25% of the outstanding shares of Common Stock held by persons other than the Mutual Holding Company at the close of the Offering. In calculating the number of shares held by Management Persons and their Associates under this paragraph or under the provisions of paragraph 4 below, shares held by any Tax-Qualified Employee Benefit Plan or any Nontax-Qualified Employee Benefit Plan of the Bank that are attributable to such persons shall not be counted.

     4. The Boards of Directors of the Bank and the Company may, in their sole discretion, increase the overall purchase limitation to up to 9.9%, provided that orders for Common Stock in excess of 5% of the number of shares of Common Stock issued in the Offering shall not in the aggregate exceed 10% of the total shares of Common Stock issued in the Offering (except that this limitation shall not apply to purchases by Tax-Qualified Employee Plans). If the overall limitation is increased, subscribers for the maximum amount will be, and certain other large subscribers in the sole discretion of the Company and the Bank may be, given the opportunity to increase their subscriptions up to the then applicable limit. Requests to purchase additional shares of Common Stock under this provision will be determined by the Board of Directors of the Company, in its sole discretion. The minimum number of shares that can be subscribed for is 25 shares.

     5. Notwithstanding any other provision of the Plan, no person shall be entitled to purchase any Common Stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. The Company and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

     6. The Board of Directors of the Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the Plan.

     The Company, in its sole discretion, may make reasonable efforts to comply with the securities laws of any state in the United States in which its depositors reside, and will only offer and sell the Common Stock in states in which the offers and sales comply with such states' securities laws. However, no person will be offered or allowed to purchase any Common Stock under the Plan if he or she resides in a foreign country or in a state of the United States with respect to which any of the following apply: (i) a small number of persons otherwise eligible to purchase shares under the Plan reside in such state or foreign county; (ii) the offer or sale of shares of Common Stock to such persons would require the Bank or its employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country; or
(iii) such registration or qualification would be impracticable for reasons of cost or otherwise.

     OTS regulations define "Acting in Concert" as (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. THE BANK WILL PRESUME THAT CERTAIN PERSONS ARE ACTING IN CONCERT BASED UPON VARIOUS FACTS, INCLUDING THE FACT THAT PERSONS HAVE JOINT ACCOUNT RELATIONSHIPS OR THE FACT THAT SUCH PERSONS HAVE FILED JOINT SCHEDULES 13D WITH THE SEC WITH RESPECT TO OTHER COMPANIES.

     Directors are not treated as Associates of one another solely because of their board membership. Compliance with the foregoing limitations does not necessarily constitute compliance with other regulatory restrictions on acquisitions of the Common Stock. For a further discussion of limitations on purchases of the Common Stock during and subsequent to the Reorganization, see "--Restrictions on Sale of Stock by Directors and Officers" and "--Restrictions on Purchase of Stock by Directors and Officers Following the Offering."

RESTRICTIONS ON REPURCHASE OF STOCK BY THE COMPANY

     OTS regulations and policy currently prohibit the Company from repurchasing any of its shares within three years following the Offering unless the repurchase is (i) part of a general repurchase made on a pro rata basis pursuant to an offer approved by the OTS and made to all stockholders (except the Mutual Holding Company may be excluded from the repurchase with OTS approval), (ii) limited to the repurchase of qualifying shares of a director, or (iii) in open market transactions by a tax-qualified or nontax-qualified employee benefit plan of the Bank (but not the Company) in an amount reasonable and appropriate to fund such plan.

RESTRICTIONS ON SALE OF STOCK BY DIRECTORS AND OFFICERS

     All shares of the Common Stock purchased by directors and officers and associates of directors and officers of the Bank or the Company in the Offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the Common Stock by the Company's directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Regulation--Federal Securities Law" and "Description of Capital Stock of the Company."

     Each certificate for such restricted shares will bear a legend prominently stamped on its face giving notice of the restrictions on transfer, and instructions will be issued to the Company's transfer agent to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of Common Stock issued pursuant to a stock dividend, stock split or otherwise with respect to restricted shares will be subject to the same restrictions on sale.

RESTRICTIONS ON PURCHASE OF STOCK BY DIRECTORS AND OFFICERS FOLLOWING THE
OFFERING

     OTS regulations provide that for a period of three years following the Reorganization, without prior written approval of the OTS, neither directors nor officers of the Bank or the Company nor their associates may purchase shares of the Common Stock, except from a dealer registered with the SEC. This restriction does not, however, apply: to negotiated transactions involving more than 1% of the outstanding Common Stock, to shares purchased pursuant to stock option or other incentive stock plans approved by the Company's shareholders, or to shares purchased by employee benefit plans maintained by the Company which may be attributable to individual officers or directors.

RESTRICTIONS ON TRANSFER OF SUBSCRIPTION RIGHTS AND COMMON STOCK

     Prior to the completion of the Reorganization, OTS regulations and the Plan prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of Common Stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising such subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of Common Stock prior to the completion of the Reorganization and Offering. THE BANK INTENDS TO PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IN THE EVENT IT BECOMES AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN TO INVOLVE THE TRANSFER OF SUCH RIGHTS. IN ADDITION, PERSONS WHO VIOLATE THE PURCHASE LIMITATIONS MAY BE SUBJECT TO SANCTIONS AND PENALTIES IMPOSED BY THE OTS.

FEDERAL AND STATE TAX CONSEQUENCES OF THE REORGANIZATION

     The Bank intends to proceed with the Reorganization on the basis of an opinion from its special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain tax matters that are material to the Reorganization. The opinion is based, among other things, on certain factual representations made by the Bank, including the representation that the exercise price of the subscription rights to purchase the Common Stock will be approximately equal to the fair market value of the stock at the time of the completion of the Reorganization. With respect to the subscription rights, the Bank has received a letter from RP Financial which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised, whether or not a Community Offering takes place, and Luse Lehman Gorman Pomerenk & Schick, P.C.'s opinion is given in reliance thereon. The opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., provides substantially as follows:

     1. The change in form from a mutual savings bank ("Mutual Bank") to a stock savings bank (the "Stock Bank") will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized by the Bank in either its mutual form or stock form by reason of the Reorganization.

     2. No gain or loss will be recognized by the Mutual Bank upon the transfer of the Mutual Bank's assets to the Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by the Stock Bank of the liabilities of the Mutual Bank.

     3. No gain or loss will be recognized by Stock Bank upon the receipt of the assets of the Mutual Bank in exchange for shares of Stock Bank common stock.

     4. Stock Bank's holding period in the assets received from the Mutual Bank will include the period during which such assets were held by the Mutual Bank.

     5. Stock Bank's basis in the assets of the Mutual Bank will be the same as the basis of such assets in the hands of the Mutual Bank immediately prior to the Reorganization.

     6. The Stock Bank will succeed to and take into account the Mutual Bank earnings and profits or deficit in earnings and profits, as of the date of the Reorganization.

     7. The Stock Bank depositors will recognize no gain or loss solely by reason of the Reorganization.

     8. The Mutual Holding Company and Minority Stockholders will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to the Company in exchange for Common Stock.

     9. The Company will recognize no gain or loss upon its receipt of Stock Bank stock and cash from the Mutual Holding Company and Minority Stockholders, respectively, in exchange for Common Stock.

     10. The basis of the Common Stock to Minority Stockholders will be the Subscription Price and a shareholder's holding period for Common Stock acquired through the exercise of subscription rights will begin on the date the rights are exercised.

     The opinion of Luse Lehman Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the IRS, is not binding on the IRS and the conclusions expressed therein may be challenged at a future date. The IRS has issued favorable rulings for transactions substantially similar to the proposed Reorganization, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. The Bank does not plan to apply for a letter ruling concerning the Reorganization.

          The Bank has also received an opinion from KPMG Peat Marwick LLP that the New York State Franchise Tax on banking corporations and New York State personal income tax consequences of the proposed transaction are consistent with the federal income tax consequences.

                                 PROVIDENT BANK
                       CONSOLIDATED STATEMENTS OF INCOME

     The Consolidated Statements of Income for the years ended September 30, 1997 and 1996 have been audited by KPMG Peat Marwick LLP, independent auditors, whose report appears elsewhere in this Prospectus. The Consolidated Statement of Income for the year ended September 30, 1995 has been audited by Deloitte & Touche LLP, independent auditors, whose report appears elsewhere in this Prospectus. The Consolidated Statements of Income for the nine-month periods ended June 30, 1998 and 1997 are unaudited but, in the opinion of management, all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of such results for such unaudited periods have been made.
The results of operations for the nine months ended June 30, 1998 are not necessarily indicative of results that may be expected for the year ending September 30, 1998. The Consolidated Statements of Income should be read in conjunction with the other Consolidated Financial Statements and the Notes thereto included in this Prospectus beginning on page F-1.

                                                               NINE MONTHS ENDED             YEARS ENDED
                                                                    JUNE 30,                 SEPTEMBER 30,
                                                             --------------------    -----------------------------
                                                               1998        1997        1997       1996      1995
                                                             --------    --------    --------   --------  --------
                                                                   (UNAUDITED)
                                                                                  (IN THOUSANDS)
Interest and dividend  income:
 Interest and fees on loans..............................     $25,962     $24,249     $32,544    $29,210   $26,740
 Interest on  mortgage-backed securities.................       6,748       7,118       9,398      9,008     6,687
 Interest and dividends on  investment securities and
  other earning assets...................................       3,029       3,388       4,613      4,348     3,603
                                                             --------    --------    --------   --------  --------
   Total interest and dividend income....................      35,739      34,755      46,555     42,566    37,030
                                                             --------    --------    --------   --------  --------
Interest expense:
 Deposits (Note 8).......................................      14,315      13,889      18,692     17,113    14,440
 Borrowings..............................................       1,294       1,181       1,487      1,472       624
                                                             --------    --------    --------   --------  --------
   Total interest expense................................      15,609      15,070      20,179     18,585    15,064
                                                             --------    --------    --------   --------  --------
   Net interest income...................................      20,130      19,685      26,376     23,981    21,966
Provision for loan losses  (Note 4)......................       1,347         875       1,058        911       760
                                                             --------    --------    --------   --------  --------

   Net interest income after provision for loan losses...      18,783      18,810      25,318     23,070    21,206
                                                             --------    --------    --------   --------  --------

Non-interest income:
 Loan servicing..........................................         443         445         583        648       676
 Banking service fees and other income...................       1,855       1,767       2,128      1,803     1,424
                                                             --------    --------    --------   --------  --------

   Total non-interest income.............................       2,298       2,212       2,711      2,451     2,100
                                                             --------    --------    --------   --------  --------

Non-interest expense:
 Compensation and employee  benefits (Note 12)...........       7,501       7,328       9,915      9,063     7,601
 Occupancy  and office operations (Notes 6 and 13).......       2,346       2,287       3,167      2,936     2,430
 Advertising and promotion...............................         825         748       1,038      1,251       700
 Federal deposit insurance  costs, including a special
  assessment of $3,298 in   1996 (Note 11)...............         246         336         409      4,373       996
 Data processing.........................................         612         435         580        573       491
 Foreclosed  real estate expense (income), net (Note 7)..          66        (109)        (40)       441       100
 Amortization of branch
  purchase premiums (Note 8).............................       1,200       1,129       1,506        691        --
 Other...................................................       2,846       3,034       4,027      3,406     2,946
                                                             --------    --------    --------   --------  --------
   Total non-interest expense............................      15,642      15,188      20,602     22,734    15,264
                                                             --------    --------    --------   --------  --------
   Income before income
    tax expense..........................................       5,439       5,834       7,427      2,787     8,042
Income tax expense (Note  10)............................       1,995       2,370       2,829        690     3,239
                                                             --------    --------    --------   --------  --------

   Net income............................................     $ 3,444      $3,464     $ 4,598    $ 2,097   $ 4,803
                                                             ========    ========    ========   ========  ========

-------------------------
Note references are to the Notes to Consolidated Financial Statements beginning on page F-8.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Bank's results of operations depend primarily on its net interest income, which is the difference between the interest income on its earning assets, such as loans and securities, and the interest expense paid on its deposits and borrowings. Results of operations are also affected by non-interest income and expense, the provision for loan losses and income tax expense. Non-interest income consists primarily of banking service fees and income from loan servicing. The Bank's non-interest expense consists primarily of salaries and employee benefits, occupancy and office expenses, amortization of branch purchase premiums, advertising and promotion expense, data processing expenses and federal deposit insurance costs. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

     The Bank's equity position (as well as its regulatory capital) will significantly increase as a result of the net proceeds that it receives in the Offering. Management expects to leverage the new capital by increasing the Bank's interest-earning assets thereby reducing the Bank's equity as a percentage of assets. Until such leverage is achieved, however, the Bank's return on average equity is expected to be below the Bank's historical levels and industry averages. The net proceeds of the Offering are expected to be used for general corporate purposes, including the origination of residential and commercial real estate loans, commercial business loans, and consumer loans. The net proceeds also will be invested in investment securities and mortgage-backed securities. The Bank may also use such funds for the expansion of its retail banking franchise through new branch openings or acquisitions and as otherwise described in "Use of Proceeds."

MANAGEMENT STRATEGY

     Management intends to continue the Bank's growth as an independent community bank offering a broad range of customer-focused services as an alternative to money center banks in its market area. The majority of the Bank's senior management have extensive backgrounds with commercial banking institutions. In recent years, management determined that the long-term growth and success of the Bank would be enhanced by operating as a community bank rather than a traditional thrift institution, and as a result, management implemented a business strategy that included: (i) creating an infrastructure for commercial and consumer banking, including an experienced commercial loan department and delivery systems to accommodate the needs of business and individual customers; and (ii) placing a greater emphasis on commercial real estate and business lending, as well as checking and other transaction accounts. Highlights of the Bank's business strategy are as follows:

 .    Community banking and customer service.  As an independent community bank, a principal objective of the Bank is to anticipate the financial services needs of its customers, and to meet those needs in an effective and personalized manner. The Bank continually receives input from customers through its branch office network and marketing surveys, and is committed to implementing new programs and services designed to attract new customers and strengthen existing relationships. The Bank intends to use new technologies to offer customers new financial products and services as market and regulatory conditions permit, including PC banking, cash management and sweep accounts, although the Bank does not currently offer these products or services. The Bank also expects to offer asset management, trust services and personal financial planning in the near future. The Bank's branch offices are operated on a full-service basis, and branch office personnel are authorized to accept applications for mortgage and consumer loans and approve consumer loans.

 .    Growing and diversifying the loan portfolio.  The Bank offers retail customers a broad range of residential mortgage and consumer loans. The Bank has grown its loan portfolio by $145.3 million, or 49.2%, to $440.4 million at June 30, 1998 from $295.1 million at September 30, 1993. At June 30, 1998, the Bank's loan portfolio represented 64.8% of total assets. The Bank targets commercial business and commercial real estate lending as a means of improving the yield on its loan portfolio and shortening the average maturity of its assets. The Bank also has established experienced commercial loan and credit administration departments that management believes are critical to the success of its commercial banking strategy. The Bank's commercial loans include commercial mortgages, multi-family mortgages, construction loans to builders and business loans. Total outstanding balances in these commercial loan categories increased by $45.2 million, or 69.9%, to $109.9 million at June 30, 1998 from $64.7 million at September 30, 1993.

 .    Expanding the retail banking franchise. The Bank intends to continue to expand its retail banking franchise and to increase the number of households served in its market area. The Bank fosters a sales culture in its branch offices that emphasizes transaction accounts. At June 30, 1998, core deposits (demand, NOW, savings and money market deposits) represented 58.1% of the Bank's total deposits, and the weighted average rate on the Bank's total deposits was 3.31%. Since 1993, the Bank has opened two full-service branch offices, including the first supermarket branch in Rockland County, and also has purchased two existing branches from other banks.
     The Bank intends to pursue opportunities to expand its branch network as market conditions permit. Two of the Bank's branch offices are now open seven days a week, and additional branch offices will offer seven-day banking to accommodate all customers. The Bank has 12 automated teller machines ("ATMs") and participates in networks that permit customers to access their accounts through ATMs worldwide.

 .    Maintaining asset quality. Strong asset quality is a critical component of the Bank's long-term growth and financial success. Accordingly, management is committed to maintaining conservative underwriting standards in originating loans. For example, the credit review of each commercial loan is performed by a department independent of the department that originates the loan. At the end of the past five fiscal years and at June 30, 1998, non-performing assets averaged 1.04% of total assets. At June 30, 1998, the Bank's non-performing loans totaled $5.7 million, representing 1.30% of the loan portfolio, and non-performing assets totaled $6.1 million, or 0.90% of total assets. The Bank's allowance for loan losses was $4.5 million at June 30, 1998, representing 1.03% of total loans and 79.27% of non-performing loans.

 .    Managing interest rate risk.  The Bank, like most financial institutions, is subject to interest rate risk since its liabilities generally have shorter terms to repricing or maturity than its assets. As a result, its liabilities are more sensitive to changes in market interest rates. Management has reduced the Bank's exposure to interest rate risk by originating and retaining adjustable rate mortgage ("ARM") loans, commercial real estate and commercial business loans, and consumer loans. Management also manages interest rate risk by investing a portion of the Bank's assets in shorter duration investment securities and mortgage-backed securities. Depending upon market interest rates and the Bank's capital and liquidity positions, the Bank from time to time sells (on a servicing-retained basis) fixed-rate long term mortgage loans. As of June 30, 1998, securities available for sale totaled $92.4 million, or 13.6% of total assets. The Bank's securities held to maturity totaled $109.5 million, or 16.1% of total assets.

MANAGEMENT OF MARKET RISK

     QUALITATIVE ANALYSIS. Like other financial institutions, the Bank's most significant form of market risk is interest rate risk. The general objective of the Bank's interest rate risk management is to determine the appropriate level of risk given the Bank's business strategy, and then manage that risk in a manner that is consistent with the Bank's policy to reduce the exposure of the Bank's net interest income to changes in market interest rates. The Bank's asset/liability management committee ("ALCO"), which consists of senior management, evaluates the interest rate risk inherent in certain assets and liabilities, the Bank's operating environment, and capital and liquidity requirements, and modifies lending, investing and deposit gathering strategies
accordingly.   A committee of the Board of Directors reviews the ALCO's
activities and strategies, the effect of those strategies on the Bank's net interest margin, and the effect that changes in market interest rates would have on the value of the Bank's loan and securities portfolios. See "Risk Factors-- Potential Effects of Changes in Interest Rates and the Current Interest Rate Environment."

     The Bank actively evaluates interest rate risk concerns in connection with its lending, investing, and deposit activities. The Bank emphasizes the origination of residential monthly and bi-weekly fixed-rate mortgage loans, residential and commercial ARM loans, and consumer loans. Depending on market interest rates and the Bank's capital and liquidity position, the Bank may retain all of its newly originated fixed-rate, fixed-term residential mortgage loans or may decide to sell all or a portion of such longer-term loans on a servicing-retained basis. The Bank also invests in short-term securities, which generally have lower yields compared to longer-term investments. Shortening the maturities of the Bank's interest-earning assets by increasing investments in shorter-term loans and securities helps to better match the maturities and interest rates of the Bank's assets and liabilities, thereby reducing the exposure of the Bank's net interest income to changes in market interest rates. These strategies may adversely impact net interest income due to lower initial yields on these investments in comparison to longer term, fixed-rate loans and investments. The Bank has also purchased interest rate caps to synthetically extend the duration of its portfolio of short-term certificates of deposit. The counterparty in the transaction has agreed to make interest payments to the Bank, based on a $20 million notional amount, to the extent that the three-month LIBOR rate exceeds 6.5% over the term of the cap agreement, which has a five year term ending in March 2003. See Note 14 of the Notes to Consolidated Financial Statements. By purchasing shorter term assets and extending the duration of its liabilities, management believes that the corresponding reduction in interest rate risk will enhance long-term profitability.

     QUANTITATIVE ANALYSIS. The Bank monitors interest rate sensitivity primarily through the use of a model that simulates net interest income under varying interest rate assumptions. The Bank also evaluates this sensitivity through a net portfolio value model that estimates the change in the Bank's net portfolio value ("NPV") over a range of interest rate scenarios. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. Both models assume estimated loan prepayment rates, reinvestment rates and deposit decay rates which seem most likely based on historical experience during prior interest rate changes.

     The table below sets forth, as of June 30, 1998, the estimated changes in the Bank's NPV and its net interest income that would result from the designated instantaneous changes in the U.S. Treasury yield curve.

                                                         NPV                                      NET INTEREST INCOME
                             --------------------------------------------------------  ------------------------------------------
                                                         ESTIMATED INCREASE                                INCREASE (DECREASE) IN
         CHANGE IN                                       (DECREASE) IN NPV               ESTIMATED     ESTIMATED NET INTEREST INCOME
      INTEREST RATES             ESTIMATED     --------------------------------------   NET INTEREST   --------------------------
      (BASIS POINTS)               NPV               AMOUNT             PERCENT           INCOME            AMOUNT       PERCENT
---------------------------  ----------------  ------------------  ------------------  --------------  ----------------  --------
                                                          (DOLLARS IN THOUSANDS)
           +300                   $59,095           $(15,067)             (20)%           $24,496          $   675           3%
           +200                    65,916             (8,246)             (11)             24,526              705           3
           +100                    70,039             (4,123)              (6)             24,173              352           1
              0                    74,162                 --               --              23,821               --          --
           -100                    76,736              2,574                3              23,315             (506)         (2)
           -200                    79,310              5,148                7              22,809           (1,012)         (4)
           -300                    80,281              6,119                8              22,319           (1,502)         (6)

     The table set forth above indicates that at June 30, 1998, in the event of an abrupt 200 basis point decrease in interest rates, the Bank would be expected to experience a 7% increase in NPV. In the event of an abrupt 200 basis point increase in interest rates, the Bank would be expected to experience an 11% decrease in NPV. Since June 30, 1998, there have been no significant changes in the Bank's interest rate risk exposures or how those exposures would be managed. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

     Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV requires making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. The NPV table presented above assumes that the composition of the Bank's interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured. It also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the NPV table provides an indication of the Bank's sensitivity to interest rate changes at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on the Bank's net interest income and will differ from actual results.

ANALYSIS OF NET INTEREST INCOME

     Net interest income is the difference between interest income on interest-earning assets and interest expense on interest-bearing liabilities. Net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rates earned or paid on them, respectively.

     The following tables set forth balance sheets, average yields and costs, and certain other information at June 30, 1998, for the nine-month periods ended June 30, 1998 and 1997, and for the years ended September 30, 1997, 1996 and 1995. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are monthly average balances which, in the opinion of management, are not materially different from daily average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums which are included in interest income.

                                                                             NINE MONTHS ENDED JUNE 30,
                                                      -----------------------------------------------------------------------
                                   AT JUNE 30, 1998                  1998                              1997
                                --------------------  ----------------------------------  -----------------------------------
                                                        AVERAGE                             AVERAGE
                                ACTUAL     AVERAGE    OUTSTANDING               AVERAGE   OUTSTANDING               AVERAGE
                                BALANCE  YIELD/RATE    BALANCE     INTEREST   YIELD/RATE   BALANCE     INTEREST    YIELD/RATE
                                -------  -----------  -----------  ---------  ----------  -----------  ---------   ----------
                                                                 (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
 Loans receivable (1)......    $440,360      8.22%     $420,683      $25,962     8.25%    $381,695      $24,249         8.49%
 Mortgage-backed
  securities (2)...........     133,109      6.49       138,328        6,748     6.52      146,094        7,118         6.51
 Investment securities (2).      68,826      5.81        63,164        2,806     5.94       70,480        3,223         6.11
 Other.....................       8,690      5.43         4,194          223     7.11        3,457          165         6.38
                               --------                --------      -------              --------      -------
  Total interest-earning
   assets..................     650,985      7.57       626,369       35,739     7.63      601,726       34,755         7.72
                                                                     -------                            -------
Non-interest-earning assets      28,119                  29,733                             32,675
                               --------                --------                           --------
   Total assets............    $679,104                $656,102                           $634,401
                               ========                ========                           ========

INTEREST-BEARING
 LIABILITIES:
 Savings deposits (3)......    $174,502      2.23      $163,407        2,731     2.23     $162,418        2,713         2.23
 Money market and
    NOW deposits...........     120,405      2.38       112,301        2,016     2.40      108,646        1,992         2.45
 Certificates of deposit...     243,335      5.22       240,210        9,568     5.33      237,175        9,184         5.18
 Borrowings................      25,048      6.13        29,009        1,294     5.96       25,451        1,181         6.20
                               --------                --------      -------              --------      -------
  Total interest-bearing
    liabilities............     563,290      3.73       544,927       15,609     3.83      533,690       15,070         3.77
                                                                     -------                            -------
Non-interest-bearing
 liabilities...............      61,935                  58,373                             53,041
                               --------                --------                           --------
  Total liabilities........     625,225                 603,300                            586,731
Equity.....................      53,879                  52,802                             47,670
                               --------                --------                           --------
  Total liabilities and
   equity..................    $679,104                $656,102                           $634,401
                               ========                ========                           ========

Net interest income........                                          $20,130                            $19,685
                                                                     =======                            =======
Net interest rate spread
 (4).......................                  3.84%                               3.80%                                  3.95%
Net interest-earning
 assets (5)................    $ 87,695                $ 81,442                           $ 68,036
                               ========                ========                           ========
Net interest margin (6)....                                                      4.30%                                  4.37%
Ratio of interest-earning
 assets to interest-bearing
  liabilities..............      115.57%                 114.95%                            112.75%

                                                        (Footnotes on next page)

                                                                        YEARS ENDED SEPTEMBER 30,
                             ------------------------------------------------------------------------------------------------------
                                             1997                             1996                              1995
                             ----------------------------------  --------------------------------  --------------------------------
                               AVERAGE                            AVERAGE                           AVERAGE
                             OUTSTANDING              AVERAGE   OUTSTANDING             AVERAGE   OUTSTANDING             AVERAGE
                               BALANCE    INTEREST  YIELD/RATE    BALANCE   INTEREST  YIELD/RATE    BALANCE   INTEREST  YIELD/RATE
                             -----------  --------  -----------  ---------  --------  -----------  ---------  --------  -----------
                                                                     (DOLLARS IN THOUSANDS)
INTEREST-EARNING ASSETS:
 Loans receivable (1)......    $385,355    $32,544        8.45%  $348,155    $29,210        8.39%  $321,727    $26,740        8.31%
 Mortgage-backed
  securities (2)...........     144,252      9,398        6.52    137,772      9,008        6.54    102,314      6,687        6.54
 Investment securities (2).      71,826      4,385        6.11     66,554      4,020        6.04     56,821      3,309        5.82
 Other.....................       3,526        228        6.47      5,681        328        5.77      4,101        294        7.17
                               --------    -------               --------    -------               --------    -------
  Total interest-earning
   assets..................     604,959     46,555        7.70    558,162     42,566        7.63    484,963     37,030        7.64
                                           -------                           -------                           -------
Non-interest-earning assets      31,861                            24,009                            14,541
                               --------                          --------                          --------
  Total assets.............    $636,820                          $582,171                          $499,504
                               ========                          ========                          ========

INTEREST-BEARING
 LIABILITIES:
 Savings deposits (3)......    $164,726      3,670        2.23   $161,215      3,592        2.23   $167,910      3,741        2.23
 Money market and
     NOW deposits..........     109,289      2,675        2.45     99,344      2,480        2.50     83,763      2,136        2.55
 Certificates of deposit...     237,262     12,347        5.20    212,476     11,041        5.20    170,737      8,563        5.02
 Borrowings................      23,730      1,487        6.27     22,686      1,472        6.49      9,139        624        6.83
                               --------    -------               --------    -------               --------    -------
  Total interest-bearing
     liabilities...........     535,007     20,179        3.78    495,721     18,585        3.75    431,549     15,064        3.49
                                           -------                           -------                           -------
Non-interest-bearing
 liabilities...............      53,489                            40,880                            27,150
                               --------                          --------                          --------
  Total liabilities........     588,496                           536,601                           458,699
Equity.....................      48,324                            45,570                            40,805
                               --------                          --------                          --------
  Total liabilities and
   equity..................    $636,820                          $582,171                          $499,504
                               ========                          ========                          ========

Net interest income........                $26,376                           $23,981                           $21,966
                                           =======                           =======                           =======
Net interest rate
 spread (4)................                               3.92%                             3.88%                             4.15%
Net interest-earning
 assets (5)................    $ 69,952                          $ 62,441                          $ 53,414
                               ========                          ========                          ========
Net interest margin (6)....                               4.36%                             4.30%                             4.53%
Ratio of interest-earning
 assets to interest-bearing
  liabilities..............      113.07%                           112.60%                           112.38%
-----------

(1) Balances include the effect of net deferred loan origination fees and costs, loans in process and the allowance for loan losses.
(2)  Average outstanding balances are based on amortized cost.
(3)  Includes club accounts and interest-bearing mortgage escrow balances.
(4) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(5) Net earning assets represents total interest-earning assets less total interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average total interest-earning assets.

  The following table presents the dollar amount of changes in interest income and interest expense for the major categories of the Bank's interest-earning assets and interest-bearing liabilities. Information is provided for each category of interest-earning assets and interest-bearing liabilities with respect to (i) changes attributable to changes in volume (i.e., changes in average balances multiplied by the prior-period average rate) and (ii) changes attributable to rate (i.e., changes in average rate multiplied by prior-period average balances). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

                                  NINE MONTHS ENDED JUNE 30,                             YEARS ENDED SEPTEMBER 30,
                             ------------------------------------  ----------------------------------------------------------------
                                         1998 VS. 1997                          1997 VS. 1996                   1996 VS. 1995
                             ------------------------------------  ----------------------------------  ----------------------------
                               INCREASE (DECREASE)                   INCREASE (DECREASE)              INCREASE (DECREASE)
                                    DUE TO               TOTAL            DUE TO             TOTAL         DUE TO         TOTAL
                             -----------------------   INCREASE    ----------------------   INCREASE   ---------------   INCREASE
                                VOLUME       RATE     (DECREASE)    VOLUME       RATE      (DECREASE)  VOLUME    RATE   (DECREASE)
                             ------------  ---------  -----------  ---------  -----------  ----------  -------  ------  -----------
                                                                        (IN THOUSANDS)
INTEREST-EARNING ASSETS:
 Loans receivable..........       $2,422      $(709)      $1,713     $3,141         $193      $3,334   $2,216    $254       $2,470
 Mortgage-backed securities         (379)         9         (370)       422          (32)        390    2,318       3        2,321
 Investment securities.....         (327)       (90)        (417)       322           43         365      584     127          711
 Other.....................           38         20           58       (135)          35        (100)      98     (64)          34
                                  ------      -----       ------     ------         ----      ------   ------    ----       ------

  Total interest-earning
   assets..................        1,754       (770)         984      3,750          239       3,989    5,216     320        5,536
                                  ------      -----       ------     ------         ----      ------   ------    ----       ------

INTEREST-BEARING
 LIABILITIES:
 Savings deposits..........           17          1           18         78           --          78     (149)     --         (149)
 Money market and NOW
   deposits................           66        (42)          24        244          (49)        195      390     (46)         344
 Certificates of deposit...          119        265          384      1,290           16       1,306    2,159     319        2,478
 Borrowings................          160        (47)         113         66          (51)         15      879     (31)         848
                                  ------      -----       ------     ------         ----      ------   ------    ----       ------

  Total interest-bearing
   liabilities.............          362        177          539      1,678          (84)      1,594    3,279     242        3,521
                                  ------      -----       ------     ------         ----      ------   ------    ----       ------

Change in net interest
 income....................       $1,392      $(947)      $  445     $2,072         $323      $2,395   $1,937    $ 78       $2,015
                                  ======      =====       ======     ======         ====      ======   ======    ====       ======

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND SEPTEMBER 30, 1997

     Total assets increased by $30.4 million, or 4.7%, to $679.1 million at June 30, 1998 from $648.7 million at September 30, 1997. The growth in assets was primarily attributable to a $35.9 million increase in loans receivable, partially offset by a $9.0 million decline in investment and mortgage-backed securities, as the Bank's asset mix continued to shift from investment and mortgage-backed securities into loans. Asset growth was funded primarily from deposit inflows through the Bank's existing branch network. Investment securities at June 30, 1998 totaled $68.8 million, a decrease of $1.9 million, from $70.7 million at September 30, 1997. Mortgage-backed securities at June 30, 1998 totaled $133.1 million, a decrease of $7.1 million from September 30, 1997. One-to four-family residential mortgage loans increased by $29.7 million to $271.6 million at June 30, 1998 from $241.9 million at September 30, 1997, reflecting the continuation of the strong market for new mortgage loans and loan refinancings. Due to the significant increase in loan refinancings, the Bank reentered the secondary mortgage sales market after an absence of three years by selling substantially all of its 30 year fixed-rate loans originated between December 1, 1997 and June 30, 1998. On a combined basis, total outstanding balances in the Bank's commercial loan categories (commercial mortgages, multi-family mortgages, construction loans to builders and business loans) increased by $4.8 million, or 4.6%, to $109.9 million at June 30, 1998 from $105.1 million at September 30, 1997. Other assets of the Bank decreased to $6.2 million at June 30, 1998 from $7.2 million at September 30, 1997, primarily due to $1.2 million in amortization of core deposit purchase premiums.

     Total deposits at June 30, 1998 were $580.1 million, an increase of $33.3 million, or 6.1%, from $546.8 million at September 30, 1997. The increase was primarily due to growth in the Bank's demand and NOW accounts, which increased by $13.9 million to $96.1 million at June 30, 1998 from $82.2 million at September 30, 1997, largely as a result of the Bank's promotion of its "Select" and "Select Plus" checking account products. The Bank's passbook savings accounts, certificates of deposit and money market accounts grew to $161.3 million, $243.3 million and $79.4 million, respectively, at June 30, 1998, representing increases of $8.1 million, $7.2 million and $4.1 million, respectively, over the nine-month period.

     FHLB borrowings at June 30, 1998 were $25.0 million, an increase of $1.0 million from $24.0 million at September 30, 1997. Mortgage escrow funds increased by $9.9 million to $14.5 million at June 30, 1998 from $4.6 million at September 30, 1997, while the bank overdraft liability decreased by $17.5 million to $147,000 at June 30, 1998 from $17.6 million at September 30, 1997. The increase in mortgage escrow funds and the decrease in the overdraft liability primarily reflect the effect of real estate tax payments made by the Bank on September 30, which is a tax due date, while similar payments are not due on June 30.

     Total equity increased to $53.9 million at June 30, 1998 from $50.4 million at September 30, 1997, reflecting net income of $3.4 million and a $36,000 increase in the after-tax net unrealized gain on securities available for sale.

COMPARISON OF FINANCIAL CONDITION AT SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

     Total assets increased to $648.7 million at September 30, 1997 from $634.3 million at September 30, 1996, an increase of $14.4 million, or 2.3%. The asset growth was primarily attributable to a $35.0 million increase in loans receivable, partially offset by a $14.1 million decrease in mortgage-backed securities, as the Bank's asset mix shifted from mortgage-backed securities into loans. Other assets of the Bank decreased to $7.2 million at September 30, 1997 from $8.6 million on September 30, 1996, primarily reflecting $1.5 million in amortization of core deposit purchase premiums.

     Net loans receivable increased by $35.0 million to $404.5 million at September 30, 1997 from $369.5 million at September 30, 1996. One- to four-family real estate loans increased by $22.0 million to $241.9 million at September 30, 1997, from $219.9 million at September 30, 1996. The increase consisted of a $20.6 million increase in fixed-rate loans and a $1.4 million increase in ARM loans, as most of the Bank's customers continued to favor fixed-rate residential loans in the current low interest rate environment. A significant part of the Bank's fixed-rate residential loan originations during this period were bi-weekly loans and loans with 15 and 20 year maturities.

     Multi-family real estate loans decreased to $7.4 million at September 30, 1997 from $7.7 million at September 30, 1996. Commercial real estate loans decreased to $55.7 million at September 30, 1997 from $58.6 million at September 30, 1996. Construction and land loans increased to $31.7 million from $28.0 million during the same period.

     Consumer loans increased $6.0 million to $60.8 million at September 30, 1997 from $54.8 million at September 30, 1996. This increase was primarily the result of a $6.1 million increase in the Bank's "homeowner loans," which are fixed-rate, fixed-term consumer loans secured by a junior lien on the borrower's primary residence. The Bank's commercial business loans increased by $6.4 million to $21.7 million at September 30, 1997 from $15.3 million at September 30, 1996. The increase in consumer and commercial business lending is part of a continued emphasis on increasing assets that have higher yields and are more sensitive to market interest rates, to partially offset the interest rate risk inherent in the fixed-rate real estate loan portfolio. While commercial and consumer loans generally entail greater credit risk than one- to four-family real estate loans, they are also shorter term, higher yielding assets that help meet the interest rate risk management objectives of the Bank.

     The Bank's total securities portfolio decreased by $12.9 million to $210.9 million at September 30, 1997 from $223.8 million at September 30, 1996. This decrease resulted primarily from a decrease in mortgage-backed securities to $140.2 million at September 30, 1997 from $154.3 million at September 30, 1996, as the Bank redeployed these funds into loan originations. Investment securities, consisting primarily of short- and medium-term U.S. Treasury and agency notes, grew slightly to $70.7 million at September 30, 1997 from $69.5 million at September 30, 1996.

     Asset growth was funded with a $1.6 million increase in deposits and an $11.0 million increase in FHLB borrowings. The composition of the Bank's deposits continued to change during the year ended September 30, 1997, primarily due to growth in transaction accounts, partially offset by outflows of deposits acquired in the 1996 branch office purchases, especially in maturing, higher-rate certificates of deposit which the Bank chose not to retain. The Bank's certificates of deposit declined $4.9 million to $236.1 million at September 30, 1997 from $241.0 million at September 30, 1996. Passbook, club and money market accounts declined to $228.5 million at September 30, 1997 from $230.7 million at September 30, 1996. During the same period, demand and NOW accounts grew by $8.5 million to $82.2 million at September 30, 1997 from $73.7 million at September 30, 1996.

     Total equity increased to $50.4 million at September 30, 1997 from $45.5 million at September 30, 1996, reflecting net income of $4.6 million and a $265,000 increase in the after-tax net unrealized gain on securities available for sale.

COMPARISON OF OPERATING RESULTS FOR THE NINE MONTHS ENDED JUNE 30, 1998 AND JUNE 30, 1997

     GENERAL. The net income of the Bank depends primarily on its net interest income, which is the difference between interest earned on the Bank's interest-earning assets, consisting primarily of loans and securities, and the interest paid on interest-bearing liabilities, consisting primarily of deposits and borrowings. Net interest income is a function of the Bank's interest rate spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, as well as a function of the average balance of interest-earning assets as compared to interest-bearing liabilities. The Bank's earnings also are affected by its level of banking service fees and other non-interest income, as well as its level of non-interest expenses, including salaries and employee benefits, occupancy and office expenses, amortization of branch purchase premiums, advertising and promotion expense, data processing expenses and federal deposit insurance costs.

     Net income for the nine months ended June 30, 1998 was $3.4 million compared to $3.5 million for the nine months ended June 30, 1997. The decrease was due primarily to increases in the provision for loan losses and non-interest expenses, largely offset by an increase in net interest income and a decrease in income tax expense.

     INTEREST INCOME. Interest income increased by $984,000, or 2.8%, to $35.7 million for the nine months ended June 30, 1998 from $34.8 million for the nine months ended June 30, 1997. The increase was due primarily to an increase in average interest-earning assets. The impact of declining yields and spreads was partially offset by a change in asset mix. Loan balances increased while investment and mortgage-backed securities declined. Income from loans increased $1.7 million, partially offset by a $370,000 decrease in income from mortgage-backed securities and a $359,000 decrease in income on investment securities and other earning assets. The increase in income from loans was attributable to a $39.0 million increase in the average balance of loans to $420.7 million from $381.7 million, partially offset by a 24 basis point decrease in the average yield on loans to 8.25% from 8.49%. The increase in average loans resulted primarily from the origination of one-to four-family mortgage loans in a continuing low interest rate environment. The decrease in the average yield on loans resulted from declining market interest rates, as the Bank originated new one- to four-family loans with yields lower than the average yield on the existing loan portfolio. The decrease in income from mortgage-backed securities was attributable almost entirely to a $7.8 million decrease in the average balance of mortgage-backed securities to $138.3 million from $146.1 million, as the average yield on mortgage-backed securities remained essentially unchanged. The decrease in income from investment securities was attributable to a $7.3 million decrease in the average balance of investment securities to $63.2 million from $70.5 million combined with a 17 basis point decrease in the average yield on investment securities to 5.94% from 6.11%.

     INTEREST EXPENSE. Interest expense increased by $539,000, or 3.6%, to $15.6 million for the nine months ended June 30, 1998 from $15.1 million for the nine months ended June 30, 1997. This increase was the result of an $11.2 million increase in the average balance of interest-bearing liabilities in the 1998 period compared to the 1997 period and a 6 basis point increase in the average rate paid on such liabilities over the same period. The increase in overall interest expense resulted primarily from a $384,000 increase in interest expense on certificates of deposit and a $113,000 increase in interest expense on borrowings. The increase attributable to certificates of

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deposit resulted from a $3.0 million increase in the average balance of certificates of deposit to $240.2 million in 1998 from $237.2 million in 1997, combined with a 15 basis point increase in the average cost of certificates of deposit to 5.33% from 5.18%. The increase attributable to borrowings resulted from a $3.6 million increase in the average balance of borrowings to $29.0 million for the nine months ended June 30, 1998 from $25.4 million for the nine months ended June 30, 1997, which was partially offset by a 24 basis point decrease in the average cost of borrowings to 5.96% from 6.20%.

     NET INTEREST INCOME. For the nine months ended June 30, 1998 and 1997, net interest income was $20.1 million and $19.7 million, respectively. The $445,000 increase in net interest income was primarily attributable to a $13.4 million increase in net earning assets (interest-earning assets less interest-bearing liabilities), partially offset by a 15 basis point decline in the net interest rate spread to 3.80% from 3.95%. The Bank's net interest margin decreased to 4.30% in the nine months ended June 30, 1998 from 4.37% in the nine months ended June 30, 1997.

     PROVISION FOR LOAN LOSSES. The Bank records provisions for loan losses, which are charged to earnings, in order to maintain the allowance for loan losses at a level which is considered appropriate to absorb probable loan losses inherent in the existing portfolio. In determining the appropriate level of the allowance for loan losses, management considers past and anticipated loss experience, evaluations of real estate collateral, current and anticipated economic conditions, volume and type of lending, and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates. Management of the Bank assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance.

     The Bank's provision for loan losses increased by $472,000 to $1.3 million for the nine months ended June 30, 1998 from $875,000 for the nine months ended June 30, 1997. The increased provision reflects several factors including (i) continued loan portfolio growth, including commercial real estate and commercial business loans, (ii) an increase in non-performing loans to $5.7 million at June 30, 1998 from $4.7 million at September 30, 1997, and (iii) an increase in net loan charge-offs to $578,000 for the nine months ended June 30, 1998 from $355,000 for the nine months ended June 30, 1997, primarily due to a partial charge-off of $350,000 in the current year on $1.3 million in loans to a borrower who declared bankruptcy.

     NON-INTEREST INCOME. Non-interest income primarily consists of fee income for Bank services, but also includes gains and losses from the sale of loans and securities. Total non-interest income increased by $86,000, or 3.9%, to $2.3 million for the nine months ended June 30, 1998 from $2.2 million for the nine-month period ended June 30, 1997. The primary reason for the improvement was a $179,000 increase in the gain on sale of loans to $185,000 for the nine months ended June 30, 1998 from $6,000 for the nine months ended June 30, 1997. The increase in loan sales in 1998 was the result of the Bank's decision to sell newly originated, longer term fixed-rate mortgage loans as part of its interest rate risk management. In addition, deposit-related fees and charges increased $121,000, or 8.2%, to $1.6 million for the nine months ended June 30, 1998 from $1.5 million for the nine months ended June 30, 1997. Partially offsetting these increases was the recognition in the current-year period of a $192,000 loss on an investment in a limited partnership that generates low-income housing tax credits, which offset a portion of the Bank's income tax expense.

     NON-INTEREST EXPENSE. Non-interest expense increased by $454,000, or 3.0%, to $15.6 million for the nine months ended June 30, 1998 from $15.2 million for the nine months ended June 30, 1997. The increase was primarily due to a $177,000 increase in data processing expenses, a $175,000 increase in foreclosed real estate expenses and a $173,000 increase in compensation and employee benefits. These increases were offset, in part, by decreases in other non-interest expenses of $188,000 and federal deposit insurance costs of $90,000.

     Data processing expenses increased to $612,000 for the nine months ended June 30, 1998 from $435,000 for the nine months ended June 30, 1997. Approximately half of the $177,000 increase in data processing expenses related to costs associated with the Bank's conversion to a new core data processing system which is anticipated to occur by December 31, 1998. Foreclosed real estate expenses were $66,000 for the nine months ended June 30, 1998 compared to income of $109,000 for the same period in 1997, primarily due to the recognition of a gain on

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the sale of a foreclosed property in the 1997 period. Compensation and employee benefits increased to $7.5 million from $7.3 million primarily due to a $108,000, or 4.0%, increase in salaries for Bank officers and a $78,000 increase in medical and disability insurance. Other non-interest expenses decreased to $2.8 million from $3.0 million between the two reporting periods due to a decrease of $136,000 in miscellaneous non-interest expenses, a decrease of $52,000 in insurance premiums, and a decrease of $42,000 in net correspondent Bank charges. These decreases were partially offset by higher legal costs of $149,000 in the nine months ended June 30, 1998. Notwithstanding an increase in total deposits, federal deposit insurance costs decreased to $246,000 for the nine months ended June 30, 1998 from $336,000 for the nine months ended June 30, 1997, due to lower insurance rates imposed by the FDIC.

     INCOME TAXES. Income tax expense was $2.0 million for the nine months ended June 30, 1998 compared to $2.4 million for the same period in 1997, representing effective tax rates of 36.7% and 40.6%, respectively. The lower effective tax rate reflected, in part, tax benefits from the recognition of low-income housing tax credits and state tax bad debt deductions.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996

     GENERAL. Net income for the fiscal year ended September 30, 1997 was $4.6 million, an increase of $2.5 million, or 119.3%, from net income of $2.1 million
for the fiscal year ended September 30, 1996.   The increase was due primarily
to a $3.3 million special assessment during fiscal 1996 to recapitalize the SAIF. The after-tax impact of this one-time assessment was a $2.0 million reduction of net income in fiscal 1996. The remaining increase in net income was due to higher net interest income and non-interest income, partially offset by increases in non-interest expenses and income tax expense.

     INTEREST INCOME. Interest income increased by $4.0 million, or 9.4%, to $46.7 million for the year ended September 30, 1997 from $42.6 million for the year ended September 30, 1996. The increase was primarily due to a $3.3 million increase in income from loans, a $390,000 increase in income from mortgage-backed securities and a $365,000 increase in income from investment securities. The increase in income from loans was attributable to a $37.2 million increase in the average balance of loans to $385.4 million from $348.2 million, and a 6 basis point increase in the average yield on loans from 8.39% to 8.45%. In fiscal 1997, the Bank continued its focus on increasing the loan portfolio by reinvesting the proceeds from branch purchases and from repayments on investment
and mortgage-backed securities into loans.   The increase in income from
investment securities was attributable to a $5.2 million increase in the average balance of investment securities to $71.8 million from $66.6 million, and a 7 basis point increase in the average yield on investment securities to 6.11% from 6.04%. The increase in income from mortgage-backed securities was attributable to a $6.5 million increase in the average balance of mortgage-backed securities to $144.3 million from $137.8 million, which was partially offset by a 2 basis point decrease in the average yield on mortgage-backed securities to 6.52% from 6.54%. Average balances for securities were higher in fiscal 1997 than fiscal 1996 because securities purchased during fiscal 1996 were held for the entire 1997 fiscal year.

     INTEREST EXPENSE. Interest expense increased by $1.6 million, or 8.6%, to $20.2 million for the fiscal year ended September 30, 1997 from $18.6 million for the fiscal year ended September 30, 1996. Overall, the average balance of interest-bearing liabilities increased by $39.3 million in fiscal 1997, and the average rate paid on these liabilities increased 3 basis points to 3.78% in fiscal 1997 from 3.75% in fiscal 1996. The increase in interest expense resulted primarily from a $1.3 million increase in interest expense on certificates of deposit and a $195,000 increase in interest expense on money market and NOW accounts. The increase attributable to certificates of deposit resulted from a $24.8 million increase in the average balance of certificates of deposit to $237.3 million in fiscal 1997 from $212.5 million in fiscal 1996.
The increase in interest expense attributable to money market and NOW accounts was due to a $10.0 million increase in the average balance of these accounts to $109.3 million in fiscal year 1997 from $99.3 million in fiscal 1996. This increase was partially offset by a 5 basis point decrease in the average cost of money market and NOW accounts to 2.45% from 2.50%. The average balance in savings deposits increased by $3.5 million to $164.7 million in fiscal 1997 from $161.2 million in fiscal 1996, resulting in a $78,000 increase in interest expense for fiscal 1997.

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

     NET INTEREST INCOME. Net interest income increased $2.4 million, or 10.0%, to $26.4 million in fiscal 1997 from $24.0 million in fiscal 1996. The increase was attributable to a $7.5 million increase in net earning assets and a 6 basis point increase in the net interest margin to 4.36% in fiscal 1997 from 4.30% in fiscal 1996. The net interest rate spread increased 4 basis points to 3.92% in fiscal 1997 from 3.88% in fiscal 1996.

     PROVISION FOR LOAN LOSSES. The Bank's provision for loan losses increased by $147,000 to $1.1 million for the year ended September 30, 1997 from $911,000 for the year ended September 30, 1996. The increase in the provision reflects management's evaluation of changes in the level of losses inherent in the loan portfolio as a result of ongoing portfolio growth and changes in the portfolio mix. The allowance for loan losses represented 0.93% of net loans receivable at September 30, 1997, compared to 0.91% at September 30, 1996.

     NON-INTEREST INCOME. Non-interest income was $2.7 million for the year ended September 30, 1997, a $260,000, or 10.6%, increase from $2.5 million for the year ended September 30, 1996. Income from bank services and fees on deposit accounts increased by $325,000 to $2.1 million for the fiscal year ended September 30, 1997, from $1.8 million in fiscal 1996 primarily reflecting higher transaction volume. Income from loan servicing decreased $65,000 for the year ended September 30, 1997 to $583,000 from $648,000 for fiscal 1996, as the balance of loans serviced for others declined due to refinancing trends and the Bank's decision to retain most loans originated during that period.

     NON-INTEREST EXPENSE. Non-interest expense decreased by $2.1 million, or 9.4%, to $20.6 million for the year ended September 30, 1997 from $22.7 million for the year ended September 30, 1996. The decrease was due primarily to a non-recurring $3.3 million special assessment to recapitalize the SAIF during the year ended September 30, 1996. This was partially offset by an $852,000 increase in compensation and employee benefits, an $815,000 increase in amortization of branch purchase premiums, a $621,000 increase in other expenses and a $231,000 increase in occupancy and office expenses. Decreases in non-interest expense for the year ended September 30, 1997 compared to the year ended September 30, 1996 include a $213,000 decrease in advertising and promotion expense, and a $481,000 decrease in expenses for foreclosed real estate. Increases in compensation and employee benefits, amortization of branch purchase premiums, occupancy and other expenses in fiscal 1997 reflect the first full year of operating costs related to two purchased branches which were operated by the Bank for only four and six months, respectively, in fiscal 1996.

     INCOME TAXES. Income tax expense was $2.8 million for the year ended September 30, 1997 compared to $690,000 for the year ended September 30, 1996, representing effective tax rates of 38.1% in fiscal 1997 and 24.8% in fiscal 1996. The lower effective tax rate in fiscal 1996 primarily reflects the recognition of a deferred tax benefit due to an amendment in New York State tax law concerning tax bad debt reserves. See Note 10 of the Notes to Consolidated Financial Statements.

COMPARISON OF OPERATING RESULTS FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 1996 AND SEPTEMBER 30, 1995

     GENERAL. Net income for the year ended September 30, 1996 was $2.1 million, a decrease of $2.7 million, or 56.3%, from net income of $4.8 million for the year ended September 30, 1995. The decrease was due primarily to the one-time $3.3 million special assessment in 1996 to recapitalize the SAIF. The after-tax impact of this one-time assessment was a $2.0 million reduction in net income for fiscal 1996. In addition, increases in net interest income and non-interest income in fiscal 1996 were more than offset by increases in non-interest expenses other than the special assessment.

     INTEREST INCOME. Interest income increased by $5.6 million, or 15.0%, to $42.6 million for the year ended September 30, 1996 from $37.0 million for the year ended September 30, 1995. The increase was primarily due to a $2.5 million increase in income from loans, a $2.3 million increase in income from mortgage-backed securities, and a $711,000 increase in income from investment securities. The increase in income from loans was attributable to a $26.5 million increase in the average balance of loans to $348.2 million from $321.7 million, and an 8 basis point increase in the average yield on loans to 8.39% from 8.31%. The increase in income from mortgage-backed securities was attributable to a $35.5 million increase in the average balance of mortgage-backed securities to $137.8

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

million in fiscal 1996 from $102.3 million in fiscal 1995. The increase in income from investment securities was partly attributable to a 22 basis point increase in the average yield on investment securities to 6.04% from 5.82%, and to a $9.8 million increase in the average balance of investment securities to $66.6 million in fiscal 1996 from $56.8 million in fiscal 1995. Both investment securities and mortgage-backed securities increased during fiscal 1996 as the Bank purchased securities to deploy the funds received in the branch purchase transactions.

     INTEREST EXPENSE. Interest expense increased by $3.5 million, or 23.4%, to $18.6 million for the year ended September 30, 1996 from $15.1 million for the year ended September 30, 1995. This increase resulted primarily from a $2.5 million increase in interest expense on certificates of deposit, and a $344,000 increase in interest expense on money market and NOW accounts, as well as an $848,000 increase in interest paid on borrowings. These increases were partially offset by a $149,000 decrease in interest expense on savings accounts. The increase in interest expense on certificates of deposit was the result of a $41.8 million increase in the average balance of certificates of deposit to $212.5 million from $170.7 million, and an 18 basis point increase in the average cost of certificates of deposit to 5.20% from 5.02%. The increase in interest expense on money market and NOW accounts was the result of a $15.5 million increase in the average balance of these accounts to $99.3 million in fiscal 1996 from $83.8 million in fiscal 1995, which was partially offset by a 5 basis point decrease in the average cost of these accounts to 2.50% in fiscal 1996 from 2.55% in fiscal 1995. The decrease in interest expense on savings accounts was due to a $6.7 million decrease in the average balance of total savings accounts to $161.2 million from $167.9 million. The increase in the average balance of certificate of deposit accounts and the decrease in the average balance of savings accounts were due primarily to customers shifting funds from lower yielding savings accounts to higher yielding certificates of deposit. The increase in interest expense on borrowings was due to an increase in the average balance of borrowings to $22.7 million in fiscal 1996 from $9.1 million in fiscal 1995.

     PROVISION FOR LOAN LOSSES. The Bank's provision for loan losses increased to $911,000 for the year ended September 30, 1996 from $760,000 for the year ended September 30, 1995. This increase enabled the Bank to maintain an adequate ratio of the allowance for loan losses to total loans at the end of each period commensurate with the loan growth and the changing mix of the portfolio.

     NON-INTEREST INCOME.   Non-interest income was $2.5 million for the year
ended September 30, 1996, a $351,000 increase from $2.1 million for the year ended September 30, 1995. Fee income from Bank services and fees on deposit accounts increased $379,000 to $1.8 million for the year ended September 30, 1996 from $1.4 million for the year ended September 30, 1995. Loan servicing income decreased $28,000 to $648,000 for 1996 from $676,000 for 1995. This decrease reflected a decline in service fee income collected for servicing loans sold in the secondary market. The decrease was related to the decline in the balance of the loan servicing portfolio, as the Bank retained the loans that it originated for its own portfolio.

     NON-INTEREST EXPENSE. Non-interest expense increased by $7.4 million, or 48.9%, to $22.7 million for the year ended September 30, 1996 from $15.3 million for the year ended September 30, 1995. The increase was primarily due to the one-time $3.3 million special assessment in 1996 to recapitalize the SAIF.
Other non-interest expense increases related primarily to the initial inclusion of expenses associated with two branches purchased during fiscal 1996. These expenses included a $1.5 million increase in compensation and employee benefits, a $506,000 increase in occupancy and office operations, a $551,000 increase in advertising and promotion, a $341,000 increase in foreclosed real estate expense, and a $691,000 increase in amortization of branch purchase premiums.

     INCOME TAXES. Income tax expense was $690,000 for the year ended September 30, 1996 compared to $3.2 million for the year ended September 30, 1995. The increase was due to a decrease in the effective tax rate to 24.8% for fiscal 1996 from 40.3% for fiscal 1995. The lower effective tax rate in fiscal 1996 primarily reflected the recognition of a deferred tax benefit due to an amendment in New York State tax law concerning tax bad debt reserves. See Note 10 of the Notes to Consolidated Financial Statements.

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

LIQUIDITY AND CAPITAL RESOURCES

     The objective of the Bank's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the Bank's ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

     The Bank's primary sources of funds are deposits, proceeds from principal and interest payments on loans and securities, and to a lesser extent, borrowings and proceeds from the sale of fixed-rate mortgage loans in the secondary mortgage market. While maturities and scheduled amortization of loans and securities, and proceeds from borrowings are predictable sources of funds, other funding sources such as deposit inflows, mortgage prepayments and mortgage loan sales are greatly influenced by market interest rates, economic conditions and competition.

     The Bank's primary investing activities are the origination of both residential one- to four-family and commercial real estate loans, and the purchase of investment securities and mortgage-backed securities. During the nine months ended June 30, 1998 and the years ended September 30, 1997, 1996, and 1995, the Bank's loan originations totaled $143.6 million, $112.8 million, $108.8 million and $66.2 million, respectively. Purchases of mortgage-backed securities totaled $25.5 million, $12.1 million, $72.3 million and $29.0 million for the nine months ended June 30, 1998 and the years ended September 30, 1997, 1996 and 1995, respectively. Purchases of investment securities totaled $22.1 million, $13.2 million, $42.4 million and $29.1 million for the nine months ended June 30, 1998 and the years ended September 30, 1997, 1996 and 1995, respectively. These activities were funded primarily by deposit growth and by principal repayments on loans and securities. Loan sales totaling $16.9 million provided an additional source of liquidity during the nine months ended June 30, 1998. Loan origination commitments totaled $29.8 million at June 30, 1998, comprised of $20.1 million at adjustable or variable rates and $9.7 million at fixed rates. The Bank anticipates that it will have sufficient funds available to meet current loan commitments.

     Deposit flows are generally affected by the level of interest rates, the interest rates and products offered by local competitors, and other factors. The net increase in total deposits was $33.2 million, $1.6 million, $101.6 million and $23.9 million for the nine months ended June 30, 1998 and the years ended September 30, 1997, 1996 and 1995, respectively. The deposit increase in fiscal 1996 was primarily associated with two branch purchase transactions in which the Bank assumed deposit liabilities totaling $104.5 million. Certificates of deposit that are scheduled to mature in one year or less from June 30, 1998 totaled $180.5 million. Based upon its prior experience and current pricing strategy, the Bank believes that a significant portion of such deposits will remain with the Bank.

     The Bank monitors its liquidity position on a daily basis. Excess short-term liquidity is usually invested in overnight federal funds sold, which amounted to $5.0 million at June 30, 1998. The Bank generally remains fully invested and utilizes additional sources of funds through FHLB advances, which amounted to $25.0 million at June 30, 1998.

     At June 30, 1998, the Bank exceeded all of its regulatory capital requirements with a leverage capital level of $49.4 million, or 7.3% of adjusted assets (which is above the required level of $20.2 million, or 3.0%) and a risk-based capital level of $53.9 million, or 14.2% of risk-weighted assets (which is above the required level of $30.3 million, or 8.0%). See "Regulatory Capital Compliance," "Regulation--Capital Requirements" and Note 11 of the Notes to Consolidated Financial Statements.

YEAR 2000 CONSIDERATIONS

     The Bank, like all companies that utilize computer technology, is facing the significant challenge of ensuring that its computer systems will be able to process time-sensitive data accurately beyond the Year 1999 (referred to as the "Year 2000 issue"). The Year 2000 issue has arisen since many existing computer programs use two digits rather than four in date fields that define the year. Such computer programs may recognize a date field using "00" as the Year 1900 rather than the Year 2000. Software, hardware and equipment both within and outside the Bank's direct control (and with which the Bank interfaces either electronically or operationally), are likely to be affected by the Year 2000 issue. If the Bank's computer systems are not adequately changed to properly identify the Year 2000, computer applications could fail or create erroneous results. Calculations that rely on date field information (such as interest, payment or due dates, and other operating functions) would generate results which could be significantly misstated, and the Bank could experience a temporary inability to process transactions and engage in other normal business activities. In addition, under certain circumstances, failure to adequately address the Year 2000 issue could adversely affect the viability of the Bank's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Year 2000 issue could have a significant adverse impact on the Bank's products, services and competitive condition.

     The Bank has conducted a comprehensive review of its computer systems to identify systems that could be affected by the Year 2000 issue, and has developed an implementation plan (including establishing priorities for mission-critical applications) to modify or replace the affected systems and test them for Year 2000 compliance. The Bank's plan includes actions to identify Year 2000 issues attributable to its own systems and, where necessary, to remediate or replace affected systems and applications. In addition, the Bank is assessing the Year 2000 readiness of third parties who supply products and services to the Bank, or who have material business relationships with the Bank (including customers), since the failure of such third parties to address their own Year 2000 issues may have an adverse effect on the Bank. The Bank is currently in the process of seeking assurances from these third parties either as to their current Year 2000 compliance or that they are in the process of complying with the Year 2000 issue. However, no guaranty can be given that all such third parties will be prepared for the Year 2000 issue, and any such assurances provided by third parties do not provide the Bank with legal recourse should these parties not be prepared for the Year 2000. The actions being taken by the Bank in response to Year 2000 issues are consistent with the guidelines set forth in policy statements issued by the bank regulatory agencies.

     The Bank realizes that the Year 2000 issue extends beyond the computer systems associated with its operations. The Bank has identified and begun a process of quantifying external risks posed by the Year 2000 problem. The Bank's Year 2000 plan addresses each of these factors and, in cases where risks may be high, the Bank intends to take action to protect its interests. The Bank has not quantified the potential impact of each of these external risks, but will develop estimates over the coming months. These potential risks may relate to borrowers, depositors, legal issues, liquidity, shareholder reporting and auditing of the Year 2000 process.

     The risk exists that some of the Bank's commercial borrowers may not be prepared for Year 2000 issues and may suffer financial harm as a result. This, in turn, represents risk to the Bank regarding the repayment of loans from those commercial customers. The Bank has surveyed its existing commercial customers with aggregate outstanding loan balances of $250,000 or more regarding their Year 2000 preparedness. The results of this survey process were not conclusive as to the overall level of Year 2000 risk in the Bank's commercial loan portfolio. As a result, the Bank is conducting personal interviews with its larger commercial borrowers to determine their readiness. Thus, while the Bank does not yet have specific financial data regarding the potential effect of the Year 2000 issues on its commercial customers, the Bank recognizes this as a risk and will continue to seek evidence of preparedness from its major borrowers.
The Bank also has begun a process to assess Year 2000 readiness as a component of its risk evaluation for new commercial borrowers.

     The Bank has identified six mission-critical systems including its "core" data processing system for loans, deposits and the general ledger. The Bank plans to convert to a new core system by December 31, 1998, which it believes will enhance the quality of its information technology and result in improved customer service. Like the Bank's present core system, the new system is maintained by a third-party vendor. The Bank plans to begin Year 2000 testing on the new core system promptly following the conversion, with a targeted testing completion date of March 31, 1999. Contingency plans are being developed for these systems on a department-by-department basis in anticipation of the possibility of unplanned system difficulties or failure of third parties to successfully prepare for the century date change. It is expected that most of these plans will provide for some type of manual recordkeeping and reporting procedures, and will be completed by March 31, 1999 as part of the Bank's overall contingency planning process.

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

     The Bank presently believes that, with modifications to existing software and conversions to new software, the Year 2000 issue will be mitigated without causing a material adverse impact on its operations. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could have a material adverse impact on the Bank's operations. While the Bank expects to complete its Year 2000 plan on a timely basis, there can be no assurance that the systems of other companies on which the Bank's systems may rely also will be completed in a timely fashion. In addition, the Bank exchanges data with a number of other entities, such as credit bureaus and governmental entities. The failure of these entities to adequately address the Year 2000 issue could adversely affect the Bank's ability to conduct its business.

     The Bank is preparing a Year 2000 business resumption contingency plan to document pre-determined actions to help the Bank resume normal operations in the event of failure of any mission-critical service and product, as specified in the Bank's Year 2000 inventory list. Unforeseeable events related to Year 2000 readiness may have an adverse impact on the Bank's operations. In preparing its contingency plan, the Bank has categorized unforseen events as "uncontrollable" and "controllable". Uncontrollable events, such as loss of the global power grid and telephone service failures, will affect all companies, government and customers. These global events cannot be remedied by anyone other than the appropriate responsible party. However, the Bank is ensuring the availability of cash to meet potential depositor demand due to concerns about the availability of funds after December 31, 1999. As part of its contingency planning process, the Bank will conduct a business impact analysis to identify potential disruption and the effect such disruption could have on business operations should a service provider or software vendor be unable to restore systems and/or business operations. The Bank will establish a recovery program that identifies participants, processes and equipment that might be necessary for the Bank to function adequately. The basic priorities for restoring service will be based on the essential application processing required to ensure that the Bank can continue to serve its customers. The Bank will also institute a resumption tracking system for critical operations to ensure that appropriate pre-determined actions are identified. The tracking system will also identify any required resources (equipment, personnel etc.) needed to restore operations. The Bank expects to complete the contingency plan by March 31, 1999.

     Monitoring and managing the Year 2000 issue will result in additional direct and indirect costs for the Bank. Direct costs include potential charges by third-party software vendors for product enhancements, costs involved in testing software products for Year 2000 compliance, and any resulting costs for developing and implementing contingency plans for critical software products which are not enhanced. Indirect costs will principally consist of the time devoted by existing employees in monitoring software vendor progress, testing enhanced software products, and implementing any necessary contingency plans. The Bank's direct and indirect costs of addressing the Year 2000 issue are charged to expense as incurred, except for costs incurred in the purchase of new software or hardware, which are capitalized. To date, costs incurred primarily relate to the dedication of internal resources employed in the assessment and development of the Bank's Year 2000 plan, as well as the testing of hardware and software owned or licensed for its personal computers. Based on knowledge as of the date hereof, total direct and indirect Year 2000 costs are not expected to exceed $500,000, of which less than $200,000 was incurred through September 30, 1998.

IMPACT OF NEW ACCOUNTING STANDARDS

     FASB STATEMENT ON EARNINGS PER SHARE. In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the prior accounting standards for computing earnings per share, as set forth in Accounting Principles Board ("APB") Opinion No. 15. SFAS No. 128 replaces the presentation of primary earnings per share ("EPS") with basic EPS and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (such as stock options) were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. This Statement will apply to the Company's earnings per share disclosures which will be made from the date of completion of the Reorganization and Offering.

     FASB STATEMENT ON ACCOUNTING FOR STOCK-BASED COMPENSATION. In October 1995, the FASB issued SFAS No. 123 which addresses accounting for stock-based compensation arrangements such as the Stock Option Plan and Recognition Plan which are expected to be implemented subsequent to the Reorganization. SFAS No. 123 defines a "fair-value-based method" of accounting whereby compensation cost is measured at the grant date of a stock-based compensation award based on the fair value of the award; such compensation cost is recognized as expense over the service (vesting) period. The FASB has encouraged all entities to adopt the fair-value-based method; however, SFAS No. 123 allows entities to continue the use of the "intrinsic-value-based method" prescribed by APB Opinion No. 25. Under the intrinsic-value-based method, compensation cost is measured based on the award's intrinsic value, or the excess (if any) of the market price of the stock at the grant date over the exercise price, i.e., the amount (if any) that the employee must pay to acquire the stock. However, most stock option grants have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue to apply APB Opinion No. 25 must make certain pro forma disclosures of net income and earnings per share, as if the fair-value-based method had been applied to awards granted in fiscal years beginning after December 15, 1994. The Company expects to adopt the "intrinsic-value-based method" as prescribed by APB Opinion No. 25. Accordingly, no compensation expense will be recognized for the Stock Option Plan since the exercise price of the options will equal the market price of the underlying stock at the grant date. The grant date fair value of shares awarded under the Recognition Plan will be recognized as expense on a straight-line basis over the vesting period. See "Pro Forma Data."

     FASB STATEMENT ON TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. In June 1996, the FASB issued SFAS No. 125 which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 applies to transactions such as sales of loans with servicing retained, loan securitizations, repurchase agreements, securities lending, loan participations and in-substance deficiencies of debt. SFAS No. 125 distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. If a transfer does not meet the criteria for a sale, the transaction is accounted for as a secured borrowing with a pledge of collateral. SFAS No. 125 applies prospectively to transactions occurring after January 1, 1997, although the effective date of certain provisions was January 1, 1998. SFAS No. 125 has not had, and is not expected to have, a material impact on the Bank's financial statements.

     FASB STATEMENT ON REPORTING COMPREHENSIVE INCOME. In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. The standard does not, however, specify when to recognize or how to measure items that make up comprehensive income. Comprehensive income represents net income and certain amounts reported directly in equity, such as the net unrealized gain or loss on available-for-sale securities. While SFAS No. 130 does not require a specific reporting format, it does require that an enterprise display in the financial statements an amount representing total comprehensive income for the period. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and, accordingly, will be adopted by the Company in its 1999 fiscal year. Management does not anticipate that the adoption of this standard will significantly affect the Company's financial reporting.

     FASB STATEMENT ON SEGMENT DISCLOSURES AND RELATED INFORMATION. In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which changes the way public companies report information about segments of their business and requires them to report selected segment information in their quarterly reports issued to shareholders. Among other things, SFAS No. 131 requires public companies to report (i) certain financial and descriptive information about its reportable operating segments (as defined), and (ii) certain enterprise-wide financial information about products and services, geographic areas and major customers. The required segment financial disclosures include a measure of profit or loss, certain specific revenue and expense items, and total assets. SFAS No. 131 is effective for reporting by public companies in fiscal years beginning after December 15, 1997 and, accordingly, would be adopted by the Company in its 1999 fiscal year. SFAS No. 131 is not expected to have a significant impact on the Company's financial reporting.

     FASB STATEMENT ON EMPLOYER DISCLOSURES ABOUT PENSIONS AND OTHER POSTRETIREMENT BENEFITS. In February 1998, the FASB issued SFAS No. 132 which standardizes the disclosure requirements for pensions and other postretirement benefits; requires additional information on changes in the benefit obligations and fair values of plan assets; and eliminates certain present disclosure requirements. SFAS No. 132 does not change the recognition or measurement requirements for postretirement benefits. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997 and, accordingly, will be adopted by the Company in its 1999 fiscal year. Management does not anticipate that this standard will significantly affect the Company's financial reporting.

     FASB STATEMENT ON DERIVATIVES AND HEDGING ACTIVITIES. In June 1998, the FASB issued SFAS No. 133 which establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial condition at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. A specific accounting treatment applies to each type of hedge. Entities may reclassify securities from the held-to-maturity category to the available-for-sale category at the time of adopting SFAS No. 133. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, although early adoption is permitted. The Bank has not yet selected an adoption date or decided whether it will reclassify securities between categories. The Bank has engaged in limited derivatives and hedging activities covered by the new standard, and does not expect to significantly increase such activities in the near term. Accordingly, SFAS No. 133 is not expected to have a material impact on the Company's consolidated financial statements.

     FASB STATEMENT ON RETAINED MORTGAGE-BACKED SECURITIES. In October 1998, the FASB issued SFAS No. 134 which addresses the accounting for mortgage-backed securities retained by an entity after it securitizes mortgage loans held for sale. SFAS No. 134 provides for the classification of such retained securities as held to maturity, available for sale, or trading in accordance with SFAS No.
115. Prior accounting standards limited the classification of these securities to the trading category. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998 and is not expected to have a material impact on the Company's consolidated financial statements.

                      BUSINESS OF PROVIDENT BANCORP, INC.

     Pursuant to the Plan, the Bank will organize the Company as a majority-owned subsidiary of the Mutual Holding Company. The Company will own 100% of the common stock of the Bank. The Company is not currently an operating company. Following the Reorganization, in addition to directing, planning and coordinating the business activities of the Bank, the Company initially will invest the net proceeds it retains primarily in short and medium-term investments. The Company also intends to fund the loan to the ESOP to enable the ESOP to purchase up to 8% of the Common Stock sold in the Offering. In the future, the Company may acquire or organize other operating subsidiaries, including other financial institutions and financial services companies. See "Use of Proceeds." Presently, there are no agreements or understandings for an expansion of the Company's operations. Initially, the Company will neither own nor lease any property from any third party, but will instead use the premises, equipment and furniture of the Bank. At the present time, the Company does not intend to employ any persons other than certain senior officers of the Bank, who will not be compensated separately by the Company. The Company may use the support staff of the Bank from time to time, if needed. Additional employees will be hired as appropriate to the extent the Company expands its business in the future.

                           BUSINESS OF PROVIDENT BANK

GENERAL

     The Bank has served the financial needs of Rockland County residents since its establishment in 1888. The Bank's principal business consists of offering savings and other deposit products to individuals and businesses, and using those deposits together with funds generated from operations and borrowings, to make one- to four-family residential and commercial real estate loans, consumer loans, construction and land loans, commercial business loans, and multi-family residential loans. The Bank also invests in mortgage-backed securities and investment securities. The Bank's income is derived principally from the interest on its mortgage, consumer and commercial loans and securities, loan servicing income, and service charges and fees collected on its deposit accounts. The Bank's primary sources of funds are deposits, principal and interest payments on loans and securities, and borrowings from the FHLB.

                           BUSINESS OF PROVIDENT BANK

GENERAL

     The Bank has served the financial needs of Rockland County residents since its establishment in 1888. The Bank's principal business consists of offering savings and other deposit products to individuals and businesses, and

MARKET AREA

     The Bank is an independent community bank offering a broad range of customer-focused services as an alternative to money center banks in its market area. The Bank currently operates eleven full-service banking offices, including one supermarket branch in Rockland County, New York. The Bank's primary market for deposits is currently concentrated around the areas where its full-service banking offices are located. The Bank's primary lending area also has been historically concentrated in Rockland and contiguous counties.

     Rockland County is a suburban market with a broad employment base. The population of Rockland County was approximately 265,000 as of 1990, and was estimated to be approximately 279,000 in 1997, an increase of 5.2%. Rockland County also serves as a bedroom community for nearby New York City and other suburban areas including Westchester County and northern New Jersey. The Rockland County economy has improved significantly since the early 1990s. The unemployment rate in Rockland County was approximately 4.7% in 1996 and 3.8% in 1997. The favorable economic environment in the New York metropolitan area has led to an increase in residential and commercial construction activity in recent years.

     The economy of the Bank's primary market areas is based on a mixture of service, manufacturing and wholesale/retail trade. Other employment is provided by a variety of industries and state and local governments. The diversity of the employment base is evidenced by the major employers which include the State of New York, Rockland County, Wyeth Ayerst, Novartis Pharmaceutical Corporation, NYNEX Mobile Communications, Orange and Rockland Utilities, Nyack and Good Samaritan Hospitals, Chromalloy, and Helen Hayes Hospital. Additionally, Rockland County has numerous small employers.

FUTURE ACQUISITION AND EXPANSION ACTIVITY

     Both nationally and in New York, the banking industry is undergoing a period of consolidation marked by numerous mergers and acquisitions. Although the Bank does not have a formal program to acquire other banking or thrift institutions, and although as of the date hereof there are no understandings or agreements (written or oral) regarding any such transactions, the Bank may be presented with opportunities to acquire institutions or bank branches that could expand and strengthen its market position. Acquisitions typically involve the payment of a premium over book and market values and, therefore, some dilution of the Company's book value and net income per share may occur in connection with any future acquisition.

LENDING ACTIVITIES

     GENERAL. Historically, the principal lending activity of the Bank has been the origination of fixed-rate and ARM loans collateralized by one- to four-family residential real estate located within its primary market area. The Bank also originates commercial real estate loans, commercial business loans, construction and land loans and consumer loans such as home equity lines of credit and homeowner loans. The Bank retains most of the loans that it originates, although from time to time it may sell longer-term one- to four-family residential real estate loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Market Risk."

     LOAN PORTFOLIO COMPOSITION. The following table sets forth the composition of the Bank's loan portfolio by type of loan at the dates indicated.

                                                                                 SEPTEMBER 30,
                                                          ----------------------------------------------------------
                                         JUNE 30, 1998            1997               1996                 1995
                                     -------------------  ------------------  ------------------  ------------------
                                      AMOUNT    PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT    AMOUNT   PERCENT
                                     ---------  --------  --------  --------  --------  --------  --------  --------
                                                                      (DOLLARS IN THOUSANDS)
FIRST MORTGAGE LOANS
One- to four-family........          $271,593      59.4%  $241,895     57.7%  $219,868     57.2%  $199,078     59.0%
Multi-family...............             7,108       1.6      7,358      1.8      7,743      2.0      6,903      2.0
Commercial real estate.....            63,712      13.9     55,747     13.3     58,640     15.4     60,186     17.9
Construction and land......            27,785       6.1     31,740      7.6     28,035      7.3      8,553      2.5
                                     --------     -----   --------    -----   --------    -----   --------    -----
      Total first mortgage
       loans...............           370,198      81.0    336,740     80.4    314,286     81.9    274,720     81.4
                                     --------     -----   --------    -----   --------    -----   --------    -----

OTHER LOANS
Consumer loans:
 Home equity lines of
  credit...................            28,362       6.2     31,456      7.4     31,306      8.1     31,550      9.4
 Homeowner loans...........            25,418       5.6     18,678      4.5     12,575      3.3      9,937      2.9
 Other consumer loans......             8,855       1.9     10,670      2.5     10,916      2.8      9,917      2.9
                                     --------     -----   --------    -----   --------    -----   --------    -----
       Total consumer loans            62,635      13.7     60,804     14.4     54,797     14.2     51,404     15.2
Commercial business loans..            24,036       5.3     21,651      5.2     15,263      3.9     11,144      3.4
                                     --------     -----   --------    -----   --------    -----   --------    -----
       Total other loans...            86,671      19.0     82,455     19.6     70,060     18.1     62,548     18.6
                                     --------     -----   --------    -----   --------    -----   --------    -----

Total loans receivable.....           456,869     100.0%   419,195    100.0%   384,346    100.0%   337,268    100.0%
                                                  =====               =====               =====               =====

Loans in process...........           (12,732)             (11,424)            (11,775)             (2,240)
Allowance for loan losses..            (4,548)              (3,779)             (3,357)             (3,472)
Deferred loan origination
 costs, net................               771                  505                 273                 391
                                     --------             --------            --------            --------
Total loans receivable, net          $440,360             $404,497            $369,487            $331,947
                                     ========             ========            ========            ========
                                                 SEPTEMBER 30,
                                    ---------------------------------------
                                            1994                1993
                                    -------------------  ------------------
                                     AMOUNT    PERCENT    AMOUNT   PERCENT
                                    ---------  --------  --------  --------
                                              (DOLLARS IN THOUSANDS)
FIRST MORTGAGE LOANS
One- to four-family........           $194,425    60.8%    $191,168    63.9%
Multi-family...............              7,408     2.3        7,869     2.6
Commercial real estate.....             55,053    17.3       44,194    14.8
Construction and land......              8,455     2.6        5,863     1.9
                                      --------  --------   --------  --------
      Total first mortgage
       loans...............            265,341    83.0      249,094    83.2
                                      --------  --------   --------  --------

OTHER LOANS
Consumer loans:
 Home equity lines of
  credit...................             27,711     8.6       23,498     8.0
 Homeowner loans...........              7,939     2.5        7,739     2.6
 Other consumer loans......              8,124     2.5       10,527     3.5
                                      --------  --------   -------- ---------
       Total consumer loans             43,774    13.6       41,764    14.1
Commercial business loans..             10,595     3.4        7,949     2.7
                                      --------  --------   --------  --------
       Total other loans...             54,369    17.0       49,713    16.8
                                      --------  --------   --------  --------

Total loans receivable.....            319,710   100.0%     298,807   100.0%
                                                ========             ========

Loans in process...........             (2,083)              (1,173)
Allowance for loan losses..             (2,837)              (2,565)
Deferred loan origination
 costs, net................                364                    8
                                      --------             --------
Total loans receivable, net           $315,154             $295,077
                                      ========             ========

     LOAN MATURITY SCHEDULE. The following table summarizes the contractual maturities of the Bank's loan portfolio at June 30, 1998. Loans with adjustable or renegotiable interest rates are shown as maturing at the end of the contractual term of the loan. The table reflects the entire unpaid principal balance of a loan maturing in the period that includes the final payment date and, accordingly, does not give effect to periodic principal payments or possible prepayments.


                                                            MULTI-FAMILY AND
                                  ONE-TO FOUR-FAMILY       COMMERCIAL REAL ESTATE  CONSTRUCTION AND LAND
                               -------------------------  -----------------------  --------------------
                                                WEIGHTED                  WEIGHTED            WEIGHTED
                                                 AVERAGE                  AVERAGE              AVERAGE
                                   AMOUNT         RATE        AMOUNT        RATE    AMOUNT      RATE
                               ------------   -----------  ------------  ---------- --------  ---------
                                                        (DOLLARS IN THOUSANDS)
Due During the Years Ending
        June 30,
---------------------------
1999 (1)...................      $    236         9.10%      $ 4,047       8.52%    $18,429     9.19%
2000.......................           366         9.08         3,650       8.77       8,144     8.79
2001.......................           761         9.15         1,547       8.39         750     8.50
2002 and 2003..............         3,206         8.25         4,214       8.90          --       --
2004 to 2008...............        21,917         8.00        17,168       8.80         462     8.00
2009 to 2023...............       148,115         7.70        39,879       8.51          --       --
2024 and following.........        96,992         7.57           315       8.67          --       --
                             ------------  -----------  ------------  ---------    --------  -------
     Total.................      $271,593         7.69%      $70,820       8.62%    $27,785     9.04%
                             ============  ===========  ============  =========    ========  =======

                                                               COMMERCIAL
                                       CONSUMER                 BUSINESS                  TOTAL
                               -------------------------  -----------------------  ---------------------
                                                WEIGHTED                 WEIGHTED              WEIGHTED
                                                AVERAGE                  AVERAGE                AVERAGE
                                   AMOUNT         RATE        AMOUNT      RATE      AMOUNT      RATE
                               ------------   -----------  ------------ ---------  ----------  ---------
                                                       (DOLLARS IN THOUSANDS)
Due During the Years Ending
        June 30,
---------------------------
1999 (1)...................       $ 1,149        10.18%      $14,494       9.04%   $ 38,355       9.09%
2000.......................         3,188        10.78         1,455       9.05      16,803       9.19
2001.......................         4,391        10.49         2,258       8.73       9,707       9.49
2002 and 2003..............        12,043         9.47         2,731       9.31      22,194       9.16
2004 to 2008...............        32,979         9.04         2,234       8.73      74,760       8.67
2009 to 2023...............         8,885         9.32        864  9        .72     197,743       7.95
2024 and following.........            --           --       --    -          -      97,307       7.58
                             ------------  -----------  ------------  ---------  ----------  ---------
     Total.................       $62,635         9.37%      $24,036       9.04%   $456,869       8.22%
                             ============  ===========  ============  =========  ==========  =========

--------------------------------
(1) Includes demand loans, loans having no stated maturity, and overdraft loans.

     The following table sets forth the dollar amounts of fixed- and adjustable-rate loans at June 30, 1998 that are contractually due after June 30, 1999.

                                                  DUE AFTER JUNE 30, 1999
                                             --------------------------------
                                              FIXED     ADJUSTABLE    TOTAL
                                             --------   ----------   --------
                                                     (IN THOUSANDS)
First mortgage loans:
  One- to four-family......................  $188,543    $ 82,814    $271,357
  Multi-family and commercial real estate..    15,726      51,047      66,773
  Construction and land....................        --       9,356       9,356
                                             --------    --------    --------
     Total first mortgage loans............   204,269     143,217     347,486

  Consumer loans...........................    32,017      29,469      61,486
  Commercial business loans................       316       9,226       9,542
                                             --------    --------    --------

     Total loans...........................  $236,602    $181,912    $418,514
                                             ========    ========    ========

     ONE- TO FOUR-FAMILY REAL ESTATE LENDING. The Bank's primary lending activity is the origination of one-to four-family residential mortgage loans secured by properties located in the Bank's primary market area. The Bank offers conforming and non-conforming, fixed-rate and adjustable-rate, residential mortgage loans with maturities of up to 30 years and maximum loan amounts generally of up to $600,000.

     The Bank currently offers both fixed- and adjustable-rate conventional mortgage loans with terms of 10 to 30 years that are fully amortizing with monthly or bi-weekly loan payments. One- to four-family residential mortgage loans are generally underwritten according to Fannie Mae and Freddie Mac guidelines, and loans that conform to such guidelines are referred to as "conforming loans." The Bank generally originates both fixed-rate and ARM loans in amounts up to the maximum conforming loan limits as established by Fannie Mae and Freddie Mac secondary mortgage market standards, which are currently $227,150 for single-family homes. Private mortgage insurance is generally required for loans with loan-to-value ratios in excess of 80%. Loans in excess of conforming loan limits, in amounts of up to $600,000, are also underwritten to both Fannie Mae and Freddie Mac secondary mortgage market standards. These loans are eligible for sale to various conduit firms that specialize in the purchase of such non-conforming loans, although most of these loans are retained in the Bank's loan portfolio.

     The Bank's bi-weekly one- to four-family residential mortgage loans result in significantly shorter repayment schedules than conventional monthly mortgage loans. The accelerated repayment schedule that accompanies a bi-weekly mortgage loan results in lower total interest payments and a more rapid increase in home equity. Bi-weekly mortgage loans are also repaid through an automatic deduction from the borrower's savings or checking account, which enables the Bank to avoid the cost of processing payments. As of June 30, 1998, bi-weekly loans totaled $56.5 million or 20.8% of the Bank's residential loan portfolio.

     Fixed-rate mortgage loans originated by the Bank include due-on-sale clauses which provide that the loan is immediately due and payable in the event the borrower transfers ownership of the property. Due-on-sale clauses are an important means of adjusting the yields on the Bank's fixed-rate residential loan portfolio, and the Bank generally exercises its rights under these clauses.

     The Bank actively monitors its interest rate risk position to determine the desirable level of investment in fixed-rate mortgages. Depending on market interest rates and the Bank's capital and liquidity position, the Bank may retain all of its newly originated longer term fixed-rate, fixed-term residential mortgage loans or may decide to sell all or a portion of such loans in the secondary mortgage market to government sponsored enterprises such as Fannie Mae and Freddie Mac. As a matter of policy, the Bank retains the servicing rights on all loans sold to generate fee income and reinforce its commitment to customer service. For the nine months ended June 30, 1998, the Bank sold mortgage loans totaling $16.9 million compared with $197,000 for the nine months ended June 30, 1997. As of June 30, 1998 and 1997, the Bank's portfolio of loans serviced for others totaled $128.5 million and $130.7 million, respectively. The Bank's portfolio of loans serviced for others totaled $127.6 million, $143.0 million and $160.9 million at September 30, 1997, 1996 and 1995, respectively.

     The Bank currently offers several ARM loan products secured by residential properties with rates that adjust every six months to one year, after an initial fixed-rate period ranging from six months to seven years. After the initial term, the interest rate on these loans is reset based upon a contractual spread or margin above the average yield on U.S. Treasury securities, adjusted to a constant maturity of six months to one year (the "U.S. Treasury Constant Maturity Index"), as published weekly by the Federal Reserve Board. ARM loans are generally subject to limitations on interest rate increases of 2% per adjustment period, and an aggregate adjustment of 6% over the life of the loan. ARM loans require that any payment adjustment resulting from a change in the interest rate on the ARM loan be sufficient to result in full amortization of the loan by the end of the loan term, and thus, do not permit any of the increased payment to be added to the principal amount of the loan, commonly referred to as negative amortization. Although ARM loans are offered with terms of up to 30 years, these loans generally remain outstanding for substantially shorter periods of time. At June 30, 1998, the Bank's ARM portfolio included $20.4 million in loans which reprice every six months, $33.9 million in one-year ARMs and $28.5 million in loans with an initial fixed-rate period ranging from three to seven years.

     The retention of ARM loans, as opposed to long term, fixed-rate residential mortgage loans, in the Bank's portfolio helps reduce its exposure to interest rate risk. However, ARM loans generally pose different credit risks than fixed-rate loans primarily because the underlying debt service payments of the borrowers rise as interest rates rise, thereby increasing the potential for default. In order to minimize this risk, borrowers of one- to four-family one year ARM loans are qualified at the rate which would be in effect after the first interest rate adjustment, if that rate is higher than the initial rate. Management believes that these risks, which have not had a material adverse effect on the Bank to date, generally are less than the interest rate risks associated with holding longer-term fixed-rate loans.

     While one- to four-family residential loans typically are originated with 15 to 30 year terms, such loans generally remain outstanding in the Bank's loan portfolio for substantially shorter periods of time because borrowers must prepay their loans in full upon sale of the property pledged as security or upon refinancing the loan. Thus, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the Bank's primary lending market, prevailing market interest rates, and the interest rates payable on outstanding loans.

     The Bank requires title insurance on all of its one- to four-family mortgage loans, and also requires that fire and extended coverage casualty insurance (and, if appropriate, flood insurance) be maintained in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. Loans with loan-to-value ratios in excess of 80% must have private mortgage insurance, although occasional exceptions may be made. Nearly all residential loans must have a mortgage escrow account from which disbursements are made for real estate taxes and for hazard and flood insurance.

     COMMERCIAL REAL ESTATE AND MULTI-FAMILY REAL ESTATE LENDING. The Bank originates real estate loans secured predominantly by first liens on commercial real estate and apartment buildings. The commercial real estate properties are predominantly non-residential properties such as office buildings, shopping centers, retail strip centers, industrial and warehouse properties and, to a lesser extent, more specialized properties such as churches, mobile home parks, restaurants, motel/hotels and auto dealerships. The Bank may, from time to time, purchase commercial or multi-family real estate loan participations. Loans secured by commercial real estate totaled $63.7 million or 13.9% of the Bank's total loan portfolio as of June 30, 1998, and consisted of 175 loans outstanding with an average loan balance of approximately $364,000. Loans secured by multi-family residential real estate totaled $7.1 million or 1.6% of the Bank's total loan portfolio as of June 30, 1998, and consisted of 34 loans outstanding with an average loan balance of approximately $209,000. Substantially all of the Bank's commercial real estate and multi-family loans were secured by properties located in its primary market area.

     As part of the Bank's ongoing interest rate risk management, the Bank offers adjustable-rate commercial and multi-family real estate loans. The initial interest rates on these loans adjust after an initial three or five year period to new market rates that generally range between 200 to 350 basis points over the then current three or five year U.S. Treasury or FHLB rates. Commercial real estate loans typically have a term of approximately 10 years, with an amortization schedule of approximately 20 years, and may be repaid subject to certain penalties. Multi-family real estate loans typically have a term of 10 years, with a 25 year amortization schedule, and also may be prepaid subject to penalties.

     In the underwriting of commercial and multi-family real estate loans, the Bank generally lends up to 70% of the property's appraised value on apartment buildings, up to 70% of the property's appraised value on commercial properties that are not owner-occupied, and up to 75% of the property's appraised value on commercial properties that are owner-occupied. Appraised values are determined by independent appraisers designated by the Bank. The Bank generally obtains an environmental assessment from an independent engineering firm of any environmental risks that may be associated with a particular building or the site. Decisions to lend are based on the economic viability of the property and the creditworthiness of the borrower. Creditworthiness is determined by considering the character, experience, management and financial strength of the borrower, and the ability of the property to generate adequate funds to cover both operating expenses and debt service. In evaluating a commercial real estate loan, the Bank emphasizes primarily the ratio of net cash flow to debt service for the property, generally requiring a ratio of at least 110%, computed after deduction for a vacancy factor and property expenses deemed appropriate by the Bank. In addition, a personal guarantee of the loan is generally required from the principal(s) of the borrower. On all real estate loans, the Bank requires title insurance insuring the priority of its lien, fire and extended coverage casualty insurance, and flood insurance, if appropriate, in order to protect the Bank's security interest in the underlying property.

     Commercial real estate and multi-family loans generally carry higher interest rates and have shorter terms than those on one- to four-family residential mortgage loans. Commercial real estate and multi-family loans, however, entail significant additional credit risks compared to one- to four-family residential mortgage loans, as they typically involve large loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on loans secured by income producing properties typically depends on the successful operation of the related real estate project and thus may be subject to a greater extent to adverse conditions in the real estate market and in the economy generally.

     CONSTRUCTION AND LAND LOANS. The Bank originates acquisition, development and construction loans to builders in its market area. Acquisition loans are made to help finance the purchase of land intended for further development, including single-family houses, multi-family housing, and commercial income property. In some cases, the Bank may make an acquisition loan before the borrower has received approval to develop the land as planned. Loans for the acquisition of land are generally limited to the Bank's most creditworthy customers. In general, the maximum loan-to-value ratio for a land acquisition loan is 50% of the appraised value of the property. Acquisition loans are often made in conjunction with development and construction loans. Acquisition loans may also be made to borrowers who already own the property, but who require additional financing to develop the property.

     The Bank also makes development loans to builders in its market area to finance improvements to real estate, consisting mostly of single-family subdivisions, typically to finance the cost of utilities, roads and sewers. Builders generally rely on the sale of single family homes to repay development loans, although in some cases the improved building lots may be sold to another builder. The maximum loan-to-value ratio for these loans is generally 60% of the appraised value of the property. Advances are made in accordance with a schedule reflecting the cost of improvements. The Bank's policy is to confirm prior to each advance that the improvements have been completed properly as evidenced by an inspection report issued by an appraiser or engineer hired by the Bank. In addition, prior to advancing funds, the Bank confirms that its lien priority remains in effect.

     The Bank also grants construction loans to area builders, often in conjunction with development loans. These loans finance the cost of completing homes on the improved property. The loans are generally limited to the lesser of 70% of the appraised value of the property or the actual cost of improvements. In the case of single-family construction, the Bank limits the number of houses it will finance that are not under contract for sale. As part of its underwriting process for construction loans on income producing properties, such as apartment buildings and commercial rental properties, the Bank considers the likelihood of leasing the property at the expected rental amount, and the time to achieve sufficient occupancy levels. The Bank generally requires a percentage of the building to be leased prior to granting a construction loan on income producing property.

     Advances on construction loans are made in accordance with a schedule reflecting the cost of construction. The Bank's policy is to confirm prior to each advance that the construction has been completed properly as evidenced by an inspection report issued by an appraiser or engineer hired by the Bank. The Bank also confirms that its lien priority remains in force before advancing funds. Repayment of construction loans on residential subdivisions is normally expected from the sale of units to individual purchasers. In the case of income producing property, repayment is usually expected from permanent financing upon completion of construction. The Bank commits to provide the permanent mortgage financing on most of its construction loans on income-producing property.

     Acquisition, development and construction lending exposes the Bank to greater credit risk than permanent mortgage financing. The repayment of acquisition, development and construction loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event the Bank makes an acquisition loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Development and construction loans also expose the Bank to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

     As of June 30, 1998, the Bank had $8.8 million in acquisition and development loans, and $19.0 million in construction loans.

     CONSUMER AND OTHER LOANS. The Bank originates a variety of consumer and other loans, including homeowner loans, home equity lines of credit, new and used automobile loans, and personal unsecured loans, including both fixed-rate installment loans and prime rate variable lines-of-credit. As of June 30, 1998, consumer loans totaled $62.6 million, or 13.7% of the total loan portfolio.

     At June 30, 1998, the largest group of consumer loans consisted of $53.8 million of loans secured by junior liens on residential properties. The Bank offers fixed-rate, fixed-term second mortgage loans, referred to as "homeowner loans," and adjustable-rate home equity lines of credit. Homeowner loans are offered in amounts up to 100% of the appraised value of the property (including prior liens) with a maximum loan amount of $75,000. Home equity loans are generally offered in amounts up to 75% of the appraised value of the property including prior liens, with a maximum loan amount of $200,000. As of June 30, 1998, homeowner loans totaled $25.4 million or 5.6% of the Bank's total loan portfolio. The disbursed portion of home equity lines of credit totaled $28.4 million, or 6.2% of the Bank's total loan portfolio, with $24.9 million remaining undisbursed.

     Other consumer loans include personal loans and loans secured by new or used automobiles. As of June 30, 1998, these loans totaled $8.9 million, or 1.9% of the Bank's total loan portfolio. The Bank originates automobile loans directly to its customers and has no outstanding agreement with automobile dealerships to generate indirect loans. The maximum term for an automobile loan is generally 60 months for a new car, and 36 to 48 months for a used car. The Bank will generally lend up to 100% of the purchase price of a new car, and up to 90% of the lesser of the purchase price or the National Automobile Dealers' Association book rate for a used car. The Bank requires all borrowers to maintain collision insurance on automobiles securing loans in excess of $5,000, with the Bank listed as loss payee. Personal loans also include secured and unsecured installment loans. Unsecured installment loans generally have shorter terms than secured consumer loans, and generally have higher interest rates than rates charged on secured installment loans with comparable terms.

     The Bank's procedures for underwriting consumer loans include an assessment of an applicant's credit history and the ability to meet existing obligations and payments on the proposed loan. Although an applicant's creditworthiness is a primary consideration, the underwriting process also includes a comparison of the value of the collateral security, if any, to the proposed loan amount.

     Consumer loans generally entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that tend to depreciate, such as automobiles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency often does not warrant further substantial collection efforts against the borrower.
In addition, the repayment of consumer loans depends on the borrower's continued financial stability, as their repayment is more likely than a single family mortgage loan to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws (including bankruptcy and insolvency laws) may limit the amount that can be recovered on such loans.

     COMMERCIAL BUSINESS LOANS. The Bank currently offers commercial business loans to customers in its market area, some of which are secured in part by additional real estate collateral. In an effort to expand its customer account relationships and develop a broader base of more interest rate sensitive assets, the Bank makes various types of secured and unsecured commercial loans for the purpose of financing equipment acquisition, expansion, working capital and other general business purposes. The terms of these loans generally range from less than one year to seven years. The loans are either negotiated on a fixed-rate basis or carry adjustable interest rates indexed to a lending rate which is determined internally, or a short-term market rate index. The Bank may, from time to time, purchase commercial business loan participations. At June 30, 1998, the Bank had 251 commercial business loans outstanding with an aggregate balance of $24.0 million, or 5.3% of the total loan portfolio. As of June 30, 1998, the average commercial business loan balance was approximately $96,000.

     Commercial credit decisions are based upon a complete credit assessment of the loan applicant. A determination is made as to the applicant's ability to repay in accordance with the proposed terms as well as an overall assessment of the risks involved. An investigation is made of the applicant to determine character and capacity to manage. Personal guarantees of the principals are generally required. In addition to an evaluation of the loan applicant's financial statements, a determination is made of the probable adequacy of the primary and secondary sources of repayment to be relied upon in the transaction. Credit agency reports of the applicant's credit history as well as bank checks and trade investigations supplement the analysis of the applicant's creditworthiness. Collateral supporting a secured transaction is also analyzed to determine its marketability and liquidity. Commercial business loans generally bear higher interest rates than residential loans, but they also involve a higher risk of default since their repayment is generally dependent on the successful operation of the borrower's business.

     LOAN ORIGINATIONS, PURCHASES, SALES AND SERVICING. While the Bank originates both fixed-rate and adjustable-rate loans, its ability to generate each type of loan depends upon borrower demand, market interest rates, borrower preference for fixed- versus adjustable-rate loans, and the interest rates offered on each type of loan by other lenders in the Bank's market area. This includes competing banks, savings banks, credit unions, and mortgage banking companies, as well as life insurance companies, and Wall Street conduits that also actively compete for local commercial real estate loans. Loan originations are derived from a number of sources, including branch office personnel, existing customers, borrowers, builders, attorneys, real estate broker referrals and walk-in customers.

     The Bank's loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand. Accordingly, the volume of loan originations and the profitability of this activity can vary from period to period. One- to four-family residential mortgage loans are generally underwritten to current Fannie Mae and Freddie Mac seller/servicer guidelines. One- to four-family loans are also closed on standard Fannie Mae/Freddie Mac documents and sales are conducted using standard Fannie Mae/Freddie Mac purchase contracts and master commitments as applicable. One- to four-family mortgage may be loans sold both to Fannie Mae and Freddie Mac on a non-recourse basis whereby foreclosure losses are generally the responsibility of either Fannie Mae or Freddie Mac and not the Bank. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Market Risk."

     The Bank is a qualified loan servicer for both Fannie Mae and Freddie Mac. The Bank's policy has been to retain the servicing rights for all loans sold, and to continue to collect payments on the loans, maintain tax escrows and applicable fire and flood insurance coverage, and supervise foreclosure proceedings if necessary. The Bank retains a portion of the interest paid by the borrower on the loans as consideration for its servicing activities.

     The following table sets forth the loan origination, sale and repayment activities of the Bank for the periods indicated. The Bank has not purchased any loans in recent years.


                                                                         NINE MONTHS
                                                                        ENDED JUNE 30,        YEAR ENDED SEPTEMBER 30,
                                                                     -------------------   ------------------------------
                                                                         1998      1997       1997       1996      1995
                                                                       --------  --------   --------   --------  ---------
                                                                                      (IN THOUSANDS)
Unpaid principal balances at  beginning of period...................   $419,195  $384,346   $384,346   $337,268   $319,710
                                                                       --------  --------   --------   --------  ---------
Originations by Type
--------------------
 Adjustable-rate:
  First mortgage loans:
   One- to four-family..............................................     12,424     7,919     11,299      7,814      9,350
   Multi-family.....................................................        388       325        325        778        225
   Commercial real estate...........................................     11,541       825      7,932      5,108      7,528
   Construction and land............................................      9,338    12,213     14,240     25,235      7,717
  Other loans:
   Consumer.........................................................      8,038    10,321     14,166     12,315      4,866
   Commercial business..............................................     12,329     5,115      8,140      6,595      4,803
                                                                      ---------  --------   --------   --------   --------
     Total adjustable-rate..........................................     54,058    43,718     56,102     57,845     34,489
                                                                      ---------  --------   --------   --------   --------
 Fixed-rate:
  First mortgage loans:
   One- to four-family..............................................     65,462    16,122     33,214     41,022     16,974
   Commercial real estate...........................................      3,919       585        710        385        512
   Construction and land............................................        563       859      1,002      1,643      1,139
  Other loans:
   Consumer.........................................................     16,072    12,143     16,954      4,489     10,008
   Commercial business..............................................      3,512     3,008      4,788      3,397      3,071
                                                                       --------  --------   --------   --------   --------
     Total fixed-rate...............................................     89,528    32,717     56,668     50,936     31,704
                                                                       --------  --------   --------   --------   --------
     Total loans originated.........................................    143,586    76,435    112,770    108,781     66,193
                                                                       --------  --------   --------   --------   --------
Sales
-----
 First mortgage loans...............................................    (16,932)     (197)      (197)      (433)    (1,605)
                                                                       --------   --------   --------   --------   --------
Principal Repayments
--------------------
 First mortgage loans...............................................    (52,067)  (33,833)   (45,021)   (39,146)   (32,034)
 Other loans........................................................    (35,738)  (23,561)   (31,352)   (19,736)   (14,616)
                                                                       --------  --------   --------   --------   --------
  Total principal
   repayments.......................................................    (87,805)  (57,394)   (76,373)   (58,882)   (46,650)
                                                                       --------  --------   --------   --------   --------

Net charge-offs.....................................................       (578)     (355)      (636)    (1,026)      (125)
Transfers to real estate
 owned..............................................................       (597)     (694)      (715)    (1,362)      (255)
                                                                       --------  --------   --------   --------   --------
Unpaid principal balances
 at end of period...................................................    456,869   402,141    419,195    384,346    337,268

Loans in process....................................................    (12,732)   (9,505)   (11,424)   (11,775)    (2,240)
Allowance for loan losses...........................................     (4,548)   (3,877)    (3,779)    (3,357)    (3,472)
Deferred loan origination
 costs, net.........................................................        771       454        505        273        391
                                                                       --------  --------   --------   --------   --------
Net loans at end of period..........................................   $440,360  $389,213   $404,497   $369,487   $331,947
                                                                       ========  ========   ========   ========   ========


     LOAN APPROVAL AUTHORITY AND UNDERWRITING. The Bank has four levels of lending authority: the Board of Directors, the Director Loan Committee, the Management Loan Committee, and individual loan officers. The Board grants lending authority to the Director Loan Committee, the majority of the members of which are Directors. The Director Loan Committee in turn may grant authority to the Management Loan Committee and individual loan officers. In addition, designated members of management may grant authority to individual loan officers up to specified limits. The lending activities of the Bank are subject to written policies established by the Board. These policies are reviewed periodically.

     The Director Loan Committee may approve loans of up to a maximum of $3.2 million in the aggregate to any one borrower and related entities in accordance with the Bank's loans-to-one borrower policy. The Management Loan Committee may approve loans of up to an aggregate of $650,000 to any one borrower and related borrowers.

Two loan officers with sufficient loan authority acting together may approve loans up to $350,000. The maximum individual authority to approve an unsecured loan is $50,000.

     The Bank has established a risk rating system for its commercial business loans, commercial and multi-family real estate loans, and construction loans to builders. The risk rating system assesses a variety of factors to rank the risk of default and risk of loss associated with the loan. These ratings are performed by commercial credit personnel who do not have responsibility for loan originations. The Bank determines its maximum loans to one borrower based upon the rating of the loan. The large majority of loans fall into three categories. The maximum for the best rated borrowers is $7.5 million, for the next group of borrowers is $5.5 million, and for the third group is $3.5 million. Sublimits apply based on reliance on any single property, and for commercial loans.

     In connection with its mortgage loans, the Bank requires property appraisals performed by independent appraisers who are approved by the Board. Appraisals are then reviewed by the appropriate loan underwriting areas of the Bank. The Bank also requires title insurance, hazard insurance and, if indicated, flood insurance on property securing its mortgage loans. For consumer loans under $50,000, such as equity lines of credit and homeowner loans, title insurance is not required.

     LOAN ORIGINATION FEES AND COSTS. In addition to interest earned on loans, the Bank also receives loan origination fees. Such fees vary with the volume and type of loans and commitments made, and competitive conditions in the mortgage markets, which in turn respond to the demand and availability of money. The Bank defers loan origination fees and costs, and amortizes such amounts as an adjustment to yield over the term of the loan by use of the level-yield method. Deferred loan origination costs (net of deferred fees) were $771,000 at June 30, 1998.

     To the extent that originated loans are sold on or after January 1, 1997, SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," requires the Bank to capitalize a mortgage servicing asset at the time of the sale. In the nine months ended June 30, 1998, the Bank recognized $169,000 in income upon capitalization of originated mortgage servicing rights for loans sold on a servicing-retained basis. The capitalized amount is amortized thereafter (over the period of estimated net servicing income) as a reduction of servicing fee income. The unamortized amount is fully charged to income when loans are prepaid. Asset recognition of servicing rights on sales of originated loans was not permitted under accounting standards in effect prior to SFAS No. 125, when the Bank sold the majority of the loans it presently services for others. Originated mortgage servicing rights with an amortized cost of $163,000 are included in other assets at June 30, 1998. See also Notes 1 and 4 of the Notes to Consolidated Financial Statements.

     LOANS-TO-ONE BORROWER. Savings associations are subject to the same loans-to-one borrower limits as those applicable to national banks, which under current regulations restrict loans to one borrower to an amount equal to 15% of unimpaired net worth on an unsecured basis, and an additional amount equal to 10% of unimpaired net worth if the loan is secured by readily marketable collateral (generally, financial instruments and bullion, but not real estate). The Bank monitors its credit limits by relationship and by total credit exposure, including the unused portion of credit made available by the Bank, such as unadvanced amounts on construction loans and unused lines of credit. At June 30, 1998, the five largest aggregate amounts loaned to individual borrowers by the Bank (including any unused lines of credit) were as follows: $7.4 million, consisting of mortgage-secured and unsecured financing; $4.4 million secured by a mortgage; $3.6 million secured by a mortgage; $3.6 million, consisting of mortgage-secured and unsecured financing; and $3.5 million, consisting of mortgage-secured financing. All of the loans discussed above are performing in accordance with their terms.

DELINQUENCIES AND CLASSIFIED ASSETS

     COLLECTION PROCEDURES. A computer generated late notice is sent by the 17th day of the month requesting the payment due plus the late charge that was assessed. After the late notices have been mailed, accounts are assigned to a collector for follow-up to determine reasons for delinquency and to review payment options. Additional system-generated collection letters are sent to customers every 10 days. Notwithstanding ongoing collection efforts, all consumer loans are fully charged-off after 120 days.

     LOANS PAST DUE AND NON-PERFORMING ASSETS. Loans are reviewed on a regular basis. Loans are placed on non-accrual status when either principal or interest is 90 days or more past due. In addition, loans are placed on non-accrual status when, in the opinion of management, there is sufficient reason to question the borrower's ability to continue to meet contractual principal or interest payment obligations. Interest accrued and unpaid at the time a loan is placed on a non-accrual status is reversed from interest income. Interest payments received on non-accrual loans are not recognized as income unless warranted based on the borrower's financial condition and payment record. At June 30, 1998, the Bank had non-accrual loans of $5.7 million, representing loans of $4.8 million which were 90 days or more delinquent and a current loan of $962,000 which was on non-accrual status due to concerns about the borrower's ability to continue making contractual payments. The ratio of non-performing loans to total loans was 1.30% at June 30, 1998.

     Real estate acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until such time as it is sold. When real estate is acquired through foreclosure or by deed in lieu of foreclosure, it is recorded at its fair value, less estimated costs of disposal. If the fair value of the property is less than the loan balance, the difference is charged against the allowance for loan losses. At June 30, 1998, the Bank had REO of $366,000. The Bank had total non-performing assets (non-accrual loans and REO) of $6.1 million and a ratio of non-performing assets to total assets of 0.90% at June 30, 1998.

     The following table sets forth certain information with respect to the Bank's loan portfolio delinquencies at the dates indicated.

                                                   LOANS DELINQUENT FOR
                               --------------------------------------------------
                                   60-89 DAYS     90 DAYS AND OVER     TOTAL
                               ------------------  --------------  --------------
                               NUMBER    AMOUNT    NUMBER  AMOUNT  NUMBER  AMOUNT
                               ------  ----------  ------  ------  ------  ------
                                                  (DOLLARS IN THOUSANDS)
At June 30, 1998
----------------
First mortgage loans:
 One- to four-family.........      16      $1,310      34  $3,323       50  $4,633
 Multi-family................       1         143      --      --        1     143
 Commercial real estate......      --          --       2     848        2     848
 Construction and land.......      --          --       1     180        1     180
                                -----      ------   -----  ------    -----  ------
                                   17       1,453      37   4,351       54   5,804
Other loans:
 Consumer....................       5          98      15     230       20     328
 Commercial business.........       1          76       9     194       10     270
                                -----      ------   -----  ------    -----  ------
   Total.....................      23      $1,627      61  $4,775       84  $6,402
                                =====      ======   =====  ------    =====  ======

At September 30, 1997
---------------------
First mortgage loans:
 One- to four-family.........      11      $1,245      28  $2,549       39  $3,794
 Multi-family................       1         146      --      --        1     146
 Commercial real estate......       1          58       4   1,375        5   1,433
 Construction and land.......      --          --       2     276        2     276
                                -----      ------   -----  ------    -----  ------
                                   13       1,449      34   4,200       47   5,649
Other loans:
 Consumer....................       5          87      23     234       28     321
 Commercial business.........       4          98       7     243       11     341
                                -----      ------   -----  ------    -----  ------
   Total.....................      22      $1,634      64  $4,677       86  $6,311
                                =====      ======   =====  ======    =====  ======

At September 30, 1996
---------------------
First mortgage loans:
 One- to four-family.........      15      $  936      37  $2,731       52  $3,667
 Commercial real estate......       2         282      11   2,087       13   2,369
 Construction and land.......      --          --       3     920        3     920
                                -----      ------   -----  ------    -----  ------
                                   17       1,218      51   5,738       68   6,956
Other loans:
 Consumer....................       4         109      24     503       28     612
 Commercial business.........       1          65       3     109        4     174
                                -----      ------   -----  ------    -----  ------
   Total.....................      22      $1,392      78  $6,350      100  $7,742
                                =====      ======   =====  ======    =====  ======

     NON-PERFORMING ASSETS. The table below sets forth the amounts and categories of the Bank's non-performing assets at the dates indicated. At each date presented, the Bank had no troubled debt restructurings (loans for which a portion of interest or principal has been forgiven and loans modified at interest rates materially less than current market rates).

                                                                     SEPTEMBER 30,
                                           JUNE 30,   -------------------------------------------
                                             1998      1997     1996     1995     1994     1993
                                           ---------  -------  -------  -------  -------  -------
                                                           (DOLLARS IN THOUSANDS)
Non-accrual loans:
  One- to four-family....................    $3,323   $2,549   $2,731   $1,972   $1,158   $1,416
  Commercial real estate.................       848    1,375    2,087    3,346    1,222    1,465
  Construction and land(1)...............     1,142      276      920      209      209       30
  Consumer...............................       230      234      503      421      329      390
  Commercial business....................       194      243      109      654      837    1,011
                                             ------   ------   ------   ------   ------   ------
     Total non-performing loans..........     5,737    4,677    6,350    6,602    3,755    4,312
                                             ------   ------   ------   ------   ------   ------
Real estate owned:
  One- to four-family....................        92      186      347       50      508      773
  Commercial real estate.................       274       --      960      160      242      401
                                             ------   ------   ------   ------   ------   ------
     Total real estate owned.............       366      186    1,307      210      750    1,174
                                             ------   ------   ------   ------   ------   ------

Total non-performing assets..............    $6,103   $4,863   $7,657   $6,812   $4,505   $5,486
                                             ======   ======   ======   ======   ======   ======
Ratios:
  Non-performing loans to total loans....      1.30%    1.16%    1.72%    1.99%    1.19%    1.46%
  Non-performing assets to total assets..      0.90     0.75     1.21     1.29     0.94     1.17

----------
(1) Non-accrual construction and land loans at June 30, 1998 include a loan with a balance of $962,000 which was current in accordance with its contractual terms. Management placed this loan on non-accrual status during the nine months ended June 30, 1998 due to concerns about the borrower's ability to continue making contractual payments.

     For the year ended September 30, 1997 and for the nine months ended
June 30, 1998, gross interest income that would have been recorded had the non-accrual loans at the end of the period remained on accrual status throughout the period amounted to $411,000 and $523,000, respectively. Interest income actually recognized on such loans totaled $147,000 for the year ended September 30, 1997 and $241,000 for the nine months ended June 30, 1998.

     CLASSIFICATION OF ASSETS. The Bank's policies, consistent with regulatory guidelines, provide for the classification of loans and other assets such as securities that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the savings institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose the Bank to risk sufficient to warrant classification in one of the aforementioned categories, but which possess some weaknesses, are required to be designated as special mention by management. As of June 30, 1998, the Bank had $4.6 million of assets designated as special mention.

     When the Bank classifies assets as either substandard or doubtful, it allots for analytical purposes a portion of general valuation allowances or loss reserves to such assets as deemed prudent by management. General allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities, but which have not been allocated to particular problem assets. When the Bank classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of the amount of the assets so classified, or to charge-off such amount. The Bank's determination as to the classification of its assets and the amount of its valuation allowance is subject to review by its regulatory agencies, which can order the establishment of additional loss allowances. Management regularly reviews the Bank's asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of the Bank's assets at June 30, 1998, classified assets consisted of substandard assets of $4.7 million (loans receivable of $4.3 million and REO of $366,000) and doubtful assets (loans receivable) of $101,000. There were no assets classified as loss at June 30, 1998.

     ALLOWANCE FOR LOAN LOSSES. The Bank provides for loan losses based on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in management's judgment, deserve current recognition in estimating probable losses. Management regularly reviews the loan portfolio and makes provisions for loan losses in order to maintain the adequacy of the allowance for loan losses. The allowance for loan losses consists of amounts specifically allocated to non-performing loans and potential problem loans (if any) as well as allowances determined for each major loan category. Loan categories such as single-family residential mortgages and consumer loans are generally evaluated on an aggregate or "pool" basis by applying loss factors to the current balances of the various loan categories. The loss factors are determined by management based on an evaluation of historical loss experience, delinquency trends, volume and type of lending conducted, and the impact of current economic conditions in the Bank's market area. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

     At June 30, 1998, the allowance for loan losses was $4.5 million, which equaled 1.03% of net loans and 79.27% of non-performing loans. For the nine months ended June 30, 1998 and the years ended September 30, 1997 and 1996, the Bank recorded net loan charge-offs of $578,000, $636,000 and $1.0 million, respectively, as a reduction of the allowance for loan losses. Provisions for loan losses added to the allowance were $1.3 million, $1.1 million and $911,000 during the respective periods. The Bank's provisions for loan losses are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The following table sets forth activity in the Bank's allowance for loan losses for the periods indicated.

                                                          NINE MONTHS
                                                        ENDED JUNE 30,                       YEARS ENDED SEPTEMBER 30,
                                                  -------------------------  ------------------------------------------------------
                                                       1998          1997     1997        1996           1995       1994     1993
                                                  ---------------  --------  -------  -------------  ------------  -------  -------
                                                                               (DOLLARS IN THOUSANDS)
Balance at beginning of period..................       $3,779      $ 3,357   $3,357        $ 3,472        $2,837   $2,565   $1,963
                                                       ------      -------   ------        -------        ------   ------   ------
Charge-offs:
  One- to four-family...........................           (3)         (83)    (114)           (33)          (85)     (86)     (79)
  Commercial real estate........................          (87)         (84)    (301)          (840)            -      (56)     (47)
  Construction and land.........................         (350)           -        -              -             -        -        -
  Consumer......................................         (161)        (136)    (171)          (203)          (67)     (59)     (52)
  Commercial business...........................          (10)         (93)    (173)             -             -        -        -
                                                       ------      -------   ------        -------        ------   ------   ------
        Total charge-offs.......................         (611)        (396)    (759)        (1,076)         (152)    (201)    (178)
                                                       ------      -------   ------        -------        ------   ------   ------
Recoveries:
  One- to four-family...........................            -            -       42              3             -        -        -
  Commercial real estate........................            -            4       32             14             -        -        -
  Consumer......................................           33           37       49             33            27       21       19
  Commercial business...........................            -            -        -              -             -        -        1
                                                       ------      -------   ------        -------        ------   ------   ------
        Total recoveries........................           33           41      123             50            27       21       20
                                                       ------      -------   ------        -------        ------   ------   ------

Net charge-offs.................................         (578)        (355)    (636)        (1,026)         (125)    (180)    (158)
Provision for loan losses.......................        1,347          875    1,058            911           760      452      760
                                                       ------      -------   ------        -------        ------   ------   ------
Balance at end of period........................       $4,548      $ 3,877   $3,779        $ 3,357        $3,472   $2,837   $2,565
                                                       ======      =======   ======        =======        ======   ======   ======
Ratios:
  Net charge-offs to average loans outstanding..         0.14%        0.09%    0.17%          0.29%         0.04%    0.06%    0.05%
  Allowance for loan losses to non-performing
     loans......................................        79.27       112.08    80.80          52.87         52.59    75.55    59.49
  Allowance for loan losses to total loans
     receivable, net............................         1.03         1.00     0.93           0.91          1.05     0.90     0.87

     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES. The following tables set forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

                                                                                         SEPTEMBER 30,
                                                               ---------------------------------------------------------------
                                       JUNE 30, 1998                        1997                             1996
                              -------------------------------  -------------------------------  ------------------------------
                                                    PERCENT                          PERCENT                          PERCENT
                                                    OF LOANS                         OF LOANS                        OF LOANS
                                           LOAN     IN EACH                 LOAN     IN EACH                 LOAN     IN EACH
                                         BALANCES   CATEGORY              BALANCES   CATEGORY              BALANCES  CATEGORY
                              LOAN LOSS     BY      TO TOTAL   LOAN LOSS     BY      TO TOTAL   LOAN LOSS     BY     TO TOTAL
                              ALLOWANCE  CATEGORY    LOANS     ALLOWANCE  CATEGORY    LOANS     ALLOWANCE  CATEGORY    LOANS
                              ---------  --------  ----------  ---------  --------  ----------  ---------  --------  ---------
                                                                   (DOLLARS IN THOUSANDS)
First mortgage loans:
 One- to four-family........     $1,150  $271,593       59.4%     $  734  $241,895       57.7%     $  756  $219,868      57.2%
 Multi-family...............         47     7,108        1.6          47     7,358        1.8          47     7,743       2.0
 Commercial real estate.....      1,810    63,712       13.9       1,384    55,747       13.3       1,200    58,640      15.4
 Construction and land......        306    27,785        6.1         389    31,740        7.6         389    28,035       7.3
Consumer loans..............        862    62,635       13.7         782    60,804       14.4         429    54,797      14.2
Commercial business loans...        373    24,036        5.3         443    21,651        5.2         536    15,263       3.9
                                 ------  --------      -----      ------  --------      -----      ------  --------     -----
  Total.....................     $4,548  $456,869      100.0%     $3,779  $419,195      100.0%     $3,357  $384,346     100.0%
                                 ======  ========      =====      ======  ========      =====      ======  ========     =====
                                                                      SEPTEMBER 30,
                            --------------------------------------------------------------------------------------------------
                                           1995                           1994                             1993
                            -------------------------------  --------------------------------  -------------------------------
                                                    PERCENT                          PERCENT                          PERCENT
                                                   OF LOANS                          OF LOANS                         OF LOANS
                                         LOAN       IN EACH               LOAN       IN EACH               LOAN       IN EACH
                                       BALANCES    CATEGORY             BALANCES    CATEGORY             BALANCES    CATEGORY
                            LOAN LOSS    BY        TO TOTAL  LOAN LOSS     BY       TO TOTAL  LOAN LOSS     BY       TO TOTAL
                            ALLOWANCE  CATEGORY     LOANS    ALLOWANCE  CATEGORY      LOANS   ALLOWANCE  CATEGORY     LOANS
                            ---------  --------   ---------  ---------  ---------  ---------  ---------  --------  -----------
                                                                    (DOLLARS IN THOUSANDS)
First mortgage loans:
 One- to four-family........ $  696    $199,078     59.0%     $  738     $194,425     60.8%     $  840    $191,168      63.9%
 Multi-family...............     47       6,903      2.0          47        7,408      2.3          41       7,869       2.6
 Commercial real estate.....  1,330      60,186     17.9         673       55,053     17.3         514      44,194      14.8
 Construction and land......    389       8,553      2.5         344        8,455      2.6         284       5,863       1.9
Consumer loans..............    474      51,404     15.2         499       43,774     13.6         625      41,764      14.1
Commercial business loans...    536      11,144      3.4         536       10,595      3.4         261       7,949       2.7
                             ------    --------    -----      ------     --------    -----      ------    --------     -----
  Total..................... $3,472    $337,268    100.0%     $2,837     $319,710    100.0%     $2,565    $298,807     100.0%
                             ======    ========    =====      ======     ========    =====      ======    ========     =====

SECURITIES ACTIVITIES

     The Bank's securities investment policy is established by the Board of Directors. This policy dictates that investment decisions will be made based on the safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with the Bank's interest rate risk management.
The Board's asset/liability committee oversees the Bank's investment program and evaluates on an ongoing basis the Bank's investment policy and objectives. The chief financial officer, or the chief financial officer acting with the chief executive officer, is responsible for making securities portfolio decisions in accordance with established policies. The Bank's chief financial officer and chief executive officer have the authority to purchase and sell securities within specific guidelines established by the investment policy. However, all transactions are reviewed by the Board's committee on at least a quarterly basis.

     The Bank's current policies generally limit securities investments to U.S. Government and agency securities, municipal bonds, and corporate debt obligations as well as investments in preferred and common stock of government agencies, such as Fannie Mae, Freddie Mac and the FHLB ("federal agency securities"). Securities in these categories are classified as "investment securities" for financial reporting purposes. The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae,

Freddie Mac and Ginnie Mae as well as collateralized mortgage obligations ("CMOs") issued or backed by securities issued by these government agencies. Also permitted are investments in securities issued or backed by the Small Business Administration and asset-backed securities collateralized by auto loans, credit card receivables, and home equity and home improvement loans. The Bank's current investment strategy uses a risk management approach of diversified investing in fixed-rate securities with short- to intermediate-term maturities, as well as adjustable-rate securities, which may have a longer term to maturity. The emphasis of this approach is to increase overall investment securities yields while managing interest rate risk. To accomplish these objectives, the Bank focuses on investments in mortgage-backed securities and CMOs. In addition, U.S. Government and other non-amortizing securities are used for call protection and liquidity.

    The composition and maturities of the investment securities portfolio (debt securities) and the mortgage-backed securities portfolio at June 30, 1998 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or redemptions that may occur.

                                                    MORE THAN ONE YEAR   MORE THAN FIVE YEARS
                              ONE YEAR OR LESS     THROUGH FIVE YEARS     THROUGH TEN YEARS
                             -------------------   --------------------   ------------------
                                       WEIGHTED               WEIGHTED             WEIGHTED
                             AMORTIZED  AVERAGE    AMORTIZED  AVERAGE    AMORTIZED  AVERAGE
                               COST      YIELD       COST      YIELD       COST      YIELD
                             --------  ---------   --------  ----------   -------  ---------
                                                (DOLLARS IN THOUSANDS)
INVESTMENT SECURITIES:
 U.S. Government securities   $18,974       5.50%   $17,231      6.15%    $    --         --%
 Federal agency obligations     1,030       5.79     26.507      5.86          --         --
 Corporate debt securities.     1,998       5.35         --        --          --         --
 Municipal and other
  securities...............       285       5.35         26      8.02          --         --
                              -------               -------               -------
   Total...................   $22,287       5.49%   $43,764      5.97%    $    --         --%
                              =======       ====                 ====     =======  =========


MORTGAGE-BACKED SECURITIES:
 Ginnie Mae................   $    --         --%   $    13      7.50%    $ 1,390       7.61%
 Fannie Mae................        --         --      8,786      6.07      13,586       6.15
 Freddie Mac...............     3,078       5.60      1,287      7.31       8,846       6.62
 CMOs and REMICs...........        --         --         --        --      12,148       6.24
 Other.....................        --         --         --        --          --         --
                              -------               -------               -------

  Total....................   $ 3,078       5.60%   $10,086      6.23%    $35,970       6.35%
                              =======       ====    =======      ====     =======  =========


                            MORE THAN TEN YEARS         TOTAL SECURITIES
                            -------------------  ------------------------------
                                       WEIGHTED                       WEIGHTED
                            AMORTIZED  AVERAGE   AMORTIZED    FAIR     AVERAGE
                             COST       YIELD      COST       VALUE     YIELD
                            ---------  -------   ---------   -------  --------
                                        (DOLLARS IN THOUSANDS)
INVESTMENT SECURITIES:
 U.S. Government securities  $    --      --%    $ 36,205    $ 36,348   5.81%
 Federal agency obligations       --      --       27,537      27,495   5.85
 Corporate debt securities.       --      --        1,998       1,996   5.35
 Municipal and other
  securities...............      400    6.75          711         711   6.25
                             -------             --------    --------
   Total...................  $   400    6.75%    $ 66,451    $ 66,550   5.81%
                             =======    ====     ========    ========   ====


MORTGAGE-BACKED SECURITIES:
 Ginnie Mae................  $ 5,498    7.15%    $  6,901    $  6,983   7.25%
 Fannie Mae................   17,947    6.65       40,319      40,399   6.35
 Freddie Mac...............   30,562    6.96       43,773      44,269   6.81
 CMOs and REMICs...........   23,344    6.23       35,492      35,757   6.23
 Other.....................    6,336    6.82        6,336       6,430   6.82
                             -------             --------    --------

  Total....................  $83,687    6.69%    $132,821    $133,838   6.49%
                             =======    ====     ========    ========   ====

     INVESTMENT SECURITIES. At June 30, 1998, the Bank held $68.8 million, or 10.1% of total assets, in investment securities, consisting primarily of U.S. Government and agency obligations with short- to medium-term maturities (one to five years). While these securities generally provide lower yields than other investments such as mortgage-backed securities, the Bank's current investment strategy is to maintain investments in such instruments to the extent appropriate for liquidity purposes, as collateral for borrowings, and for prepayment protection.

     SFAS No. 115 requires the Bank to designate its securities as held to maturity, available for sale, or trading, depending on the Bank's ability and intent. The Bank does not have a trading portfolio. As of June 30, 1998, $48.6 million of the investment securities portfolio, or 7.2% of total assets, was classified as available for sale. At such date, $20.2 million of the investment securities portfolio, or 3.0% of total assets, was classified as held to maturity.

     The following table sets forth the composition of the Bank's investment securities portfolio at the dates indicated.


                                                                                      SEPTEMBER 30,
                                                               -----------------------------------------------------------
                                             JUNE 30, 1998            1997                 1996                1995
                                          -------------------  -------------------  ------------------  ------------------
                                          AMORTIZED    FAIR    AMORTIZED    FAIR    AMORTIZED   FAIR    AMORTIZED   FAIR
                                            COST      VALUE      COST      VALUE      COST      VALUE     COST      VALUE
                                          ---------  --------  ---------  --------  ---------  -------  ---------  -------
                                                                       (DOLLARS IN THOUSANDS)
SECURITIES HELD TO MATURITY:
  U.S. Government securities............    $ 8,979   $ 8,975    $ 8,952   $ 8,913    $13,888  $13,763    $23,945  $23,774
  Federal agency obligations............     10,507    10,493     12,521    12,457      7,514    7,307     13,506   13,521
  Municipal and other securities........        711       711        722       721        736      730        469      469
                                            -------   -------    -------   -------    -------  -------    -------  -------
      Total investment securities held
           to maturity..................     20,197    20,179     22,195    22,091     22,138   21,800     37,920   37,764
                                            -------   -------    -------   -------    -------  -------    -------  -------
SECURITIES AVAILABLE FOR SALE:
  U.S. Government securities............     27,227    27,372     27,273    27,387     24,185   24,046      7,123    7,144
  Federal agency obligations............     17,029    17,003     15,993    15,948     16,976   16,814      9,974   10,166
  Corporate debt securities.............      1,998     1,996      3,007     3,005      4,037    4,033      4,078    4,045
  Equity securities.....................      2,017     2,258      2,017     2,177      2,017    2,420         17      101
                                            -------   -------    -------   -------    -------  -------    -------  -------
      Total investment securities
           available for sale...........     48,271    48,629     48,290    48,517     47,215   47,313     21,192   21,456
                                            -------   -------    -------   -------    -------  -------    -------  -------
       Total investment securities......    $68,468   $68,808    $70,485   $70,608    $69,353  $69,113    $59,112  $59,220
                                            =======   =======    =======   =======    =======  =======    =======  -------

Weighted average term to maturity.......    2 years              2 years              2 years             2 years


     U.S. Government and Agency Obligations. At June 30, 1998, the Bank's U.S. Treasury securities portfolio totaled $36.4 million, or 5.4% of total assets, of which $27.3 million was classified as available for sale and $9.0 million was classified as held to maturity. All of the Bank's U.S. Treasury securities at that date had maturities of less than five years, with a weighted average yield of 5.81%. At June 30, 1998, the federal agency securities portfolio totaled $27.5 million, or 4.1% of total assets, of which $17.0 million was classified as available for sale and $10.5 million was classified as held to maturity. All of the Bank's agency securities had maturities of less than five years, with a weighted average yield of 5.85%. The agency securities portfolio includes both non-callable and callable debentures. The agency debentures are callable on a quarterly basis following an initial holding period of from twelve to twenty-four months.

     Corporate Bonds and Other Debt Securities. At June 30, 1998, the Bank held one corporate debt security, in the amount of $2.0 million, which was classified as available for sale. This security had a maturity of less than one year and a yield of 5.35%. Although corporate bonds may offer a higher yield than that of a U.S. Treasury security of comparable duration, corporate bonds also may have a higher risk of default due to adverse changes in the creditworthiness of the issuer. In recognition of this potential risk, the Bank's policy limits investments in corporate bonds to securities with maturities of three years or less and rated "AA" or better by at least one nationally recognized rating agency, and to a total investment of no more than $2.0 million per issuer and a total portfolio limit of $10.0 million. Bank policy limits investments in floating-rate corporate bonds to securities with maturities of five years or less and rated "AA" or better, and to a total investment of no more than $2.0 million per issuer and a total portfolio limit of $20.0 million. At June 30, 1998, the Bank held two bonds issued by states and political subdivisions in the amount of $685,000. The bonds are not rated and have an estimated fair value of $685,000.

     Equity Securities. At June 30, 1998, the Bank's equity securities portfolio totaled $2.2 million, all of which was classified as available for sale, and consisted of preferred stock issued by Freddie Mac and Fannie Mae. The Bank also held $3.7 million of common stock in the FHLB of New York as a condition of membership. The Bank benefits from its investment in common and preferred stock due to a tax deduction the Bank receives with regard to dividends paid by domestic corporate issuers on equity securities held by other corporate entities, such as the Bank. The Bank's policy limit for aggregate equity investments (other than FHLB stock) is $5.0 million and the amount invested in any single issuer may not exceed $2.5 million. The Bank's current policies permit the purchase of preferred stock of U.S. Government-sponsored or quasi-government agencies such as those described above.

     MORTGAGE-BACKED SECURITIES. The Bank purchases mortgage-backed securities in order to: (i) generate positive interest rate spreads with minimal administrative expense; (ii) lower credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae and Ginnie Mae; and (iii) increase liquidity. The Bank invests primarily in mortgage-backed securities issued or sponsored by Fannie Mae, Freddie Mac, and Ginnie Mae. The Bank also invests to a lesser extent in securities backed by the Small Business Administration, or agencies of the U.S. Government.

     Mortgage-backed securities are created by pooling mortgages and issuing a security collateralized by the pool of mortgages with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although most of the Bank's mortgage-backed securities investments are collateralized by single-family mortgages. The issuers of such securities (generally U.S. Government agencies and government sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors, such as the Bank, and guarantee the payment of principal and interest to these investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees, credit enhancements and servicing fees. However, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize certain liabilities and obligations of the Bank. Investments in mortgage-backed securities involve a risk that actual prepayments will be greater than the estimated life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments, thereby reducing the net yield on such securities. There is also reinvestment risk associated with cash flows from and redemptions of such securities. In addition, the market value of such securities may be adversely affected by changes in interest rates. The Bank reviews prepayment estimates for its mortgage-backed securities at purchase to ensure that prepayment assumptions are reasonable considering the underlying collateral for the securities at issue and current interest rates, and to determine the yield and estimated maturity of the mortgage-backed securities portfolio.

     The following table sets forth the composition of the Bank's mortgage-backed securities portfolio at the dates indicated.

                                                                                          SEPTEMBER 30,
                                                           ------------------------------------------------------------------------
                                       JUNE 30, 1998                1997                   1996                    1995
                                  -----------------------  ---------------------  ---------------------  --------------------------
                                    AMORTIZED      FAIR    AMORTIZED     FAIR     AMORTIZED     FAIR     AMORTIZED        FAIR
                                      COST        VALUE       COST       VALUE       COST       VALUE       COST         VALUE
                                  -------------  --------  ----------  ---------  ----------  ---------  ----------  --------------
                                                                            (IN THOUSANDS)
SECURITIES HELD TO MATURITY:
 Pass-through securities:
  Ginnie Mae....................       $  6,901  $  6,983   $  7,971   $  8,114    $  3,284   $  3,362     $  3,669       $  3,634
  Fannie Mae....................         28,810    28,784     29,674     29,565      35,604     34,806       28,588         28,007
  Freddie Mac...................         38,050    38,393     49,158     49,497      58,091     57,518       39,263         39,329
  Other.........................          2,173     2,279      2,222      2,282       2,257      2,237        2,274          2,344
 CMOs and REMICs................         13,400    13,624     15,046     15,166      13,627     13,596        6,941          6,992
                                       --------  --------   --------   --------    --------   --------     --------       --------
                                         89,334    90,063    104,071    104,624     112,863    111,519       80,735         80,306
                                       --------  --------   --------   --------    --------   --------     --------       --------
SECURITIES AVAILABLE FOR SALE:
 Pass-through securities:
  Fannie Mae....................         11,514    11,616     13,172     13,335      14,851     14,822       12,001         12,385
  Freddie Mac...................          5,736     5,876      7,364      7,571      12,355     12,489       14,525         14,685
  Other.........................          4,145     4,151      4,584      4,567       4,896      4,882        3,151          3,147
 CMOs and REMICs................         22,092    22,132     10,665     10,680       9,334      9,289          112            112
                                       --------  --------   --------   --------    --------   --------     --------       --------
                                         43,487    43,775     35,785     36,153      41,436     41,482       29,789         30,329
                                       --------  --------   --------   --------    --------   --------     --------       --------
    Total mortgage-backed
     securities                        $132,821  $133,838   $139,856   $140,777    $154,299   $153,001     $110,524       $110,635
                                       --------  ========   ========   ========    ========   ========     ========       ========


     The following table summarizes the activity in the mortgage-backed securities portfolio for the periods indicated.


                                           NINE MONTHS
                                          ENDED JUNE 30,        YEARS ENDED SEPTEMBER 30,
                                       -------------------   -------------------------------
                                         1998       1997       1997        1996       1995
                                       --------   --------   --------    --------   --------
                                                          (IN THOUSANDS)
Amortized cost at beginning of
 period.........................       $139,856   $154,299   $154,299    $110,524   $ 97,780
                                       --------   --------   --------    --------   --------
Purchases:
 Pass-through securities:
   Fixed-rate...................          9,465      2,920      8,085      27,881     13,105
   Adjustable-rate..............             --         --         --      25,673      7,540
 CMOs and REMICs................         16,033      1,986      3,986      18,716      8,344
                                       --------   --------   --------    --------   --------
      Total purchases...........         25,498      4,906     12,071      72,270     28,989
                                       --------   --------   --------    --------   --------

Principal repayments............        (32,421)   (19,401)   (26,397)    (28,450)   (16,152)
Premium amortization and
 discount accretion, net........           (112)       (97)      (117)        (45)       (93)
                                       --------   --------   --------    --------   --------

Amortized cost at end of period.       $132,821   $139,707   $139,856    $154,299   $110,524
                                       ========   ========   ========    ========   ========

     Pass-Through Securities. At June 30, 1998, $97.6 million of the Bank's mortgage-backed securities consisted of pass-through securities, which totaled 14.4% of total assets. In compliance with SFAS No. 115, $21.6 million of these, or 3.2% of total assets, were classified as available for sale, while $75.9 million, or 11.2% of total assets, were classified as held to maturity. The estimated fair value of these held to maturity securities at June 30, 1998 was $76.4 million, which was $505,000 greater than the amortized cost of $75.9 million.

     On the basis of amortized cost at June 30, 1998, the Bank's mortgage-backed pass-through securities portfolio totaled $97.3 million, of which $3.1 million had a weighted average yield of 5.60% and contractual maturities within one year; $10.1 million had a weighted average yield of 6.23% and contractual maturities within five years; $23.8 million had a weighted average yield of 6.41% and contractual maturities of five to ten years; and $60.3 million had a weighted average yield of 6.87% and contractual maturities of over ten years. However, the actual maturity of a mortgage-backed security may be less than its stated contractual maturity due to prepayments of the underlying mortgages. Prepayments that are faster than anticipated may shorten the life of the security and may result in a loss of any premiums paid and thereby reduce the net yield on such securities. Although prepayments of underlying mortgages depend on many factors, the difference between the interest rates on the underlying mortgages and the prevailing mortgage interest rates generally is the most significant determinant of the rate of prepayments. During periods of declining mortgage interest rates, refinancing generally increases and accelerates the prepayment of the underlying mortgages and the related security. Under such circumstances, the Bank may be subject to reinvestment risk because, to the extent that the mortgage-backed securities prepay faster than anticipated, the Bank may not be able to reinvest the proceeds of such repayments and prepayments at a comparable rate of return. Conversely, in a rising interest rate environment prepayments may decline, thereby extending the estimated life of the security and depriving the Bank of the ability to reinvest cash flows at the increased rates of interest.

     CMOs and REMICs. In addition to mortgage-backed pass-through securities, the Bank invests in CMOs or collateralized mortgage obligations, including REMICs. This portfolio is limited to CMOs and REMICs backed by Fannie Mae and Freddie Mac. CMOs are a type of debt security issued by a special-purpose entity that aggregates pools of mortgages and mortgage-backed securities and creates different classes of CMO securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into "tranches" or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage-backed securities, as opposed to pass- through mortgage-backed securities where cash flows are distributed pro rata to all security holders. In contrast to mortgage-backed securities from which cash flow is received (and hence, prepayment risk is shared) pro rata by all securities holders, the cash flow from the mortgages or mortgage-backed securities underlying CMOs is paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche of CMOs may, therefore, carry prepayment risk that differs from that of both the underlying collateral and other tranches. Investments in CMOs involve a risk that actual prepayments will differ from those estimated in pricing the security, which may result in adjustments to the net yield on such securities. Additionally, the market value of such securities may be adversely affected by changes in market interest rates. Management believes these securities may represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available.

     At June 30, 1998, the Bank's CMO portfolio totaled $35.5 million, or 5.2% of total assets, and consisted of CMOs issued by government sponsored agencies such as Fannie Mae and Freddie Mac. Overall, the CMO portfolio at June 30, 1998 had a weighted average yield of 6.23%. The Bank owns both fixed-rate and floating-rate CMOs. At June 30, 1998, $22.1 million of the CMO portfolio, or 3.3% of total assets, was classified as available for sale and $13.4 million, or 2.0% of total assets, was classified as held-to-maturity. The estimated fair value of the Bank's held-to-maturity CMO portfolio at June 30, 1998 was $13.6 million, or $224,000 more than the amortized cost. The Bank's CMO portfolio at June 30, 1998 included securities of $23.3 million for which the underlying mortgage collateral had contractual maturities of over ten years. However, as with mortgage-backed pass-through securities, the actual maturity of a CMO may be less than its stated contractual maturity due to prepayments of the underlying mortgages.

     The Bank's practice is to limit fixed-rate CMO investments primarily in the early to intermediate tranches, which have the greatest cash flow stability. Floating rate CMOs are purchased with emphasis on the relative trade-offs between life rate caps, prepayment risk, and interest rates. The Bank's current policy with respect to CMOs limits investments to non-high risk securities unless approval is given by the Board of Directors and an analysis is provided on how a high-risk CMO will improve the overall interest rate risk of the Bank. High-risk CMOs are defined as those securities exhibiting significantly greater volatility of estimated average life and price relative to interest rates compared to 30-year, fixed-rate securities.

SOURCES OF FUNDS

     GENERAL. Deposits, repayments and prepayments of loans and securities, proceeds from sales of loans and securities, proceeds from maturing securities and cash flows from operations, are the primary sources of the Bank's funds for use in lending, investing and for other general purposes. To a lesser extent, the Bank uses borrowed funds (primarily FHLB advances) to fund its operations.

     DEPOSITS. The Bank offers a variety of deposit accounts with a range of interest rates and terms. Its deposit accounts consist of savings accounts, NOW accounts, checking accounts, money market accounts, club accounts and certificates of deposit. It offers certificates of deposit with balances in excess of $100,000, as well as IRAs and other qualified plan accounts. The Bank provides commercial checking accounts for small to moderately-sized businesses, as well as low-cost checking account services for low-income customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management Strategy" for a discussion of the Bank's intentions regarding new products following the Offering.

     At June 30, 1998, the Bank's deposits totaled $580.1 million. Interest-bearing deposits totaled $525.0 million, and non-interest bearing demand deposits totaled $55.1 million. NOW, savings and money market deposits totaled $281.7 million at June 30, 1998. Also at that date, the Bank had a total of $243.3 million in certificates of deposit, of which $180.5 million had maturities of one year or less. Although the Bank has a significant portion of its deposits in shorter-term certificates of deposit, management monitors activity on these accounts and, based on historical experience and the Bank's current pricing strategy, believes it will retain a large portion of such accounts upon maturity.

     The flow of deposits is influenced significantly by general economic conditions, changes in money market rates, prevailing interest rates and competition. The Bank's deposits are obtained predominantly from the areas in which its branch offices are located. It relies primarily on competitive pricing of its deposit products, customer service and long-standing relationships with customers to attract and retain these deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Bank's ability to attract and retain deposits. The Bank uses traditional means of advertising its deposit products, including radio and print media, and generally does not solicit deposits from outside its market area. While certificates of deposit in excess of $100,000 are accepted by the Bank, and may be subject to preferential rates, it does not actively solicit such deposits as they are more difficult to retain than core deposits. Historically, the Bank has not used brokers to obtain deposits.

     The following table summarizes the deposit activity of the Bank for the periods indicated.

                                                         NINE MONTHS
                                                        ENDED JUNE 30,               YEARS ENDED SEPTEMBER 30,
                                                  --------------------------  ----------------------------------------
                                                      1998          1997          1997          1996          1995
                                                  ------------  ------------  ------------  ------------  ------------
  (DOLLARS IN THOUSANDS)

Balance at beginning of period..................  $   546,846   $   545,286   $   545,286   $   443,667   $   419,808
Deposits........................................    1,397,782     1,194,785     1,621,185     1,303,205     1,010,258
Withdrawals.....................................   (1,378,661)   (1,195,933)   (1,638,170)   (1,323,389)   (1,000,617)
Deposit liabilities assumed in connection with
 purchase of branch offices.....................           --            --            --       104,477            --
Interest credited...............................       14,108        13,796        18,545        17,326        14,218
                                                  -----------   -----------   -----------   -----------   -----------
Balance at end of period........................  $   580,075   $   557,934   $   546,846   $   545,286   $   443,667
                                                  ===========   ===========   ===========   ===========   ===========

Net increase during the period:
 Amount.........................................  $    33,229   $    12,648   $     1,560   $   101,619   $    23,859
 Percent........................................          6.1%          2.3%          0.3%         22.9%          5.7%


     The following table sets forth the distribution of the Bank's deposit accounts, by account type, at the dates indicated.


                                                                  SEPTEMBER 30,
                                                             -------------------------
                               JUNE 30, 1998                           1997
                             ------------------------------  -------------------------
                                                   WEIGHTED                   WEIGHTED
                                                   AVERAGE                     AVERAGE
                              AMOUNT    PERCENT     RATE      AMOUNT   PERCENT   RATE
                             --------  --------  ----------  --------  --------  -----
                                                  (DOLLARS IN THOUSANDS)

Demand deposits............  $ 55,072       9.5%        --%  $ 49,221      9.0%    --%
NOW deposits...............    40,969       7.1       1.25     32,985      6.0   1.25
Savings deposits...........   161,263      27.8       2.25    153,171     28.0   2.25
Money market deposits......    79,436      13.7       2.96     75,339     13.8   2.96
                             --------     -----              --------    -----
                              336,740      58.1       1.93    310,716     56.8   1.96
Certificates of deposit....   243,335      41.9       5.22    236,130     43.2   5.31
                             --------     -----              --------    -----

Total deposits.............  $580,075     100.0%      3.31%  $546,846    100.0%  3.40%
                             ========     =====       ====   ========    =====   ====



                                                 SEPTEMBER 30,
                             ------------------------------------------------------
                                       1996                      1995
                             -------------------------  ---------------------------
                                              WEIGHTED                     WEIGHTED
                                               AVERAGE                     AVERAGE
                              AMOUNT   PERCENT   RATE    AMOUNT   PERCENT   RATE
                             --------  -------  ------  --------  -------   -------
                                           (DOLLARS IN THOUSANDS)

Demand deposits............  $ 42,700      7.8%    --%  $ 28,153      6.3%    --%
NOW deposits...............    30,950      5.7   1.25     25,664      5.9   1.25
Savings deposits...........   153,565     28.2   2.25    143,722     32.4   2.25
Money market deposits......    77,111     14.1   2.97     59,149     13.3   3.20
                             --------    -----          --------    -----
                              304,326     55.8   2.02    256,688     57.9   2.12
Certificates of deposit....   240,960     44.2   5.10    186,979     42.1   5.37
                             --------    -----          --------    -----

Total deposits.............  $545,286    100.0%  3.38%  $443,667    100.0%  3.49%
                             ========    =====   ====   ========    =====   ====



     The following table sets forth, by interest rate ranges, information concerning the Bank's certificates of deposit at the dates indicated.

                                                AT JUNE 30, 1998
                       ----------------------------------------------------------------------------          TOTAL AT
                                               PERIOD TO MATURITY                                         SEPTEMBER 30,
                       ----------------------------------------------------------------------------  --------------------------
                         LESS THAN     ONE TO       TWO TO     MORE THAN                 PERCENT
 INTEREST RATE RANGE     ONE YEAR    TWO YEARS   THREE YEARS  THREE YEARS     TOTAL      OF TOTAL       1997           1996
---------------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------   ------------
                                                          (DOLLARS IN THOUSANDS)
4.00% and below......   $      719    $      --    $      --   $       --   $      719          0.3%   $     716    $       925
4.01% to 5.00%.......       79,264        7,728        1,590            7       88,589         36.4       68,707        136,272
5.01% to 6.00%.......       90,720       31,519        5,340        5,116      132,695         54.5      151,729         74,627
6.01% to 7.00%.......        9,715        6,705           12          400       16,832          6.9        9,557         24,819
7.01% and above......           97        4,051          146          206        4,500          1.9        5,421          4,317
                       -----------  -----------  -----------  -----------  -----------  -----------  -----------   ------------

      Total..........   $  180,515    $  50,003    $   7,088   $    5,729   $  243,335        100.0%   $ 236,130    $   240,960
                       ===========  ===========  ===========  ===========  ===========  ===========  ===========   ============

     The following table sets forth the amount of the Bank's certificates of deposit by time remaining until maturity as of June 30, 1998.

                                                                              MATURITY
                                                   -----------------------------------------------------------------
                                                     3 MONTHS    OVER 3 TO 6  OVER 6 TO 12     OVER 12
                                                     OR LESS       MONTHS        MONTHS        MONTHS       TOTAL
                                                   -----------  ------------  ------------  -----------  -----------
                                                                          (IN THOUSANDS)
Certificates of deposit less than $100,000.......      $59,149       $39,836       $64,074      $54,496     $217,555
Certificates of deposit of $100,000 or more (1)..        7,692         3,215         6,549        8,324       25,780
                                                   -----------  ------------  ------------  -----------  -----------
 Total of certificates of deposit................      $66,841       $43,051       $70,623      $62,820     $243,335
                                                   ===========  ============  ============  ===========  ===========

-----------------------
(1) The weighted average interest rates for these accounts, by maturity period, are 4.90% for 3 months or less; 4.88% for 3 to 6 months; 5.38% for 6 to 12 months; and 5.76% for over 12 months. The overall weighted average interest rate for accounts of $100,000 or more was 5.30%.

     BORROWINGS. At June 30, 1998, the Bank had $25.0 million of borrowings, all of which consisted of FHLB advances. FHLB advances were $24.0 million as of September 30, 1997 and $13.0 million as of September 30, 1996. At June 30, 1998, the Bank had access to additional FHLB borrowings of up to $178.7 million.

     The following table sets forth information concerning balances and interest rates on the Bank's FHLB advances at the dates and for the periods indicated.

                                               AT OR FOR THE
                                                NINE MONTHS                 AT OR FOR THE
                                              ENDED JUNE 30,          YEARS ENDED SEPTEMBER 30,
                                          --------------------     --------------------------------
                                            1998        1997         1997        1996       1995
                                          --------     --------    --------     --------   --------
                                                              (DOLLARS IN THOUSANDS)
Balance at end of period...............    $25,048      $13,000     $24,000     $ 13,000   $ 13,900
Average balance during period..........     29,009       25,451      23,730       22,686      9,139
Maximum outstanding at any
 month end.............................     33,000       38,000      38,000       56,400     20,300
Weighted average interest
 rate at end of period.................       6.13%        6.88%       6.69%        6.61%      7.15%
Average interest rate during
 period................................       5.96%        6.20%       6.27%        6.49%      6.83%

SUBSIDIARY ACTIVITIES

     Provest Services Corp. I is a wholly-owned subsidiary of the Bank holding an investment in a limited partnership which operates an assisted-living facility. A percentage of the units in the facility are for low-income individuals. Provest Services Corp. II is a wholly-owned subsidiary of the Bank which has engaged a third-party provider to sell annuities and mutual funds to the Bank's customers. Through June 30, 1998, the activities of these subsidiaries have had an insignificant effect on the Bank's consolidated financial condition and results of operations.

COMPETITION

     The Bank faces significant competition in both originating loans and attracting deposits. The New York metropolitan area has a high concentration of financial institutions, most of whom are significantly larger institutions that have greater financial resources than the Bank, and all of which are competitors of the Bank to varying degrees. The Bank's competition for loans comes principally from commercial banks, savings banks, mortgage banking companies, credit unions and insurance companies and other financial service companies.
Its most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. The Bank faces additional competition for deposits from non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies. Further competition may arise as restrictions on the interstate operations of financial institutions are removed.

PROPERTIES

     The Bank currently conducts its business through eleven full-service banking offices. The following table sets forth information concerning each of the Bank's offices as of June 30, 1998.

                                                                             NET BOOK VALUE
                                                   ORIGINAL                  OF PROPERTY OR
                                       LEASED        YEAR         DATE OF      LEASEHOLD
                                         OR        LEASED OR       LEASE    IMPROVEMENTS AT
         LOCATION                      OWNED       ACQUIRED     EXPIRATION   JUNE 30, 1998
-----------------------------        ---------     --------     -----------  -------------
(IN THOUSANDS)
ADMINISTRATIVE/HOME OFFICE:

Corporate Office                        Leased         1994            2009           $398
400 Rella Boulevard
Montebello, NY  10901

BRANCH OFFICES:

Haverstraw Office                       Leased         1995            2014             52
38-40 New Main Street
Haverstraw, NY  10927

Orangeburg Office                        Owned         1972             N/A            173
Route 303 at Kings Highway
Orangeburg, NY  10962

Stony Point Office                       Owned         1973             N/A            179
Route 9W
Stony Point, NY  10980

New City Office                          Owned         1966             N/A            915
179 South Main Street
New City, NY  10956

Nanuet Office (1)                       Leased         1996            2025            966
44 W. Route 59
Nanuet, NY  10954

Spring Valley Office                     Owned         1996             N/A             85
72 West Eckerson Road
Spring Valley, NY  10977

Congers Office                          Leased         1984            1999            202
1 Lake Road West
Congers, NY  10920

Mount Ivy Office                        Leased         1988            2009            144
1633 Route 202
Mount Ivy, NY  10970

Suffern Office                           Owned         1981             N/A            263
71 Lafayette Avenue
Suffern, NY  10901

Airmont Office                           Owned         1975             N/A            202
196 Route 59
Airmont, NY  10901

Pearl River Office                      Leased         1994            1999             66
Shop-Rite Supermarket
26 North Middletown Road
Pearl River, NY  10965

______________________________
(1) The Bank owns the building and leases the land.

LEGAL PROCEEDINGS

     The Bank is a defendant in a lawsuit, Patrick Gawrysiak a/k/a Patrick Gray
                                           ------------------------------------
v. Provident Bank, brought by a prospective purchaser of REO property, alleging
-----------------
breach of contract, negligence, consumer fraud and civil conspiracy. The plaintiff brought the lawsuit in the Superior Court of New Jersey, Bergen County Law Division, and is seeking compensatory damages of $500,000, exemplary damages of $1.0 million, "nominal" damages of $1.0 million and punitive damages of $1.0 million. Although there can be no certainty as to the outcome of this matter, management believes the claim is baseless and has retained counsel to vigorously contest the claim.

     The Bank is not involved in any other pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involved amounts which are believed by management to be immaterial to the financial condition and operations of the Bank.

PERSONNEL

     As of June 30, 1998, the Bank had 167 full-time employees and 46 part-time employees. The employees are not represented by a collective bargaining unit and the Bank considers its relationship with its employees to be good. See "Management of the Bank--Executive Compensation" for a description of certain compensation and benefit programs offered to the Bank's employees.

                                    TAXATION

FEDERAL TAXATION

     GENERAL. The following is a discussion of material federal income tax matters and does not purport to be a comprehensive description of the federal income tax rules applicable to the Bank or the Company. For federal income tax purposes, after the Reorganization, the Company and the Bank will file consolidated income tax returns and report their in come on a fiscal year basis using the accrual method of accounting and will be subject to federal income taxation in the same manner as other corporations with some exceptions, including particularly the Bank's tax reserve for bad debts, discussed below.

     Historically, savings associations, such as the Bank, were permitted to compute bad debt deductions using either the experience method or the percentage of taxable income method. However, for years beginning after December 31, 1995, no savings association may use the percentage of taxable income method of computing its allowable bad debt deduction for tax purposes. Instead, all savings associations are required to compute their allowable deduction using either the experience method or the specific charge-off method. As a result of the repeal of the percentage of taxable income method, reserve additions (tax bad debt deductions) made after 1987 using the percentage of taxable income method generally must be included in future taxable income (or "recaptured") over a six-year period, although a two-year delay may be permitted for associations meeting a residential mortgage loan origination test. The Bank has established a deferred tax liability for the amount of taxes to be paid under this recapture rule. In addition, the pre-1988 reserve, for which a deferred tax liability has not been recorded, need not be recaptured into income unless:
(i) the Bank's retained earnings represented by the pre-1988 reserve are used for purposes other than to absorb losses from bad debts, including excess dividend distributions or distributions in liquidation; (ii) the Bank redeems its stock; (iii) the Bank fails to meet the definition provided by the Code for a bank; or (iv) there is a change in the federal tax law. See Note 10 of the Notes to Consolidated Financial Statements for a discussion of the Bank's tax bad debt reserves.

     DISTRIBUTIONS. If the Bank makes "non-dividend distributions" to the Company, such distribution will be considered to have been made from the Bank's unrecaptured tax bad debt reserves (including the balance of its reserves as of December 31, 1987) and then from the Bank's supplemental reserve for losses on loans, to the extent thereof, and an amount based on the amount distributed (but not in excess of the amount of such reserves) will be included in the Bank's income. Non-dividend distributions include distributions in excess of the Bank's current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distribution in partial or complete liquidation. Dividends paid out of the Bank's current or accumulated earnings and profits will not be so included in the Bank's income.

     The amount of additional taxable income created from a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if, after the Reorganization, the Bank makes a non-dividend distribution to the Company, approximately one and one-half times the amount of such distribution (but not in excess of the amount of such reserves) would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. See "Regulation" and "Dividend Policy" for limits on the payment of dividends by the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserves.

     Depending on the composition of its items of income and expense, a savings association may be subject to the alternative minimum tax. A savings association must pay an alternative minimum tax on the amount (if any) by which 20% of alternative minimum taxable income ("AMTI"), as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), and 75% of the excess of adjusted current earnings over AMTI (before this adjustment and before any alternative tax net operating loss). AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid can be credited against regular tax due in later years. Under pending legislative proposals, for taxable years beginning after December 31, 1997 and before January 1, 2009, an environmental tax of 0.12% of the excess of AMTI (with certain modification) over $2 million would be imposed on corporations, including the Bank, whether or not an AMT is paid.

     For federal income tax purposes, the Bank files fiscal year tax returns and reports its income and expenses on the accrual method. The Bank's federal income tax returns have been audited for tax years through fiscal 1995, and all tax deficiencies have been satisfied.

NEW YORK STATE TAXATION

     The Company and the Bank will report income on a combined fiscal year basis to New York State. The New York State Franchise Tax on corporations is imposed in an amount equal to the greater of (a) 9% of "entire net income" allocable to New York State, (b) 3% of "alternative entire net income" allocable to New York State, (c) 0.01% of the average value of assets allocable to New York State or
(d) a nominal minimum tax. Entire net income is based on federal taxable income, subject to certain modifications. Alternative entire net income is equal to entire net income without certain modifications.

     A temporary Metropolitan Transportation Business Tax Surcharge on banking corporations doing business in the Metropolitan District has been applied since 1982. The Bank transacts a significant portion of its business within this District and is subject to this surcharge. The current surcharge rate is 17% of the State franchise tax liability.

     In July 1996, New York State enacted legislation to preserve the use of the percentage of taxable income bad debt deduction for state tax purposes. In general, the legislation provides for a deduction equal to 32% of the Bank's New York State taxable income, which is comparable to the deductions permitted under the prior tax law. The legislation also provides for a floating base year, which allows the Bank to change from the percentage of taxable income method to the experience method without recapture of any reserve. Previously, the Bank had established a deferred New York State tax liability for the excess of its New York State tax bad debt reserves over the amount of its base-year New York State reserves. Since the new legislation effectively eliminated the reserves in excess of the base-year balances, the Bank reduced its deferred tax liability by $500,000 (with a corresponding reduction in income tax expense) during the year ended September 30, 1996.

     Generally, New York State tax law has requirements similar to federal requirements regarding the recapture of base-year tax bad debt reserves. One notable exception is that, after the 1996 legislation, New York continues to require that at least 60% of the Bank's assets consist of specified assets (generally, loans secured by residential real estate or deposits, educational loans, cash and certain government obligations). The Bank expects to continue to meet the 60% requirement and does not anticipate engaging in any of the transactions which would require recapture of its base-year reserves (such as changing to a commercial bank charter). Accordingly, under SFAS No. 109, it has not provided any deferred tax liability on such reserves. See also Note 10 of the Notes to Consolidated Financial Statements.

     For further information relating to the tax consequences of the Reorganization, see "The Reorganization and Offering--Federal and State Tax Consequences of the Reorganization--Tax Effects."

                                   REGULATION

GENERAL

     As a federally chartered, SAIF-insured savings bank, the Bank is subject to examination, supervision and extensive regulation by the OTS and the FDIC. This regulation and supervision establishes a comprehensive framework of activities in which an institution can engage and is intended primarily for the protection of the insurance fund and depositors. The Bank also is subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") governing reserves to be maintained against deposits and certain other matters. The OTS examines the Bank and prepares reports for the consideration of the Bank's Board of Directors. The FDIC also has examination authority over the Bank in its role as the administrator of the SAIF. The Bank's relationship with its depositors and borrowers also is regulated to a great extent by both federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of the Bank's mortgage documents. Any change in such regulation, whether by the FDIC, OTS, or Congress, could have a material adverse impact on the Company and the Bank and their operations.

FEDERAL REGULATION OF SAVINGS INSTITUTIONS

     BUSINESS ACTIVITIES. The activities of savings institutions are governed by the Home Owners' Loan Act, as amended (the "HOLA") and, in certain respects, the Federal Deposit Insurance Act (the "FDI Act") and the regulations issued by the agencies to implement these statutes. These laws and regulations delineate the nature and extent of the activities in which savings association may engage. The description of statutory provisions and regulations applicable to savings associations set forth herein does not purport to be a complete description of such statutes and regulations and their effect on the Bank.

     LOANS TO ONE BORROWER. Under the HOLA, savings institutions are generally subject to the national bank limits on loans to a single or related group of borrowers. Generally, this limit is 15% of the Bank's unimpaired capital and surplus, and an additional 10% of unimpaired capital and surplus if such loan is secured by readily-marketable collateral, which is defined to include certain financial instruments and bullion. The OTS by regulation has amended the loans to one borrower rule to permit savings associations meeting certain requirements to extend loans to one borrower in additional amounts under circumstances limited essentially to loans to develop or complete residential housing units.

     QUALIFIED THRIFT LENDER TEST. In general, savings associations are required to maintain at least 65% of their portfolio assets in certain qualified thrift investments (which consist primarily of loans and other investments related to residential real estate and certain other assets). A savings association that fails the qualified thrift lender test is subject to substantial restrictions on activities and to other significant penalties.

     Recent legislation also expands the QTL test to provide savings associations with greater authority to lend and diversify their portfolios. In particular, credit card and education loans may now be made by savings associations without regard to any percentage-of-assets limit, and commercial loans may be made in an amount up to 10% of total assets, plus an additional 10% for small business loans. Loans for personal, family and household purposes (other than credit card, small business and educational loans) are now included without limit with other assets that, in the aggregate, may account for up to 20% of total assets. The Bank exceeded the applicable requirements at June 30, 1998.

     A savings association that fails to meet the QTL test must either convert to a bank (but its deposit insurance assessments and payments will be those of and paid to the SAIF) or be subject to the following penalties: (i) it may not enter into any new activity except for those permissible for a national bank and for a savings association; (ii) its branching activities will be limited to those of a national bank; (iii) it will not be eligible for any new FHLB advances; and (iv) it will be bound by regulations applicable to national banks regarding the payment of dividends. Three years after failing the QTL test, the association must (i) dispose of any investment or activity not permissible for a national bank and a savings association, and (ii) repay all outstanding FHLB advances. If such a savings association is controlled by a savings and loan holding company, then such holding company must, within a prescribed time period, become registered as a bank holding company and become subject to all rules and regulations applicable to bank holding companies (including restrictions as to the scope of permissible business activities).

     LIMITATIONS ON CAPITAL DISTRIBUTIONS. OTS regulations impose limitations upon all capital distributions by savings institutions, such as cash dividends, payments to repurchase or otherwise acquire its shares, payments to stockholders of another institution in a cash-out merger and other distributions charged against capital. The rule establishes three tiers of institutions, which are based primarily on an institution's capital level. An institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution ("Tier 1 Bank") and has not been advised by the OTS that it is in need of more than normal supervision, could, after prior notice but without the approval of the OTS, make capital distributions during a calendar year equal to the greater of: (i) 100% of its net earnings to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year; or (ii) 75% of its net earnings for the previous four quarters; provided that the institution would not be undercapitalized, as that term is defined in the OTS Prompt Corrective Action regulations, following the capital distribution. Any additional capital distributions would require prior regulatory approval. In the event the savings institution's capital fell below its fully-phased in requirement or the OTS notified it that it was in need of more than normal supervision, the institution's ability to make capital distributions could be restricted. In addition, the OTS could prohibit a proposed capital distribution by any institution, which would otherwise be permitted by the regulation, if the OTS determines that such distribution would constitute an unsafe or unsound practice.

     LIQUIDITY. The Bank is required to maintain an average daily balance of specified liquid assets equal to a monthly average of not less than a specified percentage (currently 4%) of its net withdrawable deposit accounts plus borrowings payable in one year or less. Monetary penalties may be imposed for failure to meet these liquidity requirements. The Bank's average liquidity ratio at June 30, 1998 exceeded the then applicable requirements.

     COMMUNITY REINVESTMENT ACT AND FAIR LENDING LAWS. Savings association share a responsibility under the Community Reinvestment Act ("CRA") and related regulations of the OTS to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In addition, the Equal Credit Opportunity Act and the Fair Housing Act (together, the "Fair Lending Laws") prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of CRA could, at a minimum, result in regulatory restrictions on its activities, and failure to complete with the Fair Lending Laws could result in enforcement actions by the OTS, as well as other federal regulatory agencies and the Department of Justice. The Bank received an outstanding CRA rating under the current CRA regulations in its most recent federal examination by the OTS.

     TRANSACTIONS WITH AFFILIATES. The Bank's authority to engage in transactions with related parties or "affiliates" (i.e., any company that controls or is under common control with an institution, including the Company and any nonsavings institution subsidiaries) or to make loans to certain insiders, is limited by Sections 23A and 23B of the Federal Reserve Act ("FRA").
Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the savings institution and also limits the aggregate amount of transactions with all affiliates to 20% of the savings institution's capital and surplus. Certain transactions with affiliates are required to be secured by collateral in an amount and of a type described in Section 23A and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are substantially the same or at least as favorable to the institution as those prevailing at the time for comparable transactions with nonaffiliated companies.

     ENFORCEMENT. Under the FDI Act, the OTS has primary enforcement responsibility over savings institutions and has the authority to bring enforcement action against all "institution-related parties," including stockholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institutions, receivership, conservatorship or the termination of deposit insurance. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. Under the FDI Act, the FDIC has the authority to recommend to the Director of OTS that enforcement action be taken with respect to a particular savings institution.
If action is not taken by the Director, the FDIC has authority to take such action under certain circumstances.

     STANDARDS FOR SAFETY AND SOUNDNESS. The FDI Act requires each federal banking agency to prescribe for all insured depository institutions standards relating to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and such other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness ("Guidelines") to implement the safety and soundness standards required under the FDI Act. The Guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. The Guidelines address internal controls and information systems; internal audit systems; credit underwriting; loan documentation; interest rate risk exposure; asset growth; and compensation, fees and benefits. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the Guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard, as required by the FDI Act. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

     CAPITAL REQUIREMENTS. The OTS capital regulations require savings institutions to meet three capital standards: a 1.5% tangible capital standard, a 3.0% leverage (core capital) standard, and an 8.0% risk-based capital standard. Core capital is defined as common stockholders' equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus, minority interests in equity accounts of consolidated subsidiaries less intangibles other than certain mortgage servicing rights ("MSRs") and purchased credit card relationships. The OTS regulations require that, in meeting the tangible, core and risk-based capital standards, institutions generally must deduct investments in and loans to subsidiaries engaged in activities not permissible for a national bank. In addition, the OTS prompt corrective action regulation provides that a savings institution that has a leverage capital ratio of less than 4.0% (3.0% for institutions receiving the highest CAMELS examination rating) will be deemed to be "undercapitalized" and may be subject to certain restrictions. See "--Prompt Corrective Regulatory Action."

     The risk-based capital standard for savings institutions requires the maintenance of total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of 8.0%. In determining the amount of risk-weighted assets, assets and certain off-balance sheet assets items are multiplied by a risk-weight of 0% to 100%, as assigned by the OTS capital regulation based on the risks OTS believes are inherent in the type of asset. The components of core capital are equivalent to those discussed earlier under the 3.0% leverage standard. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock and, within specified limits, the allowance for loan losses. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.

     The OTS has incorporated an interest rate risk component into its regulatory capital rule. The final interest rate risk rule also adjusts the risk-weighting for certain mortgage derivative securities. Under the rule, savings associations with "above normal" interest rate risk exposure would be subject to a deduction from total capital for purposes of calculating their risk-based capital requirements. A savings association's interest rate risk is measured by the decline in the net portfolio value of its assets (i.e., the difference between incoming and outgoing discounted cash flows from assets, liabilities and off-balance sheet contracts) that would result from a hypothetical 200-basis point increase or decrease in market interest rates divided by the estimated economic value of the association's assets, as calculated in accordance with guidelines set forth by the OTS. A savings association whose measured interest rate risk exposure exceeds 2% must deduct an interest rate component in calculating its total capital under the risk-based capital rule. The interest rate risk component is an amount equal to one-half of the difference between the institution's measured interest rate risk and 2%, multiplied by the estimated economic value of the association's assets. That dollar amount is deducted from an association's total capital in calculating compliance with its risk-based capital requirement. Under the rule, there is a two quarter lag between the reporting date of an institution's financial data and the effective date for the new capital requirement based on that data. The rule also provides that the Director of the OTS may waive or defer an association's interest rate risk component on a case-by-case basis. The OTS has postponed the effective date of the capital component in order to provide it with an opportunity to review the interest rate risk approaches taken by the other federal banking agencies.

     At June 30, 1998, the Bank met each of its capital requirements, in each case on a fully phased-in basis. See "Regulatory Capital Compliance" for a table which sets forth in terms of dollars and percentages (i) the OTS tangible, core and risk-based capital requirements, compared to the Bank's historical amounts and percentages at June 30, 1998 and (ii) pro forma amounts and percentages based upon the issuance of the shares within the Offering Range and assuming that a portion of the net proceeds are retained by the Company.

     THRIFT CHARTER. Congress has been considering legislation in various forms that would require federal thrifts, such as the Bank, to convert their charters to national or state bank charters. Legislation enacted in 1996 required the Treasury Department to prepare for Congress a comprehensive study on development of a common charter for federal savings associations and commercial banks; and provided for the merger of the BIF and the SAIF into a single deposit insurance fund on January 1, 1999 provided the thrift charter was eliminated. The Bank cannot determine whether, or in what form, such legislation may eventually be enacted and there can be no assurance that any legislation that is enacted would not adversely affect the Bank and the Company.

PROMPT CORRECTIVE REGULATORY ACTION

     Under the OTS Prompt Corrective Action regulations, the OTS is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution's degree of capitalization. Generally, a savings institution that has total risk-based capital of less than 8.0% or a leverage ratio or a Tier 1 core capital ratio that is less than 4.0% is considered to be undercapitalized. A savings institution that has total risk-based capital of less than 6.0%, a Tier 1 core risk-based capital ratio of less than 3.0% or a leverage ratio that is less than 3.0% is considered to be "significantly undercapitalized," and a savings institution that has a tangible capital to assets ratio equal to or less than 2.0% is deemed to be "critically undercapitalized." Subject to a narrow exception, the banking regulator is required to appoint a receiver or conservator for an institution that is "critically undercapitalized." The regulation also provides that a capital restoration plan must be filed with the OTS within 45 days of the date an institution receives notice that it is "undercapitalized," "significantly undercapitalized" or "critically undercapitalized." In addition, numerous mandatory supervisory actions become immediately applicable to the institution, including, but not limited to, restrictions on growth, investment activities, capital distributions, and affiliate transactions. The OTS may also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.

     At June 30, 1998, the Bank was categorized as "well capitalized," meaning that the Bank's total risk-based capital ratio exceeded 10.0%, Tier I risk-based capital ratio exceeded 6.0%, leverage capital ratio exceeded 5.0%, and the Bank was not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure.

INSURANCE OF DEPOSIT ACCOUNTS

     The FDIC has adopted a risk-based deposit insurance assessment system. The FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending seven months before the assessment period, consisting of (1) well capitalized,
(2) adequately capitalized or (3) undercapitalized, and one of three supervisory subcategories within each capital group. The supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information which the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds. An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. The FDIC is authorized to raise the assessment rates in certain circumstances. The FDIC has exercised this authority several times in the past and may raise insurance premiums in the future. If such action is taken by the FDIC, it could have an adverse effect on the earnings of the Bank.

FEDERAL HOME LOAN BANK SYSTEM

     The Bank, as a federal association, is required to be a member of the FHLB System, which consists of 12 regional FHLBs. The FHLB provides a central credit facility primarily for member institutions. The Bank, as a member of the FHLB of New York, is required to acquire and hold shares of capital stock in that FHLB in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, or 1/20 of its advances (borrowings) from the FHLB, whichever is greater. As of June 30, 1998, the Bank was in compliance with this requirement. The FHLBs are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of dividends that the FHLBs pay to their members and could also result in the FHLBs imposing a higher rate of interest on advances to their members.

FEDERAL RESERVE SYSTEM

     The Federal Reserve Board regulations require savings institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). At June 30, 1998, the Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the FRB may be used to satisfy liquidity requirements imposed by the OTS.

HOLDING COMPANY REGULATION

     GENERAL. The Mutual Holding Company and the Company are nondiversified mutual savings and loan holding companies within the meaning of the HOLA. As such, the Mutual Holding Company and the Company are registered with the OTS and are subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Mutual Holding Company and the Company and any nonsavings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, the Company and the Mutual Holding Company are generally not subject to state business organizations law.

     PERMITTED ACTIVITIES. Pursuant to Section 10(o) of the HOLA and OTS regulations and policy, a Mutual Holding Company and a federally chartered mid-tier holding company such as the Company may engage in the following activities:
(i) investing in the stock of a savings association; (ii) acquiring a mutual association through the merger of such association into a savings association subsidiary of such holding company or an interim savings association subsidiary of such holding company; (iii) merging with or acquiring another holding company, one of whose subsidiaries is a savings association; (iv) investing in a corporation, the capital stock of which is available for purchase by a savings association under federal law or under the law of any state where the subsidiary savings association or associations share their home offices; (v) furnishing or performing management services for a savings association subsidiary of such company; (vi) holding, managing or liquidating assets owned or acquired from a savings subsidiary of such company; (vii) holding or managing properties used or occupied by a savings association subsidiary of such company properties used or occupied by a savings association subsidiary of such company; (viii) acting as trustee under deeds of trust; (ix) any other activity (A) that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or (B) in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987; and (x) purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a Mutual Holding Company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (x) above, and has a period of two years to cease any nonconforming activities and divest of any nonconforming investments.

     The HOLA prohibits a savings and loan holding company, including the Company and the Mutual Holding Company, directly or indirectly, or through one or more subsidiaries, from acquiring another savings institution or holding company thereof, without prior written approval of the OTS. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary savings institution, a nonsubsidiary holding company, or a nonsubsidiary company engaged in activities other than those permitted by the HOLA; or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the OTS must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the insurance fund, the convenience and needs of the community and competitive factors.

     The OTS is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies, and (ii) the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

     WAIVERS OF DIVIDENDS BY THE MUTUAL HOLDING COMPANY. OTS regulations require the Mutual Holding Company to notify the OTS of any proposed waiver of its right to receive dividends. The OTS reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if: (i) the Mutual Holding Company's board of directors determines that such waiver is consistent with such directors' fiduciary duties to the Mutual Holding Company's members; (ii) for as long as the savings association subsidiary is controlled by the Mutual Holding Company, the dollar amount of dividends waived by the Mutual Holding Company are considered as a restriction to the retained earnings of the savings association, which restriction, if material, is disclosed in the public financial statements of the savings association as a note to the financial statements; (iii) the amount of any dividend waived by the Mutual Holding Company is available for declaration as a dividend solely to the Mutual Holding Company, and, in accordance with SFAS No. 5, where the savings association determines that the payment of such dividend to the Mutual Holding Company is probable, an appropriate dollar amount is recorded as a liability; (iv) the amount of any waived dividend is considered as having been paid by the savings association in evaluating any proposed dividend under OTS capital distribution regulations; and (v) in the event the Mutual Holding Company converts to stock form, the appraisal submitted to the OTS in connection with the conversion application takes into account the aggregate amount of the dividends waived by the Mutual Holding Company.

     CONVERSION OF THE MUTUAL HOLDING COMPANY TO STOCK FORM. OTS regulations and the Plan permit the Mutual Holding Company to undertake a Conversion Transaction. There can be no assurance when, if ever, a Conversion Transaction will occur, and the Board of Directors has no current intention or plan to undertake a Conversion Transaction. In a Conversion Transaction a new holding company would be formed as the successor to the Company (the "New Holding Company"), the Mutual Holding Company's corporate existence would end, and certain customers of the Bank would receive the right to subscribe for additional shares of the New Holding Company. In a Conversion Transaction, each share of Common Stock held by Minority Stockholders would be automatically converted into a number of shares of common stock of the New Holding Company determined pursuant an exchange ratio that ensures that after the Conversion Transaction, subject to the Dividend Waiver Adjustment described below and any adjustment to reflect the receipt of cash in lieu of fractional shares, the percentage of the to-be outstanding shares of the New Holding Company issued to Minority Stockholders in exchange for their Common Stock would be equal to the percentage of the outstanding shares of Common Stock held by Minority Stockholders immediately prior to the Conversion Transaction. The total number of shares held by Minority Stockholders after the Conversion Transaction would also be affected by any purchases by such persons in the offering that would be conducted as part of the Conversion Transaction.

     The Dividend Waiver Adjustment would decrease the percentage of the to-be outstanding shares of common stock of the New Holding Company issued to Minority Stockholders in exchange for their shares of Common Stock to reflect (i) the aggregate amount of dividends waived by the Mutual Holding Company and (ii) assets other than Common Stock held by the Mutual Holding Company. Pursuant to the Dividend Waiver Adjustment, the percentage of the to-be outstanding shares of the New Holding Company issued to Minority Stockholders in exchange for their shares of Common Stock would be equal to the percentage of the outstanding shares of Common Stock held by Minority Stockholders multiplied by the Dividend Waiver Fraction. The Dividend Waiver Fraction is equal to the product of (a) a fraction, of which the numerator is equal to the Company's stockholders' equity at the time of the Conversion Transaction less the aggregate amount of dividends waived by the Mutual Holding Company and the denominator is equal to the Company's stockholders' equity at the time of the Conversion Transaction, and
(b) a fraction, of which the numerator is equal to the appraised pro forma market value of the New Holding Company minus the value of the Mutual Holding Company's assets other than Common Stock and the denominator is equal to the pro forma market value of the New Holding Company.

FEDERAL SECURITIES LAW

     The Common Stock to be issued in the Offering will be registered with the SEC under the Exchange Act. The Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Exchange Act. Common Stock held by persons who are affiliates (generally officers, directors and principal stockholders) of the Company may not be resold without registration or unless sold in accordance with certain resale restrictions. If the Company meets specified current public information requirements, each affiliate of the Company is able to sell in the public market, without registration, a limited number of shares in any three-month period.

                           MANAGEMENT OF THE COMPANY

DIRECTORS OF THE COMPANY

     The Board of Directors of the Company will initially consist of the nine persons who are currently directors of the Bank. Directors of the Company will serve three-year staggered terms so that approximately one third of the Directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of shareholders following completion of the Reorganization consists of Directors Korn, McNelis and Nozell. The class of directors whose term expires at the second annual meeting of shareholders following completion of the Reorganization consists of Directors Helmer, Sichol and Zeh. The class of directors whose term of office expires at the third annual meeting of shareholders following the completion of the Reorganization consists of Directors Strayton, Coyle and Ward.

EXECUTIVE OFFICERS OF THE COMPANY

     The following individuals will be executive officers of the Company and hold the offices set forth below opposite their names. The biographical information for each executive officer is set forth under "Management of the Bank--Directors and Executive Officers of the Bank."

NAME                         AGE*                    POSITION
--------------------------  ----  -------------------------------------------------------
George Strayton               54  President, Chief Executive Officer and Director

Daniel G. Rothstein           51  Executive Vice  President, Chief Credit Officer
                                  and Regulatory Counsel

Robert J. Sansky              51  Executive Vice President and Director of Human
                                  Resources

Katherine A. Dering           50  Senior Vice President and Chief Financial Officer

Stephen G. Dormer             47  Senior Vice President and Director of Business Activity

John F. Fitzpatrick           46  Senior Vice President and Director of Support Services
________________________
*As of June 30, 1998

     None of the executive officers has received remuneration from the Company. It is not anticipated that the executive officers of the Company will initially receive any remuneration in his capacity as an executive officer. For information concerning compensation of executive officers of the Bank, see "Management of the Bank."

BOARD OF DIRECTORS AND COMMITTEES OF THE COMPANY AFTER THE REORGANIZATION

     Following the Reorganization, the Board of Directors of the Company is expected to meet quarterly, or more often as may be necessary. The directors of the Company will not initially receive fees for serving on the Company's Board of Directors.

     The Board of Directors initially is expected to have, among others, a standing Executive Committee and Audit Committee. The Company's full Board of Directors will act as the Nominating Committee, or may appoint a Nominating Committee. The Company does not intend initially to have a compensation committee, as it is not anticipated that the officers of the Company will initially be compensated as such.

     The Executive Committee initially will consist of Chairman Helmer (who will serve as Chairman), President and Chief Executive Officer Strayton, and Directors Coyle, McNelis and Sichol. The Executive Committee is expected to meet as necessary when the Board is not in session to exercise general control and supervision in all matters pertaining to the interests of the Company, subject at all times to the direction of the Board of Directors.

     The Audit Committee initially will consist of Directors Korn (who will serve as Chairman), Ward and Nozell. The Audit Committee is expected to meet at least quarterly. Activities of the Audit Committee will include reviewing and approving audit reports prepared by the internal auditors and independent auditors; reviewing and recommending the independent auditors to be engaged by the Company; and reviewing and approving internal audit policies and programs.

                             MANAGEMENT OF THE BANK

DIRECTORS AND EXECUTIVE OFFICERS OF THE BANK

     Upon completion of the Reorganization, the directors of the Bank will consist of those persons who currently serve on the Board of Directors of the Bank. The directors of the Bank will have three year terms which will be staggered to provide for the election of approximately one-third of the board members each year. Directors of the Bank will be elected by the Company as sole stockholder of the Bank. The directors and executive officers of the Bank as of June 30, 1998 are as follows:

                                                AGE AT                                                      CURRENT
NAME                                         JUNE 30, 1998            POSITION            DIRECTOR SINCE  TERM EXPIRES
-------------------------------------------  -------------  ----------------------------  --------------  ------------
DIRECTORS:

William F. Helmer                                 64           Chairman of the Board           1974           1999
George Strayton                                   54         President, Chief Executive        1991           1999
 Officer and Director
Dennis L. Coyle                                   62               Vice Chairman               1984           1999
Murray L. Korn                                    73                  Director                 1966           2000
Dr. Donald T. McNelis                             65                  Director                 1987           2000
Richard A. Nozell                                 64                  Director                 1990           2000
William R. Sichol, Jr.                            58                  Director                 1990           2001
Wilbur C. Ward                                    72                  Director                 1990           1999
F. Gary Zeh                                       60                  Director                 1979           2001

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS:

Daniel G. Rothstein                               51         Executive Vice President,
 Chief Credit Officer
 and Regulatory Counsel
Robert J. Sansky                                  51        Executive Vice President and
 Director of Human Resources
Katherine A. Dering                               50         Senior Vice President and
 Chief Financial Officer
Stephen G. Dormer                                 47         Senior Vice President and
 Director of Business Activity
John F. Fitzpatrick                               46         Senior Vice President and
 Director of Support Services

     The business experience for the past five years for each of the Bank's directors and executive officers is as follows:

     WILLIAM F. HELMER has served as the Chairman of the Board of Directors since 1994, and is the President of Helmer-Cronin Construction, Inc., a construction company.

     GEORGE STRAYTON has been employed by the Bank since 1982, and was named President and Chief Executive Officer of the Bank in 1986.

     DENNIS L. COYLE has served as Vice Chairman of the Board of Directors since 1994. Mr. Coyle is the owner of the Coyle Insurance Agency, the owner and President of Delco Realty and the owner of Dennis L. Coyle Rental Properties.

     MURRAY L. KORN was the Senior and Managing Partner of Korn, Rosenbaum, Phillips and Jauntig, an accounting firm, prior to his retirement in 1986. Mr. Korn also served as Chairman of the Board of Directors of the Bank from 1984 until his retirement from that position in 1994.

     DR. DONALD T. MCNELIS served as President of St. Thomas Aquinas College in Sparkill, New York from 1974 until his retirement in 1995.

     RICHARD A. NOZELL is the owner of Richard Nozell Building Construction, and serves as a general building contractor.

     WILLIAM R. SICHOL, JR. is a principal of Sichol & Hicks, P.C., a private law firm.

     WILBUR C. WARD is currently retired. Prior to his retirement, Mr. Ward was the President of Ward Bulldozers.

     F. GARY ZEH is the President of Haverstraw Transit Inc., a bus contracting company, and President and Owner of Quality Bus Sales and Service.

     DANIEL G. ROTHSTEIN has been employed by the Bank since 1983, and was named Executive Vice President of the Bank in 1989. Mr. Rothstein has served as the Bank's Chief Credit Officer and Regulatory Counsel since 1996.

     ROBERT J. SANSKY has been employed by the Bank since 1985, and was named Executive Vice President in 1989. Mr. Sansky has served as the Bank's Director of Human Resources since 1995.

     KATHERINE A. DERING has served as the Bank's Chief Financial Officer since 1994. Ms. Dering previously served as the Chief Financial Officer of a community bank located in Connecticut.

     STEPHEN G. DORMER has served as Senior Vice President and Director of Business Development of the Bank since 1996, and was previously Senior Vice President and Manager of the Bank's Commercial Loan Department from 1994 until 1996. Prior to joining the Bank in 1994, Mr. Dormer was Senior Vice President of a commercial bank located in New Jersey.

     JOHN F. FITZPATRICK has been employed by the Bank since 1986, and was named Senior Vice President and Director of Support Services in 1997.

MEETINGS OF THE BOARD OF THE BANK

     The Board of Directors of the Bank meets monthly and may have additional special meetings as may be called by the Chairman or as otherwise provided by law. During the fiscal year ended September 30, 1997, the Board held 16 meetings. No director attended fewer than 75% in the aggregate of the total number of meetings of the Board or Board Committees on which such Director served during fiscal 1997.

COMPENSATION OF DIRECTORS

     FEES. During the fiscal year ended September 30, 1997, non-employee Directors of the Bank received a retainer fee of $12,000, plus a fee of $700 per Board meeting attended, and $400 per month for other committee meetings. The Chairman of each committee received an additional $2,000 per year. The Chairman of the Board received a retainer fee of $47,600 for the fiscal year ended September 30, 1997.

     DEFERRED COMPENSATION AGREEMENTS. The Bank has entered into nonqualified deferred compensation agreements ("DCA") for the benefit of all of the Bank's Directors. The DCAs comprise a non-qualified deferred compensation plan into which a non-employee director can defer up to 100% of his board fees earned during the calendar year. In connection with the Reorganization and Offering, the DCA has been amended to permit each Director to determine whether to invest all or a portion of his account in Common Stock, in accordance with the tax law limitations. Prior to the amendment, amounts credited to a Director's deferral account earn interest at a rate equal to the ten-year FHLB of New York advance rate determined on December 1st of the previous calendar year. Upon a Director's attainment of the Board's mandatary retirement age, the Director's account will be paid to him in generally equal quarterly installments beginning on the first day of the first calendar quarter after the director becomes entitled to such payments and continuing for five years. If a Director files a timely election, the Director's distributions from the plan may commence prior to a director's attainment of mandatory retirement age and may be paid over a longer period of time. In the event of the Director's death, the balance of the Director's account will be paid to the Director's designated beneficiary on the first day of the first calendar quarter after the Director's death. A Director may also request a distribution from his account in the event the Director suffers a hardship, defined as a sudden or unexpected illness, accident or similar event affecting the Director, his beneficiary or family member. Whether to grant a hardship distribution is within the sole discretion of the Board.

     If a Director elects to invest all or a portion of his account in Common Stock, the amount so invested will be credited with earnings and appreciation (or depreciation) equivalent to that which would be earned on such investment and the amount not so invested in Common Stock will continue to earn interest at the rate set forth above, or at another rate established by the committee which administers the DCAs. The DCA is an unfunded plan for tax purposes and for purposes of ERISA. All obligations arising under the DCAs are payable from the general assets of the Bank, however, the Bank has established a trust to ensure that sufficient assets will be available to pay the benefits under the DCAs and to hold any stock purchased under the DCAs.

EXECUTIVE COMPENSATION

     SUMMARY COMPENSATION TABLE. The following table sets forth for the year ended September 30, 1997, certain information as to the total remuneration paid by the Bank to the Chief Executive Officer of the Bank, as well as to the four most highly compensated executive officers of the Bank at September 30, 1997, other than the Chief Executive Officer, who received total annual compensation in excess of $100,000 (together, "Named Executive Officers").

                                          ANNUAL COMPENSATION(1)                        LONG-TERM COMPENSATION
                                    ----------------------------------  --------------------------------------------------------
                                                                                AWARDS                    PAYOUTS
                                                                        ---------------------   --------------------------------
                                                                          OTHER
                                      YEAR                                ANNUAL    RESTRICTED                         ALL OTHER
        NAME AND                      ENDED                            COMPENSATION   STOCK      OPTIONS/     LTIP    COMPENSATION
     PRINCIPAL POSITION              9/30(1)      SALARY       BONUS        (2)       AWARDS       SARS      PAYOUTS      (3)
------------------------------      ---------    ----------   ---------  ---------   ---------  ---------   ---------   --------
George Strayton, President,              1997      $259,665     $83,125         --          --         --          --    $32,655
Chief Executive Officer
and Director

Daniel G. Rothstein,                     1997      $157,425     $41,316         --          --         --          --    $18,155
Executive Vice  President,
Chief Credit Officer
and Regulatory Counsel

Robert J. Sansky                         1997      $141,473     $41,219         --          --         --          --    $17,387
Executive Vice President and
Director of Human Resources

Katherine A. Dering                      1997      $120,731     $37,641         --          --         --          --    $10,224
Senior Vice President and
Chief Financial Officer

Stephen G. Dormer                        1997      $127,868     $32,259         --          --         --          --    $ 2,887
Senior Vice President and
Director of Business Activity

-----------------------------------------------
(1) In accordance with the rules on executive officer and director compensation disclosure adopted by the SEC, Summary Compensation information is excluded for the fiscal years ended September 30, 1996 and 1995, as the Bank was not a public company during such periods.
(2) The Bank provides certain members of senior management with certain other personal benefits, the aggregate value of which did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each officer. The value of such persons/benefits is not included in this table.
(3) Includes employer contributions to the Bank's 401(k) Plan on behalf of Named Executive Officers, as well as the payment of premiums for life insurance policies.

     EMPLOYMENT AGREEMENTS. In January 1996, the Bank entered into an employment agreement with George Strayton, the President and Chief Executive Officer of the Bank which agreement was amended in 1998 (as amended, the "agreement"). On each day during the term of the agreement, the term of the agreement automatically renews so that the agreement shall continually be for a three-year term unless notice of non-renewal is provided within 60 days prior to any anniversary of the date on which the agreement was entered into (the "Anniversary Date"). In the event that notice of non-renewal is given, the agreement will expire at the end of its then three-year term. Under the agreement, Mr. Strayton will be paid $262,000 (the current annual rate of salary). For each calendar year beginning after a change in control (as defined in the agreement) of the Bank or Company, Mr. Strayton's annual rate of salary shall be increased by the greater of (i)
1.06 percent, (ii) the quotient of (A) the U.S. City Average All Items Consumer Price Index for All Urban Consumers for October of the immediately preceding calendar year divided by the same economic indicator, as determined for the second preceding calendar year; and (iii) the quotient of the average annual rate of salary determined as of the first day of the calendar quarter of the officers of the Bank (other than Mr. Strayton) who are assistant vice presidents or above over the average annual rate of salary of such persons for the immediately preceding calendar year. In addition to his annual rate of salary, Mr. Strayton shall be entitled to participate in all tax-qualified plans and other incentive programs of the Bank, and the group life, health, dental and short and long term disability plans maintained by the Bank from time to time.

     In the event of Mr. Strayton's termination of employment by the Bank for any reason other than for cause (as defined in the agreement) or in the event of his voluntary resignation within one year following (i) his failure to be re-appointed or re-elected as President or Chief Executive Officer of the Bank,
(ii) the failure to re-elect him as a director of the Bank, (iii) a material adverse change in his functions, duties or responsibilities which is not cured within 30 days of notice thereof from Mr. Strayton, (iv) a change in control of the Bank or the Company, or in the event of termination of his employment due to total and permanent disability, then Mr. Strayton shall be entitled to certain benefits payable by the Bank. First, Mr. Strayton shall be entitled to his earned but unpaid salary, any benefits to which he would become entitled as a former employee, and continuation of his group life, health, prescription drug, dental, short and long term disability insurance benefits for the remaining unexpired employment period under the agreement. In addition, Mr. Strayton and his spouse shall be entitled to continued health coverage for their remaining lifetimes. Mr. Strayton shall also be entitled to certain lump sum payments under the agreement. For example, Mr. Strayton shall be entitled to a lump sum payment equal to the present value of any salary that he would have earned for the remaining unexpired employment period under the agreement and the present value of any fees that he would have earned as a director during that period. Within 60 days of his termination of employment, Mr. Strayton shall also be entitled to payments equal to the present value of (i) the additional amount to which he would have been entitled as a participant in the Bank's defined benefit pension plan, (ii) the additional amount to which he would have been entitled under the Bank's 401(k) Plan and ESOP, and (iii) the additional amount to which he would have been entitled under the Supplemental Executive Retirement Plan, in each case, assuming he had continued in the employment of the Bank for the remaining unexpired employment period under the agreement, and making certain assumptions (regarding salary increases, etc.) as set forth in the agreement. The amounts provided to Mr. Strayton under "(i)" and "(ii)" of the preceding sentence shall be increased by a factor which takes into consideration the fact that such payments will be currently taxable to Mr. Strayton. Mr. Strayton will also be entitled to immediate vesting of any unearned options or shares of restricted stock awarded to him under any stock benefit plan maintained by the Company. Finally, Mr. Strayton shall be entitled to the payments that would have been made to him under all incentive compensation plans and programs adopted by the Bank, including the Management Incentive Program as if he had continued to work for the Bank during the remaining unexpired employment period under the agreement and had earned an incentive award in each such calendar year equal to an amount determined by formula set forth in the agreement. In the event that the Bank gives Mr. Strayton a notice of non-renewal or if the Bank does not extend the employment period at least 60 days prior to any renewal date set forth under the agreement, Mr. Strayton may resign from the Bank at any time and shall receive a lump sum cash benefit within 30 days equal to the amounts set forth above. Also, in such event the Bank shall provide the continuing group life, health, prescription drug, dental, short and long term disability insurance benefits set forth above. In the event that Mr. Strayton becomes subject to an excise tax on payments made under the agreement in connection with a change in control, the agreement provides that Mr. Strayton shall be reimbursed an amount for payment of such excise taxes by the Bank (determined pursuant to a formula set forth in the agreement), so long as during the six-month period prior to such change in control the Bank was in compliance with all applicable minimum capital requirements imposed under federal or state regulatory authority. The employment agreement provides that for a period of one year following the date of his termination with the Bank for reasons other than for cause, Mr. Strayton shall not compete with the Bank.

     The Bank intends to enter into employment agreements with five other officers, including Messrs. Rothstein, Sansky, Dormer, and Ms. Dering. The new employment agreements shall be for terms of up to two years and shall renew on a daily basis so that the remaining term under said agreements shall be for up to two years unless notice of non-renewal is given. Each executive covered by an employment agreement will receive an annual rate of salary, as specified in the employment agreement, and will be entitled to participate in all tax-qualified plans and other incentive programs of the Bank, and any group life, health, dental and short and long term disability plans maintained by the Bank from time to time. In the event of a covered executive's termination of employment by the Bank for any reason other than for cause (as defined) or in the event of his or her voluntary resignation within one year following (i) his or her failure to be re-appointed to his or her current position, (ii) a material adverse change in his or her functions, duties or responsibilities which is not cured within 30 days of notice thereof from the executive, (iii) a change in control of the Bank or the Company, (iv) a liquidation or dissolution of the Bank or the Company other than one that does not affect the status of the executive, or in the event of termination of his or her employment due to total and permanent disability, then the executive shall be entitled to the certain benefits payable by the Bank. First, the executive shall be entitled to his or her earned but unpaid salary, any benefits to which he or she would become entitled as a former employee, and continuation of his or her group life, health, prescription drug, dental, short and long term disability insurance benefits for the remaining unexpired employment period under the agreement at a coverage level that he or she would have been entitled to during such period. In addition, the executive shall also be entitled to certain lump sum payments under the agreement. For example, the executive shall be entitled to a lump sum payment equal to the present value of any salary that he or she would have earned for the remaining unexpired employment period under the agreement. Within 60 days of his or her termination of employment, the executive shall also be entitled to payments equal to the present value of (i) the additional amount to which he or she would have been entitled as a participant in the Bank's defined benefit pension plan,
(ii) the additional amount to which he or she would have been entitled under the Bank's 401(k) Plan and ESOP, and (iii) the additional amount to which he or she would have been entitled under the SERP, in each case assuming he or she had continued in the employment of the Bank for the remaining unexpired employment period under the agreement and making certain assumptions (regarding salary increases, etc.) as set forth in the agreement. The amounts provided to the executive under "(i)" and "(ii)" of the preceding sentence shall be increased by a factor which takes into consideration the fact that such payments will be currently taxable to the executive. The executive will also be entitled to immediate vesting of any unearned options on shares of restricted stock awarded to him or her under any stock benefit plan maintained by the Company which would have vested in the executive during the remaining unexpired term of the agreement. Finally, the executive shall be entitled to the payments that would have been made to him under all incentive compensation plans and programs adopted by the Bank as if he or she had continued to work for the Bank during the remaining unexpired employment period under the agreement and had earned an incentive award in each such calendar year equal to an amount determined by formula set forth in the agreement. Also, in such event the Bank shall provide the continuing group life, health, prescription drug, dental, short and long term disability insurance benefits set forth above. In the event the executive's termination of employment occurs in connection with a change in control of the Bank or Company, the payments made to or on behalf of the executive shall be made as if the remaining unexpired term of the agreement includes one additional year. In the event that the Bank gives an executive covered by an agreement a notice of non-renewal or if the Bank does not extend the employment period at least 60 days prior to any renewal date set forth under the agreement, the executive may resign from the Bank at any time and shall receive a lump sum cash payment within 30 days equal to the amounts set forth above. The employment agreement provides that for a period of one year following the date of his or her termination with the Bank for reasons other than for cause, the executive shall not compete with the Bank.

     MANAGEMENT INCENTIVE PROGRAM. The Bank sponsors a management incentive program for certain officers at the vice president level and higher. In 1998, the management incentive program provides current compensation to participating officers upon the attainment of certain earnings goals set by the Bank. Department heads and other managers at the level of vice president will be entitled to receive incentive compensation of up to 15% of base salary if earnings goals are attained, increased to up to 22-1/2% of base salary if earnings goals are exceeded. Persons at the senior vice president and executive vice president levels will be entitled to incentive compensation of up to 25% of base salary if earnings goals are attained, increased to up to 37-1/2% of base salary if earnings goals are exceeded. The Bank's President will be entitled to receive incentive compensation of up to 30% of base salary if earnings goals are attained and up to 45% of base salary if earnings goals are exceeded. Under the program, incentive awards may also be given to persons below the level of vice president in the event of extraordinary performance. Participants normally receive their incentive award within three months of the Bank's fiscal year end. For the fiscal year ended September 30, 1997, approximately $468,000 was distributed to persons participating in the management incentive program.

     1996 LONG TERM INCENTIVE PLAN FOR OFFICERS AND DIRECTORS. In 1996, the Bank adopted a long-term incentive plan ("Long-Term Plan") for the benefit of certain senior officers and all non-employee directors of the Bank. Six officers, including Messrs. Strayton, Rothstein, Sansky and Dormer and Ms. Dering are participating under the Long-Term Plan. The Long-Term Plan has an initial cycle of three years commencing October 1996 and running through September 1999. The ability to earn incentive compensation under the Long-Term Plan is based on the Bank's attainment of certain return on equity ("ROE") ratios. It is intended that equal payment pools will be available for officers and directors under the Long-Term Plan, however, the maximum amount that may be credited to any officer participant is 30% of his or her average base salary during the initial cycle and the maximum amount that may be credited to any non-employee director is 100% of his or her annual retainer fee (up to a maximum of $12,000 per year) for each year of the cycle. Amounts credited shall be allocated in direct proportion to officers relative compensation levels and in equal amounts to all non-employee directors. A participant may earn one-third of his or her incentive compensation in each year of the cycle. At the end of each such year, one half of the amount earned during the year will be paid to the participant, the other half will be deferred until the end of the cycle and shall be paid upon the successful completion of the three year goal. In the event that a participant dies during the earnings cycle, a pro-rata share of the amount the participant would have earned shall be paid to his or her estate. In the event of (i) a sale of shares in an offering registered with the SEC,
(ii) the consolidation or merger of the Bank with another Bank, (iii) the sale of all or substantially all of the assets of the Bank or any of its significant subsidiaries, or (iv) the acquisition by more than 50% of the total combined voting power of all classes of stock of the Bank entitled to vote for directors, the Long-Term Plan states the current cycle shall be prematurely closed. In such event, each participant will receive the maximum benefit to which the participant would have been entitled if the Bank had attained the ROE goal for the year in which the cycle closed. The Bank has achieved its ROE goal for each of the first two years, and the Long-Term Plan's cycle has been prematurely closed in the third year as a result of the Reorganization. As a result, participants have received the maximum benefit to which they were entitled under the Long-Term Plan (i.e., 30% of base salary for employees and $36,000 for directors, minus amounts previously paid to such persons under the Long-Term
Plan).

     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Bank maintains a non-qualified supplemental executive retirement plan ("SERP") for certain executives of the Bank to compensate those executive participants in the Bank's tax-qualified benefit plans whose benefits are limited by any of Sections 401(a)(17), 401(k), 401(m) 402(g) or 415 of the Code (the "Applicable Limitations"). The SERP provides executives with retirement benefits generally equal to the difference between (i) the annual benefit the executive would have received under the Bank's Retirement Plan if such benefits were computed without giving effect to the limitations on benefits imposed by application of Section 401(a)(17) and
Section 415 of the Internal Revenue Code and (ii) the amounts actually payable to the executive under the terms of the Retirement Plan. In addition, the executive is entitled to a 401(k) benefit under the SERP equal to the product of
(i) Bank contributions that could not be credited to his or her account in the 401(k) Plan due to the Applicable Limitations plus earnings deemed to accrue each year at the one-year Treasury rate for the first auction in January multiplied by (ii) his or her vested percentage in the 401(k) Plan. For these purposes, the executive will be deemed to have made the maximum salary deferrals possible without regard to sections 401(k), 401(m) or 402(g) of the Code. The SERP has been amended in connection with the adoption of the ESOP so that an executive who does not receive the maximum contribution under the ESOP due to one of the Applicable Limitations will be entitled to an ESOP benefit under the SERP, credited in units of the Company's Common Stock, equal to the difference between the fair market value of the number of shares of common stock of the Company that would have been allocated to the account of the executive under the ESOP had the limitations of Section 401(a)(17) and 415 of the Internal Revenue Code not been applicable, and the fair market value of the number of shares of Common Stock actually allocated to the account of the executive. The Retirement Plan and ESOP benefits under the SERP are payable in the same form as benefits in the Retirement Plan and ESOP, respectively. See the descriptions of Retirement Plan and ESOP for timing and form of payment for benefits under the Retirement Plan and ESOP. The 401(k) Plan benefits under the SERP are payable in 10 annual installments commencing on the first business day of the year following the year in which the executive's employment is terminated.

     The SERP is considered an unfunded plan for tax and ERISA purposes. All obligations arising under the SERP are payable from the general assets of the Bank, however, the Bank has set up a trust, to ensure that sufficient assets
will be available to pay the benefits under the SERP.   The trust shall be
entitled to purchase Common Stock in order to fund the ESOP benefit under the SERP.

     DEFINED BENEFIT PENSION PLAN. The Bank maintains the Provident Savings Bank, F.A. Defined Benefit Pension Plan (the "Retirement Plan") which is a qualified, tax-exempt defined benefit plan. Employees age 21 or older who have worked at the Bank for a period of one year and have been credited with 1,000 or more hours of service with the Bank during the year are eligible to accrue benefits under the Retirement Plan. The Bank contributes each year, if necessary, an amount to the Retirement Plan to satisfy the actuarially
determined minimum funding requirements in accordance with ERISA.   For the plan
year ended September 30, 1997, a contribution of approximately $651,000 was made to the Retirement Plan. At September 30, 1997, the total market value of the Retirement Plan trust fund assets was approximately $4.9 million.

     In the event of retirement at normal retirement age (i.e., the later of age 65 or the 5th anniversary of participation in the Retirement Plan), the plan is designed to provide a single life annuity. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that paid during the participant's lifetime. Alternatively, a participant may elect (with proper spousal consent, if necessary) a joint and 100% survivor annuity, a joint and 75% survivor annuity, a different form of annuity, or installments payable over a period of nor more than the life of the participant (and spouse, if applicable). Payment may be made in a lump sum in cash, provided the participant has completed 20 years of service and attained age 55 or has attained normal retirement age. All forms in which a participant's benefit may be paid will be actuarially equivalent to the single life annuity. The monthly retirement benefit provided is an amount equal to the greater of a participant's frozen accrued benefit (as provided for in the Retirement Plan) or 1.6% of a participant's average monthly compensation multiplied by the participant's years of service (up to a maximum of 35 years) plus 0.5% of the participant's average monthly compensation in excess of one-twelfth of the participant's Covered Compensation (as defined in the Retirement
Plan) multiplied by the participant's months of service (up to a maximum of 35 years), computed to the nearest dollar. Retirement benefits are also payable upon retirement due to early and late retirement or death and disability. A reduced benefit is payable upon early retirement at or after age 55 and the completion of 10 years of vested service with the Bank. No reduction in benefit will occur as a result of special early retirement on or after age 62 and the completion of 20 years of vested service, if payment is made at the time of retirement. Upon termination of employment other than as specified above, a participant who has five years of vested service after age 18 is eligible to receive his or her accrued benefit commencing on such participant's retirement date, death or disability.

     The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon retirement at age 65 in calendar year 1998, expressed in the form of a single life annuity for the average monthly salary and benefit service classifications specified below.

     AVERAGE
     MONTHLY        YEARS OF SERVICE AND ANNUAL BENEFIT PAYABLE AT RETIREMENT
                    ---------------------------------------------------------
   COMPENSATION          15          20          25          30         35
------------------     -------     -------     -------     -------   --------
      $4,167           $13,416     $17,892     $22,356     $26,832   $ 31,306
       6,250            21,288      28,392      35,484      42,576     49,678
       8,333            29,160      38,880      48,612      58,332     68,050
      10,417            37,044      49,392      61,740      74,088     86,431
 13,333 and above       48,060      64,080      80,112      96,132    112,150

     As of October 1, 1997, Messrs. Strayton, Rothstein, Sansky, and Dormer, and Ms. Dering had 15, 15, 12, 3 and 3 years of credited service (i.e., benefit service) under the Retirement Plan, respectively.

     401(K) PLAN. The Bank maintains the Provident Savings Bank 401(k) Plan (the "401(k) Plan") which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Code. All employees who have completed six months of employment are eligible to participate. Eligible employees are entitled to enter the 401(k) Plan the first day of January or July coincident with or following completion of the eligibility requirements.

     Under the 401(k) Plan, participants are permitted to make salary reduction contributions (in whole percentages) of not less than 2% or more than 10% of compensation, up to $10,000 (as indexed annually). For these purposes, "compensation" means a participant's total compensation received from the Bank, including salary reduction contributions, but does not include compensation in excess of the Code Section 401(a)(17) limits (i.e., $160,000 in 1998). The Bank may match up to the first 6% of salary that a participant contributes to the 401(k) Plan. All employee salary reduction contributions and earnings are fully and immediately vested. A participant is vested in all other contributions as follows: 50% after 2 years of service, 75% after 3 years of service and 100% after 4 years of service. A participant may withdraw salary reduction contributions (and earnings), or may take a loan of up to 50% of the participant's vested account balance, in the event the participant suffers a financial hardship.

     The 401(k) Plan permits employees to direct the investment of his or her own accounts into various investment options. In connection with the Offering, the 401(k) Plan intends to offer participants the opportunity to invest in an employer stock fund which intends to purchase Common Stock in the Offering. Each participant who directs the trustee to invest all or part of his or her account in the employer stock fund will have assets in his or her account applied to the purchase of shares of Common Stock. Participants will be entitled to direct the trustee as to how to vote his or her allocated shares of Common Stock.

     Plan benefits will become 100% vested and will be paid in a lump sum to
each participant or beneficiary upon retirement, death or disability.   Normal
retirement age under the plan is age 65. If a participant terminates employment for reasons other than retirement, disability or death, the participant will be entitled to receive only the vested portion of his or her account balance and the remainder will be forfeited.

       At December 31, 1997, the total market value of the assets in the 401(k) Plan was approximately $3.3 million. The Bank's matching contributions to the 401(k) Plan for the plan year ended December 31, 1997 were approximately $267,000.

     EMPLOYEE STOCK OWNERSHIP PLAN AND TRUST. The Bank intends to implement the ESOP in connection with the Reorganization. Employees with at least one year of employment with the Bank and who have attained age 21 are eligible to participate. As part of the Reorganization, the ESOP intends to borrow funds from the Company and use those funds to purchase a number of shares equal to up to 8% of the Common Stock to be sold in the Offering.

Collateral for the loan will be the Common Stock purchased by the ESOP. The loan will be repaid principally from the Bank's discretionary contributions to the ESOP over a period of not more than ten years. It is anticipated that the interest rate for the loan will be a floating rate equal to the Prime Rate. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.

     Contributions to the ESOP and shares released from the suspense account in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. Participants in the ESOP will receive credit for vesting purposes for each calendar year of continuous employment with the Bank in which the employee completed 1,000 hours of service prior to the effective date of the ESOP. A participant is 100% vested in his benefits after five years of service or upon normal retirement (as defined in the ESOP), early retirement, disability or death. A participant who terminates employment for reasons other than death, retirement, or disability prior to five years of credited service will forfeit his or her benefits under the ESOP. Benefits will be payable in the form of Common Stock and cash or, at the election of the participant, in Common Stock only, upon death, retirement, early retirement, disability or separation from service. The Bank's contributions to the ESOP are discretionary, subject to the loan terms and tax law limits, and, therefore, benefits payable under the ESOP cannot be estimated. Under generally accepted accounting principles, the Bank will be required to record compensation expense in an amount equal to the fair market value of the shares committed to be released to participants from the suspense account.

     In connection with the establishment of the ESOP, the Bank will establish a committee of non-employee directors to administer the ESOP. The Bank will appoint an independent financial institution to serve as trustee of the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, nondirected shares, and shares held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

     STOCK OPTION PLAN. At a meeting of the Company's shareholders to be held no earlier than six months after the completion of the Offering, the Board of Directors intends to submit for shareholder approval a stock option plan for directors, officers and employees of the Bank and of the Company (the "Stock Option Plan"). If approved by the shareholders, Common Stock in an aggregate amount equal to 10% of the shares sold in the Offering would be reserved for issuance by the Company upon the exercise of the stock options granted under the Stock Option Plan. Ten percent of the shares issued in the Offering would amount to 285,600 shares, 336,000 shares, 386,400 shares or 444,360 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. Recipients of stock options realize value only in the event of an increase in the price of the Common Stock (in comparison to the grant or exercise price) following the date options are exercisable. No options would be granted under the Stock Option Plan until the date on which shareholder approval is received.

     It is anticipated that options would be granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options). The exercise price of the options granted under the Stock Option Plan will be equal to the fair market value of the shares on the date of grant of the stock options. If the Stock Option Plan is adopted within one year following the Offering, options will become exercisable at a rate of 20% at the end of each 12 months of service with the Bank after the date of grant, subject to early vesting in the event of death or disability. Options granted under the Stock Option Plan would be adjusted for capital changes such as stock splits and stock dividends. Notwithstanding the foregoing, awards will be 100% vested upon termination of employment due to death or disability, and if the Stock Option Plan is adopted more than 12 months after the Offering, awards would be 100% vested upon normal retirement or a change in control of the Bank or the Company. Under OTS rules, if the Stock Option Plan is adopted within the first 12 months after the Offering, no individual officer can receive more than 25% of the awards under the plan, no outside director can receive more than 5% of the awards under the plan, and all outside directors as a group can receive no more than 30% of the awards under the plan in the aggregate. No determination has been made as to the specific terms of the Stock Option Plan or as to the awards thereunder.

     The Stock Option Plan would be administered by a Committee of nonemployee members of the Company's Board of Directors. Options granted under the Stock Option Plan to employees could be "incentive" stock options designed to result in a beneficial tax treatment to the employee but no tax deduction to the Company. Nonqualified stock options could also be granted under the Stock Option Plan, and will be granted to the nonemployee directors who receive grants of stock options. In the event an option recipient terminated his or her employment or service as an employee or director, the options would terminate during certain specified periods.

     RECOGNITION PLAN. At a meeting of the Company's shareholders to be held no earlier than six months after the completion of the Offering, the Board of Directors also intends to submit a restricted stock plan (the "Recognition Plan") for shareholder approval. The Recognition Plan will provide the directors, officers and employees of the Company and the Bank with an ownership interest in the Company in a manner designed to encourage them to continue their service with the Bank or the Company. Should the Board of Directors implement the Recognition Plan earlier than one year after the completion of the Offering, OTS regulations limit the shares that may be awarded to up to 4% of the number of shares issued in the Offering, depending on the Bank's level of tangible capital following the Offering. Four percent of the shares issued in the Offering would amount to 114,240 shares, 134,400 shares, 154,560 shares or 177,744 shares at the minimum, midpoint, maximum and adjusted maximum of the Offering Range, respectively. Assuming shares are granted at $10.00 per share and the shares are sold at the midpoint of the Offering Range, the dollar value of the shares to be granted pursuant to the Recognition Plan would be $1,344,000. If the Recognition Plan is implemented more than one year after the completion of the Offering, the Plan permits awards of up to 5% of the number of shares issued in the Offering. Shares awarded under the Recognition Plan would be acquired, from time to time, either directly from the Company or in open market purchases. In the event that additional authorized but unissued shares would be acquired by the Recognition Plan after the Offering, the interests of existing shareholders would be diluted. The executive officers and directors will be awarded Common Stock under the Recognition Plan without having to pay cash for the shares. No awards under the Recognition Plan would be made until the date the Recognition Plan is approved by the Company's shareholders.

     Awards under the Recognition Plan would be nontransferable, nonassignable and, during the lifetime of the recipient, could only be earned by him or her. If the Recognition Plan is adopted within one year following the Offering, the shares which are subject to an award would vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full 12 months of service with the Bank after the date of grant of the award. Awards would be adjusted for capital changes such as stock dividends and stock splits. Notwithstanding the foregoing, awards would be 100% vested upon termination of employment or service due to death or disability, and if the Recognition Plan is adopted more than 12 months after the Offering, awards would be 100% vested upon normal retirement or a change in control of the Bank or the Company. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service is terminated for cause (as would be defined in the Recognition Plan), shares not already delivered under the Recognition Plan would be forfeited. Under OTS rules, if the Recognition Plan is adopted within the first 12 months after the Offering, no individual officer can receive more than 25% of the awards under the plan, no outside director can receive more than 5% of the awards under the plan, and all outside directors as a group can receive no more than 30% of the awards under the plan in the aggregate. No determination has been made as to the specific terms of the plan or as to the awards thereunder. The Recognition Plan would be administered by a committee of non-employee members of the Company's Board of Directors.

     When shares become vested under the Recognition Plan, the participant will recognize income equal to the fair market value of the Common Stock earned, determined as of the date of vesting, unless the recipient makes an election under (S) 83(b) of the Code to be taxed earlier. The amount of income recognized by the participant would be a deductible expense for tax purposes for the Company. If the Recognition Plan is adopted within one year following the Offering, dividends and other earnings will accrue and be payable to the award recipient when the shares vest. If the Recognition Plan is adopted within one year following the Offering, shares not yet vested under the Recognition Plan will be voted by the trustee of the Recognition Plan, taking into account the best interests of the recipients of the Recognition Plan awards. If the Recognition Plan is adopted more than one year following the Offering, dividends declared on nonvested shares will be distributed to the participant when paid, and the participant will be entitled to vote the nonvested shares.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

     The Bank offers to directors, officers, and employees real estate mortgage loans secured by their principal residence. All loans to the Bank's directors, officers and employees have been made on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions, and do not involve more than minimal risk of collectibility.

                   RESTRICTIONS ON ACQUISITION OF THE COMPANY

     The following discussion is a general summary of certain regulatory restrictions on the acquisition of the Common Stock. In addition, the following discussion generally summarizes certain provisions of the charter and bylaws of the Company and the Bank and certain regulatory provisions that may be deemed to have an "anti-takeover" effect.

THE MUTUAL HOLDING COMPANY STRUCTURE

     Under OTS regulations, the Plan, and the charter of the Company, at least a majority of the Company's voting shares must be owned by the Mutual Holding Company. The Mutual Holding Company will be controlled by its Board of Directors, which will initially consist of the same persons who are members of the Board of Directors of the Bank and the Company. The Mutual Holding Company will be able to elect all members of the Board of Directors of the Company, and as a general matter, will be able to control the outcome of all matters presented to the stockholders of the Company for resolution by vote, except for matters that require a vote greater than a majority. The Mutual Holding Company, acting through its Board of Directors, will be able to control the business, and operations of the Company and the Bank, and will be able to prevent any challenge to the ownership or control of the Company by Minority Stockholders. Accordingly, a change in control of the Company and the Bank cannot occur unless the Mutual Holding Company first converts to the stock form of organization. Although OTS regulations and policy and the Plan permit the Mutual Holding Company to convert from the mutual to the capital stock form of organization, the Board of Directors has no current plan to do so.

PROVISIONS OF THE COMPANY'S CHARTER AND BYLAWS

     In addition to the anti-takeover aspects of the mutual holding company structure, the following discussion is a general summary of certain provisions of the Company's charter and bylaws and certain other regulatory provisions which will restrict the ability of stockholders to influence management policies, and which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in the Company's and the Bank's proposed Charter and bylaws and the Bank's proposed stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of the Bank's application to the OTS and the Company's Registration Statement filed with the SEC. See "Additional Information."

     CLASSIFIED BOARD OF DIRECTORS AND RELATED PROVISIONS. The Company's Charter provides that the Board of Directors is to be divided into three classes which shall be as nearly equal in number as possible. The directors in each class hold office for terms of three years and until their successors are elected and qualified. One class is elected annually. Management of the Company believes that the staggered election of directors tends to promote continuity and stability of management but makes it more difficult for stockholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

     ABSENCE OF CUMULATIVE VOTING. The Company's Charter provides that there shall be no cumulative voting rights in the election of directors.

     AUTHORIZATION OF PREFERRED STOCK. The Company's Charter authorizes shares of serial preferred stock, without par value. The Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law; and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, conversion rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of the Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock but it may issue any preferred stock on terms which the Board deems to be in the best interests of the Company and its stockholders.

     RESTRICTIONS ON ACQUISITIONS OF SECURITIES. The Company's Charter provides that for a period of five years from the effective date of the charter, no person other than the Mutual Holding Company, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Company. In addition, for a period of five years following the effective date of the Charter each share beneficially owned in violation of the foregoing percentage limitation shall not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to stockholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

     SPECIAL MEETING OF STOCKHOLDERS. The Company's Charter provides that for five years after the effective date of the Charter, special meetings of stockholders relating to changes in control of the Company or amendments to the Charter may be called only by the Board of Directors.

CHANGE IN BANK CONTROL ACT AND SAVINGS AND LOAN HOLDING COMPANY PROVISIONS OF THE HOLA

     The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings and loan holding company unless the OTS has been given 60 days' prior written notice. The HOLA provides that no company may acquire "control" of a savings and loan holding company without the prior approval of the OTS. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination, and regulation by the OTS. Pursuant to federal regulations, control of a savings and loan holding company is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of the institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock, of a savings and loan holding company, where certain enumerated "control factors" are also present in the acquisition. The OTS may prohibit an acquisition of control if (i) it would result in a monopoly or substantially lessen competition, (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution, or (iii) the competence, experience, or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of the Company's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25% of any class of equity security of the Company.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

     The 30,000,000 shares of capital stock authorized by the Company's Charter are divided into two classes, consisting of 20,000,000 shares of common stock ($0.10 par value) and 10,000,000 shares of serial preferred stock. The aggregate stated value of the issued shares will constitute the capital account of the Company on a consolidated basis. The balance of the Subscription Price of Common Stock, less expenses of the Reorganization and Offering, will be reflected as paid-in capital on a consolidated basis. See "Capitalization." Upon payment of the Subscription Price for the Common Stock, in accordance with the Plan, all such stock will be duly authorized, fully paid, validly issued and nonassessable.

     COMMON STOCK. Each share of the Common Stock will have the same relative rights and will be identical in all respects with each other share of the Common Stock. THE COMMON STOCK OF THE COMPANY WILL REPRESENT NON-WITHDRAWABLE CAPITAL, WILL NOT BE OF AN INSURABLE TYPE AND WILL NOT BE INSURED BY THE FDIC. The holders of the Common Stock will possess exclusive voting power in the Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, subject to the limitation discussed under "Restrictions on Acquisition of the Company--Provisions of the Company's Charter and Bylaws." If the Company issues preferred stock subsequent to the Reorganization, holders of the preferred stock may also possess voting powers.

     NO PREEMPTIVE RIGHTS. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock will not be subject to call for redemption, and, upon receipt by the Company of the full purchase price therefor, each share of the Common Stock will be fully paid and nonassessable.

     PREFERRED STOCK. After the Reorganization, the Board of Directors of the Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the Common Stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

     Except as discussed herein, the Company has no present plans for the issuance of the additional authorized shares of Common Stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of Common Stock will be available for general corporate purposes including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering or under an employee stock ownership plan, stock option or restricted stock plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of Common Stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Common Stock.

     DIVIDENDS. Upon consummation of the formation of the Company, the Company's only assets will be the Bank's common stock and a portion of the net proceeds of the Offering. Although it is anticipated that the Company will retain a portion of the net proceeds of the Offering, dividends from the Bank will be an important source of income for the Company. Should the Bank elect to retain its income, the ability of the Company to pay dividends to its own shareholders may be adversely affected. Furthermore, if at any time in the future the Company owns less than 100% of the outstanding stock of the Bank, certain tax benefits under the Code as to inter-company distributions will not be fully available to the Company and it will be required to pay federal income tax on a portion of the dividends received from the Bank, thereby reducing the amount of income available for distribution to the shareholders of the Company.

                          TRANSFER AGENT AND REGISTRAR

     Register & Transfer Company, Cranford, New Jersey will act as the transfer agent and registrar for the Common Stock.

                             LEGAL AND TAX MATTERS

     The legality of the Common Stock and the federal income tax consequences of the Reorganization and Offering will be passed upon for the Bank and the Company by the firm of Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C.
KPMG Peat Marwick LLP has issued an opinion concerning certain state income tax aspects of the Reorganization. Luse Lehman Gorman Pomerenk & Schick, P.C. and KPMG Peat Marwick LLP have consented to the references herein to their opinions. Certain legal matters relating to the Offering may be passed upon for Ryan Beck by Thacher Proffitt & Wood, Washington, D.C.

                             CHANGE IN ACCOUNTANTS

     On May 30, 1996, the Audit Committee of the Bank's Board of Directors appointed KPMG Peat Marwick LLP as the Bank's independent auditors and determined not to reappoint Deloitte & Touche LLP. The report of Deloitte & Touche LLP on the financial statements as of and for the fiscal year ended September 30, 1995, did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Bank's two most recent fiscal years preceding such change in accountants and any subsequent interim period preceding such change in accountants, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, nor were there any other events that required reporting under SEC regulations.

                                    EXPERTS

     The Bank's consolidated financial statements as of September 30, 1997 and 1996 and for the years then ended, included in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The Bank's consolidated financial statements for the year ended September 30, 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     RP Financial has consented to the publication herein of the summary of its report to the Bank and the Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Reorganization and its valuation with respect to Subscription Rights.

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a registration statement under the Securities Act, with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of this web site is http://www.sec.gov. The statements contained herein as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete but do contain all material information regarding such documents. Each such statement is qualified by reference to such contract or document.

     In connection with the Offering, the Company will register the Common Stock with the SEC under Section 12(g) of the Exchange Act; and, upon such registration, the Company and the holders of its Common Stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Exchange Act. Under the Plan, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Reorganization.

     A copy of the charter and bylaws of the Company are available without charge from the Bank.

                                PROVIDENT BANK
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                 Page
                                                                                 ----

Independent Auditors' Reports..................................................  F-2

Consolidated Statements of Financial Condition at September 30, 1997 and
  1996 (audited) and at June 30, 1998 (unaudited)..............................  F-4

Consolidated Statements of Income for the Years Ended September 30, 1997,
  1996 and 1995 (audited) and for the nine-month periods ended
  June 30, 1998 and 1997 (unaudited)...........................................   53

Consolidated Statements of Changes in Equity for the Years Ended
  September 30, 1997, 1996 and 1995 (audited) and for the nine months ended June 30, 1998 (unaudited)..............................................  F-5

Consolidated Statements of Cash Flows for the Years Ended September 30, 1997,
  1996 and 1995 (audited) and for the nine-month periods ended
  June 30, 1998 and 1997 (unaudited)...........................................  F-6

Notes to Consolidated Financial Statements.....................................  F-8


The financial statements of Provident Bancorp, Inc. (the "Company") are omitted because the Company has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
Provident Bank:


We have audited the accompanying consolidated statements of financial condition of Provident Bank and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of income (page 53), changes in equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Provident Bank and subsidiaries as of September 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.



/s/ KPMG Peat Marwick LLP

Stamford, Connecticut
October 31, 1997, except
  as to Note 18 which is
  as of April 23, 1998

INDEPENDENT AUDITORS' REPORT


The Board of Directors
Provident Bank:


We have audited the accompanying consolidated statement of income (page 53) and consolidated statements of changes in equity and cash flows of Provident Bank and subsidiaries for the year ended September 30, 1995. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and the cash flows of Provident Bank and subsidiaries for the year ended September 30, 1995 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP


Parsippany, New Jersey
November 17, 1995

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                 (In thousands)

                                                                                       AT SEPTEMBER 30,
                                                                     AT JUNE 30,      -------------------
                                                                         1998          1997        1996
                                                                     ------------     -------     -------
                                                                     (UNAUDITED)
               ASSETS
Cash and cash equivalents:
 Cash and due from banks........................................        $  7,785     $  9,191    $  8,669
 Federal funds sold.............................................           5,000           --       5,000
                                                                         -------      -------     -------
     Total cash and cash equivalents............................          12,785        9,191      13,669
                                                                         -------      -------     -------
Investment securities (Note 2):
 Held to maturity, at amortized cost (fair value of $20,179,
   $22,091 and $21,800 at the respective dates).................          20,197       22,195      22,138
 Available for sale, at fair value (amortized cost of $48,271,
   $48,290 and $47,215 at the respective dates).................          48,629       48,517      47,313
                                                                         -------      -------     -------
     Total investment securities................................          68,826       70,712      69,451
                                                                         -------      -------     -------
Mortgage-backed securities (Note 3):
 Held to maturity, at amortized cost (fair value of $90,063,
   $104,624 and $111,519 at the respective dates)...............          89,334      104,071     112,863
 Available for sale, at fair value (amortized cost of $43,487,
   $35,785 and $41,436 at the respective dates).................          43,775       36,153      41,482
                                                                         -------      -------     -------
     Total mortgage-backed securities...........................         133,109      140,224     154,345
                                                                         -------      -------     -------
Loans receivable, net of allowance for loan losses of $4,548,
 $3,779 and $3,357 at the respective dates (Note 4).............         440,360      404,497     369,487
Accrued interest receivable, net (Note 5).......................           4,625        4,262       4,096
Federal Home Loan Bank stock, at cost (Note 9)..................           3,690        3,641       3,211
Premises and equipment, net (Note 6)............................           6,762        7,047       7,594
Real estate owned, net (Note 7).................................             366          186       1,307
Deferred income taxes (Note 10).................................           2,353        1,783       2,459
Other assets (Note 8)...........................................           6,228        7,199       8,631
                                                                         -------      -------     -------
     Total assets...............................................        $679,104     $648,742    $634,250
                                                                         =======      =======     =======
          LIABILITIES AND EQUITY
Liabilities:
 Deposits (Note 8)..............................................        $580,075     $546,846    $545,286
 Borrowings (Note 9)............................................          25,048       24,000      13,000
 Bank overdraft.................................................             147       17,623      17,157
 Mortgage escrow funds (Note 4).................................          14,471        4,559       4,996
 Other liabilities..............................................           5,484        5,315       8,275
                                                                         -------      -------     -------
     Total liabilities..........................................         625,225      598,343     588,714
                                                                         -------      -------     -------
Commitments and contingencies (Notes 13 and 14)
Equity (Note 11):
 Retained earnings..............................................          53,493       50,049      45,451
 Net unrealized gain on securities available for sale,
   net of income taxes of $260, $245 and $59
   at the respective dates......................................             386          350          85
                                                                         -------      -------     -------
     Total equity...............................................          53,879       50,399      45,536
                                                                         -------      -------     -------
     Total liabilities and equity...............................        $679,104     $648,742    $634,250
                                                                         =======      =======     =======

          See accompanying notes to consolidated financial statements.

                  CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

                                 (In thousands)

                                                                           NET
                                                                       UNREALIZED
                                                             RETAINED    GAIN ON       TOTAL
                                                             EARNINGS  SECURITIES      EQUITY
                                                             --------  -----------    --------

Balance at September 30, 1994...........................     $ 38,551     $    --     $ 38,551
 Net income for the year................................        4,803          --        4,803
 Cumulative effect of accounting change
   at October 1, 1994 for net unrealized
   gain on securities available for sale, net
   of income taxes of $27...............................           --          39           39
 Change in net unrealized gain on securities
   available for sale, net of income taxes
   of $303..............................................           --         435          435
                                                                            -----       ------
Balance at September 30, 1995...........................       43,354         474       43,828
 Net income for the year................................        2,097          --        2,097
 Change in net unrealized gain on securities available
   for sale, net of income taxes of $271................           --        (389)        (389)
                                                               ------       -----       ------
Balance at September 30, 1996...........................       45,451          85       45,536
 Net income for the year................................        4,598          --        4,598
 Change in net unrealized gain on securities available
   for sale, net of income taxes of $185................           --         265          265
                                                               ------       -----       ------
Balance at September 30, 1997...........................       50,049         350       50,399
 Net income for the period (unaudited)..................        3,444          --        3,444
 Change in net unrealized gain on securities
   available for sale, net of income taxes of
   $15 (unaudited)......................................           --          36           36
                                                               ------       -----       ------

Balance at June 30, 1998 (unaudited)....................     $ 53,493     $   386     $ 53,879
                                                               ======       =====       ======

          See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In thousands)

                                                                      NINE
                                                                  MONTHS ENDED                     YEARS ENDED
                                                                    JUNE 30,                      SEPTEMBER 30,
                                                               -------------------     -----------------------------------
                                                                 1998      1997          1997         1996          1995
                                                               --------  ---------     --------     ---------     --------
                                                                                     (Unaudited)
Cash flows from operating activities:
 Net income...............................................    $  3,444   $  3,464      $  4,598     $  2,097      $  4,803
 Adjustments to reconcile net income to net cash
   provided by operating activities:
     Net amortization of premiums and discounts
       on securities......................................         193        132           177          184           433
     Depreciation and amortization of premises and
      equipment...........................................       1,044      1,084         1,462        1,297           975
     Provision for loan losses............................       1,347        875         1,058          911           760
     Amortization of branch purchase premiums.............       1,200      1,129         1,506          691            --
     Originations of loans held for sale..................     (14,619)      (197)         (197)        (433)       (1,605)
     Proceeds from sales of loans held for sale...........      17,163        197           197          433         1,605
     Deferred income tax (benefit) expense................        (586)       485           496       (2,551)          163
     Net changes in accrued interest receivable
      and payable.........................................        (241)      (751)         (245)          13          (658)
     Net increase (decrease) in other liabilities.........          47     (2,397)       (2,881)       4,947          (510)
     Other adjustments, net...............................        (459)       280          (175)        (790)           19
                                                               -------    -------       -------     --------       -------
       Net cash provided by operating activities..........       8,533      4,301         5,996        6,799         5,985
                                                               -------    -------       -------     --------       -------
Cash flows from investing activities:
 Purchases of securities:
   Investment securities held to maturity.................      (2,977)    (4,999)       (4,999)     (13,277)      (10,939)
   Investment securities available for sale...............     (19,093)    (8,204)       (8,204)     (29,122)      (18,165)
   Mortgage-backed securities held to maturity............     (12,398)    (4,906)      (10,071)     (56,666)      (23,109)
   Mortgage-backed securities available for sale..........     (13,100)        --        (2,000)     (15,604)       (5,880)
 Proceeds from maturities, calls and principal payments:
   Investment securities held to maturity.................       5,010         10         5,012       29,021        15,008
   Investment securities available for sale...............      13,000      6,000         7,000        3,000            --
   Mortgage-backed securities held to maturity............      26,979     13,426        18,667       17,933         4,066
   Mortgage-backed securities available for sale..........       5,442      5,975         7,730       10,517        12,086
 Proceeds from sales of investment securities
   available for sale.....................................       6,007         --            --           --         2,014
 Loan originations, net of principal repayments...........     (40,165)   (20,936)      (36,829)     (39,814)      (17,799)
 Branch purchase premiums paid............................          --         --            --      (7,532)            --
 (Redemption) purchase of Federal Home Loan
   Bank stock.............................................         (49)      (430)         (430)        (242)           21
 Proceeds from sales of real estate owned.................         451      1,406         2,029          200           754
 Purchases of premises and equipment......................        (761)      (805)       (1,260)      (3,775)       (1,593)
 Proceeds from sales of premises and equipment............           2        292           292          192           842
                                                               -------   --------       -------     --------       -------
      Net cash used in investing activities...............     (31,652)   (13,171)      (23,063)    (105,169)      (42,694)
                                                               -------   --------       -------     --------       -------

                                                                     (Continued)

                                 (In thousands)

                                                                      NINE
                                                                  MONTHS ENDED                     YEARS ENDED
                                                                    JUNE 30,                      SEPTEMBER 30,
                                                               -------------------     -----------------------------------
                                                                 1998      1997          1997         1996          1995
                                                               --------  ---------     --------     ---------     --------
                                                                                     (Unaudited)
Cash flows from financing activities:
 Net increase in deposits, including an increase of
   $104,477 in 1996 from branch purchases...................    $ 33,229  $ 12,648     $  1,560     $ 101,619     $ 23,859
 Net increase (decrease) in borrowings......................       1,048        --       11,000          (900)       3,733
 Net (decrease) increase in bank overdraft..................     (17,476)  (14,653)         466         1,970       13,090
 Net increase (decrease) in mortgage escrow funds...........       9,912     8,166         (437)       (1,497)         254
                                                                 -------   -------      -------      --------      -------
     Net cash provided by financing activities..............      26,713     6,161       12,589       101,192       40,936
                                                                 -------   -------      -------      --------      -------

Net increase (decrease) in cash and cash equivalents........       3,594    (2,709)      (4,478)        2,822        4,227

Cash and cash equivalents at beginning of period............       9,191    13,669       13,669        10,847        6,620
                                                                 -------   -------      -------      --------      -------

Cash and cash equivalents at end of period..................    $ 12,785  $ 10,960     $  9,191     $  13,669     $ 10,847
                                                                 =======   =======      =======      ========      =======

Supplemental information:
 Interest paid..............................................    $ 15,487  $ 15,106     $ 20,100     $  18,758     $ 15,082
 Income taxes paid..........................................       3,122       389        1,808         3,140        3,277
 Non-cash investing activities:
   Transfers of loans receivable to real estate owned.......         597       694          715         1,362          255
   Transfer of mortgage-backed securities from held to
    maturity to available for sale..........................          --        --           --         6,519           --
                                                                 =======   =======      =======      ========      =======

          See accompanying notes to consolidated financial statements.

                                 PROVIDENT BANK

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    ------------------------------------------

    Provident Bank (the "Bank") is a community bank that offers financial services to individuals and businesses primarily in Rockland County, New York and its contiguous communities. The Bank's principal business is accepting deposits and, together with funds generated from operations and borrowings, investing in various types of loans and securities. The Bank's deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") and, as a federally-chartered savings bank, its primary regulator is the Office of Thrift Supervision ("OTS"). As discussed in Note 18, the Bank's Board of Directors has adopted a Plan of Reorganization and Stock Issuance Plan pursuant to which the Bank will convert from mutual to stock form of ownership under a two-tier mutual holding company structure and shares of common stock will be sold in an initial public offering.

    BASIS OF FINANCIAL STATEMENT PRESENTATION

    The consolidated financial statements include the accounts of the Bank and its wholly-owned subsidiaries -- Provest Services Corp. I which became active in fiscal 1996 and invests in a low-income housing partnership, and Provest Services Corp. II which became active in fiscal 1997 and has engaged a third-party provider to sell mutual funds and annuities to the Bank's customers. Financial statement amounts for these subsidiaries have been insignificant. Intercompany transactions and balances are eliminated in consolidation.

    The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, income and expense. A material estimate that is particularly susceptible to near-term change is the allowance for loan losses, which is discussed below.

    The consolidated statement of financial condition as of June 30, 1998, and the related consolidated statements of income and cash flows for the nine-month periods ended June 30, 1998 and 1997 and the consolidated statement of changes in equity for the nine-month period ended June 30, 1998 are unaudited but, in the opinion of management, reflect all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of financial condition, results of operations and cash flows.

    For purposes of reporting cash flows, cash equivalents consist of overnight Federal funds sold.

    SECURITIES

    Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires entities to classify securities among three categories -- held to maturity, trading, and available for sale. Management determines the appropriate classification of the Bank's securities at the time of purchase.

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


    Held-to-maturity securities are limited to those debt securities for which management has the intent and the Bank has the ability to hold to maturity. These securities are reported at amortized cost.

    Trading securities are those debt and equity securities bought and held principally for the purpose of selling them in the near term. These securities are reported at fair value, with unrealized gains and losses included in earnings. The Bank does not engage in security trading activities.

    All other debt and equity securities are classified as available for sale. These securities are reported at fair value, with unrealized gains and losses (net of the related income tax effect) excluded from earnings and reported in a separate component of equity. Available-for-sale securities include securities that management intends to hold for an indefinite period of time, such as securities to be used as part of the Bank's asset/liability management strategy or securities that may be sold in response to changes in interest rates, changes in prepayment risks, the need to increase capital, or similar factors.

    Federal Home Loan Bank stock is a non-marketable security held in accordance with regulatory requirements and, accordingly, is carried at cost.

    Premiums and discounts on debt securities are recognized in interest income on a level-yield basis over the period to maturity. The cost of securities sold is determined using the specific identification method. Unrealized losses are charged to earnings when the decline in fair value of a security is judged to be other than temporary.

    LOANS AND ALLOWANCE FOR LOAN LOSSES

    Loans, other than those classified as held for sale, are carried at amortized cost less the allowance for loan losses. Mortgage loans originated and held for sale in the secondary market are carried at the lower of aggregate cost or estimated market value. Net unrealized losses, if any, are recognized in a valuation allowance by a charge to earnings.

    Effective October 1, 1995, the Bank prospectively adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS
    No. 118, "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures." Under SFAS No. 114, a loan is considered impaired when, based on current information and events, it is probable that a creditor will be unable to collect all principal and interest due according to the contractual terms of the loan. Impaired loans are measured and reported based on one of three approaches -- the present value of expected future cash flows discounted at the loan's effective interest rate; the loan's observable market price; or the fair value of the collateral if the loan is collateral dependent. If the approach used results in a measurement that is less than the recorded investment in an impaired loan, an impairment loss is recognized as part of the allowance for loan losses. SFAS No. 118 allows creditors to continue to use existing methods for recognizing interest income on impaired loans. The adoption of these statements did not affect the Bank's overall allowance for loan losses or income recognition policies.

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


    The allowance for loan losses is established through provisions for losses charged to earnings. Loan losses are charged against the allowance when management believes that the collection of principal is unlikely. Recoveries of loans previously charged-off are credited to the allowance when realized.

    The allowance for loan losses is an amount that management believes will be adequate to absorb probable losses on existing loans that may become uncollectible, based on evaluations of the collectibility of the loans. Management's evaluations, which are subject to periodic review by the Bank's regulators, take into consideration such factors as the Bank's past loan loss experience, changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans and collateral values, and current economic conditions that may affect the borrowers' ability to pay. Future adjustments to the allowance for loan losses may be necessary based on changes in economic and real estate market conditions, further information obtained regarding known problem loans, regulatory examinations, the identification of additional problem loans, and other factors.

    INTEREST AND FEES ON LOANS

    A loan is placed on non-accrual status when management has determined that the borrower may be unable to meet contractual principal or interest obligations, or when interest and principal is 90 days or more past due. Accrual of interest ceases and, in general, uncollected past due interest (including interest applicable to prior years, if any) is reversed and charged against current income. Interest payments received on non-accrual loans (including impaired loans under SFAS No. 114, as amended by SFAS
    No. 118) are not recognized as income unless warranted based on the borrower's financial condition and payment record. Interest on loans that have been restructured is accrued in accordance with the renegotiated terms.

    The Bank defers non-refundable loan origination and commitment fees and certain direct loan origination costs, and amortizes the net amount as an adjustment of the yield over the contractual term of the loan. If a loan is prepaid or sold, the net deferred amount is recognized in income at that time.

    REAL ESTATE OWNED

    Real estate properties acquired through loan foreclosure are recorded initially at estimated fair value less expected sales costs, with any resulting writedown charged against the allowance for loan losses. Subsequent valuations are periodically performed by management, and the carrying value of a real estate owned property is adjusted by a charge to expense to reflect any subsequent declines in estimated fair value. Fair value estimates are based on recent appraisals and other available information. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized. Gains and losses on sales of real estate owned are recognized upon disposition.

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


    PREMISES AND EQUIPMENT

    Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets ranging from 3 to 40 years. Leasehold improvements are amortized on a straight-line basis over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Routine holding costs are charged to expense as incurred, while significant improvements are capitalized.

    BRANCH PURCHASE PREMIUMS

    Premiums attributable to the acquisition of core deposits in branch purchase transactions are amortized using the straight-line method over periods not exceeding the estimated average remaining life of the acquired customer base (initial five-year periods for the Bank's 1996 branch purchases). The weighted average remaining amortization period for these premiums was approximately 2.5 years at June 30, 1998. The unamortized premiums are reviewed for impairment if events or changes in circumstances indicate that the carrying amount may not be fully recoverable.

    TRANSFERS AND SERVICING OF FINANCIAL ASSETS

    SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," establishes financial reporting standards for a broad range of transactions including sales of loans with servicing retained, loan securitizations, loan participations, repurchase agreements, securities lending and in-substance defeasances of debt. Among other things, the standard requires recognition of servicing rights as an asset when loans are sold with servicing retained. SFAS No. 125 is generally effective for transactions entered into on or after January 1, 1997 and superseded SFAS No. 122, "Accounting for Mortgage Servicing Rights," which became effective for the Bank on October 1, 1996.

    In accordance with these standards, the Bank recognizes mortgage servicing rights as an asset when loans are sold with servicing retained, by allocating the cost of an originated mortgage loan between the loan and the servicing right based on estimated relative fair values. The cost allocated to the servicing right is capitalized as a separate asset which is amortized thereafter in proportion to, and over the period of, estimated net servicing income. Asset recognition of servicing rights on sales of originated loans was not permitted under previous accounting standards. Capitalized mortgage servicing rights are assessed for impairment based on the fair value of those rights, and any impairment loss is recognized in a valuation allowance by charges to income. SFAS No. 125 has not had a significant impact on the Bank's consolidated financial statements through June 30, 1998.

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


    INCOME TAXES

    In accordance with SFAS No. 109, "Accounting for Income Taxes," deferred taxes are recognized for the estimated future tax effects attributable to "temporary differences" between the financial statement carrying amounts and the tax bases of existing assets and liabilities. A deferred tax liability is recognized for all temporary differences that will result in future taxable income. A deferred tax asset is recognized for all temporary differences that will result in future tax deductions, subject to reduction of the asset by a valuation allowance in certain circumstances. This valuation allowance is recognized if, based on an analysis of available evidence, management determines that it is more likely than not that some portion or all of the deferred tax asset will not be realized. The valuation allowance is subject to ongoing adjustment based on changes in circumstances that affect management's judgment about the realizability of the deferred tax asset. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

    Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax laws or rates is recognized in income tax expense in the period that includes the enactment date of the change.

    INTEREST RATE CAP AGREEMENTS

    The Bank uses the accrual method of accounting for interest rate cap agreements entered into for interest rate risk management purposes.
    Interest payments (if any) due from the counterparties are recognized in the consolidated statements of income as an adjustment to interest income or expense on the assets or liabilities designated in the Bank's interest rate risk management strategy. Premiums paid by the Bank at inception of the agreements are included in other assets and amortized on a straight-line basis as an adjustment to interest income or expense over the term of the agreements.

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


(2)  INVESTMENT SECURITIES
     ---------------------

     The following are summaries of investment securities:

                                                                              JUNE 30, 1998
                                                       ------------------------------------------------------------
                                                                          GROSS          GROSS
                                                         AMORTIZED     UNREALIZED     UNREALIZED          FAIR
                                                           COST           GAINS         LOSSES           VALUE
                                                       -------------  -------------  --------------  --------------
Securities Held to Maturity
U.S. Government and Agency securities due:
 Within one year.....................................      $10,009         $ --          $  (4)          $10,005
 After one year, but within five years...............        9,477            7            (21)            9,463
Municipal and other securities.......................          711           --             --               711
                                                           -------         ----          -----           -------
                                                            20,197            7            (25)           20,179
                                                           -------         ----          -----           -------
SECURITIES AVAILABLE FOR SALE
U.S. Government and Agency securities due:
 Within one year.....................................        9,995            4             (7)            9,992
 After one year, but within five years...............       34,261          170            (48)           34,383
Corporate debt securities............................        1,998           --             (2)            1,996
Equity securities....................................        2,017          241             --             2,258
                                                           -------         ----          -----           -------
                                                            48,271          415            (57)           48,629
                                                           -------         ----          -----           -------

  Total investment securities........................      $68,468         $422          $ (82)          $68,808
                                                           =======         ====          =====           =======

                                                                            SEPTEMBER 30, 1997
                                                       ------------------------------------------------------------
                                                                          GROSS          GROSS
                                                         AMORTIZED     UNREALIZED     UNREALIZED          FAIR
                                                           COST           GAINS         LOSSES           VALUE
                                                       -------------  -------------  -------------   --------------
SECURITIES HELD TO MATURITY
U.S. Government and Agency securities due:
 Within one year.....................................      $ 1,025         $  2          $  --           $ 1,027
 After one year, but within five years...............       20,448            1           (106)           20,343
Municipal and other securities.......................          722           --             (1)              721
                                                           -------         ----          -----           -------
                                                            22,195            3           (107)           22,091
                                                           -------         ----          -----           -------
SECURITIES AVAILABLE FOR SALE
U.S. Government and Agency securities due:
 Within one year.....................................       16,028           49             --            16,077
 After one year, but within five years...............       27,238          128           (108)           27,258
Corporate debt securities............................        3,007            1             (3)            3,005
Equity securities....................................        2,017          182            (22)            2,177
                                                           -------         ----          -----           -------
                                                            48,290          360           (133)           48,517
                                                           -------         ----          -----           -------

   Total investment securities.......................      $70,485         $363          $(240)          $70,608
                                                           =======         ====          =====           =======

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


                                                                            SEPTEMBER 30, 1996
                                                       ------------------------------------------------------------
                                                                          GROSS          GROSS
                                                         AMORTIZED     UNREALIZED     UNREALIZED          FAIR
                                                           COST           GAINS         LOSSES           VALUE
                                                       -------------  -------------  -------------   --------------
SECURITIES HELD TO MATURITY
U.S. Government and Agency securities due
    after one year, but within five years............      $21,402         $ --          $(332)          $21,070
Municipal and other securities.......................          736           --             (6)              730
                                                           -------         ----          -----           -------
                                                            22,138           --           (338)           21,800
                                                           -------         ----          -----           -------

SECURITIES AVAILABLE FOR SALE
U.S. Government and Agency securities due
    after one year, but within five years............       41,161           --           (301)           40,860
Corporate debt securities............................        4,037           --             (4)            4,033
Equity securities....................................        2,017          403             --             2,420
                                                           -------         ----          -----           -------
                                                            47,215          403           (305)           47,313
                                                           -------         ----          -----           -------

   Total investment securities.......................      $69,353         $403          $(643)          $69,113
                                                           =======         ====          =====           =======

    Equity securities available for sale at each of the foregoing dates consist of Freddie Mac and Fannie Mae preferred stock.

    The following is an analysis, by type of interest rate, of the amortized cost and weighted average yield of the debt securities in the Bank's investment securities portfolio:

                                              FIXED    ADJUSTABLE
                                              RATE        RATE       TOTAL
                                            ---------  ----------  ---------
    JUNE 30, 1998
       Amortized cost.....................   $63,930     $2,521     $66,451
       Weighted average yield.............      5.83%      5.29%       5.81%

    SEPTEMBER 30, 1997
       Amortized cost.....................   $65,950     $2,518     $68,468
       Weighted average yield.............      6.08%      5.65%       6.06%

    SEPTEMBER 30, 1996
       Amortized cost.....................   $64,822     $2,514     $67,336
       Weighted average yield.............      5.92%      5.96%       5.92%

    Proceeds from sales of investment securities available for sale were $6,007 in the nine months ended June 30, 1998 (resulting in gross realized gains of $10) and $2,014 in the year ended September 30, 1995 (resulting in gross realized gains of $14). These gains are included in other non-interest income. There were no sales of investment securities in the years ended September 30, 1997 and 1996.

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


     U.S. Government securities with a carrying value of $1,500 and $1,350 were pledged to secure public funds on deposit at June 30, 1998 and September 30, 1997, respectively.


(3)  MORTGAGE-BACKED SECURITIES
     --------------------------

     The Bank's mortgage-backed securities are principally Freddie Mac participation certificates, and pass-through certificates guaranteed by Fannie Mae or Ginnie Mae. Certain Freddie Mac and Fannie Mae collateralized mortgage obligations are also held in the portfolio. The Bank's other mortgage-backed securities are primarily Small Business Administration participation certificates. Mortgage-backed securities are collateralized by one- to four-family residential loans which contractually may be prepaid.

     The following are summaries of mortgage-backed securities:

                                                                         JUNE 30, 1998
                                                ---------------------------------------------------------------
                                                                    GROSS            GROSS
                                                  AMORTIZED       UNREALIZED      UNREALIZED          FAIR
                                                     COST           GAINS           LOSSES           VALUE
                                                --------------  --------------  ---------------  --------------
SECURITIES HELD TO MATURITY
Freddie Mac...................................     $ 41,915        $  440            $ (3)          $ 42,352
Fannie Mae....................................       38,345           159             (55)            38,449
Ginnie Mae....................................        6,901            82              --              6,983
Other.........................................        2,173           106              --              2,279
                                                   --------        ------            ----           --------
                                                     89,334           787             (58)            90,063
                                                   --------        ------            ----           --------

SECURITIES AVAILABLE FOR SALE
Freddie Mac...................................       16,123           168             (15)            16,276
Fannie Mae....................................       23,219           150             (21)            23,348
Other.........................................        4,145             6              --              4,151
                                                   --------        ------            ----           --------
                                                     43,487           324             (36)            43,775
                                                   --------        ------            ----           --------

     Total mortgage-backed securities.........     $132,821        $1,111            $(94)          $133,838
                                                   ========        ======            ====           ========

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)

                                                                            SEPTEMBER 30, 1997
                                                       ------------------------------------------------------------
                                                                          GROSS          GROSS
                                                         AMORTIZED     UNREALIZED     UNREALIZED          FAIR
                                                           COST           GAINS         LOSSES           VALUE
                                                       -------------  -------------  -------------   --------------
SECURITIES HELD TO MATURITY
Freddie Mac...................................            $ 55,950        $  436         $ (59)          $ 56,327
Fannie Mae....................................              37,928           121          (148)            37,901
Ginnie Mae....................................               7,971           143            --              8,114
Other.........................................               2,222            60            --              2,282
                                                          --------        ------         -----           --------
                                                           104,071           760          (207)           104,624
                                                          --------        ------         -----           --------

SECURITIES AVAILABLE FOR SALE
Freddie Mac...................................              10,289           224            (5)            10,508
Fannie Mae....................................              20,912           219           (53)            21,078
Other.........................................               4,584            --           (17)             4,567
                                                          --------        ------         -----           --------
                                                            35,785           443           (75)            36,153
                                                          --------        ------         -----           --------

     Total mortgage-backed securities.........            $139,856        $1,203         $(282)          $140,777
                                                          ========        ======         =====           ========

                                                                            SEPTEMBER 30, 1996
                                                       ------------------------------------------------------------
                                                                          GROSS          GROSS
                                                         AMORTIZED     UNREALIZED     UNREALIZED          FAIR
                                                           COST           GAINS         LOSSES           VALUE
                                                       -------------  -------------  -------------   --------------
SECURITIES HELD TO MATURITY
Freddie Mac...................................            $ 62,977          $194        $  (846)         $ 62,325
Fannie Mae....................................              44,345            48           (798)           43,595
Ginnie Mae....................................               3,284            78             --             3,362
Other.........................................               2,257            --            (20)            2,237
                                                          --------          ----        -------          --------
                                                           112,863           320         (1,664)          111,519
                                                          --------          ----        -------          --------

SECURITIES AVAILABLE FOR SALE
Freddie Mac...................................              13,844           196            (29)           14,011
Fannie Mae....................................              22,696           136           (243)           22,589
Other.........................................               4,896            --            (14)            4,882
                                                          --------          ----        -------          --------
                                                            41,436           332           (286)           41,482
                                                          --------          ----        -------          --------

     Total mortgage-backed securities.........            $154,299          $652        $(1,950)         $153,001
                                                          ========          ====        =======          ========

     The following is an analysis, by type of interest rate, of the amortized cost and weighted average yield of the Bank's mortgage-backed securities portfolio:

                                              FIXED    ADJUSTABLE
                                              RATE        RATE       TOTAL
                                            ---------  ----------  ---------
    JUNE 30, 1998
       Amortized cost..................      $86,234    $46,587    $132,821
       Weighted average yield..........         6.49%      6.50%       6.49%

    SEPTEMBER 30, 1997
       Amortized cost..................      $86,702    $53,154    $139,856
       Weighted average yield..........         6.65%      6.66%       6.65%

    SEPTEMBER 30, 1996
       Amortized cost..................      $94,204    $60,095    $154,299
       Weighted average yield..........         6.44%      6.57%       6.49%

    In November 1995, the Financial Accounting Standards Board ("FASB") issued a special report concerning SFAS No. 115 which provided an opportunity to reclassify debt securities from the held-to-maturity category to the available-for-sale category prior to December 31, 1995, without calling into question the intent to hold other debt securities to maturity. On
    December 19, 1995, the Bank reclassified mortgage-backed securities with an amortized cost of $6,519 and a fair value of $6,582 from the held-to-maturity category to the available-for-sale category. An after-tax net unrealized gain of $37 was recorded as an increase in equity at the time of transfer.

    There were no sales of mortgage-backed securities in the nine months ended June 30, 1998 or the years ended September 30, 1997, 1996 and 1995.

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


(4)  LOANS RECEIVABLE
     ----------------

     Loans receivable are summarized as follows:

                                                                SEPTEMBER 30,
                                              JUNE 30,     ----------------------
                                                1998          1997         1996
                                              ---------    ---------    ---------
     First mortgage loans:
       One- to four-family residential:
         Fixed rate........................   $ 188,779    $ 158,596    $ 137,987
         Adjustable rate...................      82,814       83,299       81,881
       Multi-family residential............       7,108        7,358        7,743
       Commercial real estate..............      63,712       55,747       58,640
       Construction and land...............      27,785       31,740       28,035
                                              ---------    ---------    ---------
                                                370,198      336,740      314,286
                                              ---------    ---------    ---------
     Other loans:
       Home equity lines of credit.........      28,362       31,456       31,306
       Homeowner loans.....................      25,418       18,678       12,575
       Other consumer loans................       8,855       10,670       10,916
       Commercial business loans...........      24,036       21,651       15,263
                                              ---------    ---------    ---------
                                                 86,671       82,455       70,060
                                              ---------    ---------    ---------

         Total loans receivable............     456,869      419,195      384,346

     Loans in process......................     (12,732)     (11,424)     (11,775)
     Allowance for loan losses.............      (4,548)      (3,779)      (3,357)
     Deferred loan origination costs, net..         771          505          273
                                              ---------    ---------    ---------

         Total loans receivable, net.......   $ 440,360    $ 404,497    $ 369,487
                                              =========    =========    =========

     The Bank originates mortgage loans secured by existing one- to four-family residential properties. The Bank also originates multi-family and commercial real estate loans, construction and land loans, consumer loans and commercial business loans. A substantial portion of the loan portfolio is secured by residential and commercial real estate located in Rockland County, New York. The ability of the Bank's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Bank's concentrated lending area.

     The Bank originated commercial real estate loans and construction and land loans totaling $25,361 in the nine months ended June 30, 1998, and $23,884, $32,371 and $16,896 in the years ended September 30, 1997, 1996 and 1995, respectively. These loans are considered by management to be of somewhat greater credit risk than loans to fund the

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


     purchase of a primary residence due to the generally larger loan amounts and dependency on income production or sale of the real estate. Substantially all of these loans are collateralized by real estate located in the Bank's primary market area.

     The principal balances of non-accrual loans were as follows:

                                                                SEPTEMBER 30,
                                              JUNE 30,     ----------------------
                                                1998          1997         1996
                                              ---------    ---------    ---------
     First mortgage loans:
       One- to four-family................     $ 3,323      $ 2,549      $ 2,731
       Commercial real estate.............         848        1,375        2,087
       Construction and land..............       1,142          276          920
     Consumer loans.......................         230          234          503
     Commercial business loans............         194          243          109
                                               -------      -------      -------
     Total non-accrual loans..............     $ 5,737      $ 4,677      $ 6,350
                                               =======      =======      =======

     The allowance for uncollected interest, representing the amount of interest on non-accrual loans that has not been recognized in interest income, was $505, $433 and $540 at June 30, 1998, September 30, 1997 and September 30,
     1996, respectively. For the year ended September 30, 1997 and for the nine months ended June 30, 1998, gross interest income that would have been recorded had the non-accrual loans at the end of the period remained on accrual status throughout the period amounted to $411 and $523, respectively. Interest income actually recognized on such loans totaled $147 for the year ended September 30, 1997 and $241 for the nine months ended June 30, 1998.

     SFAS No. 114, as amended by SFAS No. 118, applies to loans that are individually evaluated for collectibility in accordance with the Bank's ongoing loan review procedures (principally commercial real estate loans, construction and land loans, and commercial business loans). The standard does not generally apply to smaller-balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and consumer loans. The Bank's recorded investment in impaired loans, as defined by SFAS No. 114, is summarized as follows:

                                                                      SEPTEMBER 30,
                                                    JUNE 30,     ----------------------
                                                      1998          1997         1996
                                                    ---------    ---------    ---------
     Loans with an allowance for loan impairment
       under SFAS No. 114 (allowance of $168 and
       $25 at September 30, 1997 and 1996,
       respectively)..............................   $             $   615     $   675
     Loans for which an allowance for loan
       impairment was not required................     2,184         1,279       2,441
                                                     -------       -------     -------
         Total impaired loans.....................   $ 2,184       $ 1,894     $ 3,116
                                                     =======       =======     =======

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


     Substantially of all of these impaired loans were collateral-dependent loans measured based on the fair value of the collateral in accordance with SFAS No. 114. The Bank determines the need for an allowance for loan impairment under SFAS No. 114 on a loan-by-loan basis. The Bank's recorded investment in impaired loans averaged $3,047 and $2,315 in the nine months ended June 30, 1998 and 1997, respectively, and $2,210 and $3,663 in the years ended September 30, 1997 and 1996, respectively.

     Activity in the allowance for loan losses is summarized as follows:

                                                      NINE MONTHS               YEARS ENDED
                                                     ENDED JUNE 30,            SEPTEMBER 30,
                                                   ------------------  ----------------------------
                                                     1998      1997      1997      1996      1995
                                                   --------  --------  --------  --------  --------
     Balance at beginning of period.........        $3,779    $3,357    $3,357    $ 3,472   $2,837
     Provision for losses...................         1,347       875     1,058        911      760
     Charge-offs............................          (611)     (396)     (759)    (1,076)    (152)
     Recoveries.............................            33        41       123         50       27
                                                    ------    ------    ------    -------   ------
     Balance at end of period...............        $4,548    $3,877    $3,779    $ 3,357   $3,472
                                                    ======    ======    ======    =======   ======

     Certain residential mortgage loans originated by the Bank are sold in the secondary market. Other non-interest income for the nine months ended
     June 30, 1998 includes a net gain of $185 on sales of residential mortgage loans held for sale (net gains in fiscal 1997, 1996 and 1995 were insignificant). Fixed-rate residential mortgage loans include loans held for sale with a carrying value of $486 at September 30, 1997 and $745 at September 30, 1996, which approximated market value at those dates. There were no loans held for sale at June 30, 1998. Other assets at June 30, 1998 include capitalized mortgage servicing rights with an amortized cost of $163, which approximated fair value.

     The Bank generally retains the servicing rights on loans sold. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and, if necessary, processing foreclosures. Loans serviced for others totaled approximately $128,500, $127,600 and $143,000 at June 30, 1998, September
     30, 1997 and September 30, 1996, respectively. These amounts include loans sold with recourse ($2,900 at June 30, 1998) for which management does not expect the Bank to incur any significant losses. Loan servicing income includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees. Mortgage escrow funds include amounts held in connection with loans serviced for others of $5,271, $1,873 and $2,076 at June 30, 1998, September 30, 1997 and September 30, 1996,
     respectively.

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


(5)  Accrued Interest Receivable
     ---------------------------

     The components of accrued interest receivable were as follows:

                                                                    SEPTEMBER 30,
                                                  JUNE 30,     ----------------------
                                                    1998          1997         1996
                                                  ---------    ---------    ---------
     Loans receivable...........................   $ 2,997      $ 2,933      $ 2,910
     Allowance for uncollected interest.........      (505)        (433)        (540)
                                                   -------      -------      -------
                                                     2,492        2,500        2,370
     Investment securities......................     1,311          868          787
     Mortgage-backed securities.................       822          894          939
                                                   -------      -------      -------

        Total accrued interest receivable, net..   $ 4,625      $ 4,262      $ 4,096
                                                   =======      =======      =======

(6)  PREMISES AND EQUIPMENT
     ----------------------

     Premises and equipment are summarized as follows:

                                                                    SEPTEMBER 30,
                                                  JUNE 30,     ----------------------
                                                    1998          1997         1996
                                                  ---------    ---------    ---------
     Land and land improvements.................   $ 1,088      $ 1,082      $ 1,006
     Buildings..................................     3,159        3,348        3,136
     Leasehold improvements.....................     2,893        2,642        2,614
     Furniture and fixtures.....................     6,510        5,820        5,310
                                                   -------      -------      -------
                                                    13,650       12,892       12,066
     Accumulated depreciation and amortization..    (6,888)      (5,845)      (4,472)
                                                   -------      -------      -------

        Total premises and equipment, net.......   $ 6,762      $ 7,047      $ 7,594
                                                   =======      =======      =======

     Depreciation and amortization expense, which is included in occupancy and office operations expense, amounted to $1,044 and $1,084 in the nine months ended June 30, 1998 and 1997, respectively, and $1,462, $1,297 and $975 in the years ended September 30, 1997, 1996 and 1995, respectively.

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


(7)  Real Estate Owned
     -----------------

     Real estate owned consisted of the following:

                                                                    SEPTEMBER 30,
                                                  JUNE 30,     ----------------------
                                                    1998          1997         1996
                                                  ---------    ---------    ---------
     One- to four-family properties...........      $  92        $ 212       $   347
     Commercial properties....................        274           --         1,010
     Allowance for losses.....................         --          (26)          (50)
                                                    -----        -----       -------

        Real estate owned, net................      $ 366        $ 186       $ 1,307
                                                    =====        =====       =======

     Activity in the allowance for losses on real estate owned is summarized as follows:

                                                      NINE MONTHS               YEARS ENDED
                                                     ENDED JUNE 30,            SEPTEMBER 30,
                                                   ------------------  ----------------------------
                                                     1998      1997      1997      1996      1995
                                                   --------  --------  --------  --------  --------

     Balance at beginning of period.............     $  26     $  50     $  50     $  --     $  --
     Provision for losses.......................        --        --        75        64        90
     Losses charged to allowance................       (26)      (50)      (99)      (14)      (90)
                                                     -----     -----     -----     -----     -----
     Balance at end of period...................     $  --     $  --     $  26     $  50     $  --
                                                     =====     =====     =====     =====     =====

    Foreclosed real estate expense (income) consisted of the following:

                                                      NINE MONTHS               YEARS ENDED
                                                     ENDED JUNE 30,            SEPTEMBER 30,
                                                   ------------------  ----------------------------
                                                     1998      1997      1997      1996      1995
                                                   --------  --------  --------  --------  --------

     Holding costs..............................    $ 100     $ 145     $ 164     $ 382      $  66
     Provision for losses.......................       --        --        75        64         90
     Income from operations.....................       --        --       (11)       (4)        (9)
     Net gain on sales of properties............      (34)     (254)     (268)       (1)       (47)
                                                    -----     -----     -----     -----      -----
        Expense (income), net...................    $  66     $(109)    $ (40)    $ 441      $ 100
                                                    =====     =====     =====     =====      =====

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)arized as

                             (Dollars in thousands)


(8)  DEPOSITS
     --------

     Deposit accounts and weighted average interest rates are summarized as follows:

                                               JUNE 30, 1998    SEPTEMBER 30, 1997   SEPTEMBER 30, 1996
                                               AMOUNT   RATE      AMOUNT    RATE       AMOUNT    RATE
                                              --------  -----    --------  ------     --------  ------
     Demand deposits.......................   $ 55,072    --%    $ 49,221     --%     $ 42,700     --%
     NOW deposits..........................     40,969  1.25       32,985   1.25        30,950   1.25
     Savings deposits......................    161,263  2.25      153,171   2.25       153,565   2.25
     Money market deposits.................     79,436  2.96       75,339   2.96        77,111   2.97
     Certificates of deposit...............    243,335  5.22      236,130   5.31       240,960   5.10
                                              --------           --------             --------

        Total deposits.....................   $580,075  3.31%    $546,846   3.40%     $545,286   3.38%
                                              ========  ====     ========   ====      ========   ====

     Certificates of deposit had remaining periods to contractual maturity as follows:

                                                                    SEPTEMBER 30,
                                                  JUNE 30,     ----------------------
                                                    1998          1997         1996
                                                  ---------    ---------    ---------
     Remaining period to maturity:
        Less than one year.....................   $ 180,515    $ 185,557    $ 186,737
        One to two years.......................      50,003       24,075       29,721
        Two to three years.....................       7,088       19,086       10,328
        Over three years.......................       5,729        7,412       14,174
                                                  ---------    ---------    ---------

        Total certificates of deposit..........   $ 243,335    $ 236,130    $ 240,960
                                                  =========    =========    =========

     Certificate of deposit accounts with a denomination of $100 or more totaled $25,780, $25,137 and $26,263 at June 30, 1998, September 30, 1997 and
     September 30, 1996, respectively. The FDIC generally insures depositor accounts up to $100, as defined in the applicable regulations.

     The Bank purchased two branch offices in separate transactions consummated in March and May 1996. In these transactions, the Bank assumed deposit liabilities of $104,477; received cash of $96,165 and other assets of $780; and recorded a core deposit purchase premium of $7,532. Premium amortization charged to expense amounted to $1,200 and $1,129 in the nine months ended June 30, 1998 and 1997, respectively, and $1,506 and $691 in the years ended September 30, 1997 and 1996, respectively. Unamortized premiums of $4,091, $5,280 and $6,841 are included in other assets at June 30, 1998, September 30, 1997 and September 30, 1996, respectively.

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


     Interest expense on deposits is summarized as follows:

                                                      NINE MONTHS               YEARS ENDED
                                                     ENDED JUNE 30,            SEPTEMBER 30,
                                                   ------------------  ----------------------------
                                                     1998      1997      1997      1996      1995
                                                   --------  --------  --------  --------  --------

     Savings deposits...........................    $ 2,731   $ 2,713   $ 3,670   $ 3,592   $ 3,741
     Money market and NOW deposits                    2,016     1,992     2,675     2,480     2,136
     Certificates of deposit....................      9,568     9,184    12,347    11,041     8,563
                                                    -------   -------   -------   -------   -------

        Total interest expense..................    $14,315   $13,889   $18,692   $17,113   $14,440
                                                    =======   =======   =======   =======   =======

(9)  BORROWINGS
     ----------

     The Bank's borrowings consist of Federal Home Loan Bank ("FHLB") advances with weighted average interest rates and remaining periods to maturity as follows:

                                               JUNE 30, 1998    SEPTEMBER 30, 1997   SEPTEMBER 30, 1996
                                               AMOUNT   RATE      AMOUNT    RATE       AMOUNT    RATE
                                              --------  -----    --------  ------     --------  ------
     Remaining period to maturity:
        Less than one year..................   $    --    --%     $    --     --%      $ 5,000   5.44%
        One to two years....................    10,000  6.20       11,000   7.16         5,000   7.81
        Two to three years..................     5,000  6.35        3,000   6.58         3,000   6.58
        Three to four years.................        --    --        5,000   6.12            --     --
        Four to five years..................    10,048  5.94        5,000   6.28            --     --
                                               -------            -------              -------

          Total borrowings..................   $25,048  6.13%     $24,000   6.69%      $13,000   6.61%
                                               =======  ====      =======   ====       =======   ====

     As a member of the FHLB of New York, the Bank may have outstanding FHLB borrowings of up to 30% of its total assets, or approximately $203,700 at June 30, 1998 and $194,600 at September 30, 1997, in a combination of term advances and overnight funds. The Bank's unused FHLB borrowing capacity was approximately $178,700 at June 30, 1998 and $170,600 at September 30, 1997.

     Borrowings are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (principally securities and residential mortgage loans) not otherwise pledged. The Bank satisfied this collateral requirement at June 30, 1998, September 30, 1997 and September 30, 1996.

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


(10)  Income Taxes
      ------------


      Income tax expense consists of the following components:

                                                      NINE MONTHS               YEARS ENDED
                                                     ENDED JUNE 30,            SEPTEMBER 30,
                                                   ------------------  ----------------------------
                                                     1998      1997      1997      1996      1995
                                                   --------  --------  --------  --------  --------

      Current tax expense:
        Federal..................................   $2,075    $1,549    $1,898    $ 2,743   $2,431
        State....................................      506       336       435        498      645
                                                    ------    ------    ------    -------   ------
                                                     2,581     1,885     2,333      3,241    3,076
                                                    ------    ------    ------    -------   ------
      Deferred tax (benefit) expense:
        Federal..................................     (435)      348       356     (1,662)     (78)
        State....................................     (151)      137       140       (889)     241
                                                    ------    ------    ------    -------   ------
                                                      (586)      485       496     (2,551)     163
                                                    ------    ------    ------    -------   ------

      Total income tax expense...................   $1,995    $2,370    $2,829    $   690   $3,239
                                                    ======    ======    ======    =======   ======

      The Bank's actual income tax expense differs from the amounts determined by applying the statutory Federal income tax rate to income before income taxes for the following reasons:

                                                                 NINE MONTHS ENDED JUNE 30,
                                             --------------------------------------------------------------------
                                                           1998                               1997
                                            ---------------------------------   ---------------------------------
                                                 AMOUNT           Percent           Amount           Percent
                                            ----------------  ----------------  ---------------  ----------------
Tax at Federal statutory rate.............           $1,849              34.0%           $1,984             34.0%
State income taxes, net of
                    Federal tax effect....              234               4.3               312              5.3
Other, net................................              (88)             (1.6)               74              1.3
                                                     ------              ----            ------             ----

Actual income tax expense.................           $1,995              36.7%           $2,370             40.6%
                                                     ======              ====            ======             ====



                                                                     YEARS ENDED SEPTEMBER 30,
                                            ----------------------------------------------------------------------------
                                                      1997                      1996                      1995
                                            ------------------------  -----------------------   ------------------------
                                              AMOUNT       Percent      Amount       Percent      Amount       PERCENT
                                            -----------  -----------  -----------  -----------  -----------  -----------

Tax at Federal statutory rate.............      $2,525         34.0%       $ 948         34.0%      $2,734         34.0%
State income taxes, net of
                    Federal tax effect....         380          5.1         (258)        (9.2)         585          7.3
Other, net................................         (76)        (1.0)                                   (80)        (1.0)
                                                ------         ----                                 ------         ----

Actual income tax expense.................      $2,829         38.1%       $ 690         24.8%      $3,239         40.3%
                                                ======         ====        =====         ====       ======         ====

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)

    Deferred tax assets and liabilities have been recognized for temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. The sources of these temporary differences and their deferred tax effects are as follows:


                                                               SEPTEMBER 30,
                                                    JUNE 30, -----------------
                                                     1998      1997     1996
                                                   -------- --------  --------
      Deferred tax assets:
        Allowance for loan losses...............    $1,777  $  1,470  $  1,112
        Deferred compensation...................       846       789       681
        Deposit premium amortization............       899       594        --
        Depreciation of premises and equipment..       135       122       175
        Accrued SAIF special assessment.........        --        --     1,351
        Other...................................        83        65        -
                                                     -----     -----     -----
          Total deferred tax assets.............     3,740     3,040     3,319
                                                     -----     -----     -----
      Deferred tax liabilities:
        Federal tax bad debt reserve in excess
          of base-year amount...................       444       444       476
        Prepaid pension expense.................       354       355       253
        Deferred loan origination costs, net....       329       213        72
        Net unrealized gain on securities
          available for sale....................       260       245        59
                                                     -----     -----     -----
          Total deferred tax liabilities........     1,387     1,257       860
                                                     -----     -----     -----

      Net deferred tax asset....................    $2,353  $  1,783  $  2,459
                                                     =====     =====     =====


    Based on recent historical and anticipated future pre-tax earnings, management believes it is more likely than not that the Bank will realize its deferred tax assets.

    As a savings institution, the Bank is subject to special provisions in the Federal and New York State tax laws regarding its allowable tax bad debt deductions and related tax bad debt reserves. These deductions historically were determined using methods based on loss experience or a percentage of taxable income. Tax bad debt reserves represent the excess of allowable deductions over actual bad debt losses and other reserve reductions. These reserves consist of a defined base-year amount, plus additional amounts ("excess reserves") accumulated after the base year. SFAS No. 109 requires recognition of deferred tax liabilities with respect to such excess reserves, as well as any portion of the base-year amount which is expected to become taxable (or "recaptured") in the foreseeable future.

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


    Certain amendments to the Federal and New York State tax laws regarding bad debt deductions were enacted in the quarter ended September 30, 1996. The Federal amendments eliminated the percentage-of-taxable-income method for tax years beginning after December 31, 1995 and imposed a requirement to recapture into taxable income (over a six-year period) the bad debt reserves in excess of the base-year amounts. The Bank previously established, and has continued to maintain, a deferred tax liability with respect to such excess Federal reserves. The New York State amendments redesignated all then-existing State bad debt reserves as the base-year amount and provide for future additions to that base-year reserve using the percentage-of-taxable-income method. These changes effectively eliminated the Bank's excess New York State reserves for which a deferred tax liability had been recognized and, accordingly, such liability was reversed in the quarter ended September 30, 1996 and a $500 reduction in income tax expense was recognized.

    The Bank's Federal and State base-year reserves were approximately $4,600 and $24,500, respectively, at June 30, 1998 ($4,600 and $22,800, respectively, at September 30, 1997). In accordance with SFAS No. 109, deferred tax liabilities have not been recognized with respect to these reserves, since the Bank does not expect that these amounts will become taxable in the foreseeable future. Under the tax laws as amended, events that would result in taxation of certain of these reserves include failure to maintain a specified qualifying-assets ratio or meet other thrift definition tests for New York State tax purposes. At June 30, 1998 and September 30, 1997, the Bank's unrecognized deferred tax liabilities with respect to its base-year reserves totaled approximately $3,300 and $3,200, respectively.


(11)   Regulatory Matters
       ------------------

    CAPITAL REQUIREMENTS

    OTS regulations require savings institutions to maintain a minimum ratio of tangible capital to total adjusted assets of 1.5%; a minimum ratio of Tier 1
    (core) capital to total adjusted assets of 3.0%; and a minimum ratio of total (core and supplementary) capital to risk-weighted assets of 8.0%.

    Under its prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories -- well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a Tier 1 (core) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)

    The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

    Management believes that, as of June 30, 1998, September 30, 1997 and September 30, 1996, the Bank met all capital adequacy requirements to which it was subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

    The following is a summary of the Bank's actual capital amounts and ratios, compared to the OTS minimum capital adequacy requirements and the OTS requirements for classification as a well-capitalized institution:

                                                                             OTS Requirements
                                                           -----------------------------------------------------
                                                               MINIMUM CAPITAL              CLASSIFICATION
                                     BANK ACTUAL                   ADEQUACY              AS WELL CAPITALIZED
                              -------------------------   --------------------------  --------------------------
                                 Amount         RATIO        AMOUNT         RATIO        AMOUNT         RATIO
                              -------------  -----------  -------------  -----------  -------------  -----------
JUNE 30, 1998
 Tangible capital...........        $49,402         7.3%        $10,120         1.5%  $              %
 Tier 1 (core) capital......         49,402         7.3          20,239         3.0          33,732         5.0
 Risk-based capital:
     Tier 1.................         49,402        13.0                                      22,748         6.0
     Total..................         53,950        14.2          30,331         8.0          37,913        10.0
                                    =======        ====         =======         ===         =======        ====
SEPTEMBER 30, 1997
 Tangible capital...........        $44,769         7.0%        $ 9,650         1.5%  $              %
 Tier 1 (core) capital......         44,769         7.0          19,299         3.0          32,165         5.0
 Risk-based capital:
     Tier 1.................         44,769        12.7                                      21,168         6.0
     Total..................         48,336        13.7          28,224         8.0          35,280        10.0
                                    =======        ====         =======         ===         =======        ====
SEPTEMBER 30, 1996
 Tangible capital...........        $38,610         6.2%        $ 9,410         1.5%  $               %
 Tier 1 (core) capital......         38,610         6.2          18,820         3.0           31,366         5.0
 Risk-based capital:
     Tier 1.................         38,610        11.5                                       20,149         6.0
     Total..................         41,326        12.3          26,865         8.0           33,582        10.0
                                    =======        ====         =======         ===          =======        ====

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)

    The following is a reconciliation of the Bank's equity under generally accepted accounting principles and its regulatory capital amounts:

                                                                         SEPTEMBER 30,
                                                         JUNE 30,      -------------------
                                                          1998         1997        1996
                                                        ---------     -------     -------
      Equity under generally accepted
        accounting principles......................   $   53,879   $  50,399   $  45,536
      Core deposit purchase premiums...............       (4,091)     (5,280)     (6,841)
      Net unrealized gain on securities available
        for sale, net of income taxes..............         (386)       (350)        (85)
                                                          ------      ------      ------
      Tangible capital, Tier 1 (core) capital
        and Tier 1 risk-based capital..............       49,402      44,769      38,610
      Allowance for loan losses includable
        in total risk-based capital................        4,548       3,567       2,716
                                                          ------      ------      ------

      Total risk-based capital.....................   $   53,950   $  48,336   $  41,326
                                                          ======      ======      ======

    SAIF SPECIAL ASSESSMENT

    The Deposit Insurance Funds Act of 1996 (the "Act") was signed into law on September 30, 1996. Among other things, the Act required depository institutions to pay a one-time special assessment of 65.7 basis points on their SAIF-assessable deposits, in order to recapitalize the SAIF to the reserve level required by law. The Bank's consolidated financial statements for the year ended September 30, 1996 reflect a separate expense charge of $3,298 for this special assessment.


(12) EMPLOYEE BENEFITS
     -----------------

    PENSION PLANS

    The Bank has a noncontributory defined benefit pension plan covering substantially all of its employees. Employees who are twenty-one years of age or older and have worked for the Bank for one year are eligible to participate in the plan. The Bank's funding policy is to contribute annually an amount sufficient to meet statutory minimum funding requirements, but not in excess of the maximum amount deductible for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future.

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)


    The following is a reconciliation of the funded status of the plan and the prepaid pension costs recognized in the consolidated statements of financial condition at September 30:

                                                                        1997       1996
                                                                       ------     ------
       Accumulated benefit obligation, including vested benefits
        of $2,768 in 1997 and $2,301 in 1996......................  $  3,099   $  2,439
                                                                       =====      =====

      Projected benefit obligation for service rendered to date...  $  4,411   $  3,522
      Plan assets at fair value...................................     4,906      3,821
                                                                       -----      -----
      Plan assets in excess of projected benefit obligation.......       495        299
      Transition obligation.......................................       190        216
      Unrecognized prior service cost.............................      (138)      (151)
      Unrecognized net loss.......................................       319        254
                                                                       -----      -----
      Prepaid pension cost........................................  $    866   $    618
                                                                       =====      =====

    Pension plan assets at September 30, 1997 and 1996 were invested principally in a managed growth fund and certificates of deposit with the Bank.

    The components of the net periodic pension expense were as follows for the years ended September 30:

                                                               1997       1996       1995
                                                            ----------  ---------  ---------
Service cost (benefits earned during the year)............      $ 348      $ 292      $ 307
Interest cost on projected benefit obligation.............        329        273        248
Return on plan assets.....................................       (306)      (227)      (221)
Amortization:
  Transition obligation...................................         26         26         26
 Unrecognized prior service cost..........................        (14)       (14)       (14)
 Unrecognized net loss....................................         21          7         --
                                                                -----      -----      -----

Net periodic pension expense..............................      $ 404      $ 357      $ 346
                                                                =====      =====      =====

    Net periodic pension expense was $325 and $317 in the nine months ended June 30, 1998 and 1997, respectively.

    The actuarial present values of the projected benefit obligation at September 30, 1997 and 1996 were determined using a discount rate of 7.75% and a rate of increase in future compensation of 6.0% (8.5% and 6.75%, respectively, at September 30, 1995). The expected long-term rate of return on plan assets was 8.0%, 7.5% and 7.5% for the years ended September 30, 1997, 1996 and 1995, respectively.

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)

    The Bank also has established a non-qualified Supplemental Executive Retirement Plan to provide certain executives with supplemental retirement benefits in addition to the benefits provided by the pension plan. The periodic pension expense related to the supplemental plan amounted to $32 and $31 in the nine months ended June 30, 1998 and 1997, respectively, and $40 and $34 in the years ended September 30, 1997 and 1996, respectively. The actuarial present value of the accumulated benefit obligation was approximately $74 at September 30, 1997, all of which is unfunded. This amount was determined using a discount rate of 7.75% and a rate of increase in future compensation of 4.5%.

    Other Postretirement Benefits

    The Bank's postretirement health care plan, which is unfunded, provides optional medical, dental and life insurance benefits to retirees. The Bank adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", effective October 1, 1995. SFAS No. 106 requires accrual of the cost of postretirement benefits over the years in which employees provide services to the date of their full eligibility for such benefits. In accordance with SFAS No. 106, the Bank elected to amortize the transition obligation for accumulated benefits (which amounted to $237 at the adoption date) as an expense over a 20-year period. The total periodic expense recognized under SFAS No. 106 amounted to $30 and $32 in the nine months ended June 30, 1998 and 1997, respectively, and $37 and $42 in the years ended September 30, 1997 and 1996, respectively.

    401(k) Savings Plan

    The Bank also sponsors a defined contribution plan established under Section 401(k) of the Internal Revenue Code, pursuant to which eligible employees may elect to contribute up to 10% of their compensation. The Bank makes contributions equal to 100% of the participant's contributions up to a maximum contribution equal to 6% of the participant's compensation. Voluntary and matching contributions are invested, in accordance with the participant's direction, in one or a number of investment options. Compensation and employee benefits expense includes 401(k) savings plan expense of $225 and $200 in the nine months ended June 30, 1998 and 1997, respectively, and $276, $234 and $228 in the years ended September 30, 1997, 1996 and 1995, respectively.


(13) COMMITMENTS AND CONTINGENCIES
     -----------------------------

    Certain premises and equipment are leased under operating leases with terms expiring through 2025. The Bank has the option to renew certain of these leases for terms of up to five years. Future minimum rental payments due under non-cancelable operating leases with initial or remaining terms of more than one year at September 30, 1997 are $834 for fiscal 1998; $823 for fiscal 1999; $748 for fiscal 2000; $782 for fiscal 2001; $800 for fiscal 2002; and $7,683 for later years. There were no significant changes in future minimum lease rentals during the nine months ended June 30, 1998.
    Net rent expense, which is

                                 PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS UNAUDITED)

                             (Dollars in thousands)

    included in occupancy and office operations expense, amounted to $716 and $672 in the nine months ended June 30, 1998 and 1997, respectively, and $951, $941 and $858 in the years ended September 30, 1997, 1996 and 1995, respectively.

    The Bank is a defendant in certain claims and legal actions arising in the ordinary course of business. Management, after consultation with legal counsel, does not anticipate losses on any of these claims or actions which would have a material adverse effect on the Bank's consolidated financial statements.


(14) OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
     ---------------------------------------

    In the normal course of business, the Bank is a party to off-balance-sheet financial instruments that involve, to varying degrees, elements of credit risk and interest rate risk in addition to the amounts recognized in the consolidated financial statements. The contractual or notional amounts of these instruments, which reflect the extent of the Bank's involvement in particular classes of off-balance-sheet financial instruments, are summarized as follows:

                                               SEPTEMBER 30,
                                    JUNE 30, -----------------
                                     1998       1997    1996
                                    -------- --------- --------

LENDING-RELATED INSTRUMENTS:
   Commitments to extend credit:
   Fixed-rate loans...............  $ 9,694  $  8,610  $ 3,925
  Adjustable-rate loans...........   20,086    14,503   10,393
 Unused lines of credit...........   27,574    25,883   29,373
 Standby letters of credit........    3,893     4,222    2,470
INTEREST RATE RISK MANAGEMENT:
  Interest rate cap agreement.....   20,000        --       --
                                    =======  ========  ========

    LENDING-RELATED INSTRUMENTS

    The contractual amounts of the lending-related instruments set forth above represent the Bank's maximum potential exposure to credit loss, assuming (i) the instruments are fully funded at a later date, (ii) the borrower does not meet the contractual payment obligations and (iii) any collateral or other security proves to be worthless. The contractual amounts of these instruments do not necessarily represent future cash requirements since certain of these instruments may expire without being funded and others may not be fully drawn upon. Substantially all of these lending-related instruments have been entered into with customers located in the Bank's primary market area described in Note 4.

                                PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS NAUDITED)

                            (Dollars in thousands)

    Commitments to extend credit are legally-binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments have fixed expiration dates (generally ranging up to 45 days) or other termination clauses, and may require payment of a fee by the customer. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral, if any, obtained by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include mortgages on residential and commercial real estate, deposit accounts with the Bank, and other property. The Bank's fixed-rate loan commitments at June 30, 1998 provide for interest rates ranging from 6.125% to 10.25%.

    Unused lines of credit are legally-binding agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates or other termination clauses. The amount of collateral obtained, if deemed necessary by the Bank, is based on management's credit evaluation of the borrower.

    Standby letters of credit are conditional commitments issued by the Bank to assure the performance of financial obligations of a customer to a third party. These commitments are primarily issued in favor of local municipalities to support the obligor's completion of real estate development projects. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

    INTEREST RATE CAP AGREEMENT

    At June 30, 1998, the Bank was a party to an interest rate cap agreement with a notional amount of $20,000 and a five-year term ending in March 2003. This agreement was entered into to reduce the Bank's exposure to potential increases in interest rates on a portion of its certificate of deposit accounts. The counterparty in the transaction has agreed to make interest payments to the Bank, based on the notional amount, to the extent that the three-month LIBOR rate exceeds 6.50% over the term of the cap agreement. No payments were due from the counterparty through June 30, 1998. The carrying amount of the cap agreement at June 30, 1998 represented the unamortized premium of $286, which is included in other assets. Premium amortization of $20 is included in deposit interest expense for the nine months ended June 30, 1998. The estimated fair value of the interest rate cap agreement at June 30, 1998 was approximately $158, representing the estimated amount the Bank would receive to terminate the contract at that date.


(15) RELATED PARTY TRANSACTIONS
     --------------------------

    The Bank was indebted to its directors for deferred directors fees (and accrued interest thereon) totaling $1,964, $1,859 and $1,663 at June 30, 1998, September 30, 1997 and September 30, 1996, respectively. The interest rates on these amounts were 6.53%, 6.64% and 6.41% at the respective dates.

                                PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS NAUDITED)

                            (Dollars in thousands)

    The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with its directors, senior officers and their affiliates. Loans are made to these individuals on the same terms as those prevailing for comparable transactions with other borrowers and do not involve more than normal collection risk. Loans receivable from related parties totaled $378, $426 and $456 at June 30, 1998, September 30, 1997 and September 30, 1996, respectively. Repayments on related party loans were $48 in the nine months ended June 30, 1998 and $30 in the year ended September 30, 1997. No new loans were granted to such related parties during these periods.


(16) FAIR VALUES OF FINANCIAL INSTRUMENTS
     ------------------------------------

    SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments for which it is practicable to estimate fair value, whether or not such financial instruments are recognized in the consolidated statements of financial condition. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

    Quoted market prices are used to estimate fair values when those prices are available. However, active markets do not exist for many types of financial instruments. Consequently, fair values for these instruments must be estimated by management using techniques such as discounted cash flow analysis and comparison to similar instruments. These estimates are highly subjective and require judgments regarding significant matters, such as the amount and timing of future cash flows and the selection of discount rates that appropriately reflect market and credit risks. Changes in these judgments often have a material effect on the fair value estimates. Since these estimates are made as of a specific point in time, they are susceptible to material near-term changes. Fair values disclosed in accordance with SFAS No. 107 do not reflect any premium or discount that could result from the sale of a large volume of a particular financial instrument, nor do they reflect possible tax ramifications or estimated transaction costs.

                                PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS NAUDITED)

                            (Dollars in thousands)

    The following is a summary of the carrying amounts and estimated fair values of financial assets and liabilities (none of which were held for trading purposes):

                                        JUNE 30, 1998       SEPTEMBER 30, 1997     SEPTEMBER 30, 1996
                                    --------------------   ---------------------  ---------------------
                                    CARRYING   ESTIMATED   CARRYING   ESTIMATED   CARRYING   ESTIMATED
                                     Amount    Fair Value   Amount    Fair Value   Amount    Fair Value
                                    ---------  ----------  ---------  ----------  ---------  ----------
Financial assets:
 Cash and due from banks..........   $  7,785    $  7,785   $  9,191    $  9,191   $  8,669    $  8,669
 Federal funds sold...............      5,000       5,000                             5,000       5,000
 Investment securities............     68,826      68,808     70,712      70,608     69,451      69,113
 Mortgage-backed securities.......    133,109     133,838    140,224     140,777    154,345     153,001
 Loans receivable.................    440,360     446,624    404,497     410,382    369,487     373,068
 Accrued interest receivable......      4,625       4,625      4,262       4,262      4,096       4,096
 Federal Home Loan Bank stock.....      3,690       3,690      3,641       3,641      3,211       3,211
                                     ========    ========   ========    ========   ========    ========
Financial liabilities:
 Deposits.........................   $580,075    $579,437   $546,846    $547,557   $545,286    $546,039
 Borrowings.......................     25,048      24,139     24,000      24,071     13,000      13,299
 Bank overdraft...................        147         147     17,623      17,623     17,157      17,157
 Mortgage escrow funds............     14,471      14,471      4,559       4,559      4,996       4,996
                                     ========    ========   ========    ========   ========    ========

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

    INVESTMENT SECURITIES AND MORTGAGE-BACKED SECURITIES

    Fair values were estimated for portfolios of loans with similar financial characteristics. For valuation purposes, the total loan portfolio was segregated into performing and non-

    performing categories. Performing loans were segregated by adjustable-rate and fixed-rate loans; fixed-rate loans were further segmented by type, such as residential mortgage, commercial mortgage, commercial business and consumer loans. Residential loans were also segmented by maturity.

                                PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS NAUDITED)

                            (Dollars in thousands)

    Fair values were estimated by discounting scheduled future cash flows through estimated maturity using a discount rate equivalent to the rate at which the Bank would currently make loans which are similar with regard to collateral, maturity and the type of borrower. The discounted value of the cash flows was reduced by a credit risk adjustment based on loan categories. Based on the current composition of the Bank's loan portfolio, as well as both past experience and current economic conditions and trends, the future cash flows were adjusted by prepayment assumptions which shortened the estimated remaining time to maturity and therefore impacted the fair value estimates.

    Estimated fair values of loans held for sale were based on contractual sale prices for loans covered by forward sale commitments. Any remaining loans held for sale were valued based on current secondary market prices and yields.

    DEPOSITS

    In accordance with SFAS No. 107, deposits with no stated maturity (such as savings, demand and money market deposits) were assigned fair values equal to the carrying amounts payable on demand. Certificates of deposit were segregated by account type and original term, and fair values were estimated based on the discounted value of contractual cash flows. The discount rate for each account grouping was equivalent to the then-current rate offered by the Bank for deposits of similar type and maturity.

    These fair values do not include the value of core deposit relationships which comprise a significant portion of the Bank's deposit base. Management believes that the Bank's core deposit relationships provide a relatively stable, low-cost funding source which has a substantial unrecognized value separate from the deposit balances.

    BORROWINGS

    Estimated fair values of FHLB advances were based on the discounted value of contractual cash flows. A discount rate was utilized for each outstanding advance equivalent to the then-current rate offered by the FHLB on borrowings of similar type and maturity.

    OTHER FINANCIAL INSTRUMENTS

    The other financial assets and liabilities listed in the preceding table have estimated fair values that approximate the respective carrying amounts because the instruments are payable on demand or have short-term maturities and present relatively low credit risk and interest rate risk.

    The carrying amount and estimated fair value of the Bank's interest rate cap agreement at June 30, 1998 is set forth in Note 14. The fair values of the Bank's lending-related off-balance-sheet financial instruments described in
    Note 14 were estimated based on the

                                PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS NAUDITED)

                            (Dollars in thousands)

    interest rates and fees currently charged to enter into similar agreements, considering the remaining terms of the agreements and the present credit worthiness of the counterparties. At June 30, 1998, September 30, 1997 and September 30, 1996, the estimated fair values of these instruments approximated the related carrying amounts which were not significant.


(17) ACCOUNTING STANDARDS
     --------------------

    In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. The standard does not, however, specify when to recognize or how to measure items that make up comprehensive income. Comprehensive income represents net income and certain amounts reported directly in equity, such as the net unrealized gain or loss on available-for-sale securities. While SFAS No. 130 does not require a specific reporting format, it does require that an enterprise display in the financial statements an amount representing total comprehensive income for the period. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and, accordingly, will be adopted by the Bank in the fiscal year beginning October 1, 1998. Management does not anticipate that the adoption of this standard will significantly affect the Bank's financial reporting.

    In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits," which standardizes the disclosure requirements for pensions and other postretirement benefits; requires additional information on changes in the benefit obligations and fair values of plan assets; and eliminates certain present disclosure requirements. The standard does not change the recognition or measurement requirements for postretirement benefits. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997 and, accordingly, will be adopted by the Bank in the fiscal year beginning October 1, 1998.
    Management does not anticipate that the adoption of this standard will significantly affect the Bank's financial reporting.

    In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires entities to recognize all derivatives as either assets or liabilities in the statement of financial condition at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value hedge, a cash flow hedge, or a foreign currency hedge. A specific accounting treatment applies to each type of hedge. Entities may reclassify securities from the held-to-maturity category to the available-for-sale category at the time of adopting SFAS No. 133. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999, although early adoption is permitted. The Bank has not yet selected an adoption date or decided whether it will reclassify securities between categories. The Bank has engaged in limited derivatives and hedging activities covered by the new standard and, accordingly, SFAS No. 133 is not expected to have a material impact on the Bank's consolidated financial statements.

                                PROVIDENT BANK

         (INFORMATION WITH RESPECT TO JUNE 30, 1998 AND THE NINE-MONTH
               PERIODS ENDED JUNE 30, 1998 AND 1997 IS NAUDITED)

                            (Dollars in thousands)

(18) MUTUAL HOLDING COMPANY REORGANIZATION AND OFFERING
     --------------------------------------------------

    On April 23, 1998, the Board of Directors of the Bank adopted a Plan of Reorganization and Stock Issuance Plan ("the Plan") pursuant to which the Bank will convert from mutual to stock form of ownership under a two-tier mutual holding company structure and shares of common stock will be sold in an initial public offering. As part of the Plan, the Bank will establish a federally-chartered mutual holding company known as Provident Bancorp, MHC (the "Mutual Holding Company") and a capital stock holding company known as Provident Bancorp, Inc. (the "Company"). The Bank will become a federally-chartered capital stock savings bank, wholly owned by the Company.

    The Company plans to offer for sale 46.7% of its common shares in a subscription offering (the "Offering") initially to eligible Bank depositors; tax-qualified employee benefit plans of the Bank; certain other Bank depositors and borrowers; and employees, officers and directors of the Bank. Any shares of common stock not sold in the Offering will be offered to certain members of the general public in a community offering, with preference given to natural persons residing in Rockland County, New York. The Mutual Holding Company will own the remaining 53.3% of the Company's issued common shares.

    Following the completion of the reorganization, all depositors who had liquidation rights with respect to the Bank as of the effective date of the reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the reorganization will have such liquidation rights with respect to the Mutual Holding Company.

    The Bank will be subject to OTS regulations concerning capital distributions it makes to the Company subsequent to the reorganization and Offering. The Bank may not declare or pay cash dividends on or repurchase any of its common stock if the effect thereof would cause its stockholder's equity to be reduced below applicable regulatory capital requirements. The OTS regulations applicable to institutions (such as the Bank) that meet their regulatory capital requirements, generally limit dividend payments in any year to the greater of (i) 100% of year-to-date net income plus an amount that would reduce surplus capital by one-half or (ii) 75% of net income for the most recent four quarters. Surplus capital is the excess of actual capital at the beginning of the year over the institution's minimum regulatory capital requirement.

    Offering costs will be deferred and reduce the proceeds from the shares sold in the Offering. If the Offering is not completed, these costs will be charged to expense. At June 30, 1998, offering costs of $49 had been incurred and are included in other assets.

                                            GLOSSARY

Acting in Concert         "Acting in concert" means: (1) knowing participation
                          in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement whether written or otherwise. A person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan as defined in 12 C.F.R. (S)
                          563b.2(a)(39) will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Associate                 "Associate" of a person means: (i) any corporation or
                          organization (other than the Bank or its subsidiaries or the Company) of which such person is a director, officer, partner or 10% shareholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; provided, however that such term shall not include any employee stock benefit plan of the Company or the Bank in which such a person has a substantial beneficial interest or as a trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of the Bank or its subsidiaries or the Company

Bank Provident Bank prior to completion of the Reorganization, or after the conclusion of the Reorganization, as indicated by the context

BIF                       The Bank Insurance Fund of the FDIC

Code                      The Internal Revenue Code of 1986, as amended

Common Stock              Common Stock, par value of $0.10 per share, of
                          Provident Bancorp, Inc.

Community Offering        The offering for sale to the general public of shares
                          of Common Stock not subscribed for in the Subscription
                          Offering, with preference given to natural persons residing in Rockland County, New York

Company Provident Bancorp, Inc., the parent holding company for Provident Bank, and the issuer of the shares of Common Stock in the Offering

Conversion Transaction    A mutual-to-stock conversion of the Mutual Holding
                          Company

Eligible Account Holders  Depositors of the Bank with aggregate account balances of at least $50 as of the close of business on December 31, 1996

ERISA Employee Retirement Income Security Act of 1974, as amended

ESOP                      The Provident Bancorp, Inc. Employee Stock Ownership
                          Plan and Trust

Estimated Valuation Range The estimated pro forma market value of the Common
                          Stock to be issued in the Reorganization, or $61,200,000 to $82,800,000. The maximum of the
                          Estimated Valuation Range may be increased to up to $95,220,000 without a resolicitation of subscribers

Exchange Act              Securities Exchange Act of 1934, as amended

Expiration Date           12:00 noon, New York time, on December 17, 1998

FASB                      Financial Accounting Standards Board

FDIC                      Federal Deposit Insurance Corporation

FDICIA Federal Deposit Insurance Corporation Improvement Act of 1991, as amended

FHLB                      The Federal Home Loan Bank

FNMA                      Federal National Mortgage Association

Independent Valuation     The appraisal of the pro forma market value of the
                          Common Stock to be issued in the Reorganization, as determined by RP Financial, LC., Arlington, VA.

IRA                       Individual retirement account or arrangement

IRS                       Internal Revenue Service

Minority Stockholders     Stockholders of the Company other than the Mutual
                          Holding Company

MMDA                      Money market demand account

Mutual Holding Company    Provident Bancorp, MHC, a federal mutual holding
                          company

NASD                      National Association of Securities Dealers, Inc.

NOW account               Negotiable order of withdrawal account

NPV                       Net portfolio value

Offering The offer and sale of between 2,856,000 and 3,864,000 shares of Common Stock, subject to adjustment to 4,443,600 shares of Common Stock to depositors and others in the Subscription Offering and the Community Offering pursuant to the Prospectus

Offering Range            Between 2,856,000 and 3,864,000 shares (subject to
                          adjustment to 4,443,600 shares) of Common Stock in the Offering

Order Form                The form for ordering Common Stock accompanied by a
                          certification concerning certain matters

Other Members             Depositors of the Bank as of October 30, 1998 and
                          borrowers of the Bank as of July 9, 1998 whose borrowings remained outstanding as of October 30, 1998, who are not Eligible Account Holders or Supplemental Eligible Account Holders

OTS                       Office of Thrift Supervision

Plan of Reorganization    Provident Bank Plan of Reorganization from a Mutual
                          Savings Bank to a Mutual Holding Company and Stock
                          Issuance Plan

Qualifying Deposits       Deposit accounts with aggregate balances of $50.00 or
                          more as of specified dates

Recognition Plan          The restricted stock plan to be submitted for approval
                          at a meeting of the Company's shareholders to be held no earlier than six months after the completion of the Offering

REO                       Real estate owned

Reorganization            The reorganization of the Bank from the mutual to the
                          stock form of organization, the organization of the Company, the issuance of all of the Bank's common stock to the Company, the issuance of a majority of the Common Stock to the Mutual Holding Company, and the offer and sale of a minority of the Common Stock in the Offering pursuant to the Prospectus

SAIF                      The Savings Association Insurance Fund of the FDIC

SEC                       Securities and Exchange Commission

Special Meeting           The Special Meeting of members of the Bank called for
                          the purpose of approving the Plan

Stock Option Plan         The stock option plan for directors, officers and
                          employees to be submitted for approval at a meeting of the Company's shareholders to be held no earlier than six months after the completion of the Offering

Subscription Offering     The offering of non-transferable rights to subscribe
                          for the Common Stock, in order of priority, to Eligible Account Holders, the ESOP, Supplemental
                          Eligible Account Holders and Other Members

Subscription Price        The $10.00 price per share at which the Common Stock
                          will be sold in the Offering

Supplemental Eligible     A Depositor of the Bank with aggregate account
                          balances of at least $50 on

Account Holder            September 30, 1998, who is not an Officer or Director
                          of the Bank, or an Associate of an Officer or Director of the Bank

Voting Record Date        The close of business on October 30, 1998, the date
                          for determining members entitled to vote at the Special Meeting

================================================================================
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PROVIDENT BANCORP, INC. OR PROVIDENT BANK. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                            PROVIDENT BANCORP, INC.

                         (Proposed Holding Company for
                                Provident Bank)


                             UP TO 4,443,600 SHARES


                                  Common Stock
                          ($0.10 par value per share)


                                SUBSCRIPTION AND
                               COMMUNITY OFFERING
                                   PROSPECTUS


                             RYAN BECK & CO., INC.

                               November 12, 1998

                 THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED

Until December 15, 1998, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
================================================================================